Form 10-K405, Exhibit 13
period 1995-12-31
CNB BANCSHARES INC
filed 1996-03-28
CIK 724198

Financial Highlights
CNB Bancshares, Inc.


                                                       1995             1994          change
--------------------------------------------------------------------------------------------
Per Share
Fully diluted net income                             $     1.96       $     1.66      18.1%
Cash dividends paid                                         .78              .74       5.4
Book value at year-end                                    16.64            15.16       9.8
Tangible book value at year-end                           15.31            14.08       8.7
Market price (close) at year-end                          28.50            28.21       1.0
============================================================================================
For the year (in thousands)
Net interest income                                  $  133,435       $  121,273      10.0%
Provision for loan losses                                 6,939            7,234      (4.1)
Non-interest income                                      46,669           46,805      (0.3)
Non-interest expense                                    116,804          113,539       2.9
Net income                                               35,651           30,512      16.8
============================================================================================
Averages (in thousands)
Total assets                                         $3,529,507       $3,278,950       7.6%
Total earning assets                                  3,308,300        3,055,115       8.3
Loans, net of unearned interest                       2,139,427        1,950,233       9.7
Deposits                                              2,683,087        2,614,802       2.6
Shareholders' equity                                    285,894          277,146       3.2
============================================================================================
Financial ratios
Return on average assets                                   1.01%            0.93%
Return on average shareholders' equity                    12.47            11.01
Net interest margin                                        4.13             4.07
Efficiency ratio                                             64               66
Allowance for loan losses to loans at year-end             1.46             1.35
Net charge-offs to average loans                            .35              .20
Equity to assets at year-end                               8.20             7.91
Tangible equity to assets at year-end                      7.60             7.39
Risk-based capital ratios at year-end
   Tier 1 capital                                         12.21            12.22
   Total capital                                          13.86            13.89
============================================================================================
Other Data at year-end
Common shares outstanding                            17,894,770       17,204,746
Average common and equivalent shares outstanding     18,212,244       18,136,017
Common shareholders of record                             8,423            8,173
Full-time equivalent associates                           1,817            1,799
Offices                                                     122              120
============================================================================================

Notes: The above information has been restated for pooling transactions, except for cash dividends per share declared by CNB Bancshares, Inc. Ratios and average balances do not include the effect of net unrealized gains/losses on investment securities available for sale. Efficiency ratio excludes foreclosed property expenses, securities gains/losses, and other non-recurring items, as originally reported, not restated for poolings of interests.

Selected Statistical Information
CNB Bancshares, Inc.

(Dollars in thousands, except for share information)

Earnings                                            1995          1994          1993         1992          1991
-----------------------------------------------------------------------------------------------------------------
Interest income                                  $  273,785    $  227,050   $  212,887    $  227,540   $  253,014
Interest expense                                    140,350       105,777      101,493       122,307      155,570
Net interest income                                 133,435       121,273      111,394       105,233       97,444
Provision for loan losses                             6,939         7,234        3,890         9,191       15,431
Non-interest income                                  46,669        46,805       43,113        37,809       30,059
Non-interest expense                                116,804       113,539      103,662        96,457       89,405
Income taxes                                         20,710        16,793       16,039        11,273        6,629
Income before change in accounting                   35,651        30,512       30,916        26,121       16,038
Change in accounting for income taxes                                            1,868
Net income                                           35,651        30,512       32,784        26,121       16,038

Per Share Data (1)
-----------------------------------------------------------------------------------------------------------------
Primary net income (2)                           $     1.96    $     1.68   $     1.74    $     1.49   $     0.92
Fully diluted net income (2)                           1.96          1.66         1.71          1.47         0.92
Cash dividends declared (3)(4)                         0.59          0.75         0.70          0.68         0.65
Cash dividends paid (3)                                0.78          0.74         0.68          0.65         0.64
Book value at year-end                                16.64         15.16        15.48         13.83        11.89
Tangible book value at year-end                       15.31         14.08        14.31         12.65        10.64
Market price (close) at year-end                      28.50         28.21        27.27         22.88        17.62

At Year-end
-----------------------------------------------------------------------------------------------------------------
Total assets                                     $3,628,682    $3,461,339   $3,145,264    $2,918,357   $2,887,952
Earning assets                                    3,372,717     3,226,142    2,914,302     2,683,226    2,652,591
Loans, net of unearned interest (5)               1,971,454     2,118,126    1,841,457     1,596,427    1,725,186
Less: Allowance for loan losses                      28,806        28,502       23,443        22,335       20,711
Net loans                                         1,942,648     2,089,624    1,818,014     1,574,092    1,704,475
Total deposits                                    2,789,989     2,595,456    2,590,790     2,454,234    2,431,887
Long-term debt                                      158,046       210,061      108,111        91,477      107,731
Shareholders' equity                                297,693       273,828      271,778       238,759      207,331
Common shares outstanding                        17,894,770    17,204,746   15,201,525    14,234,996   11,084,770

Average Balances (6)
-----------------------------------------------------------------------------------------------------------------
Total assets                                     $3,529,507    $3,278,950   $3,036,961    $2,908,545   $2,856,714
Earning assets                                    3,308,300     3,055,115    2,814,727     2,692,932    2,631,982
Loans, net of unearned interest (5)               2,139,427     1,950,233    1,717,139     1,670,135    1,751,130
Less: Allowance for loan losses                      28,811        25,897       23,466        22,069       18,359
Net loans                                         2,110,616     1,924,336    1,693,673     1,648,066    1,732,771
Total deposits                                    2,683,087     2,614,802    2,530,831     2,438,924    2,414,726
Long-term debt                                      193,784       109,977      112,986       104,208       92,724
Shareholders' equity                                285,894       277,146      251,276       225,612      206,334
Common and equivalent shares
 outstanding                                     18,212,244    18,136,017   17,714,069    17,484,510   17,470,720

Financial Ratios (based on averages) (1)(6)
-----------------------------------------------------------------------------------------------------------------
Return on assets                                       1.01%         0.93%        1.02%         0.90%        0.56%
Return on shareholders' equity                        12.47         11.01        12.30         11.58         7.77
Net interest margin                                    4.13          4.07         4.08          4.05         3.87
Efficiency ratio (7)                                     64            66           67            65           64
Equity to assets                                       8.10          8.45         8.27          7.76         7.22
Tangible equity to assets                              7.55          7.89         7.65          7.08         6.48
Cash dividend payout (4)                                 28            40           36            36           51

1) Per share income and financial ratios are based on income before the accounting change in 1993.
2) Change in accounting for income taxes (SFAS 109) increased primary and fully diluted income per share by $.11 and $.10, respectively, in 1993.
3) Dividends per share is for CNB Bancshares, Inc. only, not restated for pooling transactions.
4) Declaration date for fourth quarter 1995 dividend was changed from December 1995 to January 1996.
5) Excludes loans held for sale.
6) Average balances and financial ratios exclude net unrealized gains/losses on securities available for sale.
7) Excludes foreclosed property expenses, securities gains/losses, and other non-recurring items, as originally reported, not restated for poolings of interests.

Management's Discussion and Analysis
CNB Bancshares, Inc.

This section presents management's review of the operating results and financial condition of CNB Bancshares, Inc. (the Corporation) and its subsidiaries. It provides information which is not otherwise apparent from the consolidated financial statements and related footnotes and is intended to assist readers in evaluating the Corporation's performance. The following analysis should be read in conjunction with the consolidated financial statements and accompanying notes, as well as the average balance sheet and selected statistical information presented in other sections of the report. All dollar amounts in tables throughout this discussion and report are presented in thousands, except for per share data, and all share data has been adjusted for common stock dividends.

  The Corporation's financial data for periods prior to mergers accounted for as poolings of interests, and having a material impact on the Corporation's financial results, has been restated. This included 1995 mergers with UF Bancorp, Inc., King City Federal Savings Bank and Harrisburg Bancshares, Inc.

Results of Operations

Net income for the twelve months ended December 31, 1995, was $35,651,000, an increase of 16.8 percent over the $30,512,000 earned in 1994. Primary and fully diluted net income per share of $1.96 in 1995 represented increases of 16.7 percent and 18.1 percent, respectively, over 1994 amounts. The improved 1995 operating performance was primarily due to increased net interest income. Growth in earning assets, particularly loans, and an improved net interest margin resulted in increased net interest income on a fully taxable equivalent basis of $12,250,000 from 1994. Non-interest income was decreased by $136,000 while non-interest expenses increased by $3,265,000 during 1995. Operating expenses as a percentage of revenues, commonly referred to as the efficiency ratio, improved from 66 percent in 1994 to 64 percent in 1995. The provision for loan losses was decreased in 1995 by $295,000 from 1994. Net income declined in 1994 from the $32,784,000 earned in 1993 when the benefits of adopting Financial Accounting Standard No. 109, "Accounting for Income Taxes," increased 1993 net income by $1,868,000 and added $.11 to primary and $.10 to fully diluted net income per share. Net income per share in 1993 was $1.85 and $1.81 on a primary and fully-diluted basis, respectively. Net income before the change in accounting was $30,916,000 in 1993. The decrease in earnings before the accounting change, restated for poolings of interests, was principally due to an increased provision for loan losses and increased non-interest expenses at UF Bancorp. The 1994 provision for loan losses was increased by $3,344,000 from 1993 and represented .37 percent of average loans as compared to .23 percent in 1993 and
 .32 percent in 1995. The increased provision in 1994 was primarily the result of pre-merger additions to reserves at recently acquired banks, to conform to the Corporation's policy for credit risk.

                           [BAR CHART APPEARS HERE]

NET INCOME
(in millions)

       1991       1992       1993       1994       1995
      ------     ------     ------     ------     ------
X     $12.7      $19.1      $24.3      $26.9
Y     $16.0      $26.1      $32.8      $30.5      $35.7

X = As originally reported
Y = As restated

                           [BAR CHART APPEARS HERE]

AVERAGE TOTAL ASSETS
(in billions)

 1991       1992       1993       1994       1995
------     ------     ------     ------     ------
$2.86      $2.91      $3.04      $3.28      $3.53

Management's Discussion and Analysis
CNB Bancshares, Inc.

  The following table reconciles the changes in fully diluted income per share, before changes in accounting, from 1993 to 1995 by major income statement components which are further discussed below.

Changes in Fully Diluted Income Per Share

                                                                1995    1994
----------------------------------------------------------------------------
Income per share, previous year                                $1.66   $1.71
Increase (decrease) attributable to:
 Taxable equivalent net interest income                          .64     .50
 Provision for loan losses                                       .02    (.18)
 Non-interest income                                            (.01)    .20
 Non-interest expense                                           (.18)   (.53)
 Income tax effect                                              (.21)   (.03)
 (Increase) decrease in common shares and common equivalent
   shares outstanding, net of convertible debenture expenses     .04    (.01)
                                                               -------------
    Net change                                                   .30    (.05)
                                                               -------------
Income per share, current year                                 $1.96   $1.66
                                                               =============

  The current year's quarterly income and income per share increased throughout 1995, except for the quarter ended December 31, 1995. The third quarter of 1995 included a $1,843,000 gain on the sale of a $220 million mortgage servicing portfolio and a $1,159,000 FDIC rebate due to a reduction in the assessment rate effective June 1, 1995. The results of each 1995 quarter were increased from the corresponding period of the prior year. The third quarter of 1994 included a $1,450,000 gain on the sale of an inactive bank charter. Fourth quarter 1994 results included $256,000 of investment security losses, increased provisions for loan losses and warranty losses on loans sold and other non-recurring charges recorded by acquired companies prior to the mergers.

  The Corporation's earnings in 1995 resulted in returns on average assets and shareholders' equity of 1.01 percent and 12.47 percent, respectively, compared with a return on assets of .93 percent and a return on equity of 11.01 percent in 1994.

Return on Average Assets*             Return on Average Equity*

0.56%  0.90%  1.02%  0.93%  1.01%     7.77%  11.58%  12.30%  11.01%  12.47%


             (Chart)                                (Chart)


1991   1992   1993   1994   1995      1991    1992    1993    1994    1995

*Based on operating income before     *Based on operating income before
cumulative effect of a change in      cumulative effect of a change in
accounting for income taxes in        accounting for income taxes in
1993.                                 1993.


Quarterly Results of Operations
                                       Mar. 31  June 30  Sept. 30  Dec. 31
--------------------------------------------------------------------------
1995
Interest income                        $65,566  $67,339   $70,083  $70,797
Interest expense                        32,675   34,554    36,572   36,549
Net interest income                     32,891   32,785    33,511   34,248
Provision for loan losses                1,554    1,497       979    2,909
Net securities gains                       130    1,072        86      877
Non-interest income                     10,127   10,734    12,412   11,231
Non-interest expense                    29,162   29,800    29,068   28,774
Income before income taxes              12,432   13,294    15,962   14,673
Income taxes                             4,518    4,963     5,926    5,303
                                       -----------------------------------
 Net income                            $ 7,914  $ 8,331   $10,036  $ 9,370
                                       ===================================
Net income per share:
 Primary net income per share          $   .43  $   .46   $   .55  $   .52
                                       ===================================
 Fully diluted net income per share    $   .43  $   .46   $   .55  $   .52
                                       ===================================

1994
Interest income                        $52,445  $55,860   $58,100  $60,645
Interest expense                        24,565   25,972    26,860   28,380
Net interest income                     27,880   29,888    31,240   32,265
Provision for loan losses                1,520    1,708     1,997    2,009
Net securities gains (losses)              622      717       157     (809)
Non-interest income                     12,057   11,061    12,098   10,902
Non-interest expense                    27,533   27,955    28,265   29,786
Income before income taxes              11,506   12,003    13,233   10,563
Income taxes                             3,886    4,276     4,663    3,968
                                       -----------------------------------
 Net income                            $ 7,620  $ 7,727   $ 8,570  $ 6,595
                                       ===================================
Net income per share:
 Primary net income per share          $   .43  $   .43   $   .47  $   .35
                                       ===================================
 Fully diluted net income per share    $   .42  $   .43   $   .46  $   .35
                                       ===================================

Management's Discussion and Analysis

CNB Bancshares, Inc.



Net Interest Income

Net interest income is the Corporation's largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. In this discussion, net interest income is presented on a "fully taxable equivalent" basis whereby tax exempt income, such as interest on securities of state and political subdivisions, has been increased to an amount that would have been earned had it been taxable. This adjustment places taxable and nontaxable income on a common basis and permits comparisons of rates and yields. A complete analysis of net interest income, with average balances and related interest rates for the past five years, appears on pages 64 and 65 of this report and has been summarized in the following table.

Net Interest and Net Interest Margin*
                                                  1995                      1994                      1993
                                          Amount       Rate         Amount       Rate         Amount       Rate
----------------------------------------------------------------------------------------------------------------
Interest income                          $277,060      8.37%       $230,237      7.53%       $216,199      7.68%
Interest expense                          140,350      4.24         105,777      3.46         101,493      3.60
                                         -----------------------------------------------------------------------
  Net interest income                    $136,710      4.13%       $124,460      4.07%       $114,706      4.08%
                                         =======================================================================

*Fully taxable equivalent


  Net interest income was $136,710,000 in 1995 compared to $124,460,000 in 1994, an increase of $12,250,000 or 9.8 percent, due to an increased level of earning assets and an improved net interest margin. Net interest income in 1994 was increased by $9,754,000 or 8.5 percent over the $114,706,000 recorded in 1993. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income since 1993 is presented below.

Analysis of Changes in Net Interest Income*
                                                1995 over 1994                        1994 over 1993
                                        Volume       Rate        Total        Volume       Rate        Total
-------------------------------------------------------------------------------------------------------------
Interest Income:
  Federal funds sold and other
    short-term money market
    investments                        $  (970)     $   583     $  (387)     $(1,748)     $   173     $(1,575)
  Real estate loans held for sale         (828)         125        (703)      (2,102)         256      (1,846)
  Investment securities                  6,174        8,368      14,542        5,913       (3,939)      1,974
  Loans                                 15,911       17,460      33,371       20,163       (4,678)     15,485
                                       ----------------------------------------------------------------------
      Total interest income             20,287       26,536      46,823       22,226       (8,188)     14,038
                                       ----------------------------------------------------------------------
Interest Expense:
  Interest bearing transaction
    accounts                              (637)         298        (339)         962         (630)        332
  Money market investment
    accounts                              (400)       2,810       2,410          359         (389)        (30)
  Savings deposits                      (1,045)         105        (940)         422         (871)       (449)
  Certificates of deposit and
    other time                           6,660       13,837      20,497         (188)      (2,683)     (2,871)
  Short-term borrowings                  3,789        3,257       7,046        4,025        4,071       8,096
  Long-term debt                         5,473          426       5,899         (212)        (582)       (794)
                                       ----------------------------------------------------------------------
      Total interest expense            13,840       20,733      34,573        5,368       (1,084)      4,284
                                       ----------------------------------------------------------------------
Changes in net interest income         $ 6,447      $ 5,803     $12,250      $16,858      $(7,104)    $ 9,754
                                       ======================================================================

* Fully taxable equivalent

  Note: The change in interest which cannot be attributed to only a change in rate or a change in volume, but instead represents a combination of the two factors, has been allocated to the rate variance.

Net Interest Income
(taxable equivalents basis in millions)

[BAR CHART APPEARS HERE]

1991.................$102
1992.................$109
1993.................$115
1994.................$124
1995.................$137

     Average earning assets, which includes loans, investment securities and other assets that earn interest, increased by $253,185,000 during 1995 to $3,308,300,000, while interest bearing liabilities increased by only $228,882,000. Consequently, a greater portion of the Corporation's earning assets was funded in 1995 by non-interest bearing sources such as demand deposits, which contributed to the increased net interest income and an improved net interest margin. Average loans increased by $189,194,000 to $2,139,427,000 during 1995 and represented 64.7 percent of earning assets compared to 63.8 percent in 1994. Average earning assets were $3,055,115,000 and interest bearing liabilities were $2,688,081,000 in 1994, increases of $240,388,000 and $194,751,000, respectively, from 1993. As the preceding analysis indicates, this increased volume resulted in $6,447,000 and $16,858,000 of additional net interest income in 1995 and 1994, respectively, over the previous years'.

     The net interest margin is a percentage computed by dividing net interest income (on a fully taxable equivalent basis) by average earning assets and represents a basic measure of interest earned on interest bearing assets held by the Corporation, less the interest expense to fund such assets. The net interest margin increased by 6 basis points to 4.13 percent in 1995 from 4.07 percent in 1994, which declined by 1 basis point from 1993. The prime lending rate has increased by 250 basis points since the beginning of 1994, resulting in loans, particularly commercial loans, repricing to a greater extent than deposits and borrowed funds. However, the prime rate has been less volatile during the current year, increasing by 50 basis points during the first half of 1995 and decreasing by this same amount during the second half of the year. Interest income as a percentage of average earning assets increased by 84 basis points from 1994 to 8.37 percent as a result of the changes in the prime and other market interest rates and a reallocation in the mix of earning assets from money market investments and investment securities to higher yielding loans. Interest expense as a percentage of average earning assets increased by 78 basis points to 4.24 percent. To reduce the impact of changing interest rates on its costs to acquire liabilities that fund certain loans and investment securities, the Corporation has entered into interest rate contracts. During 1994 and 1995, the purchase of certain mortgage-backed investment securities and the origination of certain fixed rate loans were funded with repurchase agreements and variable rate FHLB advances, the interest cost of which was hedged by the purchase of interest rate swaps and caps. The Corporation has entered into an interest rate swap agreement to better match the origination of fixed rate loans with variable rate borrowings. This agreement represents an exchange of interest payments and requires the Corporation to pay a fixed rate and receive a LIBOR-based variable rate payment. Amortization of premiums paid for interest rate caps totaled $1,286,000 and $963,000 in 1995 and 1994, respectively. This expense was offset by counterparty reimbursements of $1,335,000 and $133,000, respectively, during the same periods.

Provision for Loan Losses

The provision for loan losses represents a charge against income and a corresponding increase to the allowance for possible future loan losses. This provision was $6,939,000 in 1995 as compared to $7,234,000 and $3,890,000 in
1994 and 1993, respectively. Net loans charged-off represented .35 percent of average loans in 1995 as compared to .20 percent in 1994 and .22 percent in 1993. The growth in the loan portfolio, increase in net loans charged-off and

Net Interest Margin
(taxable equivalents basis)

[BAR CHART APPEARS HERE]

1991.................3.87%
1992.................4.05%
1993.................4.08%
1994.................4.07%
1995.................4.13%

Management's Discussion and Analysis
CNB Bancshares, Inc.

an increase of $7,932,000 in non-accrual loans resulted in the Corporation maintaining the current year provision at a level consistent with the prior year, decreasing by only $295,000 to $6,939,000. The 1994 provision was increased by $3,344,000 compared to 1993 due in part to the growth in the loan portfolio, to provide for a portion of a $3.4 million credit that was placed on nonaccrual status in June 1994 and increased provisions at recently acquired banks prior to their mergers with the Corporation. Further analysis of loan losses as well as the allowance for loan losses is contained in the Loans and Risk Management section of this discussion.

Non-Interest Income

Non-interest income was decreased by $136,000, or 0.3 percent, to $46,669,000 in 1995, after increasing by $3,692,000, or 8.6 percent in 1994 from 1993. Non-interest income represented 25.4 percent of net revenues in 1995 as compared to
27.3 percent and 27.3 percent in 1994 and 1993, respectively as the Corporation exited certain out-of-market mortgage origination activities previously conducted by UF Bancorp. The following table summarizes non-interest income for the three years ending December 31, 1995.

                                                                         Change from Prior Year
                                                 Amount                 1995               1994
                                         1995     1994     1993    Amount  Percent    Amount   Percent
------------------------------------------------------------------------------------------------------
Service charges on deposit accounts    $10,908  $ 9,500  $ 8,607  $ 1,408    14.8%   $   893    10.4%
Mortgage loan origination
 and servicing                           7,662    9,113   10,721   (1,451)  (15.9)    (1,608)  (15.0)
Insurance premiums
 and commissions                         6,009    6,746    5,546     (737)  (10.9)     1,200    21.6
Trust fees                               5,169    4,538    4,195      631    13.9        343     8.2
Credit card and other non-interest
 fees on loans                           5,142    4,986    4,219      156     3.1        767    18.2
Investment products fees                 3,035    2,816    2,611      219     7.8        205     7.9
Net securities gains                     2,165      687    1,221    1,478   215.1       (534)  (43.7)
Other                                    6,579    8,419    5,993   (1,840)  (21.9)     2,426    40.5
                                       -------------------------------------------------------------
   Total non-interest income           $46,669  $46,805  $43,113  $  (136)   (0.3)%  $ 3,692     8.6%
                                       =============================================================

     Service charges on deposit accounts increased by 14.8 percent or $1,408,000 in 1995 to $10,908,000, compared with $9,500,000 in 1994 and $8,607,000 in 1993.
Growth in these fees is the result of an increased number of deposit accounts, chargeable services and higher activity fees.

     Mortgage loan origination and servicing fees totaled $7,662,000 in 1995 and have declined since 1993 as residential mortgage loan originations and related sales declined during the rising interest rate environment. The volume of mortgage originations increased during the third and fourth quarters of 1995 as interest rates fell. Residential real estate loans are originated by the Corporation's subsidiary banks, some of which are sold in the secondary market. The Corporation continues to service most of the sold loans, particularly those originated in its primary markets. The sale of fixed rate loans in the secondary market enables the Corporation to generate fee income and limit its long-term interest rate exposure. Two wholly-owned mortgage banking subsidiaries discontinued loan originations, one during the fourth quarter of 1993, and the second during the third quarter of 1995. These UF Bancorp subsidiaries, based on the East and West Coasts did not coincide with Corporation's strategic plans and generated only marginal net operating results. Net gains from the sale of mortgage loans fell by $2,038,000 in 1995 as a result of closing the mortgage banking subsidiaries and as higher interest rates during 1994 and the first part of 1995 resulted in fewer mortgage loan closings and related sales as compared to prior years. Loans are generally priced to generate gains on sales, and no material losses were recorded during 1993 through 1995. The Corporation also held in its portfolio a greater number of mortgage loans originated during 1995 as customer preference shifted to fixed rate 15 year and shorter term balloon mortgages which are generally not sold in the secondary market. Income of $2,299,000 and $3,639,000 in 1995 and 1994, respectively, related to the on-going servicing of sold loans. During the third quarter of 1995, the Corporation sold mortgage servicing rights on a $220 million servicing portfolio at a net gain of $1,843,000. These loans had been generated by the West Coast subsidiary discussed above and were not in the Corporation's primary market. At year-end, the Corporation was servicing $710,634,000 of residential real estate loans which had been sold.

     Revenues from insurance premiums and commissions decreased by $737,000 in 1995 to $6,009,000. Profit sharing bonuses received during 1995, which are experience related and associated with prior year property and casualty policies written, were $389,000 lower than payments received in 1994. In addition, life and health insurance premiums also decreased from 1994 by $557,000 as Citizens Insurance of Evansville has been regulatorily restricted from writing such policies since being acquired by the Corporation during the fourth quarter of 1994. Insurance premiums and commissions were $6,746,000 in 1994 compared to $5,546,000 in 1993. Of the 1994 increase, $790,000 related to credit life and credit disability revenues generated by Citizens Life Assurance Company which was formed during the first quarter of 1994.

     Fees from trust and fiduciary services increased by 13.9 percent to $5,169,000 in 1995, after increasing 8.2 percent in 1994. Trust fee income is based primarily on the market value of assets under management or custody, which totaled $1,212,017,000 at December 31, 1995, compared to $1,028,795,000 and
$1,026,939,000 at December 31, 1994 and 1993, respectively. Trust assets are maintained separate and apart from the assets of the banks and are not included in the consolidated asset totals of CNB Bancshares presented in this report.

     Credit card and other non-interest fees on loans, which consist of credit card membership and processing fees and origination fees net of amortized costs, increased by $156,000 to $5,142,000 in 1995. Credit card and other non-interest fees on loans were $4,986,000 in 1994 compared to $4,219,000 in 1993. These increases were substantially due to increased credit card transaction volumes and loan application and processing fees.

     Investment product fees increased by 7.8 percent to $3,035,000 in 1995 as the Corporation continued to place greater emphasis on the sale of annuities, mutual funds and other non-traditional banking products. These fees increased by
7.9 percent to $2,816,000 in 1994 from $2,611,000 in 1993.

     Net securities gains equaled $2,165,000 in 1995 as compared to $687,000 in 1994 and $1,221,000 in 1993. Investment security gains were generated in 1995 as the Corporation chose to minimize the increased prepayment risks by selling certain higher coupon 15 year and balloon mortgage backed securities. During 1994, the Corporation took advantage of a steep yield curve early in the year by selling certain U.S. Treasury notes at gains and reinvesting the proceeds in mortgage-backed securities with higher current yields and only slightly longer estimated average lives. Of the 1993 net securities gains, $361,000 can be attributed to the restructuring of the investment portfolios of acquired institutions to conform to the Corporation's investment strategies and policies. Additionally, U.S. Treasury securities that had been classified as held for sale were sold at net gains of $362,000 during the third quarter of 1993, and were replaced with mortgage-backed securities to improve the portfolio's yield and expected cash flows. The remaining net securities gains in 1993 were recorded during the fourth quarter as the portfolio was restructured in anticipation of adopting FAS 115 and to further improve yields.

Trust Assets Under Management at Year-End
(in billions)

[BAR CHART APPEARS HERE]

1991.................$.870
1992.................$.950
1993.................$1.03
1994.................$1.03
1995.................$1.21

     Other income totaled $6,579,000 in 1995, a decrease of $1,840,000 from 1994. During the third quarter of 1994, the Corporation sold an inactive charter of a wholly-owned subsidiary, resulting in a gain of $1,450,000. After the charter sale, the Corporation's five Kentucky banks were merged into a single bank operating in four separate regions. Also included in 1994 other income were gains of $364,000 and $479,000, respectively, associated with the sale and change in market value of interest rate caps in accordance with hedge accounting rules where the hedged liabilities were terminated. During the fourth quarter of 1995, the Corporation sold the deposits and premises of a branch located in Mt. Carmel, Illinois, which generated a gain of $302,000. This office had only a small market share in Mt. Carmel and did not match the Corporation's strategic plan. Included in other income, data processing fees declined by $353,000 during 1994 to $1,253,000, the result of increased competition and lost business due to continued consolidations within the banking industry. Data processing fees equaled $1,226,000 in 1995.

Management's Discussion and Analysis
CNB Bancshares, Inc.

Non-Interest Expense

Operating expenses, other than interest and provision for loan losses, were $116,804,000 in 1995, compared to $113,539,000 and $103,662,000 in 1994 and
1993, respectively. The increase in operating expenses of $3,265,000 or 2.9 percent from 1994 was largely due to expenses associated with merger activities, expanded business activities and expenses associated with the continuing conversion to new data processing systems offset by the positive results of continued cost containment efforts, particularly in periods subsequent to mergers. The Corporation continues its efforts to maintain control over its operating costs and has implemented several strategies to further improve operating efficiencies, including installing operationally efficient data processing systems, consolidating certain backoffice operations and merging subsidiary banks which are located in common markets. Various subsidiary banks have been merged during the last two years, including the three Illinois banks (two of which were acquired during February 1995) that were merged during the second quarter of 1995, where continued operational efficiencies and operating cost reductions are expected. The Corporation has been able to leverage its data processing system which has capacity to absorb additional volumes at only minimal increased costs. In August 1995, the Corporation completed the mergers of UF Bancorp, The Bank of Orleans and the Indiana operations of Household Bank. All systems were converted, signage changed and operations transferred on merger date. These acquisitions generally were in markets previously served by the Corporation which allowed for the closing of ten offices. Non-interest expenses increased by $9,877,000, or 9.5 percent from 1993 to 1994.

     Salaries and employee benefits (personnel expenses) comprise the largest component of non-interest expense, equaling $57,604,000 or 49.3 percent of the total in 1995 compared with $55,682,000 and 49.0 percent in 1994. Personnel expenses increased by $1,922,000 in 1995, or 3.5 percent from 1994. Employee incentive commissions were increased by $1,850,000 from 1994 as the Corporation continued to expand its product line and sales of fee-based services and shift to other performance-based awards. This was partially offset by a decline in health and other insurance costs of $160,000 as the more expensive health plans of acquired institutions were replaced with the Corporation's plan. Salaries and benefits expense increased by $2,511,000 in 1994 to $55,682,000. Employee incentive commissions were increased by $617,000 in 1994 while health and other insurance costs increased by $354,000. The remaining increase was due to training and related costs associated with the data processing system conversion discussed above, normal salary increases and expenses associated with increased business activity.

     Data processing and other services increased by $4,380,000 to $11,648,000 in 1995. This increase was due primarily to the agreement with ALLTEL Information Services, Inc. (ALLTEL), whereby ALLTEL provides data processing software systems and computer equipment and operates the Corporation's data processing facility. This agreement was effective December 1992 but provided for a transition to the full contracted service over a period which ended December 31, 1994. There was no material change in total operating expense as a result of the agreement but changes in individual expense categories occurred from 1994 to 1995. Increased data processing expenses have been partially offset by reductions in personnel, equipment and other expenses as the agreement became fully effective January 1, 1995, and as operating savings through the consolidation of backoffice functions and other efficiencies have been achieved. The increase in 1994 from 1993 was $1,110,000. The 1994 increase was due to increased credit card transaction volumes and higher expenses for computer software.

     Occupancy expenses increased by $121,000 from 1994 to $8,044,000 due to additional offices acquired during 1995. Occupancy expense was increased by $271,000 from 1993 to $7,923,000 as the Corporation was operating six additional banking offices at year-end 1994, as compared to year-end 1993. Rental income from office space available for future expansion, reported as a reduction of occupancy expense, was $368,000 lower in 1994 compared to 1993, due primarily to the termination of a lease agreement during the fourth quarter of 1993.

     Equipment expense increased by only $18,000 over 1994 to $6,850,000 as responsibility for most data processing equipment expenses were contractually transferred from the Corporation to our service provider, as previously discussed. Equipment expense increased in 1994 from 1993 by $871,000 principally due to higher data processing equipment expense and the additional banking locations as previously discussed.

     Federal Deposit Insurance Corporation (FDIC) assessments decreased in 1995 by $2,261,000 to $3,996,000. The FDIC assessment rate was reduced from $.23 to $.04 per $100 of deposits insured by the Bank Insurance Fund (BIF) effective June 1, 1995. Excess prepaid premiums were refunded in September. In December the FDIC set the BIF premium for the six months ended June 30, 1996, at zero. The portion of the Corporation's deposits acquired from thrifts over the years remains insured by the Savings Association Insurance Fund (SAIF) of the FDIC which continues to be assessed at $.23 per $100 of deposits. Congress is currently considering a special, one-time assessment on SAIF-insured deposits. If enacted, this assessment could result in a one-time, pre-tax charge of up to $7,300,000, which could be offset by lower ongoing insurance costs in the future. Based on the current rates, the Corporation estimates its 1996 FDIC assessments will be approximately $2,200,000. FDIC assessments were $6,257,000 and $5,444,000 in 1994 and 1993, respectively.

  Professional fees, printing and supplies, advertising, and postage and freight increased from 1994 due to the acquisitions and generally higher levels of business activity. Other expense was reduced in 1995 by $3,074,000. Charges of $1,482,000 for warranty losses on sold loans were recognized during 1994 and were required due to representations and warranties made to purchasers of loans and mortgage servicing rights of loans originated by the two UF Bancorp mortgage banking companies. Expenses related to the management of foreclosed properties were $653,000 in 1995 compared to $1,088,000 in 1994. The remaining decrease in 1995 other expense was due to more accurate classification of expense at banks subsequent to merger with the Corporation. Other expense increased by $3,941,000 to $17,833,000 in 1994. In addition to the 1994 warranty reserve expense, expenses related to the newly formed life insurance subsidiary, including ceding fees and policy reserves, accounted for $539,000 of the increase. The remaining increase was generally due to the Corporation's expanded business activities.

Non-Interest Expense

                                                                            Change from Prior Year
                                             Amount                     1995                    1994
                                    1995      1994      1993     Amount      Percent     Amount     Percent
-----------------------------------------------------------------------------------------------------------
Salaries and employee benefits    $ 57,604  $ 55,682  $ 53,171  $ 1,922       3.5%       $2,511        4.7%
Data processing and other services  11,648     7,268     6,158    4,380      60.3         1,110       18.0
Occupancy expense                    8,044     7,923     7,652      121       1.5           271        3.5
Equipment expense                    6,850     6,832     5,961       18       0.3           871       14.6
FDIC assessments                     3,996     6,257     5,444   (2,261)    (36.1)          813       14.9
Professional fees                    3,787     3,106     3,118      681      21.9           (12)      (0.4)
Printing and supplies                3,667     3,080     2,770      587      19.1           310       11.2
Advertising and promotion            3,444     2,832     2,772      612      21.6            60        2.2
Postage and freight                  3,005     2,726     2,724      279      10.2             2        0.1
Other                               14,759    17,833    13,892   (3,074)    (17.2)        3,941       28.4
                                  -------------------------------------------------------------------------
 Total non-interest expense       $116,804  $113,539  $103,662  $ 3,265       2.9%       $9,877        9.5%
                                  =========================================================================

Income Taxes

Income tax expense for 1995 was $20,710,000, as compared to $16,793,000 recorded in 1994 and $16,039,000 in 1993. The effective tax rate for the current year increased to 36.7 percent from 35.5 percent and 34.2 percent in 1994 and 1993, respectively, primarily due to the acquisition of Citizens Realty and Insurance, Inc., which did not pay corporate income tax in 1993 and 1994 as the former shareholders elected to be treated as an S Corporation for income tax purposes. As such, corporate income was passed directly to the shareholders and combined with their taxable income on their personal returns. Additionally, a higher percentage of the Corporation's income is now derived from taxable sources. Tax exempt interest income in 1995 increased by $390,000, or 6.0 percent, after declining by $138,000 in 1994 from 1993. Taxable income, however, has increased at a greater rate than tax exempt interest during these periods. Income tax expense does not necessarily indicate the amount of taxes currently payable, which the Corporation estimates to be $22,044,000 for 1995 compared to $19,282,000 for 1994. Income taxes are also discussed in Note 11 of the consolidated financial statements.


Financial Condition

At year-end, the Corporation's assets were increased to $3,628,682,000 compared to $3,461,339,000 at December 31, 1994. Average assets were $3,529,507,000 during 1995, which represented an increase of 7.6 percent over 1994 averages.

  The financial condition of CNB Bancshares at December 31, 1995, is presented in the comparative balance sheet of the consolidated financial statements. The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, and liquidity and interest rate sensitivity.

Loans and Risk Management

Loans at December 31, 1995, excluding real estate loans held for sale, totaled $1,971,454,000 as compared to $2,118,126,000 the previous year-end, a decline of $146,672,000. As subsequently discussed, the Corporation reclassified $209,000,000 in residential mortgage loans to real estate loans held for sale. The reclassification of these loans at December 31, 1995, had only minimal effect on

Management's Discussion and Analysis
CNB Bancshares, Inc.

1995 average loan balances which were $2,139,427,000, an increase of $189,194,000 or 9.7 percent from 1994. Strong growth was experienced in all loan categories during 1995 except for tax exempt loans. Few tax exempt loans have been made since the Tax Reform Act of 1986. Average loans were $1,950,233,000 in 1994, which represented a 13.6 percent increase from 1993.

  Commercial loans totaled $555,571,000 at December 31, 1995. As of December 31, 1995, the Corporation reclassified $214,550,000 of real estate mortgage loans secured by owner-occupied commercial or service related businesses. Management believes that classifying such loans as commercial loans is more consistent with their underwriting criteria and also more accurately reflects the credit risk associated with such loans. Prior years' loan balances in the accompanying tables have not been reclassified using the new criteria. Therefore, the $237,613,000 increase in commercial loans from December 31, 1994 to December 31, 1995 must be viewed in the context of the reclassification. Average commercial loan balances were not materially affected by the reclassification, and were increased by $34,571,000 over 1994 amounts. Tax exempt loans, which include economic development bonds, declined to $23,354,000 at December 31, 1995. The Corporation expects these and other nontaxable loans to decline in the future because the Tax Reform Act of 1986 generally reduced their availability.

  Real estate mortgage loans, which consist of residential, commercial and agricultural loans secured by real estate, and construction loans, totaled $851,617,000 at December 31, 1995, compared to $1,238,416,000 one year ago.
Residential real estate loans were decreased by $162,681,000 at year-end as the Corporation reclassified $209,000,000 of fixed rate residential first mortgage loans from the loan portfolio into real estate loans held for sale. Initiated to provide more flexibility in balance sheet management, the Corporation plans to securitize these mortgages and place the securities into the investments available for sale classification. At year-end 1995, real estate loans held for sale totaled $222,157,000 and had an estimated fair value of $224,000,000. The Corporation has experienced demand for new residential real estate mortgage loans, particularly since mid-year 1995 as interest rates have fallen. Customer preference in the current rate environment has shifted from adjustable rate real estate loans, to fixed rate 15-year and shorter term balloon loans which the Corporation may hold rather than sell in the secondary market. Current asset-liability management policy dictates that all 30-year fixed rate loans are sold. While the Corporation may sell certain 15-year and longer term loans in the secondary market, servicing rights are generally retained. At year-end, $710,634,000 of residential real estate loans originated by the Corporation's banks and subsequently sold in the secondary market were being serviced. At December 31, 1995, owner-occupied residential loans, excluding the loans held for sale, were 33.8 percent of total loans as compared to 39.1 percent at the end of the prior year. The aggregate of commercial and agricultural mortgage, and construction loans represented 9.4 percent of total loans at year-end as compared to 19.3 percent at the end of last year. The decrease is due to the reclassification of $214,550,000 of real estate mortgage loans to commercial loans, as previously discussed.

  Consumer loans increased to $540,912,000 at December 31, 1995, and included installment loans, home equity and personal lines of credit, student loans and credit card loans. These loans totaled $536,504,000 and $476,421,000 at December 31, 1994 and 1993, respectively. Strong growth was experienced during 1993 and early 1994 in installment loans for the purchase of automobiles and other consumer goods. The granting of indirect consumer loans through automobile dealers was much lower in 1994 compared to 1993, as the Corporation elected not to match what management considered to be low rates by competitors in certain markets. Direct consumer loan demand continued through 1995 due to direct mail, in-office promotions, and a "loan by phone" program for both fixed and variable rate installment loans and home equity loans, with the latter increasing by $8,351,000 or 13.4 percent during 1995. Cash flows from the scheduled repayments and early payoff of 1993 and 1994 indirect loan production has exceeded 1995 new production. Consequently, indirect loan balances have declined since 1993 which has offset increased levels of direct loans. Credit card loan balances averaged $37,097,000 during 1995, which represented an increase of 10.2 percent over 1994 as the number of cardholders increased due to various marketing programs.

  CNB Bancshares' loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly leveraged transactions, nor any concentrations to borrowers engaged in the same or similar industries that exceed 10 percent of total loans.

Loans Outstanding at December 31,

                                        1995        1994        1993        1992        1991
-----------------------------------------------------------------------------------------------
Commercial, industrial and
 agricultural production loans       $  555,571  $  317,958  $  284,981  $  224,680  $  259,386
Tax exempt loans                         23,354      25,248      26,788      34,722      44,502
Real estate mortgage loans:
  Commercial and agricultural           136,941     340,792     307,516     305,981     301,081
  Construction                           48,690      68,957      43,006      31,554      35,544
  Residential                           665,986     828,667     702,745     620,052     730,777
                                     ----------------------------------------------------------
                                        851,617   1,238,416   1,053,267     957,587   1,067,402
Consumer loans                          540,912     536,504     476,421     379,438     353,896
                                     ----------------------------------------------------------
    Total loans                      $1,971,454  $2,118,126  $1,841,457  $1,596,427  $1,725,186
                                     ==========================================================

Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans at December 31, 1995.

Loan Maturities at December 31, 1995

                                                 Within     1-5      Over 5
                                                 1 Year    Years     Years      Total
----------------------------------------------------------------------------------------
Loan Type:
 Commercial and industrial, agricultural
  and tax exempt loans                          $270,243  $186,139  $122,543  $  578,925
 Real estate mortgage loans                      132,186   229,788   489,643     851,617
 Consumer loans                                  172,732   354,390    13,790     540,912
                                                ----------------------------------------
   Total                                        $575,161  $770,317  $625,976  $1,971,454
                                                ========================================

  In the previous table, loans with maturities of over one year totaled $1,396,293,000. Of this total, $960,045,000 had floating interest rates and the remainder had fixed interest rates.

  An allowance for loan losses is maintained at a level considered adequate by management to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, expected cash flows or the observable market price of the loans or the fair value of the collateral for impaired loans, as well as the financial condition of specific borrowers and current economic conditions.

  Loans with principal or interest payments contractually due but not yet paid are reviewed weekly by senior management and are placed on nonaccrual status when scheduled payments remain unpaid for 90 days or more, unless the loan is both well secured and in the process of collection. Interest income on nonaccrual loans is recorded

                           [BAR GRAPHS APPEAR HERE]
Average Loans                            Allowance for Loan Losses to Loans
(in billions)                            at Year-End

$1.75  $1.67  $1.72  $1.95  $2.14        1.20%  1.40%  1.27% 1.35%  1.46%

             (Chart)                                 (Chart)

1991   1992   1993   1994   1995         1991   1992   1993  1994   1995

Management's Discussion and Analysis
CNB Bancshares, Inc.

when actually received (cash basis) in contrast to the accrual basis, which records income over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.

     The provision for loan losses charged to expense was $6,939,000 in 1995 and $7,234,000 in 1994. Loan losses, net of recoveries, charged against the allowance were $7,404,000 in 1995, compared to $3,854,000 in 1994. The allowance for loan losses averaged $28,811,000 in 1995 and was $28,806,000 at December 31, 1995, which represented 1.46 percent of loans on that date. In the previous year, the allowance for loan losses averaged $25,897,000 and was $28,502,000 at December 31, 1994, which was 1.35 percent of loans. The allowance for loan losses equaled 124.8 percent and 178.4 percent of total non-performing loans, including loans 90 days or more past due and accruing, at December 31, 1995 and 1994, respectively.

     A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the years indicated follow.

Summary of Loan Loss Experience


                                                           1995         1994        1993         1992        1991
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
 Balance at January 1,                                    $28,502      $23,443      $2,335      $20,711     $17,296
 Allowance of subsidiaries at acquisition date                769        1,118         924
 Adjustment to conform year-ends                                           561
 Loan charge-offs:
   Commercial, agricultural and tax exempt                  2,839        1,698       1,958        3,684       8,050
   Real estate mortgage                                       208          535       1,393        3,464       1,295
   Consumer                                                 6,447        3,400       2,779        3,853       4,096
                                                          ---------------------------------------------------------
     Total loan charge-offs                                 9,494        5,633       6,130       11,001      13,441
                                                          ---------------------------------------------------------
 Loan recoveries:
   Commercial, agricultural and tax exempt                    915          638         902        2,275         378
   Real estate mortgage                                       136          216         484          151         177
   Consumer                                                 1,039          925       1,038        1,008         870
                                                          ---------------------------------------------------------
     Total loan recoveries                                  2,090        1,779       2,424        3,434       1,425
                                                          ---------------------------------------------------------
 Net charge-offs                                            7,404        3,854       3,706        7,567      12,016
                                                          ---------------------------------------------------------
 Provision for loan losses                                  6,939        7,234       3,890        9,191      15,431
                                                          ---------------------------------------------------------
 Balance at December 31,                                  $28,806      $28,502     $23,443      $22,335     $20,711
                                                          =========================================================
 Ratio of net charge-offs to average
  loans outstanding                                           .35%         .20%        .22%         .45%        .69%
                                                          =========================================================
 Ratio of provision for loan losses to average
  loans outstanding                                           .32%         .37%        .23%         .55%        .88%
                                                          =========================================================
 Ratio of allowance for loan losses to total loans
  outstanding at year-end                                    1.46%        1.35%       1.27%        1.40%       1.20%
                                                          =========================================================

 Management's Allocation of Allowance for Loan Losses

                                                     Allowance Amount                          Percent of Loans to Total Loans
                                      1995       1994       1993      1992     1991        1995      1994    1993      1992    1991
-----------------------------------------------------------------------------------------------------------------------------------
Commercial, agricultural
 and tax exempt                     $ 9,872    $ 7,879    $ 6,979   $ 8,206  $ 7,630        29%       16%      17%      16%      18%
Real estate mortgage                  8,712      9,831      6,720     5,991    6,222        43        59       57       60       62
Consumer                              8,523      9,060      7,821     6,222    5,517        28        25       26       24       20
Unallocated                           1,699      1,732      1,923     1,916    1,342
                                    -----------------------------------------------------------------------------------------------
  Total                             $28,806    $28,502    $23,443   $22,335  $20,711       100%      100%     100%     100%     100%
                                    ===============================================================================================

Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans at December 31, 1995.

  Non-performing loans consist of loans past due 90 days or more, loans classified as troubled debt restructurings, and loans on nonaccrual status. Although these loans have more than a normal risk of loss, they will not necessarily result in a higher level of charge-offs in the future. The following table presents non-performing loans and assets for the past five years. As indicated below, the Corporation's non-performing loans as of December 31, 1995, totaled $23,088,000, an increase of $7,109,000 from the previous year. The non-performing loans to total loans ratio was 1.17 percent at December 31, 1995 compared to .75 percent at December 31, 1994. During the third quarter of 1995, a $4,500,000 commercial loan was placed on non-accrual status as the borrower filed for protection under Chapter 11 of bankruptcy laws. The balance of this loan was charged down to $3,600,000 at December 31, 1995. Management is closely monitoring this loan and does not expect to incur any material additional loss. Non-accrual real estate mortgage loans include two loans with balances totaling $5,400,000. Based on collateral value on these loans, the loss is not expected to exceed $1,000,000. In addition to the loans classified as non-performing, there were other loans totaling $8,330,000 at December 31, 1995, where the borrowers were experiencing difficulties, and where management was closely monitoring the borrowers' abilities to comply with payment terms. However, conditions at this time do not warrant their classification as non-performing loans. Management is not aware of any loans that have not been disclosed that represent or result from trends or uncertainties which may have a material impact on the Corporation's future operating results, liquidity or capital resources.

Non-Performing Assets at December 31,

                                                    1995      1994      1993      1992      1991
--------------------------------------------------------------------------------------------------
Nonaccrual loans:
 Commercial, agricultural, and tax exempt          $10,393   $ 3,945   $ 3,849   $ 2,681   $ 6,507
 Real estate mortgage                                6,326     6,053     3,750     5,221     7,182
 Consumer                                            3,194     1,983     1,706     3,273     2,047
                                                   -----------------------------------------------
   Total nonaccrual                                 19,913    11,981     9,305    11,175    15,736

Restructured:
 Commercial, agricultural, and tax exempt              479       892     4,218       857     1,234
 Real estate mortgage                                  464       168       261       281       163
 Consumer                                                5         5
                                                   -----------------------------------------------
   Total restructured                                  948     1,065     4,479     1,138     1,397

90 days or more past due and accruing:
 Commercial, agricultural, and tax exempt              344       241       371       304       673
 Real estate mortgage                                1,285     1,488     1,113     1,189     2,407
 Consumer                                              598     1,204       925       471     1,085
                                                   -----------------------------------------------
   Total 90 days or more past due and accruing       2,227     2,933     2,409     1,964     4,165
                                                   -----------------------------------------------
   Total non-performing loans                       23,088    15,979    16,193    14,277    21,298
Foreclosed properties                                1,727     3,849     6,991     8,361     7,224
                                                   -----------------------------------------------
   Total non-performing assets                     $24,815   $19,828   $23,184   $22,638   $28,522
                                                   ===============================================
   Non-performing loans to loans                      1.17%      .75%      .88%      .89%     1.23%
                                                   ===============================================
   Non-performing assets to loan-related assets       1.26%      .93%     1.25%     1.41%     1.65%
                                                   ===============================================

Investment Securities

Total investment securities available for sale and held to maturity represented
33.9 percent of average earning assets in 1995 compared to 33.4 percent in 1994 and comprise the largest component of earning assets after loans. The portfolio has continued to shift toward investment in fixed and floating rate mortgage-backed securities, predominantly underwritten to the standards of, and guaranteed by government sponsored agencies. These securities generally yield 70-100 basis points more than comparable U.S. Treasury securities. Mortgage-backed securities differ primarily from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. Prepayment rates generally can be expected to increase during periods of lower interest rates as some of the underlying mortgages are

Management's Discussion and Analysis
CNB Bancshares, Inc.

refinanced at lower rates. Conversely, the average lives of these securities generally are extended as interest rates increase. The estimated average lives of these securities and the overall portfolio were 3.6 years and
4.0 years, respectively, at year-end based on current prepayment expectations.

  On November 15, 1995, the Financial Accounting Standards Board issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," which permitted a one-time reallocation of debt securities from the held to maturity category to the available for sale category. On December 1, 1995, the Corporation reclassified certain securities with a carrying value of $375,027,000 and a fair value of $374,716,000 from held to maturity to available for sale. The reclassification of securities to the available for sale category provides for increased flexibility in managing interest rate sensitivity and liquidity.

Investment Securities Available for Sale at December 31,

                                                    1995      1994      1993
------------------------------------------------------------------------------
U.S. Treasury                                     $ 23,005  $ 69,671  $210,550
Federal agencies:
 Bonds and notes                                   161,463    42,108    33,166
 Mortgage-backed securities                        615,201   253,752   264,219
Collateralized mortgage obligations                108,130   121,479   177,156
State and municipal                                 41,704     4,656
Other securities                                    22,817    17,781    20,423
                                                  ----------------------------
   Total                                          $972,320  $509,447  $705,514
                                                  ============================

Investment Securities Held to Maturity at December 31,

                                                    1995      1994      1993
------------------------------------------------------------------------------
U.S. Treasury                                               $ 12,132  $ 15,261
Federal agencies:
  Bonds and notes                                 $      4    10,626    16,346
  Mortgage-backed securities                       116,522   445,647   146,878
Collateralized mortgage obligations                  3,203
State and municipal                                 78,511    81,290    75,610
Other securities                                                 166        10
                                                  ----------------------------
   Total                                          $198,240  $549,861  $254,105
                                                  ============================

Maturities and Average Yields of Investment Securities Available for Sale at December 31, 1995*

                                  1 Year or Less      1-5 Years        5-10 Years      Over 10 Years        Total
                                  Amount   Yield   Amount   Yield    Amount   Yield    Amount   Yield   Amount   Yield
----------------------------------------------------------------------------------------------------------------------
U.S. Treasury                    $ 15,472  6.90%  $  7,533   5.36%                                     $ 23,005  6.40%
Federal agencies:
  Bonds and notes                   1,844  6.94    154,264   7.12   $    709   6.24%  $  4,646  7.35%   161,463  7.12
  Mortgage-backed securities       89,293  6.73    334,944   6.79    189,899   6.83      1,065  7.45    615,201  6.79
Collateralized mortgage
 obligations                       18,307  7.37     72,416   7.39     16,760   7.39        647  7.15    108,130  7.39
State and municipal                 8,793  9.86     26,913  10.11      2,314  10.57      3,684  7.97     41,704  9.89
Other securities                                       568   8.41        244   5.87     22,005  6.24     22,817  6.29
                                 -------------------------------------------------------------------------------------
    Total                        $133,709  7.05%  $596,638   7.08%  $209,926   6.91%  $ 32,047  6.66%  $972,320  7.03%
                                 =====================================================================================
    Percent of Total                    14%              61%               22%               3%              100%
                                 =====================================================================================

Maturities and Average Yields of Investment Securities Held to Maturity at December 31, 1995*

                                  1 Year or Less      1-5 Years       5-10 Years      Over 10 Years        Total
                                  Amount   Yield   Amount  Yield    Amount   Yield   Amount   Yield   Amount   Yield
----------------------------------------------------------------------------------------------------------------------
Federal agencies:
  Bonds and notes                 $     4  6.17%                                                     $      4  6.17%
  Mortgage-backed securities       16,093  5.96   $ 60,607  6.01%  $ 39,418  6.12%   $   404  5.67%   116,522  6.04
Collateralized mortgage
 obligations                          364  5.68      1,422  5.67      1,417  5.65                       3,203  5.66
State and municipal                                  7,648  9.96     33,364  8.71     37,499  8.19     78,511  8.58
                                  ----------------------------------------------------------------------------------
    Total                         $16,461  5.95%  $ 69,677  6.44%  $ 74,199  7.28%   $37,903  8.16%  $198,240  7.04%
                                  ==================================================================================
    Percent of Total                     8%              35%              38%              19%              100%
                                  ==================================================================================

*Fully taxable equivalent yields. The above maturity analyses are based on contractual maturities except for the maturity of mortgage-backed securities which are based on estimated average lives.

Sources of Funds

The Corporation generally relies on customers' deposits, securities sold under repurchase agreements and federal funds purchased, along with shareholders' equity, to fund its earning assets. Certain of the Corporation's banks are members of the Federal Home Loan Bank (FHLB). As members, the banks may obtain FHLB advances with various maturities and interest rate options by pledging qualifying mortgage loans. These advances totaled $115,794,000 and $166,920,000 at December 31, 1995, and 1994, respectively, as described in Note 7 of the consolidated financial statements. UF Bancorp, which was merged into the Corporation during 1995, utilized FHLB advances as a significant source of its funding. As more cost-effective sources of funds became available, a portion of these advances was repaid. The Corporation expects to continue utilizing the FHLB as a funding source for its banks as circumstances may warrant.

Average Deposits

                                       1995               1994               1993
                                  Amount    Rate     Amount    Rate     Amount    Rate
---------------------------------------------------------------------------------------
Non-interest bearing checking   $  293,051         $  287,963         $  264,788
Interest bearing checking          395,874  2.47%     422,396  2.40%     384,664  2.55%
Money market investment            255,875  3.81      270,585  2.72      258,034  2.86
Savings                            250,449  2.67      290,173  2.63      275,762  2.93
Certificates of deposit and
 other time                      1,487,838  5.55    1,343,685  4.62    1,347,583  4.82
                                -------------------------------------------------------
   Total                        $2,683,087  4.05%  $2,614,802  3.33%  $2,530,831  3.56%
                                =======================================================

Maturities of Certificates of Deposit of $100,000 or More at December 31,

                                                               1995       1994
-------------------------------------------------------------------------------
3 months or less                                            $ 53,653   $ 74,359
3-6 months                                                    28,144     13,874
6-12 months                                                   19,682     14,397
Over 12 months                                                 8,349      8,003
                                                            -------------------
    Total                                                   $109,828   $110,633
                                                            ===================

Management's Discussion and Analysis
CNB Bancshares, Inc.

  Average total deposits increased by 2.6 percent to $2,683,087,000 in 1995 compared to $2,614,802,000 during 1994. Average non-interest bearing checking deposits increased by 1.8 percent in 1995 and 8.8 percent in 1994 while interest bearing deposits grew by 2.7 percent during both 1995 and 1994. During 1995, the mix of interest bearing deposits shifted to certificates of deposit as competitive pricing on these products modified customers' previous preferences of interest bearing checking, savings and money market deposit accounts. Total deposits were $2,789,989,000 at December 31, 1995, compared to $2,595,456,000 at year-end 1994.

  Securities sold under repurchase agreements are acquired in national markets as well as from the Corporation's commercial customers as a part of a cash management service. Repurchase agreements were $325,271,000 at December 31, 1995, compared to $319,965,000 at year-end 1994, and play a key role in funding earning assets. A portion of these repos, acquired to fund certain fixed rate earning assets, is being hedged by interest rate caps. Securities sold under repurchase agreements averaged $302,004,000 in 1995 compared to $213,963,000 in 1994. Federal funds purchased are overnight funds acquired from other banks, and represent a service performed for smaller area banks while providing an additional source of funding for the Corporation. Federal funds purchased totaled $18,370,000 at December 31, 1995, compared to $27,000,000 one year prior.

                             [GRAPH APPEARS HERE]

                               Average Deposits
                                 (in billions)


               $2.41      $2.44      $2.53      $2.61      $2.68

               1991       1992       1993       1994       1995

  Other short-term borrowings, principally U.S. Treasury demand notes, totaled $7,441,000 at December 31, 1995, which represented a decrease of $2,497,000 since December 31, 1994. These demand notes are subject to call by the Federal Reserve and carry a variable interest rate.

Short-Term Borrowings
                                                           Securities
                                                           Sold Under   Federal
                                                           Repurchase    Funds       Other
1995                                                       Agreements  Purchased   Borrowings   Total
-------------------------------------------------------------------------------------------------------
Balance at December 31                                      $325,271     $18,370     $ 7,441   $351,082
Average amount outstanding                                   302,004      23,539       7,600    333,143
Maximum amount outstanding at any month-end                  338,174      42,790      14,136
Weighted average interest rate:
 During year                                                    5.52%       5.92%      5.57%       5.55%
 End of year                                                    5.15        5.50        4.88       5.16

1994
-------------------------------------------------------------------------------------------------------
Balance at December 31                                      $319,965     $27,000     $ 9,938   $356,903
Average amount outstanding                                   213,963      30,669       6,633    251,265
Maximum amount outstanding at any month-end                  329,249      50,335      13,520
Weighted average interest rate:
 During year                                                    4.61%       4.33%       3.95%      4.56%
 End of year                                                    5.48        6.23        5.14       5.53

1993
-------------------------------------------------------------------------------------------------------
Balance at December 31                                      $ 94,095     $49,125     $ 2,734   $145,954
Average amount outstanding                                    97,032      15,872       1,397    114,301
Maximum amount outstanding at any month-end                  116,435      49,125       2,734
Weighted average interest rate:
 During year                                                    2.96%       2.80%       2.79%      2.93%
 End of year                                                    2.81        2.92        2.60       2.84

Capital Resources

The Corporation continues to maintain a strong capital position which supports its current needs and provides a sound foundation to support further expansion. At December 31, 1995, shareholders' equity had increased to $297,693,000, primarily as a result of net income of $35,651,000, offset in part by dividends paid. The amount of net earnings retained after the payment of dividends was $25,511,000 for 1995 compared to $18,297,000 in the prior year. The dividend payout ratio was 28 percent in 1995 compared to 40 percent in 1994 and was consistent with management's policy of maintaining an appropriate balance between earnings distributed to shareholders in the form of dividends and earnings retained to provide for internal capital growth. The Corporation's Board of Directors changed the declaration date of the fourth quarter dividend from December 1995 to January 2, 1996. Consequently, only three quarterly dividends were declared in 1995. This change resulted in 1995 dividends declared being reduced by $3,753,000. The payout ratio would have been 39 percent in 1995 excluding the one-time effect of this change. Book value per share at year-end advanced to $16.64 from $15.16 one year earlier, an increase of 9.8 percent after decreasing 2.1 percent in 1994. Shareholders' equity averaged $285,894,000 during 1995, an increase of 3.2 percent from 1994.

                         Average Shareholders' Equity
                                 (in millions)

                             [GRAPH APPEARS HERE]

                 $206      $226      $251      $277      $286

                 1991      1992      1993      1994      1995




                       Book Value Per Share at Year-End

                             [GRAPH APPEARS HERE]

                $11.89    $13.83    $15.48   $15.16     $16.64

                 1991      1992      1993      1994      1995

  The Federal Reserve Board has established a minimum leverage ratio of 3 percent for the most highly-rated bank holding companies that do not anticipate significant growth. All other institutions are required to maintain a ratio of 4 to 5 percent depending on their particular circumstances and risk profile. This ratio is defined as shareholders' equity less non-qualifying intangible assets, as a percentage of the sum of quarter to date total average assets less non-qualifying intangible assets. The Corporation's leverage ratio was 7.6 percent and 7.8 percent at December 31, 1995 and 1994, respectively. The tangible equity to tangible assets ratio was 7.6 percent at year-end 1995 and 7.4 percent one year prior. Total equity to assets at year-end was 8.2 percent and 7.9 percent at December 31, 1995 and 1994, respectively. The Federal Reserve Board has also adopted risk-based capital guidelines which assign various risk weightings to assets and off-balance sheet items and set minimum capital requirements. Under current rules, banks are required to have core capital (Tier 1) of at least 4 percent of risk weighted assets and total capital of 8 percent of risk weighted assets. Tier 1 capital consists primarily of shareholders' equity less intangible assets; and total capital consists of Tier 1 capital, certain long-term debt and convertible debentures and a portion of the allowance for loan losses. The Federal Reserve Board and other regulatory agencies have released regulations for the implementation of various provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991. Under these rules, institutions must have a leverage ratio of 5 percent or above, Tier 1 capital of 6 percent or above, and total capital to risk-based assets of 10 percent or above in order to qualify as well capitalized. The Federal Reserve Board has proposed regulations which would revise the current risk-based capital guidelines to include a measurement of interest rate risk. The proposed change is not expected to have a material impact to the Corporation's capital ratios based on its interest rate sensitivity position. At December 31, 1995, the Corporation's leverage, Tier 1 and total capital ratios were 7.6 percent, 12.2 percent, and 13.9 percent, respectively, all well above regulatory minimums. Furthermore, each of the Corporation's subsidiary banks was rated as "well capitalized"

Management's Discussion and Analysis
CNB Bancshares, Inc.


by the Federal Deposit Insurance Corporation at year-end 1995. The Corporation is not aware of any current recommendations by its regulatory authorities or any other known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on its liquidity, capital resources, or operations.

  After adjusting for stock dividends, dividends paid per share were $.74 for 1994 and were increased by 5.4 percent in 1995 to $.78. The indicated annual dividend rate is currently $.84 per share.

  The Corporation's return on equity was 12.47 percent for 1995 compared to
11.01 percent in 1994 and 12.30 in 1993, excluding net unrealized gains/losses on investment securities available for sale.

Liquidity and Interest Rate Sensitivity

Liquidity is a measure of the Corporation's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate movements on the Corporation's net interest income. CNB Bancshares manages both its liquidity and interest sensitivity through a coordinated asset/liability management program directed by the Funds Management and Investment Committee.

  Liquidity is provided by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these requirements. The Corporation has provided for its liquidity needs through growth in core deposits, maturing loans and investments in its securities portfolio, and by maintaining adequate balances in other short-term securities and money market assets. At December 31, 1995, the Corporation had $150,170,000 or 4.1 percent of total assets in investment securities maturing within one year. Management believes that maturing investment securities and unused borrowing sources will be adequate to meet the banks' and the Corporation's liquidity needs for the foreseeable future.

  The Parent Company's liquidity includes its cash and short-term investments and is generally provided by dividends and management fees received from the subsidiary banks. As explained in Note 16 of the consolidated financial statements, approximately $27,335,000 was available to the Parent at December 31, 1995, from dividends by subsidiaries without prior regulatory approval. Cash dividends received from the subsidiaries in 1995 were $46,003,000 compared to $32,057,000 in 1994. The Parent Company also has available a $15,000,000 bank line of credit which was not being utilized at year-end.

                             Cash Dividends Paid*
                                  (per share)

                             [GRAPH APPEARS HERE]

               $0.64      $0.65      $0.68      $0.74      $0.78

               1991       1992       1993       1994       1995

    *For CNB Bancshares, Inc. only, not restated for pooling transactions.



  Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of the Corporation's asset/liability policy is to match rate-adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. CNB Bancshares manages its rate sensitivity position through the use of floating-rate loans and by matching funds acquired having a specific maturity with loans, securities or money market investments with similar maturities. The Corporation supplements this approach through the use of interest rate contracts to reduce the impact of changing interest rates on its cost to acquire certain variable rate funds. The Corporation employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. A computer-based simulation model is used to measure the Corporation's net interest income volatility to changes in the level of interest rates, interest rate spreads, the shape of the yield curve and changing product growth patterns and investment strategies. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. The following table shows the Corporation's interest rate sensitivity analysis as of December 31, 1995. Interest earning assets and interest bearing liabilities have been distributed based on their repricing opportunities. The maturities of certain investments, loans and deposits have been adjusted based on projected prepayment patterns or historical relationships to changes in market interest rates. The repricing of certain liabilities has been adjusted to reflect the expected benefit of interest rate contracts in place at year-end. Although rate sensitivity gaps constantly change as funds are acquired and invested, the Corporation's positive gap of $229,920,000 at one year or less as of December 31, 1995, was approximately 6.3 percent of total assets. This, in the opinion of management, represented a relatively balanced position. Net interest income at financial institutions with positive gaps tends to decline as interest rates fall, and generally increase in periods of rising interest rates.

Interest Rate Sensitivity at December 31, 1995

                                                                 Maturing or Repricing
                                     ---------------------------------------------------------------------------------
                                                                                             Non-sensitive
                                        1-90      91-180    181-270  271 Days   Over 1 Year    and Over
                                        Days       Days      Days    to 1 Year  to 5 Years      5 Years       Total
----------------------------------------------------------------------------------------------------------------------
Assets
  Federal funds sold and
   other short-term money
   market investments                $    8,546                                                             $    8,546
  Real estate loans held for
   sale*                                 16,774  $  6,171  $  9,119  $  9,119    $125,750     $   55,224       222,157
  Investment securities
   available for sale                   117,575    80,080    89,344    87,454     426,609        171,258       972,320
  Investment securities held
   to maturity                            6,402     6,109     6,205     6,205      69,678        103,641       198,240
  Loans, net of unearned
   interest                             816,058   185,786   182,526   180,629     563,941         42,514     1,971,454
  Non-earning assets                                                                             255,965       255,965
                                     ---------------------------------------------------------------------------------
    Total assets                        965,355   278,146   287,194   283,407   1,185,978        628,602     3,628,682
Liabilities and shareholders'
 equity
  Interest bearing deposits:
    Interest bearing
     transaction accounts                82,862                                                  331,453       414,315
    Money market and
     other savings                      240,091                                                  298,655       538,746
    Certificates of deposit
     and other time                     375,069   238,302   139,147   139,148     585,193         37,363     1,514,222
                                     ---------------------------------------------------------------------------------
      Total interest bearing
       deposits                         698,022   238,302   139,147   139,148     585,193        667,471     2,467,283
  Securities sold under
   repurchase agreements                189,543     6,267     4,461               125,000                      325,271
  Federal funds purchased                18,370                                                                 18,370
  Other short-term borrowings             7,441                                                                  7,441
  Long-term debt                        143,380        34        67                 1,780         12,785       158,046
  Non-interest bearing deposits                                                                  322,706       322,706
  Non-interest bearing liabilities
   and shareholders' equity                                                                      329,565       329,565
                                     ---------------------------------------------------------------------------------
    Total liabilities and
     equity                           1,056,756   244,603   143,675   139,148     711,973      1,332,527    $3,628,682
                                     ---------------------------------------------------------------------------------
Interest sensitivity gap             $  (91,401) $ 33,543  $143,519  $144,259    $474,005     $ (703,925)
                                     ===================================================================
Cumulative interest sensitivity
 gap                                 $  (91,401) $(57,858) $ 85,661  $229,920    $703,925
                                     ====================================================
Cumulative gap as a percentage
 of total assets                           (2.5)%    (1.6)%     2.4%      6.3%       19.4%
                                     ====================================================

* Management intends to securitize certain real estate loans held for sale. The assumed maturity and repricing of the expected mortgage-backed securities have been noted above.

Consolidated Balance Sheet
CNB Bancshares, Inc.

                                                                                                December 31,
(In thousands, except for share data)                                                       1995        1994
---------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                  $  130,239  $  120,331
Federal funds sold and other short-term money market investments                              8,546      37,042
                                                                                         ----------------------
    Total cash and cash equivalents                                                         138,785     157,373
Real estate loans held for sale                                                             222,157      11,666
Investment securities available for sale                                                    972,320     509,447
Investment securities held to maturity (market value $199,966 and $520,873)                 198,240     549,861
Loans, net of unearned interest                                                           1,971,454   2,118,126
Less: Allowance for loan losses                                                              28,806      28,502
                                                                                         ----------------------
    Net loans                                                                             1,942,648   2,089,624
Premises and equipment                                                                       66,224      68,503
Foreclosed properties                                                                         1,727       3,849
Intangible assets                                                                            23,741      19,475
Interest receivable and other assets                                                         62,840      51,541
                                                                                         ----------------------
    Total assets                                                                         $3,628,682  $3,461,339
                                                                                         ======================

Liabilities
Deposits:
 Non-interest bearing                                                                    $  322,706  $  307,809
 Interest bearing                                                                         2,467,283   2,287,647
                                                                                         ----------------------
    Total deposits                                                                        2,789,989   2,595,456
Securities sold under repurchase agreements                                                 325,271     319,965
Federal funds purchased                                                                      18,370      27,000
Other short-term borrowings                                                                   7,441       9,938
Long-term debt                                                                              158,046     210,061
Interest payable and other liabilities                                                       31,872      25,091
                                                                                         ----------------------
    Total liabilities                                                                     3,330,989   3,187,511
Shareholders' Equity
Preferred stock, no par or stated value
 Shares authorized and unissued: 2,000,000
Common stock, $1 stated value
 Shares authorized: 50,000,000
 Shares issued: 17,894,770 in 1995 and 17,204,746 in 1994                                    17,895      17,205
Capital surplus                                                                             246,492     239,533
Retained earnings                                                                            29,672      25,024
Net unrealized gains (losses) on investment securities available for sale                     3,634      (7,934)
                                                                                         ----------------------
    Total shareholders' equity                                                              297,693     273,828
                                                                                         ----------------------
    Total liabilities and shareholders' equity                                           $3,628,682  $3,461,339
                                                                                         ======================

See notes to consolidated financial statements.

Consolidated Statement of Income
CNB Bancshares, Inc.


                                                                            Year Ended December 31,
(In thousands, except for share data)                                1995           1994           1993
-----------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees:
 Taxable                                                          $   194,816    $   161,554    $   145,832
 Tax exempt                                                             1,708          1,628          1,782
Investment securities:
 Taxable                                                               68,743         54,570         52,570
 Tax exempt                                                             5,201          4,891          4,875
Real estate loans held for sale                                         1,899          2,602          4,448
Federal funds sold and other short-term money market investments        1,418          1,805          3,380
                                                                  -----------------------------------------
   Total interest income                                              273,785        227,050        212,887
                                                                  -----------------------------------------
Interest Expense
Deposits                                                              108,778         87,150         90,168
Short-term borrowings                                                  18,494         11,448          3,352
Long-term debt                                                         13,078          7,179          7,973
                                                                  -----------------------------------------
   Total interest expense                                             140,350        105,777        101,493
                                                                  -----------------------------------------
Net Interest Income                                                   133,435        121,273        111,394
Provision for loan losses                                               6,939          7,234          3,890
                                                                  -----------------------------------------
Net Interest Income After Provision for Loan Losses                   126,496        114,039        107,504
                                                                  -----------------------------------------

Non-Interest Income
Net securities gains                                                    2,165            687          1,221
Other non-interest income                                              44,504         46,118         41,892
                                                                  -----------------------------------------
   Total non-interest income                                           46,669         46,805         43,113
                                                                  -----------------------------------------

Non-Interest Expense
Salaries and employee benefits                                         57,604         55,682         53,171
Occupancy expense                                                       8,044          7,923          7,652
Equipment expense                                                       6,850          6,832          5,961
Other                                                                  44,306         43,102         36,878
                                                                  -----------------------------------------
   Total non-interest expense                                         116,804        113,539        103,662
                                                                  -----------------------------------------
Income Before Income Taxes and Cumulative
 Effect of Accounting Change                                           56,361         47,305         46,955
Income taxes                                                           20,710         16,793         16,039
                                                                  -----------------------------------------
Income Before Cumulative Effect of Accounting Change                   35,651         30,512         30,916
Cumulative Effect of Change in Accounting for Income Taxes                                            1,868
                                                                  -----------------------------------------
Net Income                                                        $    35,651    $    30,512    $    32,784
                                                                  =========================================
Per Share:
 Primary:
   Income before cumulative effect of accounting change           $      1.96    $      1.68    $      1.74
   Cumulative effect of change in accounting for income taxes                                           .11
                                                                  -----------------------------------------
    Primary net income per share                                  $      1.96    $      1.68    $      1.85
                                                                  =========================================
 Fully diluted:
   Income before cumulative effect of accounting change           $      1.96    $      1.66    $      1.71
   Cumulative effect of change in accounting for income taxes                                           .10
                                                                  -----------------------------------------
    Fully diluted net income per share                            $      1.96    $      1.66    $      1.81
                                                                  =========================================
Average Common and Equivalent Shares Outstanding                   18,212,244     18,136,017     17,714,069
                                                                  =========================================

See notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
CNB Bancshares, Inc.


                                                          Common Stock        Capital    Retained    Unrealized
(In thousands, except for share data)                  Shares      Amount     Surplus    Earnings   Gains/Losses   Total
--------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1993                            14,234,996    $14,235    $151,379   $ 73,145                 $238,759
Net income for 1993                                                                        32,784                   32,784
Cash dividends                                                                            (11,186)                 (11,186)
Stock dividend ($46 paid in lieu
 of fractional shares)                                  728,635        729      22,772    (23,547)                     (46)
Purchase and retirement of stock                       (229,777)      (229)     (3,397)    (2,323)                  (5,949)
Shares issued for dividend
 reinvestment plan                                       80,187         80       2,316                               2,396
Stock options exercised                                  29,404         29         322                                 351
Exercise and conversion of stock
 purchase contracts and debentures                      220,695        221       4,520                               4,741
Issuance of stock related to acquisition                115,088        115       2,606                               2,721
Other shares issued                                      22,297         22         725                                 747
Effect of change in accounting for
 investment securities available for sale                                                             $  6,460       6,460
                                                     ---------------------------------------------------------------------
Balances, December 31, 1993                          15,201,525     15,202     181,243     68,873        6,460     271,778
Net income for 1994                                                                        30,512                   30,512
Cash dividends                                                                            (12,215)                 (12,215)
Stock dividend ($46 paid in lieu
 of fractional shares)                                1,563,658      1,564      52,685    (54,295)                     (46)
Purchase and retirement of stock                       (392,981)      (393)     (5,061)    (6,239)                 (11,693)
Shares issued for dividend
 reinvestment plan                                       84,446         84       2,649                               2,733
Stock options exercised                                  19,477         19         306                                 325
Exercise and conversion of stock
 purchase contracts and debentures                      149,380        149       2,916                               3,065
Issuance of stock related to acquisitions               548,471        549       3,794      5,626                    9,969
Other shares issued                                      11,646         12         467                                 479
Adjustment to conform year-ends                          19,124         19         534     (7,238)                  (6,685)
Change in unrealized gains/losses on
 investment securities available for sale                                                              (14,394)    (14,394)
                                                     ---------------------------------------------------------------------
Balances, December 31, 1994                          17,204,746     17,205     239,533     25,024       (7,934)    273,828
Net income for 1995                                                                        35,651                   35,651
Cash dividends                                                                            (10,140)                 (10,140)
Stock dividend ($54 paid in lieu
 of fractional shares)                                  846,215        846      24,141    (25,041)                     (54)
Purchase and retirement of stock                       (870,233)      (870)    (24,419)                            (25,289)
Shares issued for dividend
 reinvestment plan                                      108,984        109       2,984                               3,093
Stock options exercised                                 193,037        193       1,552                               1,745
Exercise and conversion of stock
 purchase contracts and debentures                       17,538         18         295                                 313
Issuance of stock related to acquisitions               387,491        387       2,053      4,178                    6,618
Other shares issued                                       6,992          7         353                                 360
Change in unrealized gains/losses on
 investment securities available for sale                                                               11,568      11,568
                                                     ---------------------------------------------------------------------
Balances, December 31, 1995                          17,894,770    $17,895    $246,492   $ 29,672     $  3,634  $  297,693
                                                     =====================================================================

See notes to consolidated financial statements.

Consolidated Statement of Cash Flows
CNB Bancshares, Inc.


                                                                                                    Year Ended December 31,
(In thousands)                                                                                1995            1994         1993
----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
 Net income                                                                                 $  35,651       $  30,512    $  32,784
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                                                               11,044           9,694        8,284
   Provision for loan losses                                                                    6,939           7,234        3,890
   Amortization of securities' premiums and discounts                                           1,441           1,424        1,763
   Deferred income tax benefit                                                                 (1,334)         (2,489)        (179)
   Cumulative effect of change in accounting for income taxes                                                               (1,868)
   Net gains on securities sold                                                                (2,165)           (687)      (1,221)
   Loans originated for sale                                                                 (162,121)       (452,576)    (689,171)
   Proceeds from sale of loans                                                                161,482         480,260      713,832
   (Increase) decrease in interest receivable
    and other assets, net of amortization                                                     (16,346)             13       (5,201)
   Increase (decrease) in interest payable and other liabilities                                8,474            (569)      (1,323)
                                                                                            --------------------------------------
Net Cash Provided by Operating Activities                                                      43,065          72,816       61,590
                                                                                            --------------------------------------
Investing Activities:
 Cash and cash equivalents of subsidiaries acquired, net of purchase price                      4,050           5,708        3,832
 Proceeds from the maturity of investment securities available for sale                       154,227         235,310       49,592
 Proceeds from the sale of investment securities available for sale                           282,804         178,774       91,433
 Purchase of investment securities available for sale                                        (469,552)       (197,065)    (121,898)
 Proceeds from the maturity of investment securities held to maturity                          47,680          57,170      277,347
 Purchase of investment securities held to maturity                                           (81,339)       (346,840)    (415,529)
 Net increase in loans                                                                        (38,554)       (203,128)    (250,189)
 Purchase of premises and equipment                                                            (7,064)         (4,937)      (9,420)
                                                                                            --------------------------------------
Net Cash Used by Investing Activities                                                        (107,748)       (275,008)    (374,832)
                                                                                            --------------------------------------
Financing Activities:
 Net increase (decrease) in deposits                                                          141,787         (46,396)     136,556
 Net increase (decrease) in short-term borrowings                                              (6,988)        217,994       38,444
 Payment of long-term debt                                                                   (199,830)       (111,086)    (131,320)
 Proceeds from long-term borrowings                                                           144,549         131,551      152,990
 Proceeds from exercise of stock options                                                        1,745             325          351
 Payment of cash dividends                                                                    (12,972)        (11,777)     (11,105)
 Proceeds from common stock issued for dividend reinvestment plan                               3,093           2,733        2,396
 Purchase and retirement of common stock                                                      (25,289)        (11,693)      (5,949)
                                                                                            --------------------------------------
Net Cash Provided by Financing Activities                                                      46,095         171,651      182,363
                                                                                            --------------------------------------
Net Decrease in Cash and Cash Equivalents                                                     (18,588)        (30,541)    (130,879)
Adjustment to conform year-ends                                                                                 2,311
Cash and Cash Equivalents at January 1,                                                       157,373         185,603      316,482
                                                                                            --------------------------------------
Cash and Cash Equivalents at December 31,                                                   $ 138,785       $ 157,373    $ 185,603
                                                                                            ======================================

Supplemental disclosure:
 Cash paid for:
   Interest                                                                                 $ 134,914       $ 104,704    $ 102,787
   Income taxes                                                                                21,601          19,075       14,809
 Non-cash investing and financing activities:
   Common stock issued for acquisitions                                                         6,618           9,969        2,721
   Stock issued in exchange of debentures and equity contracts and
    pursuant to employee benefit plans                                                            545           3,637        5,680

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.

(Table dollar amounts in thousands, except for share data.)


1. Summary of Significant Accounting Policies

Description of business. CNB Bancshares, Inc. (Corporation) is a regional, interstate bank holding company based in Evansville, Indiana. The Corporation's banking subsidiaries are engaged in commercial and retail banking, consumer lending, mortgage lending and servicing, trust services and cash management services for corporate accounts and other banks. The Corporation also has non-banking subsidiaries which provide data processing services, credit insurance and the sale of property and casualty insurance. CNB Bancshares, Inc. and its subsidiaries are subject to regulations by various federal and state agencies. Through its subsidiaries, the Corporation has 122 offices throughout its primary market areas of Indiana, Illinois, Kentucky, and portions of Tennessee.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The accounting and reporting policies of CNB Bancshares, Inc. and its subsidiaries conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

Consolidation. The consolidated financial statements include the accounts of the Corporation and its subsidiaries, after elimination of all material inter-company accounts and transactions. Certain prior year amounts have been reclassified to conform with current classifications.

Real estate loans held for sale. Real estate loans held for sale are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized through a valuation allowance by a charge to income. Gains and losses on real estate loans sold, which represents the premium or discount paid by the purchaser, are recorded at the time of the cash sale. Servicing fee income subsequent to the sales is included in non-interest income and represents a normal servicing fee on each loan sold.

Investment securities. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Other investment securities are classified as "available for sale" or "trading" and reported at fair value with unrealized gains and losses included in shareholders' equity, net of related taxes, or income, respectively.

  Amortization of premiums and accretion of discounts are recorded as adjustments to interest income using the level-yield method over the estimated remaining period until maturity, adjusted for estimated prepayments. Gains and losses on the sale of investment securities are determined on the specific identification method at the time of sale.

Loans. Loans are reported net of unearned interest and unamortized deferred fees and costs. Interest income on loans is accrued on the principal amount of such loans outstanding, except for discounted installment loans which is computed using a method that approximates a level yield. Certain nonrefundable loan fees and related direct loan costs are deferred and amortized over the life of the loan as an adjustment to interest income. Loans are placed on nonaccrual status when the collection of the interest becomes doubtful. Interest previously accrued but not deemed collectible is reversed and charged against current income. Interest income on nonaccrual loans is then recognized only when collected. Loans are considered impaired when it becomes probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest income on these loans is recognized as described above depending on the accrual status of the loan.

Allowance for loan losses. An allowance for loan losses is maintained at a level considered adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience and trends, changes in the composition of the loan portfolio, the current volume and condition of loans outstanding and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows or the fair value of collateral if the loan is collateral dependent.

Premises and equipment. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method based on estimated useful lives. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Foreclosed properties. Foreclosed properties represent properties acquired through foreclosure or deed in lieu of foreclosure and are recorded at the lower of the related loan amount or fair value minus estimated costs to sell. Any excess of the loan amount over the estimated fair value less selling costs of such property when acquired is charged to the allowance for loan losses. Subsequent write-downs and gains or losses on sales are included in current operations. Any rental income and costs of maintaining the properties are also included in current operations.

Intangible assets. The excess of cost over the fair value of net assets acquired in acquisitions accounted for as purchases is amortized using the straight-line method over estimated lives ranging from 15 to 25 years. Core deposit intangible assets are amortized using the interest method over estimated lives of 10 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

  The Corporation's subsidiaries originate mortgage loans for sale in the secondary market and generally sell the loans with servicing retained. Effective January 1, 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights" which requires the recognition of originated mortgage servicing rights as assets for loans originated with the intent to sell by allocating total costs incurred between the loan and the servicing rights based on their relative fair values. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue. Capitalized mortgage servicing rights are evaluated for impairment periodically by stratifying the underlying serviced loans on the basis of loan type, term and interest rate. Fair values for the individual stratum are based on quoted market prices or the present value of estimated future cash flows. Impairment represents the excess of the aggregate carrying values over estimated fair values and is recognized through a valuation allowance by a charge to income.

  The Financial Accounting Standards Board has issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. This statement is effective January 1, 1996 and is not expected to have a material effect on the consolidated financial statements.

Interest rate contracts. The Corporation reduces the potential impact of changing interest rates on its costs to acquire liabilities that fund certain loans and investments through interest rate contracts, including interest rate swaps, interest rate caps and optional forward purchase contracts.

  The net settlements received or paid on interest rate swaps are reported as adjustments to interest expense of the related liabilities being hedged. Premiums paid for interest rate caps are included in the carrying amounts of those liabilities being hedged. These amounts are amortized as an adjustment to interest expense of the related liabilities on a straight-line method over the contractual terms of the caps. Interest expense is reduced on a current basis as amounts are earned from counterparties when the index rate exceeds the rate contractually specified in the cap agreements.

  Optional forward purchase contracts provide the option buyer with the right to sell to, or purchase from, another party some financial instrument at a stated price on a specified future date. Fees received from the sale of written options are deferred until the option expires, is terminated, or is exercised, at which point the fees are included in current operations.

  Gains or losses on the termination of interest rate contracts used to hedge changes in interest rates are included in the carrying amounts of those liabilities being hedged and are amortized as an adjustment to the yield of the hedged liability over its remaining life. Gains or losses on the early termination of a hedged transaction are included in current operations.

Income taxes. Income taxes provided in the consolidated statement of income include deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation and its subsidiaries file consolidated income tax returns.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.



1. Summary of Significant Accounting Policies, continued

Net income per share. Primary net income per share has been computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during each period. Fully diluted net income per share has been computed based on the weighted average number of common and common equivalent shares outstanding during each period assuming conversion of the convertible subordinated debentures into common shares and the elimination from net income of the related interest expense, less income tax effect. All share data included in the notes to the financial statements has been adjusted for stock dividends.

Trust assets. Assets held by the Corporation's subsidiaries in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Corporation or its subsidiaries.


2. Business Combinations

Information relating to mergers and acquisitions for which stock was issued for the three year period ended December 31, 1995 includes:

                                                      Merger          Common Shares       Method of
                                                       Date              Issued           Accounting
----------------------------------------------------------------------------------------------------
 Southern Finance Co., Inc.,
   Madisonville, Kentucky                        December 1, 1995          31,932          Pooling*
 Service Financial, Inc., Harriman, Tennessee    December 1, 1995          37,064          Pooling*
 UF Bancorp, Inc., Evansville, Indiana           August 4, 1995         2,370,208          Pooling
 Bank of Orleans, Indiana                        August 4, 1995           334,420          Pooling*
 Harrisburg Bancshares, Inc.
   Harrisburg, Illinois                          February 10, 1995        504,351          Pooling
 King City Federal Savings Bank
   Mt. Vernon, Illinois                          February 1, 1995         685,069          Pooling
 Citizens Realty & Insurance, Inc.
   Evansville, Indiana                           December 1, 1994         437,614          Pooling
 Oakland City Bancshares Corp.
   Oakland City, Indiana                         August 30, 1994          165,769          Pooling*
 Union Bank & Trust Co.
   Morganfield, Kentucky                         July 1, 1994             467,715          Pooling*
 First Corporation, Henderson, Kentucky          June 18, 1993            787,315          Pooling
 South Central Illinois Bancorp, Inc.
   Effingham, Illinois                           May 3, 1993              664,182          Pooling
 First Federal Savings Bank of Kentucky
   Madisonville, Kentucky                        January 4, 1993          139,572          Purchase

  * Accounted for as a pooling of interests without restatement of prior periods as the amounts involved were not material to the Corporation's financial results.

  The First Federal Savings Bank merger on January 4, 1993 was valued at $3,590,000 including $869,000 of cash and liabilities assumed. Goodwill of $583,000 is being amortized on a straight-line basis over 25 years.

  Certain of the above entities have had their name changed and/or have been merged into other subsidiaries of the Corporation.

  Separate operating results of UF Bancorp, Harrisburg Bancshares, and King City Federal Savings Bank for the periods prior to the mergers were as follows:

                                      1995      1994       1993
-----------------------------------------------------------------
Net interest income:
  CNB Bancshares                    $125,881  $ 99,725   $ 87,635
  UF Bancorp                           7,554    13,061     14,952
  Harrisburg Bancshares                  -       3,507      3,431
  King City Federal Savings Bank         -       4,980      5,376
                                    -----------------------------
    Combined                        $133,435  $121,273   $111,394
                                    =============================

Net income:
  CNB Bancshares                    $ 34,279  $ 26,917   $ 25,569
  UF Bancorp                           1,372     3,679      5,250
  Harrisburg Bancshares                  -        (916)       216
  King City Federal Savings Bank         -         832      1,749
                                    -----------------------------
    Combined                        $ 35,651  $ 30,512   $ 32,784
                                    =============================

  UF Bancorp's and King City's results of operations and cash flows included in the financial statements are for the years ended June 30, 1994 and 1993, respectively, since these entities were on a June 30 fiscal year. As a result of changing fiscal years from June 30 to December 31, retained earnings have been reduced by $6,800,000 attributable to their net losses for the six months ended December 31, 1994, and by an additional $438,000 for dividends paid by UF Bancorp during this same period. Revenues and expenses for this six-month period totaled $18,719,000 and $22,971,000, respectively, for UF Bancorp, and $5,451,000 and $7,999,000, respectively for King City. Also as a result of the change in fiscal years, common stock and surplus were increased by $19,000 and $534,000 due to the exercise of stock options.

  On August 4, 1995, a subsidiary of the Corporation, Citizens Bank of Western Indiana, acquired the four Indiana offices of Household Bank, f.s.b., a subsidiary of Household International and assumed deposit liabilities of $78,897,000. Goodwill of $5,345,000 is being amortized on a straight-line basis over 15 years. The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include the assets and liabilities from the August 4, 1995, transaction date forward.

  On November 17, 1995, the Corporation announced the signing of a definitive agreement to acquire all of the outstanding shares of DuQuoin Bancorp, Inc., parent company for DuQuoin National Bank, DuQuoin, Illinois. Under terms of the agreement, the Corporation will issue approximately 499,000 shares of its common stock. The transaction will be accounted for under the pooling of interests method of accounting and is subject to approval by shareholders and appropriate regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1996, there can be no assurance that the acquisition will be completed. At December 31, 1995, DuQuoin Bancorp, Inc. had total assets and shareholders' equity of $83,279,000 and $6,570,000, respectively.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.



 3. Investment Securities Available For Sale and Held to Maturity

                                                                     Gross       Gross
                                                      Amortized   Unrealized  Unrealized   Market
                                                         Cost        Gains      Losses     Value
--------------------------------------------------------------------------------------------------
 Available for Sale at December 31, 1995:
  U.S. Treasury                                        $ 22,832     $   215    $    (42)  $ 23,005
  Federal agencies:
   Bonds and notes                                      159,834       1,673         (44)   161,463
   Mortgage-backed securities                           611,290       5,456      (1,545)   615,201
  Collateralized mortgage obligations                   109,050       2,093      (3,013)   108,130
  State and municipal                                    40,523       1,259         (78)    41,704
  Other securities                                       22,918          57        (158)    22,817
                                                       --------------------------------------------
    Total                                              $966,447     $10,753    $ (4,880)  $972,320
                                                       ============================================

 Held to Maturity at December 31, 1995:
  Federal agencies:
   Bonds and notes                                     $      4                           $      4
   Mortgage-backed securities                           116,522     $   144    $ (1,387)   115,279
  Collateralized mortgage obligations                     3,203           7         (28)     3,182
  State and municipal                                    78,511       3,488        (498)    81,501
                                                       --------------------------------------------
    Total                                              $198,240     $ 3,639    $ (1,913)  $199,966
                                                       ============================================


 Available for Sale at December 31, 1994:
  U.S. Treasury                                        $ 70,874     $    96    $ (1,299)  $ 69,671
  Federal agencies:
   Bonds and notes                                       42,578          50        (520)    42,108
   Mortgage-backed securities                           259,036         892      (6,176)   253,752
  Collateralized mortgage obligations                   127,489         166      (6,176)   121,479
  State and municipal                                     4,661          90         (95)     4,656
  Other securities                                       17,918          11        (148)    17,781
                                                       --------------------------------------------
    Total                                              $522,556     $ 1,305    $(14,414)  $509,447
                                                       ============================================

 Held to Maturity at December 31, 1994:
  U.S. Treasury                                        $ 12,132                $   (386)  $ 11,746
  Federal agencies:
   Bonds and notes                                       10,626     $    13        (412)    10,227
   Mortgage-backed securities                           445,647         122     (28,320)   417,449
  State and municipal                                    81,290       1,859      (1,851)    81,298
  Other securities                                          166                     (13)       153
                                                       --------------------------------------------
    Total                                              $549,861     $ 1,994    $(30,982)  $520,873
                                                       ============================================

  Net unrealized gains or (losses) on investment securities available for sale, net of tax, at December 31, 1995 and 1994, were $3,634,000 and ($7,934,000), respectively. The amortized cost and estimated market value of investment securities at December 31, 1995, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                Investment Securities  Investment Securities
                                                 Available for Sale      Held to Maturity
                                                Amortized    Market    Amortized    Market
                                                   Cost       Value       Cost       Value
--------------------------------------------------------------------------------------------
 Maturity distribution at December 31, 1995:
  Due in one year or less                         $ 25,920   $ 26,109    $      4   $      4
  Due after one year through five years            186,851    189,278       7,648      8,138
  Due after five years through ten years             3,122      3,267      33,364     34,946
  Due after ten years                                8,652      8,735      37,499     38,417
  Mortgage-backed securities                       611,290    615,201     116,522    115,279
  Collateralized mortgage obligations              109,050    108,130       3,203      3,182
                                                  ------------------------------------------
   Total debt securities                           944,885    950,720     198,240    199,966
  Equity securities                                 21,562     21,600
                                                  ------------------------------------------
   Total                                          $966,447   $972,320    $198,240   $199,966
                                                  ==========================================

  Various investment securities with a carrying value of $523,265,000 and $494,502,000 were pledged at December 31, 1995 and 1994, respectively, to secure securities sold under repurchase agreements, public deposits, trust funds and for other purposes as required or permitted by law.

  Proceeds from the sales of investment securities available for sale during 1995, 1994 and 1993 were $282,804,000, $178,774,000 and $91,433,000, respectively. All proceeds generating gains during the three years ended December 31, 1995 from held to maturity securities were from early prepayments and calls. Gross gains and losses realized on those transactions for the respective portfolios and years were as follows:

                                              Investment   Investment
                                              Securities   Securities
                                               Available    Held to
                                               for Sale     Maturity     Total
-------------------------------------------------------------------------------
 1995
  Gross gains from sales and called bonds       $ 3,548        $60      $ 3,608
  Gross losses from sales                        (1,443)                 (1,443)
                                                -------------------------------
   Net securities gains                         $ 2,105        $60      $ 2,165
                                                ===============================

 1994
  Gross gains from sales and called bonds       $ 1,888        $31      $ 1,919
  Gross losses from sales                        (1,232)                 (1,232)
                                                -------------------------------
   Net securities gains                         $   656        $31      $   687
                                                ===============================

 1993
  Gross gains from sales and called bonds       $ 1,306        $61      $ 1,367
  Gross losses from sales                          (146)                   (146)
                                                -------------------------------
   Net securities gains                         $ 1,160        $61      $ 1,221
                                                ===============================

  On December 1, 1995, the Corporation transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $375,027,000 and a fair value of $374,716,000. In February 1995, $22,492,000 of investment securities were transferred from held to maturity to available for sale. This reclassification was necessitated to conform the investment portfolios of the acquired institutions, King City and Harrisburg, to the Corporation's policy for credit risk and interest rate risk.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.



4. Loans, Credit Risk and Allowance for Loan Losses

Through its subsidiaries, the Corporation generates commercial, mortgage and consumer loans and receives deposits from customers located in its primary market areas of Indiana, Illinois, Kentucky, and portions of Tennessee. Collateral, if deemed necessary, is based on management's credit evaluation and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors. The Corporation's loan portfolio is diversified with no concentration related to any one industry.

                                                                 1995        1994
------------------------------------------------------------------------------------
 Loans at December 31:
  Commercial, industrial and agricultural production loans    $  555,571  $  317,958
  Tax exempt loans                                                23,354      25,248
  Real estate mortgage loans:
   Commercial and agricultural                                   136,941     340,792
   Construction                                                   48,690      68,957
   Residential                                                   665,986     828,667
                                                              ----------------------
                                                                 851,617   1,238,416
  Consumer loans                                                 555,896     551,840
                                                              ----------------------
                                                               1,986,438   2,133,462
  Less: Unearned interest on loans                                14,984      15,336
                                                              ----------------------
     Total loans, net of unearned interest                    $1,971,454  $2,118,126
                                                              ======================

  As of December 31, 1995, the Corporation reclassified $214,550,000 of loans previously classified as commercial real estate mortgage loans to the commercial, industrial, and agricultural production loan category. The reclassification represents real estate loans which are secured by owner-occupied commercial or service related businesses. Management believes that classifying such loans as commercial loans is more consistent with their underwriting criteria and also more accurately reflects the credit risk associated with such loans. Prior year amounts have not been reclassified using the new criteria.

  The above table does not include real estate loans held for sale which totaled $222,157,000 and $11,666,000 at December 31, 1995 and 1994, respectively.

  The Corporation has sold certain loans to the Federal Home Loan Mortgage Corporation (FHLMC) and other investors while retaining servicing rights. Loans serviced for others totaled $710,634,000 and $972,790,000 at December 31, 1995 and 1994, respectively, and are not included in the accompanying consolidated financial statements.

  The Corporation adopted Financial Accounting Standards Board Statements No. 114, and No. 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures" effective January 1, 1995. The adoption of these statements did not have a material impact on the Corporation's financial position or results of operations since the method prescribed by the standards was not significantly different from that historically used by the Corporation. Impaired loans totaled $14,149,000 at December 31, 1995 and are included in the following non-performing loan table. An allowance for losses at that date was not deemed necessary for impaired loans totaling $6,701,000, but an allowance of $1,212,000 was recorded for the remaining balance of impaired loans of $7,448,000. The average balance of impaired loans for 1995 was $13,566,000. Interest income and cash receipts of interest totaled $76,000 and $102,000, respectively, during the period in 1995 that the loans were impaired. Interest foregone on non-accrual and restructured loans was not material to the Corporation's financial statements.


                                                                   1995         1994
-------------------------------------------------------------------------------------
 Non-performing loans and assets at December 31:
  Nonaccrual loans                                            $   19,913   $   11,981
  Restructured loans                                                 948        1,065
  90 days or more past due and accruing                            2,227        2,933
                                                              -----------------------
   Total non-performing loans                                     23,088       15,979
  Foreclosed properties                                            1,727        3,849
                                                              -----------------------
   Total non-performing assets                                $   24,815   $   19,828
                                                              =======================

                                                      1995         1994         1993
-------------------------------------------------------------------------------------
 Allowance for loan losses:
  Balance at January 1,                             $28,502   $   23,443   $   22,335
  Allowance of subsidiaries at acquisition date         769        1,118          924
  Adjustment to conform year-ends                                    561
  Loans charged-off                                  (9,494)      (5,633)      (6,130)
  Recoveries                                          2,090        1,779        2,424
  Provision for loan losses                           6,939        7,234        3,890
                                                    ---------------------------------
  Balance at December 31,                           $28,806   $   28,502   $   23,443
                                                    =================================


5. Premises and Equipment
                                                                   1995         1994
-------------------------------------------------------------------------------------
 Cost at December 31:
  Land                                                        $    8,742   $    9,996
  Buildings and leasehold improvements                            71,651       74,254
  Equipment                                                       42,700       43,152
                                                              -----------------------
   Total cost                                                    123,093      127,402
 Accumulated depreciation                                        (56,869)     (58,899)
                                                              -----------------------
  Net                                                         $   66,224   $   68,503
                                                              =======================


6. Deposits
                                                                   1995         1994
-------------------------------------------------------------------------------------
 Deposits at December 31:
  Non-interest bearing checking                               $  322,706   $  307,809
  Interest bearing checking                                      414,315      433,242
  Money market investment                                        301,637      244,137
  Savings                                                        237,109      273,952
  Certificates of $100,000 or more                               109,828      110,633
  Certificates of deposit and other time                       1,404,394    1,225,683
                                                              -----------------------
   Total                                                      $2,789,989   $2,595,456
                                                              =======================

  The Corporation generally does not accept brokered deposits and has no significant concentrations of deposits from any one customer or industry. The maturity distribution of certificates and other time deposits at December 31, 1995, is as follows: 1996 -- $891,666,000; 1997 -- $336,443,000; 1998 --
$164,815,000; 1999 -- $42,946,000; 2000 -- $40,989,000; 2001 and after --
$37,363,000.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.


7. Long-Term Debt
                                                                                      1995      1994
-------------------------------------------------------------------------------------------------------
 Long-term debt of the parent company and its subsidiaries as of December 31:
 Parent Company:
  Convertible subordinated debentures, 7.50%, redemptions of $1,125
   annually beginning in 2001, balance due 2011                                     $  6,538  $  6,785
  Redeemable subordinated debentures, 9.50% due 1997                                   2,187     2,266
  Notes payable, unsecured:
   9.81%, payable $600 annually through 1996, balance due in 1997                      3,000     3,600
   10.00%, paid in 1995                                                                          3,250
   Variable rate adjusted with changes in LIBOR, payable $250 quarterly through
    2000 (6.69% and 6.25% at December 31, 1995 and 1994, respectively)                 5,500     6,000
 Subsidiaries:
  Federal Home Loan Bank advances, due at various dates through 2014 (weighted
   average rates of 5.89% and 6.13% at December 31, 1995 and 1994, respectively)     115,794   166,920
  Notes payable, revolving credit agreement, secured by finance receivables:
   Variable rate adjusted with changes in LIBOR in 1995 and the prime interest
    rate in 1994 (6.63% and 8.50% at December 31, 1995 and 1994, respectively)        19,851     9,102
   Fixed rate borrowings at 7.50% to 8.20%, paid in 1995                                         6,500
  Other, including capitalized leases                                                  5,176     5,638
                                                                                    ------------------
    Total                                                                           $158,046  $210,061
                                                                                    ==================

  The scheduled principal reduction of long-term debt at December 31, 1995, is approximately as follows: 1996 - $69,788,000; 1997 - $15,860,000; 1998 -
$21,826,000; 1999 - $26,221,000; 2000 - $11,641,000; 2001 and after -
$12,710,000. Certain notes payable permit earlier principal payments without penalty.

  The Corporation sold $15,000,000 of 7.5 percent convertible subordinated debentures on August 29, 1991. The debentures are convertible into shares of common stock of the Corporation at a conversion price of $18.89 per share, subject to certain adjustments, any time prior to maturity. The debentures are subject to equal annual redemptions of $1,125,000 commencing in 2001 with final maturity on September 1, 2011. The Corporation has the option to redeem the debentures in whole or in part under certain conditions prior to maturity.

  The redeemable subordinated debentures were issued in tandem with a like face amount of cancelable mandatory stock purchase contracts as described in Note 8.

  Qualifying unencumbered mortgage loans held in the loan portfolio equal to at least 170 percent of the aggregate amount of advances have been pledged as collateral for the Federal Home Loan Bank advances.

  The Corporation and its subsidiaries have lines of credit available which permit borrowings totaling $35,000,000 at variable rates adjusted with changes in LIBOR through February 8, 1998. At December 31, 1995, $15,149,000 remained available for future use.

8. Shareholders' Equity

The Corporation is authorized to issue 2,000,000 shares of preferred stock, no par value, which remain unissued at December 31, 1995. In the event any preferred shares are issued, specific voting powers, dividend preferences, and other rights and restrictions of the preferred stock will be designated by the Board of Directors.

  Shareholders' equity has been adjusted to record the one-for-twenty stock dividend declared on November 16, 1993, the one-for-ten stock dividend declared on October 18, 1994, and the one-for-twenty stock dividend declared on October 18, 1995. All share data has been adjusted to reflect the stock dividends.

  The Corporation offers a Dividend Reinvestment and Stock Purchase Plan (the
Plan), which provides shareholders of the Corporation with a convenient method of purchasing additional shares of common stock without the payment of any brokerage commissions or fees. At December 31, 1995, there were 109,833 shares of common stock reserved for issuance under the Plan. Shares distributed pursuant to the Plan totaled 114,155, 97,323, and 97,247 for 1995, 1994 and 1993, respectively.

  In connection with its merger with Indiana Bancshares, Inc., the Corporation reserved 164,183 shares of its common stock effective May 1, 1992, for issuance pursuant to Indiana Bancshares' $2,500,000 cancelable mandatory stock purchase contracts, which were assumed by the Corporation. The cancelable mandatory stock purchase contracts outstanding at December 31, 1995, require the purchase of 144,415 shares of the Corporation's common stock at a price of approximately $15.23 per share on or before January 1, 1997. The Corporation issued 5,252 shares in 1995, 394 shares in 1994, and 4,595 shares in 1993 in connection with the exercise of stock purchase contracts.

  The Corporation has Incentive Stock Option Plans (Plans), whereby up to 735,000 shares of common stock can be granted to directors, certain key officers or employees of the Corporation or its subsidiaries. Under terms of the Plans, options may be granted to purchase the Corporation's common stock at a price not less than the fair market value of the common stock at the date of the grant, for a period of up to 10 years. Options granted pursuant to the Plans are intended to qualify as incentive stock options; however, certain conditions may be waived which would result in the options being treated as non-qualified stock options. Unless earlier terminated by the Board of Directors, the Plans will terminate on or before March 20, 2005.

  The following table presents share data related to the Plans and other options assumed by the Corporation as a result of certain mergers.

                                       1995                     1994                    1993
                               Option      Average      Option     Average      Option     Average
                               Shares    Option Price   Shares   Option Price   Shares   Option Price
-------------------------------------------------------------------------------------------------------
 Outstanding, January 1,       572,911      $15.35     441,916      $12.88     391,061       $10.09
 Granted or assumed            126,014       28.25     167,143       20.98      86,451        24.26
 Exercised                    (199,988)       8.73     (36,148)      11.15     (35,596)        9.86
 Expired                        (2,657)      27.60
                              --------                 -------                 -------
 Outstanding, December 31,     496,280      $21.22     572,911      $15.35     441,916       $12.88
                              =======================================================================

  At December 31, 1995, options for 389,851 shares were exercisable and 608,986 shares were available for the granting of additional options.
  The Corporation had also reserved 346,170 shares of its common stock at December 31, 1995, for its convertible subordinated debentures as described in
Note 7.

  The Financial Accounting Standards Board has issued Statement No. 123 "Accounting for Stock-Based Compensation" which defines a "fair value method" of accounting for stock options. The statement is effective for fiscal years beginning after December 15, 1995, and encourages the use of the fair value method but permits the current method with additional pro forma disclosures. The Corporation intends to continue the current practice with pro forma disclosures of net income and net income per share as if the "fair value method" had been applied.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.


9. Employee Benefit Plans

The Corporation and its subsidiaries maintain noncontributory, defined-benefit pension plans covering substantially all employees. Pension benefits are generally based on years of service and compensation, as defined. Pension expense was $327,000, $288,000 and $508,000 for 1995, 1994 and 1993,
respectively, and included the following components:

                                                      1995      1994      1993
-------------------------------------------------------------------------------
 Service costs-benefits earned during the period    $ 1,339   $ 1,282   $ 1,275
 Interest costs on projected benefit obligation       2,096     1,980     1,913
 Return on plan assets                               (2,884)   (2,750)   (2,501)
 Net amortization and deferral                         (224)     (224)     (179)
                                                    ---------------------------
  Net pension expense                               $   327   $   288   $   508
                                                    ===========================

  It is the Corporation's policy to make contributions to the plans sufficient to meet the minimum funding requirements of applicable laws and regulations, plus additional amounts, if any, that the Corporation may determine to be appropriate.

  The following table sets forth the plans' funded status and the amounts recognized in the Corporation's consolidated balance sheet at December 31:

                                                                         1995       1994       1993
------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated benefit obligation:
  Vested                                                                $ 24,771   $ 20,993   $ 21,237
  Nonvested                                                                1,861        725        829
                                                                        ------------------------------
   Total                                                                $ 26,632   $ 21,718   $ 22,066
                                                                        ==============================
 Plan assets at fair value, primarily marketable securities             $ 37,477   $ 30,082   $ 31,121
 Actuarial present value of projected benefit obligation                 (31,679)   (26,108)   (27,621)
                                                                        ------------------------------
 Excess of plan assets over projected benefit obligation                   5,798      3,974      3,500
 Unrecognized net transition asset                                        (1,778)    (1,966)    (2,163)
 Unrecognized net loss                                                     1,750      2,308      1,585
 Unrecognized prior service cost                                            (981)    (1,005)       151
                                                                        ------------------------------
  Prepaid pension expense included in other assets                      $  4,789   $  3,311   $  3,073
                                                                        ==============================
 Assumptions used in determining the projected benefit
  obligations and net pension expense were:

                                                                            1995       1994       1993
--------------------------------------------------------------------------------------------------------
 Discount rate                                                              7.50%      8.25%      7.50%
 Rate of increase in compensation levels                                    4.25       4.25       4.25
 Expected long-term rate of return on plan assets                           9.00       9.00       9.00

  The discount rates used to compute the projected benefit obligations were increased in 1994 and reduced during 1995 as noted above due to changes in market interest rates. The projected benefit obligations were reduced by approximately $2,909,000 in 1994 and increased by approximately $2,850,000 in 1995 as a result of these changes.

  UF Bancorp employees participated in a multi-employer defined benefit pension plan until merger with the Corporation. In 1995, the Corporation incurred expenses of $220,000 in connection with this plan. The Corporation has no remaining liabilities with respect to this plan, and no plan assets were transferred to the Corporation's defined benefit plan, as summarized in the above tables.

  The Corporation and its subsidiaries also have a deferred income savings plan (Savings Plan) with substantially all employees eligible to participate. At the discretion of the Board of Directors, the subsidiaries match a percentage of employee contributions and may make an additional contribution based on earnings performance. The Corporation's expense for the Savings Plan was $842,000, $1,052,000 and $1,133,000 for 1995, 1994 and 1993, respectively.

  The Corporation does not provide postretirement benefits as defined by Financial Accounting Standards Board Statement No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," nor does it have any material liabilities for postemployment benefits provided to former and inactive employees.

10. Other Non-Interest Income and Expense

Components of other non-interest income and expense that exceeded one percent of total revenue in any of the years presented are as follows:

                                                                   Year Ended December 31,
                                                              1995           1994           1993
--------------------------------------------------------------------------------------------------
Other non-interest income:
  Service charges on deposit accounts                        $10,908        $ 9,500        $ 8,607
  Mortgage loan origination and servicing                      7,662          9,113         10,721
  Insurance premiums and commissions                           6,009          6,746          5,546
  Trust fees                                                   5,169          4,538          4,195
  Credit card and other non-interest fees on loans             5,142          4,986          4,219
  Investment products fees                                     3,035          2,816          2,611
  Other                                                        6,579          8,419          5,993
                                                             -------------------------------------
   Total other non-interest income                            44,504        $46,118        $41,892
                                                             =====================================
Other non-interest expense:
  Data processing and other services                         $11,648        $ 7,268        $ 6,158
  FDIC assessments                                             3,996          6,257          5,444
  Professional fees                                            3,787          3,106          3,118
  Printing and supplies                                        3,667          3,080          2,770
  Advertising and promotion                                    3,444          2,832          2,772
  Postage and freight                                          3,005          2,726          2,724
  Other                                                       14,759         17,833         13,892
                                                             -------------------------------------
   Total other non-interest expense                          $44,306        $43,102        $36,878
                                                             =====================================

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.


11. Income Taxes
                                              1995          1994         1993
-------------------------------------------------------------------------------
Income taxes:
  Currently payable:
   Federal                                   $17,926      $15,504      $12,904
   State                                       4,118        3,778        3,314
  Deferred (benefit):
   Federal                                    (1,149)      (2,206)        (131)
   State                                        (185)        (283)         (48)
                                             ---------------------------------
    Total income taxes                       $20,710      $16,793      $16,039
                                             =================================

                                                                               1995           1994          1993
------------------------------------------------------------------------------------------------------------------
Reconciliation of federal statutory tax to actual income tax expense:
  Federal income tax at applicable statutory rate (35%)                      $19,726        $16,557        $16,434
  Tax exempt interest                                                         (2,094)        (2,070)        (2,153)
  State franchise tax, net of federal tax benefit                              2,556          2,271          2,130
  Other                                                                          522             35           (372)
                                                                             -------------------------------------
   Income tax expense                                                        $20,710        $16,793        $16,039
                                                                             =====================================
   Effective rate                                                                 37%            35%            34%
                                                                             =====================================

  A cumulative net deferred tax asset of $1,680,000 and $7,760,000 for 1995 and 1994, respectively, is included in other assets. The components of the asset at December 31 are as follows:

                                                                                  1995      1994
-------------------------------------------------------------------------------------------------
 Unrealized (gains) losses on securities available for sale                     $(2,239)  $ 5,175
 Differences in depreciation methods                                             (2,902)   (2,507)
 Differences in accounting for loan losses                                        6,553     5,010
 Deferred compensation and pension                                               (1,506)     (738)
 Difference in accounting for warranty losses on sold loans                       1,108     1,002
 Other                                                                              666      (182)
                                                                                -----------------
    Net deferred tax asset                                                      $ 1,680   $ 7,760
                                                                                =================
 Assets                                                                         $10,878   $11,468
 Liabilities                                                                     (9,198)   (3,708)
                                                                                -----------------
    Net deferred tax asset                                                      $ 1,680   $ 7,760
                                                                                =================

  During 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As a result, the beginning deferred tax asset was increased by $1,868,000, which is reported as the cumulative effect of a change in accounting method. A valuation allowance was not required at any time during 1995 or 1994.

  Income tax expense attributable to securities gains was $877,000, $279,000 and $496,000 for 1995, 1994 and 1993, respectively.

12. Lease Commitments

The Corporation is committed under various operating leases that have initial or remaining non-cancelable lease periods in excess of one year as of December 31, 1995. Lease rental expense was $1,545,000 in 1995, $1,439,000 in 1994 and
$1,342,000 in 1993. Minimum rentals for lease commitments in succeeding years totaled $7,422,000 at December 31, 1995.

13. Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

  At December 31, those financial instruments whose contract amount represents credit and/or interest rate risk are summarized in the following table:

                                                            1995        1994
------------------------------------------------------------------------------
 Commitments to extend credit                             $510,824    $448,920
 Commitments to purchase investment securities               1,650      19,175
 Standby letters of credit                                  25,205      19,675

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, real property, plant and equipment, and income-producing commercial properties.

  Commitments to purchase investment securities were related to the purchase of municipal securities at December 31, 1995, and U.S. Government Agency securities at December 31, 1994. These transactions settled in January 1996 and 1995, respectively.

  Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.

  The Corporation and its subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Corporation in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.

  The Corporation has entered into employment contracts which provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of a change in control of the Corporation, as defined, along with certain other specified conditions. The contingent liability under these agreements in the event of a change in control is approximately $3,784,000. The Corporation is not required to pay any amounts under these agreements which cannot be deducted for federal income tax purposes.

  The Corporation has entered into an agreement with ALLTEL Information Services, Inc. (ALLTEL) whereby ALLTEL will provide the Corporation with certain services, including software, specified computer equipment and the overall management and operations of its data processing through November 1999. The agreement provides for minimum annual payments as follows: 1996 - $4,545,000; 1997 - $4,663,000; 1998 - $4,687,000; and 1999 - $4,483,000.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.



14. Interest Rate Contracts

Through the purchase of interest rate cap agreements, (caps) the Corporation has reduced the impact of increased interest rates on its costs to acquire certain repurchase agreements and long-term borrowings being hedged. These caps entitle the Corporation to receive periodic payments from counterparties based upon the notional amount of the caps and the excess of the index rate over the strike price.

  At December 31, 1995 and 1994, the notional amount of the interest rate caps was $135,000,000 and $125,000,000, respectively. The caps are indexed to LIBOR with contract strike prices ranging from 4 percent to 7 percent and mature in 1997. The caps had carrying values of $1,495,000 and $2,576,000 at December 31, 1995 and 1994, respectively, and related market values of $753,000 and $7,217,000.

  The Corporation has entered into interest rate swaps as a hedge against certain long-term borrowings to manage its interest rate sensitivity. The contracts represent an exchange of interest payments and the underlying principal balances of the liabilities are not affected. At December 31, 1995, the Corporation had a swap with a notional value of $10,000,000. The agreement requires the Corporation to pay a fixed rate of interest of 5.93% and receive a variable rate based on three-month LIBOR. The agreement terminates in November 2000.

  The Corporation is exposed to credit losses in the event of nonperformance by the counterparties but has no off-balance sheet credit risk of accounting loss. Although collateral or other security is not obtained, the Corporation minimizes its credit risk by monitoring the credit standing of the counterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.

  At December 31, 1995, option forward contracts outstanding committed the Corporation to sell $34,300,000 par value of mortgage-backed securities during 1996. Fees received from these contracts have been deferred until completion of the transaction.


15. Related Party Transactions

In the ordinary course of business, the Corporation has loan, deposit and other transactions with officers, directors, and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. All of the transactions were entered into on substantially the same terms as those prevailing at the time for comparable transactions with other parties. These loans do not involve more than normal risk of collectability or present other unfavorable features. As defined, total loans to executive officers, directors, and principal shareholders were as follows:

 Balance, January 1, 1995 (all current)                                $34,594
   New loans, including renewals                                         8,025
   Director and officer changes                                          2,026
   Payments, including renewals                                         (8,014)
                                                                       -------
 Balance, December 31, 1995 (all current)                              $36,631
                                                                       =======

16. Regulations on Bank Dividends and Cash

The principal source of income and funds for the Corporation (Parent Company) is dividends from its banking subsidiaries. During the year 1996, the amount of dividends that the banking subsidiaries can pay to the Corporation without obtaining prior regulatory approval is limited to the total of their 1996 net income and $27,335,000 (the amount available at December 31, 1995). As a practical matter, the banks may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

  The bank subsidiaries are required by the Federal Reserve Bank to maintain non-interest bearing cash reserve balances which are dependent on the amounts and types of deposits held by the banks. The reserves required at December 31, 1995, were $46,882,000.

17. Fair Values of Financial Instruments

The estimated fair values of the Corporation's financial instruments are provided in the following table. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both: a) Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or, b) Conveys to a second entity a contractual right to receive cash or another financial instrument from the first entity. All of the Corporation's assets and liabilities are not financial instruments, as defined, and are therefore not included in the table.

  The estimated fair values of the Corporation's financial instruments at December 31 were as follows:

                                                                 1995                       1994
                                                        Carrying         Fair        Carrying        Fair
                                                         Amount         Value         Amount        Value
------------------------------------------------------------------------------------------------------------
 Financial assets:
   Cash and short-term investments                     $   138,785   $   138,785   $   157,373   $   157,373
   Investment securities available for sale                972,320       972,320       509,447       509,447
   Investment securities held to maturity                  198,240       199,966       549,861       520,873
   Net loans (including loans held for sale)             2,164,805     2,221,413     2,101,290     2,087,568
   Interest receivable                                      29,353        29,353        23,982        23,982

 Financial liabilities:
   Deposits                                             (2,789,989)   (2,791,651)   (2,595,456)   (2,585,002)
   Short-term borrowings                                  (352,466)     (352,466)     (359,479)     (359,479)
   Interest rate contracts                                   1,495           753         2,576         7,217
   Long-term debt                                         (158,157)     (158,209)     (210,061)     (210,762)
   Interest payable                                        (15,624)      (15,624)      (10,240)      (10,240)

 Off-balance sheet financial assets (liabilities):
   Commitments to extend credit                                            2,402                       1,998
   Interest rate swaps                                                      (134)

  The carrying amounts of cash and short-term investments were reasonable estimates of their fair values. Fair values for investment securities were based on quoted market prices or dealer quotes where available. The fair values of investment securities, where market values or dealer quotes were not available, and loans were calculated by discounting expected cash flows to average maturities. The discount rate was adjusted to allow for varying repricing opportunities, credit risks and carrying costs, as deemed appropriate by management. The fair values of demand deposits, savings accounts, money market deposits and short-term borrowings were the carrying amounts which were payable on December 31, 1995, and December 31, 1994, respectively. Fair values of interest rate contracts, including interest rate swaps, were based on dealer quotes. The fair values of fixed-maturity certificates of deposit and long-term debt were estimated using current interest rates for similar remaining maturities. Commitments to make loans and standby letters of credit are not recorded on the balance sheet. The fair values of commitments to extend credit were based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

  Because no active market exists for a significant portion of the Corporation's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

Notes to Consolidated Financial Statements
CNB Bancshares, Inc.

18. Condensed Financial Information of Parent Company

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Corporation (Parent Company only).

                                                              December 31,
CONDENSED BALANCE SHEET                                      1995       1994
------------------------------------------------------------------------------
Assets
  Cash on deposit                                          $  2,236   $  3,210
  Securities purchased under repurchase agreements
   with subsidiaries                                         10,000     16,000
                                                           -------------------
    Total cash and cash equivalents                          12,236     19,210
  Investment in subsidiaries                                287,958    264,974
  Premises and equipment                                        732        334
  Receivables from subsidiaries                              11,107      9,554
  Other assets                                                2,508        633
                                                           -------------------
    Total assets                                           $314,541   $294,705
                                                           ===================
Liabilities
  Accrued expenses                                         $  1,810   $  1,679
  Dividends payable                                                      2,813
  Long-term debt                                             15,038     16,385
                                                           -------------------
    Total liabilities                                        16,848     20,877
Shareholders' equity                                        297,693    273,828
                                                           -------------------
    Total liabilities and shareholders' equity             $314,541   $294,705
                                                           ===================

                                                      Year Ended December 31,
CONDENSED STATEMENT OF INCOME                        1995      1994      1993
-------------------------------------------------------------------------------
Income
  Dividends from subsidiaries                      $ 46,003  $ 32,057  $ 29,779
  Management fees from subsidiaries                   5,998     5,673
  Other income                                        1,151     1,817       197
                                                   --------   -------   -------
    Total income                                     53,152    39,547    29,976
Expenses
  Personnel expense                                   6,894     5,731
  Interest expense                                    1,433     1,426     1,882
  Other expenses                                      3,859     3,166     2,726
                                                   --------   -------   -------
    Total expenses                                   12,186    10,323     4,608
                                                   --------   -------   -------
Income before income tax and equity
 in undistributed earnings of subsidiaries           40,966    29,224    25,368
Income tax benefit                                    1,737       938       634
                                                   --------   -------   -------
Income before equity in undistributed earnings
  of subsidiaries                                    42,703    30,162    26,002
Equity in undistributed earnings of
 subsidiaries                                        (7,052)      350     6,782
                                                   --------   -------   -------
Net income                                         $ 35,651  $ 30,512  $ 32,784
                                                   ============================


                                                                               Year Ended December 31,
Condensed Statement of Cash Flows                                             1995       1994       1993
----------------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                                $ 35,651   $ 30,512   $ 32,784
  Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                                                 143         97         68
   (Increase) decrease in undistributed net income of subsidiaries             7,052       (350)    (6,782)
   (Increase) decrease in other assets                                        (1,900)      (123)     1,288
   Increase in other liabilities                                                  96        523        181
                                                                            ------------------------------
Net cash provided by operating activities                                     41,042     30,659     27,539
                                                                            ------------------------------
Investing activities:
  Principal payments received on notes from subsidiaries                          89      1,650        456
  Purchase of subsidiaries                                                                            (688)

  Advances on notes to subsidiaries                                           (1,642)    (3,077)    (7,154)

  Capital distributions (to) from subsidiaries                               (11,652)     1,952        186
  Purchase of premises and equipment                                            (507)      (321)       (94)
                                                                            ------------------------------
Net cash provided (used) by investing activities                             (13,712)       204     (7,294)
                                                                            ------------------------------
Financing activities:
  Payment of long-term debt                                                  (19,100)    (3,911)    (4,711)

  Proceeds from long-term borrowings                                          18,000                 7,000
  Proceeds from common stock issued for dividend reinvestment plan             3,093      2,733      2,396
  Proceeds from exercise of stock options and stock purchase contracts         1,964        804      1,098
  Payment of cash dividends                                                  (12,972)   (11,777)   (11,105)
  Purchase and retirement of common stock                                    (25,289)   (11,693)    (5,949)
                                                                            ------------------------------
Net cash used by financing activities                                        (34,304)   (23,844)   (11,271)
                                                                            ------------------------------
Net increase (decrease) in cash and cash equivalents                          (6,974)     7,019      8,974
Cash and cash equivalents at January 1,                                       19,210     12,191      3,217
                                                                            ------------------------------
Cash and cash equivalents at December 31,                                   $ 12,236   $ 19,210   $ 12,191
                                                                            ==============================
Supplemental disclosure:
  Non-cash investing and financing activities:
   Stock issued in exchange of debentures and equity contracts              $    247   $  3,252   $  5,037
   Common stock issued for acquisitions                                        6,618      9,969      2,721


Independent Auditor's Report
CNB Bancshares, Inc.



To the Shareholders and Board of Directors
CNB Bancshares, Inc.
Evansville, Indiana

  We have audited the consolidated balance sheet of CNB Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of CNB Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in the notes to consolidated financial statements, effective January 1, 1993, and December 31, 1993, respectively, the Corporation adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.


/s/ Geo. S. Olive & Co.
GEO. S. OLIVE & CO. LLC
Evansville, Indiana
January 26, 1996

Management's Statement of Financial Reporting
CNB Bancshares, Inc.

  The consolidated financial statements of CNB Bancshares, Inc. were prepared by management of the Corporation, which is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and properly include amounts that are based on management's best judgements and estimates. The other financial information included in this report is consistent with that in the financial statements.

  In meeting its responsibility, management has established and maintains systems of internal control which are designed to provide reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Corporation and that its policies and procedures are followed. These systems are augmented by the careful selection and training of qualified personnel and a continuous program of internal audits.

  Geo. S. Olive & Co., LLC, independent auditors, were engaged to audit the consolidated financial statements of CNB Bancshares, Inc. and to express an opinion thereon. The audit was conducted in accordance with generally accepted auditing standards which included a review of the Corporation's systems of internal controls and such tests and related procedures as they deemed necessary to express an opinion on the fairness of the consolidated financial statements.

  The Board of Directors pursues its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee, comprised solely of directors who are not officers or employees of the Corporation, is responsible for monitoring the accounting, auditing and financial reporting practices of the Corporation and its subsidiaries. The Committee recommends to the Board of Directors the appointment of the independent auditors and meets regularly with them, the internal auditors, and management. To further assure their independence, the internal auditors and the independent auditors have direct access to the Audit Committee and the Board of Directors.


                                       CNB BANCSHARES, INC.

Average Balance Sheet and Net Interest Income Analysis
CNB Bancshares, Inc.

(In thousands on fully taxable equivalent basis)

                                                                         1995                           1994
                                                            Average              Average   Average              Average
                                                            Balances   Interest   Rates    Balances   Interest   Rates
-----------------------------------------------------------------------------------------------------------------------
Assets
  Federal funds sold and other short-term money market
   investments                                             $   23,319  $  1,418    6.08%  $   50,416  $  1,805   3.58%
  Real estate loans held for sale                              23,113     1,899    8.22       33,913     2,602   7.67
  Investment securities (1)
    Taxable                                                 1,037,083    68,743    6.63      946,048    54,570   5.77
    Tax exempt (2)                                             85,358     7,648    8.96       74,505     7,279   9.77
                                                           ----------------------------------------------------------
      Total investment securities                           1,122,441    76,391    6.81    1,020,553    61,849   6.06
   Loans: (3) (4)
     Commercial and industrial                                335,598    32,641    9.73      301,027    24,692   8.20
     Tax exempt (2)                                            23,982     2,536   10.57       25,778     2,427   9.42
     Real estate mortgage                                   1,243,944   106,455    8.56    1,110,410    89,527   8.06
     Consumer                                                 535,903    55,720   10.40      513,018    47,335   9.23
                                                           ----------------------------------------------------------
       Total loans                                          2,139,427   197,352    9.22    1,950,233   163,981   8.41
                                                           ----------------------------------------------------------
       Total earning assets                                 3,308,300   277,060    8.37    3,055,115   230,237   7.53
  Less: Allowance for loan losses                              28,811                         25,897
  Cash and due from banks                                      99,687                        104,917
  Premises and equipment                                       68,187                         70,122
  Other assets                                                 82,144                         74,693
                                                           ----------------------------------------------------------
       Total assets                                        $3,529,507                     $3,278,950
                                                           ==========================================================
Liabilities
  Interest bearing deposits:
    Interest bearing checking                              $  395,874  $  9,783    2.47%  $  422,396  $ 10,122   2.40%
    Money market investment                                   255,875     9,758    3.81      270,585     7,348   2.72
    Savings                                                   250,449     6,678    2.67      290,173     7,618   2.63
    Certificates of deposit and other time                  1,487,838    82,559    5.55    1,343,685    62,062   4.62
                                                           ----------------------------------------------------------
      Total interest bearing deposits                       2,390,036   108,778    4.55    2,326,839    87,150   3.75
  Securities sold under repurchase agreements                 302,004    16,678    5.52      213,963     9,857   4.61
  Federal funds purchased                                      23,539     1,393    5.92       30,669     1,329   4.33
  Other short-term borrowings                                   7,600       423    5.57        6,633       262   3.95
  Long-term debt (5)                                          193,784    13,078    6.75      109,977     7,179   6.53
                                                           ----------------------------------------------------------
      Total interest bearing
       liabilities                                          2,916,963   140,350    4.81    2,688,081   105,777   3.94
  Non-interest bearing checking                               293,051                        287,963
  Other liabilities                                            33,599                         25,760
                                                           ----------------------------------------------------------
      Total liabilities                                     3,243,613                      3,001,804
Shareholders' equity (1)                                      285,894                        277,146
                                                           ----------------------------------------------------------
      Total liabilities and shareholders' equity           $3,529,507                     $3,278,950
                                                           ==========================================================
Recap (6)
  Interest income                                                      $277,060    8.37%              $230,237   7.53%
  Interest expense                                                      140,350    4.24                105,777   3.46
                                                           ----------------------------------------------------------
      Net interest income/margin                                       $136,710    4.13%              $124,460   4.07%
                                                           ==========================================================

(1) Average balances exclude net unrealized gains/losses on securities available for sale.
(2) Tax exempt securities and loans have been adjusted to a fully tax equivalent basis using a marginal tax rate of 35% for 1993 forward and 34% for previous years.
(3) Nonaccrual loans have been included in the average balances.
(4) Loan income includes interest and fees on loans.
(5) Interest expense includes a one-time prepayment penalty of $453,000 in 1992. Rate excluding penalty would have been 8.48%.
(6) Average rates have been computed by dividing by total earning assets.


                         1993                                      1992                                      1991
          Average                  Average          Average                    Average          Average                 Average
          Balances     Interest     Rates           Balances     Interest       Rates           Balances   Interest      Rates
-------------------------------------------------------------------------------------------------------------------------------
         $  104,369    $  3,380     3.24%          $  167,003    $  6,474       3.88%          $  185,725  $ 11,111      5.98%
             64,333       4,448     6.91               59,644       4,445       7.45               16,510     1,536      9.30

            859,807      52,570     6.11              716,046      53,177       7.43              589,386    49,896      8.47
             69,079       7,305    10.57               80,104       8,410      10.50               89,231     9,660     10.83
-------------------------------------------------------------------------------------------------------------------------------
            928,886      59,875     6.45              796,150      61,587       7.74              678,617    59,556      8.78

            236,475      18,149     7.67              267,582      22,007       8.22              294,453    29,225      9.93
             30,710       2,664     8.67               37,640       3,353       8.91               43,439     4,698     10.82
          1,023,013      85,725     8.38              999,976      92,278       9.23            1,066,733   108,907     10.21
            426,941      41,958     9.83              364,937      41,179      11.28              346,505    42,491     12.26
-------------------------------------------------------------------------------------------------------------------------------
          1,717,139     148,496     8.65            1,670,135     158,817       9.51            1,751,130   185,321     10.58
-------------------------------------------------------------------------------------------------------------------------------
          2,814,727     216,199     7.68            2,692,932     231,323       8.59            2,631,982   257,524      9.78
             23,466                                    22,069                                      18,359
            109,852                                   104,919                                     102,617
             68,540                                    66,018                                      64,088
             67,308                                    66,745                                      76,386
-------------------------------------------------------------------------------------------------------------------------------
         $3,036,961                                $2,908,545                                  $2,856,714
===============================================================================================================================


         $  384,664    $  9,790     2.55%          $  343,848    $ 10,678       3.11%          $  291,775  $ 12,963      4.44%
            258,034       7,378     2.86              240,514       8,639       3.59              228,751    11,693      5.11
            275,762       8,067     2.93              224,446       7,998       3.56              186,727     9,604      5.14
          1,347,583      64,933     4.82            1,393,601      81,835       5.87            1,487,538   106,673      7.17
-------------------------------------------------------------------------------------------------------------------------------
          2,266,043      90,168     3.98            2,202,409     109,150       4.96            2,194,791   140,933      6.42

             97,032       2,868     2.96               95,906       3,345       3.49               82,019     4,502      5.49
             15,872         445     2.80                9,693         296       3.05               12,107       655      5.41
              1,397          39     2.79                3,948         230       5.83                8,990       738      8.21
            112,986       7,973     7.06              104,208       9,286       8.91               92,724     8,742      9.43
-------------------------------------------------------------------------------------------------------------------------------
          2,493,330     101,493     4.07            2,416,164     122,307       5.06            2,390,631   155,570      6.51
            264,788                                   236,515                                     219,935
             27,567                                    30,254                                      39,814
-------------------------------------------------------------------------------------------------------------------------------
          2,785,685                                 2,682,933                                   2,650,380
            251,276                                   225,612                                     206,334
-------------------------------------------------------------------------------------------------------------------------------

         $3,036,961                                $2,908,545                                  $2,856,714
===============================================================================================================================

                       $216,199     7.68%                        $231,323       8.59%                      $257,524      9.78%
                        101,493     3.60                          122,307       4.54                        155,570      5.91
-------------------------------------------------------------------------------------------------------------------------------
                       $114,706     4.08%                        $109,016       4.05%                      $101,954      3.87%
===============================================================================================================================

Shareholder Information
CNB Bancshares, Inc.

Corporate Offices
The corporate offices of CNB Bancshares are located at: 20 N. W. Third Street, Evansville, Indiana 47739-0001
812-464-3400.

Annual Meeting
The annual meeting of shareholders of CNB Bancshares will be held at 5:00 p.m. on April 16, 1996, at the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana.

Stock Prices and Dividends
The common stock of CNB trades on The Nasdaq Stock Market under the symbol CNBE. The table below lists the range of the closing stock price and dividend information on a quarterly basis over the last two years. All amounts have been adjusted for stock dividends.

                                            1995
                                   Range of         Dividends
                                  Stock Price     Declared  Paid
                               ---------------------------------
            First Quarter      $ 27.79 -- $30.52    $.19    $.19
            Second Quarter       27.79 --  28.74     .20     .19
            Third Quarter        26.60 --  28.50     .20     .20
            Fourth Quarter       25.00 --  28.50             .20

                                             1994
                                   Range of          Dividends
                                  Stock Price     Declared  Paid
                               ---------------------------------
            First Quarter      $ 26.51 -- $29.07    $.18    $.18
            Second Quarter       26.93 --  29.28     .19     .18
            Third Quarter        28.64 --  30.14     .19     .19
            Fourth Quarter       26.84 --  30.16     .19     .19

Quarterly Dividend Programs
CNB offers a Dividend Reinvestment and Stock Purchase Plan to shareholders, administered by Citizens National Bank. The Plan provides a convenient means of purchasing additional stock without the payment of any brokerage commission or service charges. In addition, shareholders participating in the Plan receive a three percent discount from the current market price (as measured during a five-day trading period) on shares of CNB purchased with reinvested dividends.

  The Corporation also offers Direct Deposit of cash dividends, whereby quarterly dividend payments can be automatically deposited to the shareholder's designated bank.

  For information regarding CNB Bancshares' convenient dividend programs, contact Jayne Hilt, Shareholder Relations Officer.

Transfer Agent
Shareholders should direct inquiries concerning dividend checks or their shareholder records to: Citizens National Bank of Evansville

 Attention: Jayne Hilt, P.O. Box 778, Evansville, Indiana 47705-0778, 812-464-3416.

Market Makers
The following firms make a market in the shares of CNB Bancshares:

     William Blair & Company
     Herzog, Heine, Geduld, Inc.
     J. J. B. Hilliard, W. L. Lyons, Inc.
     Keefe, Bruyette & Woods, Inc.
     Merrill Lynch, Pierce, Fenner & Smith, Inc.
     NatCity Investments, Inc.
     David A. Noyes & Company
     Olde Discount Corporation
     Oppenheimer & Co., Inc.
     Smith Barney Inc.

Internet
Information on CNB is available on the Internet at:
http://www.cnbe.com

Availability of Form 10-K

CNB's annual report to the Securities and Exchange Commission on Form 10-K is available without charge upon written request. Address such request to Jayne Hilt, Shareholders Relations Officer, at the corporate office address listed above.

                                       69