Form 10-K405, Exhibit 13
period 1996-12-31
CNB BANCSHARES INC
filed 1997-03-31
CIK 724198

Financial Highlights


                                                                            1996
                                                               1996    Excluding SAIF          1995    Change
Per Share- Net income                                    $     1.96        $  2.12       $     1.86      14.0%
Cash dividends paid (1)                                         .82                             .74      10.8
Book value at year-end                                        16.29                           15.84       2.8
Closing market price                                          41.75                           27.14      53.8

Earnings (in thousands)
Net interest income                                      $  145,601                      $  133,435       9.1%
Provision for loan losses                                     9,206                           6,939      32.7
Non-interest income                                          55,525                          46,661      19.0
SAIF assessment                                               4,963
Other non-interest expense                                  129,740                         116,796      11.1
Net income                                                   37,694        $40,739           35,651      14.3

Average Balances (in thousands)
Total assets                                             $3,832,735                      $3,529,507       8.6%
Earning assets                                            3,601,780                       3,308,300       8.9
Loans, net of unearned interest                           2,079,674                       2,139,427      (2.8)
Deposits                                                  2,858,132                       2,683,087       6.5
Interest bearing liabilities                              3,184,405                       2,916,963       9.2
Shareholders' equity                                        303,446                         285,894       6.1

Financial Ratios
Return on assets                                                .98%         1.06%             1.01%
Return on shareholders' equity                                12.42         13.43             12.47
Net interest margin                                            4.17                            4.13
Efficiency ratio (2)                                             63                              64
Allowance for loan losses to loans                             1.37                            1.46
Net charge-offs to average loans                                .46                             .35
Equity to assets at year-end                                   7.58                            8.20
Tangible equity to assets at year-end                          6.96                            7.60
Risk-based capital ratios at year-end
 Tier I capital                                               11.63                           12.21
 Total capital                                                13.11                           13.86

Other Data (3)
Average common and equivalent shares outstanding         19,225,755                      19,122,856
Common shareholders of record                                 9,508                           8,423
Full-time equivalent associates                               1,911                           1,817
Banking offices                                                  93                              91
Consumer finance offices                                         34                              29

Notes: (1) Dividends per share is for CNB Bancshares only, not restated for poolings of interests.
       (2) Efficiency ratio excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.
       (3) Other data is as of year-end, except for average shares.

Selected Statistical Information
(Dollars in thousands, except for share data)

                                                                       1996          1995          1994          1993          1992
Earnings
Net interest income                                              $  145,601    $  133,435    $  121,273    $  111,394    $  105,233
Provision for loan losses                                             9,206         6,939         7,234         3,890         9,191
Non-interest income                                                  55,525        46,661        46,805        43,113        37,809
SAIF assessment                                                       4,963
Other non-interest expense                                          129,740       116,796       113,539       103,662        96,457
Income taxes                                                         19,523        20,710        16,793        16,039        11,273
Income before change in accounting                                   37,694        35,651        30,512        30,916        26,121
Change in accounting for income taxes                                                                           1,868
Net income                                                           37,694        35,651        30,512        32,784        26,121

Per Share Data
Net income (1)                                                   $     1.96    $     1.86    $     1.60    $     1.66    $     1.42
  Income, excluding SAIF assessment                                    2.12
Cash dividends declared (2) (3)                                         .82           .56           .71           .67           .65
Cash dividends paid                                                     .82           .74           .70           .65           .62
Book value at year-end                                                16.29         15.84         14.44         14.74         13.17
Closing market price                                                  41.75         27.14         26.87         25.97         21.79

At Year-End
Total assets                                                     $4,117,989    $3,628,682    $3,461,339    $3,145,264    $2,918,357
Earning assets                                                    3,850,008     3,372,717     3,226,142     2,914,302     2,683,226
Loans, net of unearned interest (4)                               2,219,651     1,971,454     2,118,126     1,841,457     1,596,427
Allowance for loan losses                                            30,312        28,806        28,502        23,443        22,335
Non-interest bearing deposits                                       354,529       322,706       307,809       280,544       252,221
Total deposits                                                    3,030,227     2,789,989     2,595,456     2,590,790     2,454,234
Shareholders' equity                                                312,298       297,693       273,828       271,778       238,759

Average Balances
Total assets                                                     $3,832,735    $3,529,507    $3,278,950    $3,036,961    $2,908,545
Earning assets                                                    3,601,780     3,308,300     3,055,115     2,814,727     2,692,932
Loans, net of unearned interest (4)                               2,079,674     2,139,427     1,950,233     1,717,139     1,670,135
Non-interest bearing deposits                                       309,439       293,051       287,963       264,788       236,515
Total deposits                                                    2,858,132     2,683,087     2,614,802     2,530,831     2,438,924
Shareholders' equity                                                303,446       285,894       277,146       251,276       225,612
Common and equivalent shares outstanding                         19,225,755    19,122,856    19,042,818    18,599,772    18,358,736

Financial Ratios (1)
Return on assets                                                       .98%          1.01%          .93%         1.02%          .90%
Return on assets, excluding SAIF assessment                           1.06
Return on shareholders' equity                                       12.42          12.47         11.01         12.30         11.58
Return on shareholders' equity, excluding SAIF assessment            13.43
Net interest margin                                                   4.17           4.13          4.07          4.08          4.05
Efficiency ratio (5)                                                    63             64            66            67            65
Equity to assets at year-end                                          7.58           8.20          7.91          8.64          8.18
Cash dividend payout (3)                                                42             29            40            36            36

(1) Per share income and financial ratios are based on income before the accounting change in 1993.
(2) Dividends per share is for CNB Bancshares, Inc. only, not restated for pooling transactions.
(3) Declaration date for fourth quarter 1995 dividend was changed from December 1995 to January 1996.
(4) Excludes loans held for sale.
(5) Excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.

Management's Discussion and Analysis

This section presents management's review of the operating results and financial condition of CNB Bancshares, Inc. (the Corporation) and its subsidiaries. It provides information which is not otherwise apparent from the consolidated financial statements and related footnotes and is intended to assist readers in evaluating the Corporation's performance. The following analysis should be read in conjunction with the consolidated financial statements and accompanying notes, as well as the average balance sheet and selected statistical information presented in other sections of the report. All dollar amounts throughout this discussion and report are presented in thousands, except for per share data, and all share data has been adjusted for common stock dividends.
   The Corporation's financial data for periods prior to mergers accounted for as poolings of interests, and having a material impact on the Corporation's financial results, has been restated.

Results of Operations
Net income for the twelve months ended December 31, 1996, was $37,694, an increase of 5.7 percent over the $35,651 earned in 1995. Net income per share of $1.96 in 1996 represented an increase of 5.4 percent over 1995. On September 30, 1996, legislation was enacted imposing a one-time, special assessment on deposits insured by the Savings Association Insurance Fund (SAIF) which decreased the future assessment rate on these deposits. As a result, the Corporation recorded a $5.0 million charge, or $3.0 million after income taxes. Excluding the charge for the SAIF assessment, net income was $40,739, or $2.12 per share, for 1996. The improved 1996 operating performance was primarily due to increased net interest income. Growth in earning assets, particularly mortgage-backed securities and loans, and an improved net interest margin resulted in increased net interest income on a fully taxable equivalent basis of $13,471 from 1995. Non-interest income increased $8,864 due in large part to gains of $4.9 million resulting from first and third quarter loan securitizations. Non-interest expenses increased $17,907 during 1996 as the Corporation recorded the $5.0 million SAIF recapitalization charge and $4.5 million of expenses related to closed offices, obsolete equipment, continued centralization of back-office functions and other one-time expenses. Operating expenses as a percentage of revenues, commonly referred to as the efficiency ratio, improved from 64 percent in 1995 to 63 percent in 1996. The provision for loan losses increased in 1996 by $2,267 from 1995 due to loan growth and increased net charge-offs, particularly in the consumer loan portfolio.
   Net income increased 16.8 percent in 1995 from the $30,512 earned in 1994 primarily due to increased net interest income. Growth in earning assets, particularly loans, and an improved net interest margin resulted in increased net interest income on a fully taxable equivalent basis of $12,250 from 1994. Net income per share increased to $1.86 from the $1.60 recorded in 1994, a 16.3% improvement.
   The following table reconciles the changes in net income per share from 1994 to 1996 by major income statement components which are further discussed below.

   Changes in Net Income Per Share

                                                                  1996     1995
   Net income per share, previous year                           $1.86    $1.60
   Increase (decrease) attributable to:
      Taxable equivalent net interest income                       .70      .64
      Provision for loan losses                                   (.12)     .02
      Non-interest income                                          .46     (.01)
      Non-interest expense                                        (.67)    (.17)
      Income tax effect                                           (.10)    (.21)
      Increase in common and common equivalent
        shares outstanding                                        (.01)    (.01)
   Income per share before SAIF assessment                        2.12     1.86
     SAIF assessment, net of tax                                  (.16)
   Net income per share, current year                            $1.96    $1.86

   The Corporation's earnings in 1996 resulted in returns on average assets and shareholders' equity of .98 percent and 12.42 percent, respectively, compared with a return on assets of 1.01 percent and a return on equity of 12.47 percent in 1995. Excluding the $3.0 million after tax SAIF recapitalization charge, returns on average assets and shareholders' equity were 1.06 percent and 13.43 percent, respectively.

Net Interest Income

Net interest income is the Corporation's largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. In this discussion, net interest income is presented on a fully taxable equivalent basis
(FTE) whereby tax exempt income, such as interest on securities of state and political subdivisions, has been increased to an amount that would have been earned had it been taxable. This adjustment places taxable and nontaxable income on a common basis and permits comparisons of rates and yields. A complete analysis of net interest income, with average balances and related interest rates for the past three years, appears on page 37 of this report.

  In 1996, net interest income increased $13,471, or 9.9 percent, to $150,181, compared to $136,710 in 1995, due to an increased level of earning assets and an improved net interest margin. Net interest income in 1995 increased by $12,250 or 9.8 percent over the $124,460 recorded in 1994. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income for the years ended December 31, 1996, and 1995 is presented below.

  Analysis of Changes in Net Interest Income*

                                                    1996 over 1995               1995 over 1994
                                             Volume     Rate      Total    Volume     Rate      Total
Interest Income:
  Federal funds sold and other short-term
   money market investments                  $  (399)  $   (59)  $  (458)  $  (970)  $   583   $  (387)
  Real estate loans held for sale              2,852       (90)    2,762      (828)      125      (703)
  Investment securities                       22,139     2,095    24,234     6,174     8,368    14,542
  Loans                                       (5,509)    2,933    (2,576)   15,911    17,460    33,371
    Total interest income                     19,083     4,879    23,962    20,287    26,536    46,823

Interest Expense:
  Interest bearing checking accounts             197    (1,239)   (1,042)     (637)      298      (339)
  Money market savings accounts                1,488       333     1,821      (400)    2,810     2,410
  Other savings accounts                        (365)     (345)     (710)   (1,045)      105      (940)
  Certificates of deposit and other time       6,954       805     7,759     6,660    13,837    20,497
  Short-term borrowings                        6,814    (1,909)    4,905     3,789     3,259     7,048
  FHLB advances and other long-term debt        (916)   (1,326)   (2,242)    5,473       424     5,897
    Total interest expense                    14,172    (3,681)   10,491    13,840    20,733    34,573
Changes in net interest income               $ 4,911   $ 8,560   $13,471   $ 6,447   $ 5,803   $12,250

*Fully taxable equivalent
 Note: The change in interest which cannot be attributed to only a change in rate or a change in volume, but instead represents a combination of the two factors, has been allocated to the rate variance.

  Average earning assets, which includes loans, investment securities and other assets that earn interest, increased by $293,480 during 1996 to $3,601,780 while interest bearing liabilities increased by only $267,442. Consequently, a greater portion of the Corporation's earning assets was funded in 1996 by non-interest bearing sources such as demand deposits, which contributed to the increased net interest income and an improved net interest margin. Additionally, average earning assets increased to 94.0 percent of total average assets in 1996, compared to 93.7 in 1995. Average earning assets were $3,308,300 and interest bearing liabilities were $2,916,963 in 1995, increases of $253,185 and $228,882, respectively, from 1994. As the preceding analysis indicates, this increased volume resulted in $4,911 and $6,447 of additional net interest income in 1996 and 1995, respectively, over the previous years'.

  The net interest margin is a percentage computed by dividing net interest income (on a fully taxable equivalent basis) by average earning assets and represents a basic measure of interest earned on interest bearing assets held by the Corporation, less the interest expense to fund such assets. The net interest margin increased by 4 basis points to 4.17 percent in 1996 from 4.13 percent in 1995, which increased by 6 basis points from 1994. As the prime rate and other short-term interest rates fell in 1995 and 1996, the rates paid on interest bearing liabilities repriced downward to a greater extent than did rates earned on loans, investment securities and other earning assets. Interest income as a percentage of average earning assets decreased by 1 basis point from 1995 to
8.36 percent. Loan securitizations and implementation of a corporate-owned life insurance program negatively impacted the margin by 4 basis points in 1996. Both transactions resulted in a shift of certain revenues from interest income to non-interest income. Interest expense as a percentage of average earning assets decreased by 5 basis points to 4.19 percent. To reduce the impact of changing interest rates on its costs to acquire liabilities that fund certain earning assets, the Corporation has entered into interest rate contracts. Since 1994, the purchase of certain mortgage-backed investment securities were funded with repurchase agreements, the interest cost of which was hedged by the purchase of interest rate caps. Amortization of premiums paid for interest rate caps totaled $1,637, $1,286, and $963 in 1996, 1995 and 1994, respectively. This expense was offset by counterparty reimbursements of $767, $1,335 and $133, respectively, during the same periods. In addition, the origination of certain fixed rate loans was funded with variable rate FHLB advances, the interest cost of which was hedged by the purchase of interest rate swap agreements. These agreements represent an exchange of interest payments and require the Corporation to pay a fixed rate and receive a LIBOR-based variable rate payment.

Non-Interest Income
Non-interest income represented 27.0 percent of net FTE revenues in 1996 as compared to 25.4 percent and 27.3 percent in 1995 and 1994, respectively. The following table summarizes non-interest income for the three years ended December 31, 1996.

Non-Interest Income

                                                                               Change from Prior Year
                                                     Amount                  1996                  1995
                                          1996       1995       1994    Amount    Percent      Amount    Percent
Service charges on deposit accounts    $12,620    $10,908    $ 9,500    $1,712       15.7%    $ 1,408       14.8%
Mortgage banking revenue                10,064      7,662      9,113     2,402       31.3      (1,451)     (15.9)
Insurance premiums
 and commissions                         7,872      7,059      7,492       813       11.5        (433)      (5.8)
Trust and plan administration fees       6,930      5,169      4,538     1,761       34.1         631       13.9
Credit card and other
 non-interest fees on loans              5,560      5,142      4,986       418        8.1         156        3.1
Investment products fees                 3,337      3,035      2,816       302       10.0         219        7.8
Net securities gains                     1,478      2,165        687      (687)     (31.7)      1,478      215.1
Other non-interest income                7,664      5,521      7,673     2,143       38.8      (2,152)     (28.0)
  Total non-interest income            $55,525    $46,661    $46,805    $8,864       19.0%    $  (144)       (.3)%


   Service charges on deposit accounts increased by 15.7 percent in 1996 compared to an increase of 14.8 percent in 1995. Growth in these fees is the result of an increased number of deposit accounts, chargeable services and higher activity fees resulting from acquisitions over the past two years and, more recently, from improved efforts to collect a greater percentage of assessable fees.
   Mortgage banking revenue increased $2,402 compared to 1995 due primarily to gains resulting from the securitization of residential mortgage loans. During the first and third quarters of 1996, $235 million of mortgage loans were securitized generating gains of $4.9 million. During 1995, the Corporation sold mortgage servicing rights on a $220 million servicing portfolio and servicing rights on originated mortgage loans at net gains of $2.6 million. The loans for which the servicing rights had been sold were originated outside of the Corporation's primary market by mortgage banking subsidiaries which discontinued operations during 1993 and 1995. Excluding these gains, mortgage origination and servicing fees increased 1.7 percent from 1995 to 1996. The volume of mortgage loan originations increased during the third and fourth quarters of 1995 as interest rates fell. Most of the fixed rate 15- and 30-year residential mortgage loans are sold in the secondary market enabling the Corporation to generate fee income and limit its long-term interest rate exposure. Loans are generally priced to generate gains on sales, and no material losses were recorded during 1994 through 1996. The Corporation continues to service most of the sold loans, particularly those originated in its primary markets. Income of $2,256 and $2,348 in 1996 and 1995, respectively, related to the on-going servicing of sold loans. At year-end, the Corporation was servicing $878,593 of residential mortgage loans which had been sold. Mortgage loan origination and servicing income decreased $1,451 in 1995 compared with 1994. The discontinuance of operations of two mortgage banking subsidiaries, acquired in a 1995 merger transaction, resulted in decreased loan originations and sales. These former subsidiaries, based on the East and West Coasts, did not coincide with Corporation's strategic plans and generated only marginal net operating results. Additional information on mortgage banking activities is provided in Note 3 to the consolidated financial statements.
   Revenues from insurance premiums and commissions increased 11.5 percent in 1996 after decreasing 5.8 percent in 1995. Income from the sale of credit life and disability insurance offered by the Corporation's banking subsidiaries increased $559 or 18.1 percent in 1996 due to improved efforts to provide coverage to loan customers. Casualty insurance premiums increased $320, or 9.1 percent. Profit sharing bonuses received from insurance underwriters during 1996, which are experience related and associated with prior year property and casualty policies written, were $111 greater than payments received in 1995. Profit sharing bonuses received during 1995, however, were $389 lower than payments received in 1994. In addition, life and health insurance premiums also decreased from 1994 by $557 as Citizens Insurance of Evansville has been restricted by regulation from writing such policies since being acquired by the Corporation during the fourth quarter of 1994.
   Trust and plan administration fees increased $1,761 to $6,930 in 1996. The May 31, 1996, acquisition of Small Parker & Blossom, a third party administrator of employee benefit plans, accounted for $1,204 of this increase. Trust fee income, based primarily on the market value of assets under management or custody, increased 10.8 percent in 1996 compared to 13.9 percent in 1995. The Corporation continues to increase its trust customer base and fee revenues through product expansion and cross-selling services between affiliated companies.
   Credit card and other non-interest fees on loans, which consist of origination fees, net of amortized costs and membership and processing fees, increased $418, or 8.1 percent, to $5,560 in 1996 compared to a 3.1 percent increase in 1995. These increases were substantially due to increased credit card transaction volumes and loan application and processing fees.
   Investment Product fees increased 10.0 percent and 7.8 percent in 1996 and 1995 as the Corporation continued to place greater emphasis on the sale of annuities, mutual funds and other non-traditional banking products.
   Net securities gains decreased from $2,165 in 1995 to $1,478 in 1996. During 1996, certain securities were sold through written covered call option contracts and to take advantage of other market opportunities. Investment security gains were generated in 1995 as the Corporation chose to minimize the increased prepayment risks by selling certain higher coupon 15-year and balloon mortgage-backed securities. During 1994, the Corporation took advantage of a steep yield curve early in the year by selling certain U.S. Treasury notes at gains and reinvesting the proceeds in mortgage-backed securities with higher current yields and only slightly longer estimated average lives.
   Other income increased $2,143 in 1996 compared with 1995. This increase is due in part to $680 of revenue from expired interest rate option contracts, $548 of additional income from a corporate-owned life insurance program, increased administrative service revenues of $218 and non-customer ATM access fees of $487. During the fourth quarter of 1995, the Corporation sold the deposits and premises of a branch located in Mt. Carmel, Illinois, which generated a gain of $302. This office had only a small market share in Mt. Carmel and did not match the Corporation's strategic plan. Other income totaled $5,521 in 1995 compared to $7,673 in 1994. During the third quarter of 1994, the Corporation sold an inactive charter of a wholly-owned subsidiary, resulting in a gain of $1,450. After the charter sale, the Corporation's five Kentucky banks were merged into a single bank. Also included in 1994 other income were gains of $364 and $479, respectively, associated with the sale and change in market value of interest rate caps in accordance with hedge accounting rules where the hedged liabilities were terminated.

     Non-Interest Expense

     Non-interest expenses increased 15.3 percent in 1996 compared with 1995, primarily due to a $5.0 million SAIF assessment and $4.5 million in personnel charges related to the continued centralization of back-office functions and various other one-time charges related to closed offices and equipment no longer used. Excluding these charges, non-interest expense increased 7.3 percent due largely to expenses associated with merger activities and expanded business activities, offset by the positive results of continued cost containment efforts. The Corporation continues its efforts to maintain control over its operating costs and has implemented several strategies to further improve operating efficiencies, including consolidating certain back-office operations and merging subsidiary banks which are located in common markets. Non-interest expenses increased by 2.9 percent from 1994 to 1995.


Non-Interest Expense
                                                                       Change from Prior Year
                                             Amount                   1996                1995
                                       1996     1995      1994    Amount    Percent    Amount   Percent
Salaries and employee benefits       $67,606  $58,453  $ 56,852  $  9,153      15.7%   $1,601      2.8%
Data processing and
 other services                       12,018   11,648     7,268       370       3.2     4,380     60.3
Occupancy                              8,763    8,037     7,923       726       9.0       114      1.4
Equipment                              7,181    6,850     6,832       331       4.8        18       .3
Advertising and promotion              4,430    3,446     2,832       984      28.6       614     21.7
Professional fees                      3,894    3,787     3,106       107       2.8       681     21.9
Printing and supplies                  3,675    3,667     3,080         8        .2       587     19.1
Postage and freight                    3,473    3,005     2,726       468      15.6       279     10.2
Amortization of intangible assets      2,076    1,726     1,602       350      20.3       124      7.7
FDIC assessments                       1,473    3,996     6,257    (2,523)    (63.1)   (2,261)   (36.1)
SAIF assessment                        4,963                        4,963
Other non-interest expense            15,151   12,181    15,061     2,970      24.4    (2,880)   (19.1)
  Total non-interest expense        $134,703 $116,796  $113,539   $17,907      15.3%   $3,257      2.9%

     The largest category of non-interest expense is salaries and employee benefits expense, which in 1996 accounted for 50.2 percent of total non-interest expense and amounted to $67,606 compared with $58,453 in 1995. Incentive compensation increased $4,286 to $7,925 in 1996 and represented 11.7 percent of salaries and employee benefits expense compared to 6.2 percent in 1995. The Corporation continued to shift its compensation plans to performance-based awards tied to net income per share and expand its product line and sales of fee-based services. Salaries increased $4,133 in 1996, with approximately $1.6 million due to increased staff from acquisitions where prior periods were not restated. Salaries and benefits expense increased 2.8 percent in 1995 to $58,453 from 1994 due primarily to increased incentive commissions resulting from increased sales activity.

     Data processing and other services increased 3.2 percent in 1996 after increasing 60.3 percent in 1995. The 1995 increase was due to increased services provided and operating expenses assumed by a third party for management of the Corporation's data processing facility. While there was no material change in total operating expense due to this agreement, changes in individual expense categories did occur from 1994 to 1995.

     Occupancy and equipment expenses increased by 9.0 percent and 4.8 percent, respectively, in 1996 as the Corporation was operating two additional banking offices, five additional finance offices and two new non-banking subsidiaries at year-end 1996 compared to year-end 1995. These expenses increased 1.4 percent and .3 percent, respectively, in 1995 compared with 1994.

     Advertising and promotion expense increased 28.6 percent in 1996 and
21.7 percent in 1995. The increase in 1996 was due to increased marketing efforts related to loan and deposit promotions, non-traditional banking services and corporate identity promotions. Marketing efforts in 1995 centered on product and service awareness, but also required additional corporate identity efforts due to the seven acquisitions completed that year.

     Amortization of intangible assets increased 20.3 percent and 7.7 percent in 1996 and 1995, respectively. During 1996, the Corporation completed three acquisitions accounted for under the purchase method of accounting. Goodwill resulting from these acquisitions totaled $6.4 million and is being amortized on a straight-line basis over periods not exceeding 15 years. One purchase transaction was completed in August 1995, resulting in goodwill of $5.3 million being amortized over 15 years.

     Federal Deposit Insurance Corporation (FDIC) assessments decreased in both 1995 and 1996. However, the FDIC assessment decrease in 1996 was offset by a special, one-time assessment of $4,963 on deposits insured by the Savings Association Insurance Fund (SAIF). The FDIC assessment rate was reduced from $.23 to $.04 per one-hundred dollars of deposits insured by the Bank Insurance Fund (BIF) effective June 1, 1995. For 1996, the FDIC's BIF-insured deposit premium was zero. The portion of the Corporation's deposits acquired from thrifts over the years, totaling $871 million, remained insured by SAIF. In September 1996, legislation enacted by Congress imposed a one-time special assessment of $.657 per one-hundred dollars of deposits insured by SAIF, resulting in a $4,963 charge to the Corporation. As a result of the legislation and related assessment, the annual assessment rates for SAIF-insured deposits decreased from $.23 to zero effective October 1, 1996. FDIC rates effective January 1, 1997, including the required Financing Corporation bond payments, will be $.0644 for SAIF-insured deposits while the annual assessment rate for BIF-insured deposits will be $.0129. The Corporation expects its future FDIC assessments to be reduced approximately $1.1 million annually due to the change in FDIC rates from that paid prior to the September 30 legislation.

     Professional fees, printing and supplies, and postage and freight increased from 1995 due to the acquisitions and generally higher levels of business activity. Professional fees and printing and supplies increased 21.9 percent and 19.1 percent, respectively, in 1995 due to mergers of several entities into the Corporation. Other expense increased 24.4 percent, or $2,970 in 1996 compared with 1995. Charges of $1,983, primarily related to the closure of five offices recorded during the first quarter 1996 and charges of $922 for equipment write-offs and other one-time operational charges recorded during the third quarter, account for the majority of the increase. Other expense decreased $2,880 in 1995 compared with 1994. Charges of $1,482 for warranty losses on sold loans were recognized during 1994 and were required due to representations and warranties made to purchasers of loans and mortgage servicing rights of loans originated by the mortgage banking companies which were subsequently sold. Expenses related to the management of foreclosed properties decreased $435 in 1995 compared to 1994.

Income Taxes

Income tax expense for 1996 was $19,523, as compared to $20,710 recorded in 1995 and $16,793 in 1994. The effective tax rate for the current year decreased to
34.1 percent from 36.7 percent and 35.5 percent in 1995 and 1994, respectively. The decline in the effective tax rate is attributable to an increase in income from tax exempt sources, including municipal investments and corporate-owned life insurance. Tax exempt interest income increased by $2,899 in 1996 as additional investments in municipal securities were made. In addition, investments in corporate-owned life insurance policies on certain officers were made, generating $548 of additional income in 1996 compared with 1995. Internal Revenue Code Section 42 low-income housing tax credits recorded in 1996 were $296 greater than the previous year. Income taxes are also discussed in Note 12 of the consolidated financial statements.


Quarterly Results of Operations
                                              Mar. 31  June 30  Sept. 30  Dec. 31
1996
Net interest income                           $34,392  $36,102   $37,394  $37,713
Provision for loan losses                       1,602    1,985     2,334    3,285
Net securities gains                              406      148       134      790
Non-interest income                            13,573   11,526    15,925   13,023
SAIF assessment                                                    4,963
Non-interest expenses                          31,629   30,545    35,728   31,838
Income before income taxes                     15,140   15,246    10,428   16,403
Income taxes                                    5,455    5,407     3,032    5,629
   Net income                                 $ 9,685  $ 9,839   $ 7,396  $10,774
Net income per share                          $   .51  $   .51   $   .38  $   .56
Income per share excluding SAIF assessment                       $   .54

1995
Net interest income                           $32,891  $32,785   $33,511  $34,248
Provision for loan losses                       1,554    1,497       979    2,909
Net securities gains                              130    1,072        86      877
Non-interest income                            10,127   10,740    12,401   11,228
Non-interest expenses                          29,162   29,806    29,057   28,771
Income before income taxes                     12,432   13,294    15,962   14,673
Income taxes                                    4,518    4,963     5,926    5,303
   Net income                                 $ 7,914  $ 8,331   $10,036  $ 9,370
Net income per share                          $   .41  $   .43   $   .53  $   .49


Financial Condition

The financial condition of CNB Bancshares at December 31, 1996, is presented in the comparative balance sheet of the consolidated financial statements. The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, and liquidity and interest rate sensitivity.

Loans

Loans at December 31, 1996, excluding real estate loans held for sale, grew 12.6 percent to $2,219,651 compared to $1,971,454 at the previous year-end. Growth was experienced in all loan categories during 1996 except for tax exempt loans. The Corporation expects tax exempt loans to continue to decline in the future because the Tax Reform Act of 1986 generally reduced their availability. Average loans were $2,079,674 during 1996, which represented a 2.8 percent decline from 1995 as a result of the Corporation securitizing $235 million of residential mortgage loans during 1996.

  Commercial loans increased 17.3 percent to $651,862 compared with $555,571 at year-end 1995. Average commercial loan balances increased $253,269 to $588,867 in 1996 and were impacted by a December 31, 1995, reclassification of $214,550 of real estate mortgage loans secured by owner-occupied commercial or service related businesses from real estate mortgage loans. Management believes that classifying such loans as commercial loans is more consistent with their underwriting criteria and also more accurately reflects the credit risk associated with such loans. Prior years' loan balances in the accompanying tables have not been reclassified using this criteria. Therefore, the $237,613 increase in commercial loans from December 31, 1994, to December 31, 1995, must be viewed in the context of the reclassification.

  Real estate mortgage loans, which consist of residential, commercial and agricultural loans secured by real estate, and construction loans, increased
12.8 percent from 1995 and accounted for 43.3 percent of the total loan portfolio at December 31, 1996. Residential mortgage loans were 32.5 percent of total loans at December 31, 1996 as compared to 33.8 percent at the end of the prior year. The aggregate of commercial and agricultural mortgage, and construction loans represented 10.8 percent of total loans at year-end 1996 as compared to 9.4 percent at the end of last year. In addition to the securitization of residential mortgage loans described above, $90,463 of such loans were sold in the secondary market during 1996. At year-end 1996, real estate loans held for sale totaled $6,457 compared to $222,157 one-year prior. Customer preference in the current rate environment has shifted to fixed rate 15-year and shorter term balloon loans which the Corporation may hold rather than sell in the secondary market. Current asset-liability management policy dictates that most adjustable rate and fixed rate loans with original maturities exceeding 15 years are sold in the secondary market or securitized. Fixed rate balloon and 15-year mortgage loans may be sold, securitized and carried in the available for sale investment portfolio or held in the loan portfolio, depending on market conditions at the time the loan is originated. While the Corporation may sell certain loans in the secondary market, servicing rights are generally retained. At year end, $878,593 of residential mortgage loans originated by the Corporation's banks and subsequently sold in the secondary market were being serviced.

  Consumer loans, which include installment, home equity and credit card loans, increased 8.2 percent to $585,345 at December 31, 1996. Of the $44,433 increase, $19,172 was the result of 1996 acquisitions. Installment loan balances increased $25,017 during 1996 due to increased indirect automobile loan applications. Home equity and other revolving lines of credit outstandings averaged $85,149 during 1996, which represented an increase of 21.8 percent over 1995. Credit card outstandings averaged $34,622 during 1996 compared to $37,061 in 1995. Management elected not to offer any significant credit card solicitations during 1996 in light of the increase in credit card delinquencies and charge-offs being experienced by the credit card industry nationally. New applications were accepted, however, from the Corporation's customer base.

  The Corporation's loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly-leveraged transactions, nor any concentrations to borrowers engaged in the same or similar industries that exceed 10 percent of total loans.


Loans Outstanding at December 31,
                                          1996                 1995                 1994                 1993                 1992
Commercial, industrial and
agricultural production               $  651,862           $  555,571           $  317,958           $  284,981          $  224,680
Tax exempt                                21,689               23,354               25,248               26,788              34,722
Real estate mortgage:
   Commercial and agricultural           171,715              136,941              340,792              307,516             305,981
   Construction                           67,428               48,690               68,957               43,006              31,554
   Residential                           721,612              665,986              828,667              702,745             620,052
Consumer                                 585,345              540,912              536,504              476,421             379,438
              Total                   $2,219,651           $1,971,454           $2,118,126           $1,841,457          $1,596,427

Note:   Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans at December 31, 1995.

Loan Maturities at December 31, 1996
                                                               Within                  1-5               Over 5
                                                               1 Year                Years                Years               Total

Commercial, industrial, agricultural
production and tax exempt                                  $  346,500           $  184,341           $  142,710          $  673,551
Real estate mortgage                                          150,986              292,518              517,251             960,755
Consumer                                                      213,465              357,951               13,929             585,345
              Total                                        $  710,951           $  834,810           $  673,890          $2,219,651


Of the loans with maturities of over one year, $651,821 had floating interest rates and the remainder had fixed interest rates.


Risk Management and Allowance for Loan Losses
An allowance for loan losses is maintained at a level considered adequate by management to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, expected cash flows or the observable market price of the loans or the fair value of the collateral for impaired loans, as well as the financial condition of specific borrowers and current economic conditions.
     Loans with principal or interest payments contractually due but not yet paid are reviewed weekly by management and are placed on nonaccrual status when scheduled payments remain unpaid for 90 days or more, unless the loan is both well secured and in the process of collection. Interest income on nonaccrual loans is recorded when actually received (cash basis) in contrast to the accrual basis, which records income over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.
     The allowance for loan losses at December 31, 1996, was $30,312 compared with $28,806 at the end of 1995. Loans outstanding increased by 12.6 percent, which resulted in a year-end 1996 ratio of allowance for loan losses to loans outstanding of 1.37 percent compared with 1.46 percent at December 31, 1995. The allowance for loan losses equaled 143 percent and 138 percent of total non-performing loans at December 31, 1996 and 1995, respectively.
     The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The 1996 provision was increased by $2,267 compared to 1995 due in part to the growth in the loan portfolio and to provide for increased loan charge-offs. Net charge-offs to average loans increased to .46 percent in 1996 from .35 percent in 1995. The most significant increase in net charge-offs was in the consumer loan portfolio, due in part to the additional consumer finance offices acquired in May 1996. Management made efforts during 1996 to better monitor the underwriting of consumer loans and has implemented a credit scoring system for consumer loan applications. Additionally, efforts have been made to improve the collection of past due and previously charged-off loans. Consumer loans 30-days or more delinquent decreased from $10.0 million, or 1.99% of total consumer loans, at December 31, 1995, to $8.5 million, or 1.88%, at December 31, 1996.
     A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the years indicated follow.

Summary of Loan Loss Experience
                                                     1996      1995      1994     1993      1992
Allowance for loan losses
  Balance at January 1,                             $28,806   $28,502  $23,443   $22,335  $20,711
  Allowance of subsidiaries at acquisition date       1,872       769    1,118       924
  Adjustment to conform year-ends                                          561
  Loan charge-offs:
    Commercial, agricultural and tax exempt           3,516     2,839    1,698     1,958    3,684
    Real estate mortgage                              1,098       208      535     1,393    3,464
    Consumer                                          8,251     6,447    3,400     2,779    3,853
       Total charge-offs                             12,865     9,494    5,633     6,130   11,001
  Loan recoveries:
    Commercial, agricultural and tax exempt           1,733       915      638       902    2,275
    Real estate mortgage                                335       136      216       484      151
    Consumer                                          1,225     1,039      925     1,038    1,008
       Total recoveries                               3,293     2,090    1,779     2,424    3,434
  Net charge-offs                                     9,572     7,404    3,854     3,706    7,567
  Provision for loan losses                           9,206     6,939    7,234     3,890    9,191
  Balance at December 31,                           $30,312   $28,806  $28,502   $23,443  $22,335
Ratio of net charge-offs to average
loans outstanding                                       .46%      .35%     .20%      .22%     .45%
Ratio of provision for loan losses to
average loans outstanding                               .44       .32      .37       .23      .55
Ratio of allowance for loan losses to
total loans outstanding at year-end                    1.37      1.46     1.35      1.27     1.40


Management's Allocation of Allowance for Loan Losses

                                   Allowance Amount                   Percent of Loans to Total Loans
                       1996     1995     1994     1993     1992    1996    1995     1994     1993    1992
Commercial,
agricultural
and tax exempt        $12,122  $ 9,872  $ 7,879  $ 6,979  $ 8,206    30%      29%      16%      17%    16%
Real estate mortgage    7,008    8,712    9,831    6,720    5,991    43       43       59       57     60
Consumer                9,652    8,523    9,060    7,821    6,222    27       28       25       26     24
Unallocated             1,530    1,699    1,732    1,923    1,916
  Total               $30,312  $28,806  $28,502  $23,443  $22,335   100%     100%     100%     100%   100%

Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans at December 31, 1995.

     Risk assets consist of loans on nonaccrual status, loans classified as troubled debt restructurings, foreclosed properties and loans 90 days or more past due but continuing to accrue interest. Although these assets have more than a normal risk of loss, they will not necessarily result in a higher level of losses in the future. The following table presents risk assets for the past five years. In addition to the loans classified as non-performing, there were other loans totaling $9,220 at December 31, 1996, where the borrowers were experiencing difficulties, and where management was closely monitoring the borrowers' abilities to comply with payment terms. However, conditions at this time do not warrant their classification as non-performing loans. In January 1997, one such credit of $4,685 was paid in full. Management is not aware of any loans that have not been disclosed that represent or result from trends or uncertainties which may have a material impact on the Corporation's future operating results, liquidity or capital resources.

Asset Quality at December 31,
                                                    1996     1995      1994     1993      1992
Nonaccrual:
 Commercial, agricultural, and tax exempt         $ 9,612   $10,393  $ 3,945   $ 3,849  $ 2,681
 Real estate mortgage                               8,347     6,326    6,053     3,750    5,221
 Consumer                                           1,926     3,194    1,983     1,706    3,273
   Total nonaccrual                                19,885    19,913   11,981     9,305   11,175

Restructured:
 Commercial, agricultural, and tax exempt             657       479      892     4,218      857
 Real estate mortgage                                 558       464      168       261      281
 Consumer                                              42         5        5
   Total restructured                               1,257       948    1,065     4,479    1,138
   Total non-performing loans                      21,142    20,861   13,046    13,784   12,313
Foreclosed properties                               1,721     1,727    3,849     6,991    8,361
   Total non-performing assets                     22,863    22,588   16,895    20,775   20,674
90 days or more past due and accruing:
 Commercial, agricultural, and tax exempt             267       344      241       371      304
 Real estate mortgage                               1,825     1,285    1,488     1,113    1,189
 Consumer                                           1,451       598    1,204       925      471
   Total 90 days or more past due and accruing      3,543     2,227    2,933     2,409    1,964
   Total risk assets                              $26,406   $24,815  $19,828   $23,184  $22,638
Non-performing loans to loans                         .95%     1.06%     .62%      .75%     .77%
Non-performing assets to loan-related assets         1.03      1.14      .80      1.12     1.29
Risk assets to loan-related assets                   1.19      1.26      .93      1.25     1.41

Investment Securities
Total investment securities available for sale and held to maturity represented
40.2 percent of average earning assets in 1996 compared to 33.9 percent in 1995. This increase in the investment portfolio was primarily the result of the Corporation securitizing residential mortgage loans, as previously discussed. The portfolio has continued to shift toward investments in fixed and variable rate mortgage-backed securities, predominantly underwritten to the standards of and guaranteed by government sponsored agencies. These securities generally yield 70-100 basis points more than comparable U.S. Treasury securities. Mortgage-backed securities differ primarily from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. Prepayment rates generally can be expected to increase during periods of lower interest rates as some of the underlying mortgages are refinanced at lower rates. Conversely, the average lives of these securities generally are extended as interest rates increase. Mortgage-backed securities represented 73.1 percent and 72.0 percent of total investment securities at December 31, 1996 and 1995, respectively. The estimated average lives of these securities and the overall portfolio were 3.1 years and
4.0 years, respectively, at December 31, 1996, based on current prepayment expectations.

Sources of Funds

The Corporation generally relies on customers' deposits, securities sold under repurchase agreements, federal funds purchased and other borrowed funds along with shareholders' equity, to fund its earning assets. Certain of the Corporation's banks are members of the Federal Home Loan Bank (FHLB). As members, the banks may obtain FHLB advances with various maturities and interest rate options by pledging qualifying mortgage assets. These advances totaled $158,640 and $115,794 at December 31, 1996, and 1995, respectively, as described in Note 9 of the consolidated financial statements. The Corporation expects to continue utilizing the FHLB as a funding source for its banks as circumstances may warrant.

     Average total deposits increased 6.5 percent to $2,858,132 in 1996 compared to 1995. Average non-interest bearing checking deposits increased 5.6 percent in 1996 and 1.8 percent in 1995 while interest bearing deposits grew 6.6 percent in 1996 and 2.7 percent in 1995. During 1996, the mix of interest bearing deposits shifted to certificates of deposit as competitive pricing on these products modified customers' previous preferences of interest bearing checking, savings and money market deposit accounts.

Average Deposits
                                                              1996                     1995                    1994
                                                         Amount   Rate           Amount    Rate           Amount    Rate
Non-interest bearing checking                         $  309,439               $  293,051               $  287,963
Interest bearing checking                                403,831   2.16%          395,874  2.47%           422,396  2.40%
Money market savings                                     294,936   3.93           255,875  3.81            270,585  2.72
Other savings                                            236,791   2.52           250,449  2.67            290,173  2.63
Certificates of deposit and other time                 1,613,135   5.60         1,487,838  5.55          1,343,685  4.62
     Total                                            $2,858,132   4.08%       $2,683,087  4.05%        $2,614,802  3.33%


Maturities of Certificates of Deposit of $100 or More at December 31,
                                                                                         1996              1995
3 months or less                                                                     $122,787          $ 53,653
3-6 months                                                                             41,832            28,144
6-12 months                                                                            41,860            19,682
Over 12 months                                                                         20,121             8,349
     Total                                                                           $226,600          $109,828


     Securities sold under repurchase agreements are acquired in national markets as well as from the Corporation's commercial customers as a part of a cash management service. Repurchase agreements generally provide the Corporation with a lower interest cost than similar sources of funds and were $530,261 at December 31, 1996, compared to $325,271 at year-end 1995. A portion of these repurchase agreements, acquired to fund certain fixed rate earning assets, are being hedged by interest rate caps. Securities sold under repurchase agreements averaged $406,678 in 1996 compared to $302,004 in 1995.

     Federal funds purchased and other short-term borrowings increased by $3,797 to $29,608 at December 31, 1996. Federal funds purchased are overnight funds acquired from other banks and represent a service performed for smaller area banks while providing an additional source of funding for the Corporation. Federal funds purchased totaled $21,730 at December 31, 1996, compared to $18,370 one year prior. Other short-term borrowings, principally U.S. Treasury demand notes, totaled $7,878 at December 31, 1996. These demand notes are subject to call by the Federal Reserve and carry a variable interest rate.

Capital Resources
The Corporation continues to maintain a strong capital position which supports its current needs and provides a sound foundation to support further expansion. At December 31, 1996, shareholders' equity had increased to $312,298. The amount of net earnings retained after the payment of dividends was $22,022 for 1996 compared to $25,457 in the prior year. The dividend payout ratio was 42 percent in 1996 compared to 29 percent in 1995 and was consistent with management's policy of maintaining an appropriate balance between earnings distributed to shareholders in the form of dividends and earnings retained to provide for internal capital growth. The Corporation's Board of Directors changed the declaration date of the 1995 fourth quarter dividend from December 1995 to January 1996. Consequently, only three quarterly dividends were declared in 1995. This change resulted in 1995 dividends declared being reduced by $3,753. The payout ratio would have been 39 percent in 1995 excluding the one-time effect of this change. Book value per share at year-end 1996 increased to $16.29 from $15.84 one year earlier, an increase of 2.8 percent. Shareholders' equity averaged $303,446 during 1996, an increase of 6.1 percent from 1995.
     In order to maintain its capital position at a desired level, the Corporation maintains a stock repurchase program whereby up to 5 percent of its outstanding shares can be repurchased annually for various corporate purposes, including but not limited to the Dividend Reinvestment Plan and the annual stock dividend distribution. During 1996, the Corporation repurchased $16,278 of its common stock under this program.
     After adjusting for stock dividends, dividends paid per share were $.74 for 1995 and were increased by 10.8 percent in 1996 to $.82. The indicated annual dividend rate is currently $.88 per share. The Corporation's return on equity, excluding the SAIF recapitalization charge, was 13.43 percent for 1996 compared to 12.47 percent in 1995 and 11.01 in 1994.

Liquidity and Interest Rate Sensitivity
Liquidity is a measure of the Corporation's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate movements on the Corporation's net interest income. CNB Bancshares manages both its liquidity and interest sensitivity through a coordinated asset/liability management program directed by the Funds Management and Investment Committee.
     Liquidity is provided by projecting credit demand and other financial needs and then maintaining sufficient funding sources and assets readily convertible into cash to meet these requirements. The Corporation has provided for its liquidity needs by maintaining adequate balances in money market assets, through growth in core deposits, maturing loans and investments in its securities portfolio and by maintaining various short-term borrowing sources. At December 31, 1996, the Corporation had $273,973 or 6.7 percent of total assets in investment securities maturing within one year. In addition, the Corporation had $159,000 available from unused federal funds purchased agreements and in excess of $248,000 of available borrowing capacity from the Federal Home Loan Bank. Management believes that maturing investment securities and unused borrowing sources will be adequate to meet the banks' and the Corporation's liquidity needs for the foreseeable future.
     The Parent Company's liquidity includes its cash and short-term investments and is generally provided by dividends and management fees received from the subsidiary banks. As explained in Note 16 of the consolidated financial statements, approximately $35,951 was available to the Parent at December 31, 1996, from dividends by banking subsidiaries without prior regulatory approval. Cash dividends received from the subsidiaries in 1996 were $26,100 compared to $46,003 in 1995. The Parent Company also has available a $20,000 bank line of credit which was not being utilized at year-end.
     Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of the Corporation's asset/liability policy is to match rate-adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. CNB Bancshares manages its rate sensitivity position through the use of variable rate loans and by matching funds acquired, having a specific maturity, with loans, securities or money market investments with similar maturities. The Corporation supplements this approach through the use of interest rate contracts to reduce the impact of changing interest rates on its cost to acquire certain variable rate funds. These contracts are described in Note 14 to the Consolidated Financial Statements. The Corporation employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. A simulation model is used to measure the Corporation's net interest income volatility to changes in the level of interest rates, interest rate spreads, the shape of the yield curve and changing product growth patterns and investment strategies. Results of the simulation model indicate that the Corporation's net interest income would be affected by 1.2% or less should interest rates increase or decrease by up to 200 basis points. Additionally, a rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. The following table shows the Corporation's interest rate sensitivity analysis as of December 31, 1996. Interest earning assets and interest bearing liabilities have been distributed based on their repricing opportunities. The maturities of certain investments, loans and deposits have been adjusted based on projected prepayment patterns or historical relationships to changes in market interest rates. The repricing of certain liabilities has been adjusted to reflect the expected benefit of interest rate contracts in place at year-end. Although rate sensitivity gaps constantly change as funds are acquired and invested, the Corporation's negative gap of $34,327 at one year or less as of December 31, 1996, was approximately .8 percent of total assets. This, in the opinion of management, represented a relatively balanced position. Net interest income at financial institutions with negative gaps tends to increase in periods of falling interest rates and decline as interest rates rise.

STATIC Interest Rate Sensitivity at December 31, 1996


                                                                        Maturing or Repricing
                                                                                               Non-Sensitive
                                                   1-90     91-180    181 Days   Over 1 Year        and Over
                                                   Days       Days   to 1 Year    to 5 Years         5 Years        Total
Assets
 Federal funds sold and
  money market investments                   $   31,808                           $       45                   $   31,853
 Real estate loans held for sale                  6,457                                                             6,457
 Investment securities available for sale       219,718   $ 84,819    $163,992       564,391      $  311,039    1,343,959
 Investment securities held to maturity          17,210      6,521      13,248        74,692         136,417      248,088
 Loans, net of unearned interest                854,564    188,526     319,682       742,194         114,685    2,219,651
 Non-earning assets                                                                                  267,981      267,981
   Total assets                               1,129,757    279,866     496,922     1,381,322         830,122    4,117,989

Liabilities and shareholders' equity
 Interest bearing deposits:
  Interest bearing checking accounts*            82,137                                              328,556      410,693
  Money market and other savings*               274,242                                              273,407      547,649
  Certificates of deposit and other time        380,898    257,245     447,152       599,662          32,399    1,717,356
    Total interest bearing deposits             737,277    257,245     447,152       599,662         634,362    2,675,698
 Securities sold under
  repurchase agreements                         365,569      8,493       6,129       150,070                      530,261
 Federal funds purchased and other
  short-term borrowings                          29,608                                                            29,608
 Long-term debt                                  88,901        166         332        82,652           4,679      176,730
 Non-interest bearing deposits*                                                                      354,529      354,529
 Non-interest bearing liabilities
  and shareholders' equity                                                                           351,163      351,163
   Total liabilities and equity               1,221,355    265,904     453,613       832,384       1,344,733   $4,117,989
Interest sensitivity gap                     $  (91,598)  $ 13,962    $ 43,309    $  548,938      $ (514,611)

Cumulative interest sensitivity gap          $  (91,598)  $(77,636)   $(34,327)   $  514,611
Cumulative gap as a percentage
 of total assets                                   (2.2)%     (1.9)%       (.8)%        12.5%


* The Corporation's experience with interest bearing checking accounts, money market and savings and non-interest-bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore a portion of these deposits is included in the "Non-Sensitive" category.

Average Balance Sheet and Net Interest Income Analysis

                                                       1996                             1995                           1994
                                           Average             Average      Average            Average      Average          Average
                                          Balances   Interest    Rates     Balances   Interest   Rates     Balances  Interest  Rates
Assets
  Federal funds sold and other short-
    term money market investments       $   16,763   $    960     5.73%  $   23,319   $  1,418    6.08%  $   50,416   $ 1,805   3.58
  Real estate loans held for sale           57,809      4,661     8.06       23,113      1,899    8.22       33,913     2,602   7.67
  Investment securities:
    Taxable                              1,298,844     88,401     6.81    1,037,083     68,743    6.63      946,048    54,570   5.77
    Tax exempt (1)                         148,690     12,224     8.22       85,358      7,648    8.96       74,505     7,279   9.77
      Total investment securities        1,447,534    100,625     6.95    1,122,441     76,391    6.81    1,020,553    61,849   6.06
  Loans: (2) (3)
    Commercial and industrial              588,867     53,576     9.10      335,598     32,641    9.73      301,027    24,692   8.20
    Tax exempt (1)                          21,240      2,164    10.19       23,982      2,536   10.57       25,778     2,427   9.42
    Real estate mortgage                   911,256     78,438     8.61    1,243,944    106,455    8.56    1,110,410    89,527   8.06
    Consumer                               558,311     60,598    10.85      535,903     55,720   10.40      513,018    47,335   9.23
      Total loans                        2,079,674    194,776     9.37    2,139,427    197,352    9.22    1,950,233   163,981   8.41
      Total earning assets               3,601,780    301,022     8.36    3,308,300    277,060    8.37    3,055,115   230,237   7.53
  Less: Allowance for loan losses           29,427                           28,811                          25,897
  Cash and due from banks                   93,528                           99,687                         104,917
  Premises and equipment                    68,990                           68,187                          70,122
  Other assets                              97,864                           82,144                          74,693
      Total assets                      $3,832,735                       $3,529,507                      $3,278,950
Liabilities
  Interest bearing deposits:
    Interest bearing checking
      accounts                          $  403,831   $  8,741     2.16%  $  395,874   $  9,783    2.47%  $  422,396   $10,122   2.40
    Money market savings accounts          294,936     11,579     3.93      255,875      9,758    3.81      270,585     7,348   2.72
    Other savings accounts                 236,791      5,968     2.52      250,449      6,678    2.67      290,173     7,618   2.63
    Certificates of deposit
      and other time                     1,613,135     90,318     5.60    1,487,838     82,559    5.55    1,343,685    62,062   4.62
      Total interest bearing deposits    2,548,693    116,606     4.58    2,390,036    108,778    4.55    2,326,839    87,150   3.75
  Securities sold under repurchase
    agreements                             406,678     20,828     5.12      302,004     16,678    5.52      213,963     9,857   4.61
  Federal funds purchased and
    other short-term borrowings             48,822      2,573     5.27       31,139      1,818    5.84       37,302     1,591   4.27
  FHLB advances and
    other long-term debt                   180,212     10,834     6.01      193,784     13,076    6.75      109,977     7,179   6.53
      Total interest bearing
        liabilities                      3,184,405    150,841     4.74    2,916,963    140,350    4.81    2,688,081   105,777   3.94
  Non-interest bearing
    checking deposits                      309,439                          293,051                         287,963
  Other liabilities                         35,445                           33,599                          25,760
     Total liabilities                   3,529,289                        3,243,613                       3,001,804
  Shareholders' equity                     303,446                          285,894                         277,146
     Total liabilities and
     shareholders' equity               $3,832,735                       $3,529,507                      $3,278,950
  Summary (4)
    Interest income                     $  301,022    8.36%              $  277,060     8.37%            $  230,237    7.53%
    Interest expense                       150,841    4.19                  140,350     4.24                105,777    3.46
      Net interest income/margin        $  150,181    4.17%              $  136,710     4.13%            $  124,460    4.07%

(1) Tax exempt securities and loans have been adjusted to a fully tax equivalent basis using a marginal tax rate of 35%.
(2)  Nonaccrual loans have been included in the average balances.
(3)  Loan income includes interest and fees on loans.
(4)  Average rates have been computed by dividing by total earning assets.

Consolidated Balance Sheet
(In thousands, except for share data)

 December 31,                                                                                         1996         1995
Assets
Cash and due from banks                                                                         $  113,504   $  130,239
Federal funds sold and other short-term money market investments                                    31,853        8,546
     Total cash and cash equivalents                                                               145,357      138,785
Real estate loans held for sale                                                                      6,457      222,157
Investment securities available for sale                                                         1,343,959      972,320
Investment securities held to maturity (market value $249,150 in 1996 and $199,966 in 1995)        248,088      198,240
Loans, net of unearned income and allowance for loan losses                                      2,189,339    1,942,648
Premises and equipment                                                                              70,448       66,224
Intangible assets                                                                                   30,965       23,741
Interest receivable                                                                                 30,013       29,353
Other assets                                                                                        53,363       35,214
       Total Assets                                                                             $4,117,989   $3,628,682

Liabilities
Deposits:
  Non-interest bearing                                                                          $  354,529   $  322,706
  Interest bearing                                                                               2,675,698    2,467,283
    Total deposits                                                                               3,030,227    2,789,989
Securities sold under repurchase agreements                                                        530,261      325,271
Federal funds purchased and other short-term borrowings                                             29,608       25,811
FHLB advances and other long-term debt                                                             176,730      158,046
Interest payable and other liabilities                                                              38,865       31,872
       Total Liabilities                                                                         3,805,691    3,330,989

Shareholders' Equity
Common stock, $1 stated value
  Shares authorized: 50,000,000
  Shares issued: 19,168,240 in 1996 and 17,894,770 in 1995                                          19,168       17,895
Capital surplus                                                                                    264,189      246,492
Retained earnings                                                                                   30,067       29,672
Net unrealized gains (losses) on investment securities available for sale                           (1,126)       3,634
       Total Shareholders' Equity                                                                  312,298      297,693
       Total Liabilities and Shareholders' Equity                                               $4,117,989   $3,628,682

See notes to consolidated financial statements.

Consolidated Statement of Income
(In thousands, except for share data)


Year Ended December 31,                                        1996         1995         1994
Interest Income
Loans, including fees:
 Taxable                                                $   192,612  $   194,816  $   161,554
 Tax exempt                                                   1,462        1,708        1,628
Real estate loans held for sale                               4,661        1,899        2,602
Investment securities:
 Taxable                                                     88,401       68,743       54,570
 Tax exempt                                                   8,346        5,201        4,891
Federal funds sold and other short-term money
 market investments                                             960        1,418        1,805
   Total interest income                                    296,442      273,785      227,050
Interest Expense
Deposits                                                    116,606      108,778       87,150
Short-term borrowings                                        23,401       18,496       11,448
Long-term debt                                               10,834       13,076        7,179
   Total interest expense                                   150,841      140,350      105,777
Net Interest Income                                         145,601      133,435      121,273
Provision for loan losses                                     9,206        6,939        7,234
Net Interest Income After Provision for Loan Losses         136,395      126,496      114,039

Non-Interest Income
Service charges on deposit accounts                          12,620       10,908        9,500
Mortgage banking revenue                                     10,064        7,662        9,113
Insurance premiums and commissions                            7,872        7,059        7,492
Trust and plan administration fees                            6,930        5,169        4,538
Credit card and other non-interest fees on loans              5,560        5,142        4,986
Investment products fees                                      3,337        3,035        2,816
Net securities gains                                          1,478        2,165          687
Other non-interest income                                     7,664        5,521        7,673
   Total non-interest income                                 55,525       46,661       46,805

Non-Interest Expense
Salaries and employee benefits                               67,606       58,453       56,852
Data processing and other services                           12,018       11,648        7,268
Occupancy                                                     8,763        8,037        7,923
Equipment                                                     7,181        6,850        6,832
Advertising and promotion                                     4,430        3,446        2,832
Professional fees                                             3,894        3,787        3,106
Printing and supplies                                         3,675        3,667        3,080
Postage and freight                                           3,473        3,005        2,726
Amortization of intangible assets                             2,076        1,726        1,602
FDIC assessments                                              1,473        3,996        6,257
SAIF assessment                                               4,963
Other non-interest expense                                   15,151       12,181       15,061
   Total non-interest expense                               134,703      116,796      113,539
Income Before Income Taxes                                   57,217       56,361       47,305
Income taxes                                                 19,523       20,710       16,793
Net Income                                              $    37,694  $    35,651  $    30,512
Net Income Per Share                                    $      1.96  $      1.86  $      1.60
Average Common and Equivalent Shares Outstanding         19,225,755   19,122,856   19,042,818


See notes to consolidated financial statements.

Consolidated Statement of Changes in
Shareholders' Equity
(In thousands, except for share data)

                                                              Common Stock         Capital    Retained     Unrealized
                                                            Shares      Amount     Surplus    Earnings    Gains/Losses     Total
Balances, January 1, 1994                                 15,201,525    $15,202    $181,243   $ 68,873       $  6,460    $271,778
Net income for 1994                                                                             30,512                     30,512
Cash dividends                                                                                 (12,261)                   (12,261)
Stock dividend                                             1,563,658      1,564      52,685    (54,249)
Issuance of common stock for:
  Dividend reinvestment plan                                  84,446         84       2,649                                 2,733
  Stock options exercised                                     19,477         19         306                                   325
  Exercise and conversion of stock
   purchase contracts and debentures                         149,380        149       2,916                                 3,065
  Acquisitions                                               548,471        549       3,794      5,626                      9,969
  Other                                                       11,646         12         467                                   479
Purchase and retirement of common stock                     (392,981)      (393)     (5,061)    (6,239)                   (11,693)
Adjustment to conform year-ends                               19,124         19         534     (7,238)                    (6,685)
Change in unrealized gains/losses on
 investment securities available for sale                                                                     (14,394)    (14,394)
Balances, December 31, 1994                               17,204,746     17,205     239,533     25,024         (7,934)    273,828
Net income for 1995                                                                             35,651                     35,651
Cash dividends                                                                                 (10,194)                   (10,194)
Stock dividend                                               846,215        846      24,141    (24,987)
Issuance of common stock for:
  Dividend reinvestment plan                                 108,984        109       2,984                                 3,093
  Stock options exercised                                    193,037        193       1,552                                 1,745
  Exercise and conversion of stock
   purchase contracts and debentures                          17,538         18         295                                   313
  Acquisitions                                               387,491        387       2,053      4,178                      6,618
  Other                                                        6,992          7         353                                   360
Purchase and retirement of common stock                     (870,233)      (870)    (24,419)                              (25,289)
Change in unrealized gains/losses on
 investment securities available for sale                                                                      11,568      11,568
Balances, December 31, 1995                               17,894,770     17,895     246,492     29,672          3,634     297,693
Net income for 1996                                                                             37,694                     37,694
Cash dividends                                                                                 (15,672)                   (15,672)
Stock dividend                                               915,801        916      25,598    (26,514)
Issuance of common stock for:
  Dividend reinvestment plan                                 127,090        127       3,433                                 3,560
  Stock options exercised                                     98,423         98         843                                   941
  Exercise and conversion of stock
   purchase contracts and debentures                         171,655        172       2,466                                 2,638
  Acquisitions                                               499,200        499         900      4,887                      6,286
  Other                                                        6,926          7         189                                   196
Purchase and retirement of common stock                     (545,625)      (546)    (15,732)                              (16,278)
Change in unrealized gains/losses on
 investment securities available for sale                                                                      (4,760)     (4,760)
Balances, December 31, 1996                               19,168,240    $19,168    $264,189   $ 30,067       $ (1,126)  $ 312,298

See notes to consolidated financial statements.

Consolidated Statement of Cash Flows
(In thousands)

Year Ended December 31,                                                                    1996            1995         1994
Operating Activities:
 Net income                                                                          $  37,694        $  35,651     $  30,512
 Adjustments to reconcile net
  income to net cash provided by operating
  activities:
   Depreciation and amortization                                                        13,759           11,044         9,694
   Provision for loan losses                                                             9,206            6,939         7,234
   Amortization of premiums and discounts on securities                                  1,638            1,441         1,424
   Deferred income tax benefit                                                            (447)          (1,334)       (2,489)
   Net securities gains                                                                 (1,478)          (2,165)         (687)
   Loans originated for sale                                                           (74,615)        (162,121)     (452,576)
   Proceeds from sale of loans                                                          90,463          161,482       480,260
   (Increase) decrease in interest
    receivable and other assets,
    net of amortization                                                                (21,033)         (16,346)           13
   Increase (decrease) in interest payable and other liabilities                         6,133            8,474          (569)
Net Cash Provided by Operating Activities                                               61,320           43,065        72,816

Investing Activities:
 Cash and cash equivalents of subsidiaries acquired, net of purchase price               2,869            4,050         5,708
 Proceeds from the maturity of investment securities available for sale                275,510          154,227       235,310
 Proceeds from the sale of investment securities available for sale                    596,755          282,804       178,774
 Purchase of investment securities available for sale                                 (992,584)        (469,552)     (197,065)
 Proceeds from the maturity of investment securities held to maturity                   13,315           47,680        57,170
 Purchase of investment securities held to maturity                                    (52,040)         (81,339)     (346,840)
 Net increase in loans                                                                (252,541)         (38,554)     (203,128)
 Purchase of premises and equipment                                                    (10,323)          (7,064)       (4,937)
Net Cash Used by Investing  Activities                                                (419,039)        (107,748)     (275,008)

Financing Activities:
 Net increase (decrease) in deposits                                                   166,078          141,787       (46,396)
 Net increase (decrease) in short-term borrowings                                      204,490           (6,988)      217,994
 Payment and maturity of long-term debt                                               (170,793)        (199,830)     (111,086)
 Proceeds of long-term borrowings                                                      191,965          144,549       131,551
 Proceeds from exercise of stock options                                                   941            1,745           325
 Proceeds from common stock issued for dividend reinvestment plan                        3,560            3,093         2,733
 Purchase and retirement of common stock                                               (16,278)         (25,289)      (11,693)
 Cash dividends paid                                                                   (15,672)         (12,972)      (11,777)
Net Cash Provided by Financing Activities                                              364,291           46,095       171,651
Net Increase (Decrease) in Cash and Cash Equivalents                                     6,572          (18,588)      (30,541)
Adjustment to conform year-ends                                                                                         2,311
Cash and Cash Equivalents at January 1,                                                138,785          157,373       185,603
Cash and Cash Equivalents at December 31,                                            $ 145,357       $  138,785     $ 157,373


Supplemental disclosure:
 Cash paid for:
   Interest                                                                          $ 149,628       $  134,914     $ 104,704
   Income taxes                                                                         15,730           21,601        19,075
 Non-cash investing and financing activities:
   Common stock issued for acquisitions                                                  6,286            6,618         9,969
   Stock issued in exchange of
    debentures and equity contracts
    and pursuant to employee benefit plans                                               2,882              545         3,637

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Dollar amounts in thousands, except for share data)

1. Summary of Significant Accounting Policies

The accounting and reporting policies of CNB Bancshares, Inc. (Corporation) and its subsidiaries conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

Basis of presentation
The consolidated financial statements include the accounts of the Corporation and its subsidiaries, after elimination of all material intercompany accounts and transactions. Certain prior year amounts have been reclassified to conform with current classifications.
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real estate loans held for sale
Real estate loans held for sale are carried at the lower of aggregate cost or market value. Gains and losses on real estate loans sold are recorded at the time of sale or securitization. Servicing fee income subsequent to the sale is included in non-interest income. Originated mortgage servicing rights represent total capitalized mortgage loan origination costs incurred allocated between the loan and the servicing rights based on their relative fair values and amortized over the estimated lives of the loans. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

Investment securities
Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other investment securities are classified as available for sale or trading and reported at fair value with unrealized gains and losses included in shareholders' equity, net of related taxes, or income, respectively.
  Amortization of premiums and accretion of discounts are recorded as adjustments to interest income using the level-yield method over the estimated remaining period until maturity, adjusted for estimated prepayments. Gains and losses on the sale of investment securities are determined on the specific identification method at the time of sale.

Loans and allowance for loan losses
Loans are reported net of unearned interest, unamortized deferred fees and costs and the allowance for loan losses. Interest income on loans is accrued on the principal amount of such loans outstanding, except for discounted installment loans which is computed using a method which approximates a level yield. Certain nonrefundable loan fees and related direct loan costs are deferred and amortized over the life of the loan as an adjustment to interest income. Loans are placed on nonaccrual status when the collection of the interest becomes doubtful. Interest accrued during the current year and deemed uncollectible is reversed and charged against current income, while uncollectible interest accrued from prior years is charged against the allowance for loan losses. Interest income on nonaccrual loans is then recognized only when collected. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.
  Loans are considered impaired when it becomes probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured by the present value of expected future cash flows or the fair value of collateral, if the loan is collateral dependent. Interest income on these loans is recognized as described above depending on the accrual status of the loan.
  The allowance for loan losses is increased by provisions charged to expenses and reduced by loans charged off, net of recoveries. It is maintained at a level considered adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience and trends, changes in the composition of the loan portfolio, the current volume and condition of loans outstanding and the probability of collecting all amounts due.

Premises and equipment
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method based on estimated useful lives. Gains and losses on dispositions are included in operations.

Foreclosed properties
Foreclosed properties represent properties acquired through foreclosure or deed in lieu of foreclosure and are recorded at the lower of cost or fair value less estimated costs to sell. Losses at the time of transfer from loans are charged to the allowance for loan losses. Subsequent write-downs and gains or losses on sales are included in operations. Rental income and costs of maintaining the properties are also included in operations.

Intangible assets
The excess of cost over the fair value of net assets and other intangibles acquired in acquisitions accounted for as purchases are amortized using the straight-line method over estimated lives up to 25 years. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.

Interest rate contracts
The Corporation reduces the potential impact of changing interest rates on its costs to acquire liabilities that fund certain loans and investments through interest rate contracts, including interest rate swaps, interest rate caps and optional forward purchase contracts.

  The net settlements received or paid on interest rate swaps are reported as adjustments to interest expense of the related liabilities being hedged. Premiums paid for interest rate caps are included in the carrying amounts of those liabilities being hedged. These amounts are amortized as an adjustment to interest expense of the related liabilities on a straight-line method over the contractual terms of the caps. Interest expense is reduced on a current basis as amounts are earned from counterparties when the index rate exceeds the rate contractually specified in the cap agreements.
  Optional forward purchase contracts provide the option buyer with the right to sell to, or purchase from, another party some financial instrument at a stated price on or prior to a specified future date. Fees received from the sale of written options are deferred until the option expires, is terminated, or is exercised, at which point the fees are included in current operations.
  Gains or losses on the termination of interest rate contracts used to hedge changes in interest rates are included in the carrying amounts of those liabilities being hedged and are amortized as an adjustment to the yield of the hedged liability over its remaining life. Gains or losses on the early termination of a hedged transaction are included in current operations.

Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis. The Corporation and its subsidiaries file consolidated income tax returns.

Net income per share
Net income per share has been computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during each period. The assumed conversion of the convertible subordinated debentures into common shares had no material dilutive effect on net income per share. All share data included in the consolidated financial statements has been adjusted for stock dividends.

Stock option plans
Prior to January 1, 1996, the Corporation accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Corporation adopted Financial Accounting Standards Board Statement (FASB) No. 123, "Accounting for Stock-Based Compensation," which permits entities to expense the fair value of stock-based awards, as measured on the date of grant, over their vesting period. Alternatively, FASB No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FASB No. 123 had been applied. The Corporation has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of FASB No. 123.

Trust assets
Assets held by the Corporation's subsidiaries in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Corporation or its subsidiaries.

New accounting standard
The Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered in accordance with the criteria provided in the Statement. The Corporation will apply the new rules prospectively to transactions beginning in the first quarter of 1997. Based on current circumstances, management believes the application of the new rules will not have a material impact on the financial condition or results of operations of the Corporation.

2. Business Combinations
Information relating to mergers and acquisitions for which stock was issued for the three year period ended December 31, 1996, includes:

                                                                  Merger                Common        Assets       Method of
                                                                   Date           Shares Issued     Acquired      Accounting
DuQuoin Bancorp, Inc., DuQuoin, Illinois                     May 17, 1996               524,160     $ 84,357      Pooling*
Southern Finance Co., Inc., Madisonville, Kentucky           December 1, 1995            33,529        2,432      Pooling*
Service Financial, Inc., Harriman, Tennessee                 December 1, 1995            38,917        1,924      Pooling*
UF Bancorp, Inc., Evansville, Indiana                        August 4, 1995           2,488,718      564,755      Pooling
Bank of Orleans, Indiana                                     August 4, 1995             351,141       58,576      Pooling*
Harrisburg Bancshares, Inc., Harrisburg, Illinois            February 10, 1995          529,569      110,467      Pooling
King City Federal Savings Bank, Mt. Vernon, Illinois         February 1, 1995           719,322      176,494      Pooling
Citizens Realty & Insurance, Inc., Evansville, Indiana       December 1, 1994           459,495        4,943      Pooling
Oakland City Bancshares Corp., Oakland City, Indiana         August 30, 1994            174,057       31,875      Pooling*
Union Bank & Trust Co., Morganfield, Kentucky                July 1, 1994               491,101       62,412      Pooling*

Certain of the above entities have had their name changed and/or have been merged into other subsidiaries of the Corporation.
* Accounted for as a pooling of interests without restatement of prior periods as the amounts involved were not material to the Corporation's financial results.

  UF Bancorp's and King City's results of operations and cash flows included in the financial statements for 1994 are for the year ended June 30, 1994, since these entities were on a June 30 fiscal year. As a result of changing fiscal years from June 30 to December 31, retained earnings have been reduced by $6,800 attributable to their net losses for the six months ended December 31, 1994, and by an additional $438 for dividends paid by UF Bancorp during this same period. Revenues and expenses for this six-month period totaled $18,719 and $22,971, respectively, for UF Bancorp, and $5,451 and $7,999, respectively for King City. Also as a result of the change in fiscal years, common stock and surplus were increased by $19 and $534, respectively, due to the exercise of stock options.
  On May 31, 1996, the Corporation acquired $11,785 of loans from 12 offices of Money One Credit Company, acquired a portion of the customer base from Evansville Insurance Group and purchased Small Parker & Blossom, Inc., a third party administrator of employee benefit plans. Goodwill resulting from these acquisitions totaled approximately $6,375 and is being amortized on a straight-line basis not exceeding 15 years. These acquisitions were accounted for under the purchase method of accounting, and accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the May 31, 1996 transaction date forward. Pro forma disclosures of the effects of these acquisitions have not been presented as the amounts involved in these transactions were not material to the Corporation's financial results.
  On August 4, 1995, a subsidiary of the Corporation, Citizens Bank of Western Indiana, acquired the four Indiana offices of Household Bank, f.s.b., a subsidiary of Household International and assumed deposit liabilities of $78,897. Goodwill of $5,345 is being amortized on a straight-line basis over 15 years. The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the August 4, 1995, transaction date forward.
  On February 14, 1997, the Corporation issued 718,867 shares of its common stock in exchange for all of the outstanding shares of BMC Bancshares, Inc.
(BMC), parent company for Bank of Mt. Carmel, Mt. Carmel, Illinois. At December 31, 1996, BMC had total assets and shareholders' equity of $100,042 and $13,421, respectively. The acquisition was accounted for under the pooling of interests method of accounting. The financial information contained herein does not reflect the February 1997 merger. Pro forma unaudited results of operations assuming the merger with BMC had occurred on January 1, 1994, are as follows:

                                    1996      1995      1994
Net interest income             $148,929  $136,585  $124,376
Net income                        37,581    36,851    31,742
Net income per share                1.88      1.86      1.61


3. Mortgage Banking Activities

The Corporation has sold certain loans to various investors while retaining servicing rights. Loans serviced for others totaled $878,593 and $710,634 at December 31, 1996 and 1995, respectively, and are not included in the accompanying consolidated financial statements.

     Effective January 1, 1995, the Corporation adopted Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights" which requires the recognition of originated mortgage servicing rights as assets. Changes in originated mortgage servicing rights for the years ended December 31 were as follows:

                                                                                   1996        1995
Balance at January 1,                                                              $   589
Originated mortgage servicing rights                                                 3,330    $  612
Amortization                                                                          (550)      (23)
Balance at December 31,                                                            $ 3,369    $  589

 The components of mortgage banking revenue are as follows:

                                                                                      1996      1995      1994
Income from the sale of mortgages                                                  $ 1,843    $1,796    $1,429
Gain on securitization of mortgage loans                                             4,914
Gain on sale of mortgage servicing rights                                                      2,600     3,226
Mortgage loan fees                                                                   1,051       918     1,545
Mortgage servicing fees, net of amortization                                         2,256     2,348     2,913
 Mortgage banking revenue                                                          $10,064    $7,662    $9,113

4.  Investment Securities Available For Sale and Held to Maturity

                                                                                        Gross         Gross
                                                                     Amortized     Unrealized    Unrealized         Market
                                                                          Cost          Gains        Losses          Value
Available for Sale at December 31, 1996:
 U.S. Treasury                                                      $      751        $     1                   $      752
 Federal agencies:
  Bonds and notes                                                      210,004            599     $   (625)        209,978
  Mortgage-backed securities                                           987,591          3,782       (6,769)        984,604
 Collateralized mortgage obligations                                    70,419            766         (515)         70,670
 State and municipal                                                    51,661          1,096         (183)         52,574
 Other securities                                                       25,431             81         (131)         25,381
   Total                                                            $1,345,857        $ 6,325     $ (8,223)     $1,343,959

Held to Maturity at December 31, 1996:
 Federal agencies:
  Mortgage-backed securities                                        $  105,319        $   107     $ (2,183)     $  103,243
 Collateralized mortgage obligations                                     2,570                         (33)          2,537
 State and municipal                                                   140,199          3,726         (555)        143,370
   Total                                                            $  248,088        $ 3,833     $ (2,771)     $  249,150

Available for Sale at December 31, 1995:
 U.S. Treasury                                                      $   22,832        $   215     $    (42)     $   23,005
 Federal agencies:
  Bonds and notes                                                      159,834          1,673          (44)        161,463
  Mortgage-backed securities                                           611,290          5,456       (1,545)        615,201
 Collateralized mortgage obligations                                   109,050          2,093       (3,013)        108,130
 State and municipal                                                    40,523          1,259          (78)         41,704
 Other securities                                                       22,918             57         (158)         22,817
   Total                                                            $  966,447        $10,753     $ (4,880)     $  972,320

Held to Maturity at December 31, 1995:
 Federal agencies:
  Bonds and notes                                                   $        4                                  $        4
  Mortgage-backed securities                                           116,522        $   144     $ (1,387)        115,279
 Collateralized mortgage obligations                                     3,203              7          (28)          3,182
 State and municipal                                                    78,511          3,488         (498)         81,501
   Total                                                            $  198,240        $ 3,639     $ (1,913)     $  199,966

     Net unrealized gains or (losses) on investment securities available for sale, net of tax, at December 31, 1996 and 1995, were ($1,126) and $3,634, respectively. The amortized cost of investment securities at December 31, 1996, by contractual maturity, except for mortgage-backed securities and collateralized mortgage obligations which are based on estimated average lives, are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities and Average Yields of Investment Securities Available For Sale at December 31, 1996*

                          1 Year or Less              1-5 Years          5-10 Years          Over 10 Years            Total
                        Amount       Yield         Amount   Yield     Amount    Yield       Amount     Yield     Amount     Yield
U.S. Treasury                                    $    752    6.01%                                             $      752    6.01%
Federal agencies:
 Bonds and notes       $    640       5.08%       136,247    6.89      $70,791    6.95%       $2,300    7.75%     209,978    6.91
 Mortgage-backed
  securities            216,613       6.95        492,302    6.93      272,107    6.91         3,582    6.89      984,604    6.93
Collateralized mortgage
 obligations             21,908       6.87         45,228    6.82        3,130    5.82           404    5.73       70,670    6.78
State and municipal       6,743       9.44         18,569   10.08        3,243    8.94        24,019    7.87       52,574    8.92
Other securities            798       8.09            554    6.47          239    5.87        23,790    6.21       25,381    6.27
   Total               $246,702       7.01%      $693,652    7.00%    $349,510    6.93%      $54,095    7.05%  $1,343,959    6.98%
   Percent of total              18%                     52%                   26%                    4%                  100%

Maturities and Average Yields of Investment Securities Held to Maturity at December 31, 1996*

                          1 Year or Less         1-5 Years            5-10 Years         Over 10 Years             Total
                       Amount    Yield       Amount     Yield     Amount       Yield    Amount     Yield      Amount     Yield
Federal agencies:
 Mortgage-backed
  securities         $ 26,159    6.38%    $  59,583     6.35%     $ 19,176     6.15%   $   401     6.15%   $ 105,319      6.32%
Collateralized mortgage
 obligations              598    5.41         1,972     5.44                                                   2,570      5.43
State and municipal       514    7.76        19,594     8.90        37,931     8.25      82,160    7.92      140,199      8.15
   Total             $ 27,271    6.38%    $  81,149     6.94%     $ 57,107     7.54%   $ 82,561    7.91%   $ 248,088      7.34
   Percent of total           11%                   33%                    23%                   33%                   100%

*Fully taxable equivalent yields

     Investment securities with a carrying value of $626,647 and $523,265 were pledged at December 31, 1996 and 1995, respectively, to secure securities sold under repurchase agreements, public deposits, trust funds and for other purposes as required or permitted by law.

     Proceeds from the sales of investment securities available for sale during 1996, 1995 and 1994 were $596,755, $282,804 and $178,774, respectively. Gross gains and losses, respectively, realized on those transactions were as follows:
1996 - $2,573 and ($1,095); 1995 - $3,608 and ($1,443); and 1994 - $1,919 and
($1,232).

     On December 1, 1995, the Corporation transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $375,027 and a fair value of $374,716. In February 1995, $22,492 of investment securities were transferred from held to maturity to available for sale. This reclassification was necessitated to conform the investment portfolios of acquired institutions to the Corporation's policy for credit risk and interest rate risk.

5. Loans and Allowance for Loan Losses

Through its subsidiaries, the Corporation generates commercial, mortgage and consumer loans from customers located in its primary market areas of Indiana, Illinois, Kentucky, and portions of Tennessee. Collateral, if deemed necessary, is based on management's credit evaluation and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors. The Corporation's loan portfolio is diversified with no major concentration related to any one industry.

                                                                              1996        1995
Loans outstanding at December 31:
 Commercial, industrial and agricultural production                     $  651,862  $  555,571
 Tax exempt                                                                 21,689      23,354
 Real estate mortgage:
  Commercial and agricultural                                              171,715     136,941
  Construction                                                              67,428      48,690
  Residential                                                              721,612     665,986
 Consumer                                                                  598,507     553,935
                                                                         2,232,813   1,984,477
 Less:  Unearned interest                                                   13,162      13,023
        Allowance for loan losses                                           30,312      28,806
        Loans, net of unearned interest and allowance for loan losses   $2,189,339  $1,942,648

     Impaired loans totaled $18,122 and $14,149 at December 31, 1996 and 1995, respectively. An allowance for losses was not deemed necessary for impaired loans totaling $10,702 and $6,701 at December 31, 1996 and 1995, respectively. At December 31, 1996, an allowance of $1,653 was recorded for the remaining balance of impaired loans of $7,420. At December 31, 1995, an allowance of $1,212 was recorded for the remaining $7,448. Impaired loans averaged $15,281 and $13,566 for 1996 and 1995, respectively. Interest income and cash receipts of interest totaled $178 and $38, respectively, during the period in 1996 that the loans were impaired. For 1995, interest income and cash receipts amounted to $76 and $102, respectively.

     Loans on which the accrual of interest was discontinued or reduced amounted to $21,142 at December 31, 1996, and $20,861 at December 31, 1995. Additional interest income of approximately $1,677 for 1996, $1,626 for 1995, and $908 for 1994, would have been recorded had income on these loans been accounted for on the accrual basis.

                                                        1996         1995         1994
Allowance for loan losses:
  Balance at January 1,                             $ 28,806   $   28,502   $   23,443
  Allowance of subsidiaries at acquisition date        1,872          769        1,118
  Adjustment to conform year-ends                                                  561
  Loan charge-offs                                  (12,865)      (9,494)      (5,633)
  Loan recoveries                                      3,293        2,090        1,779
  Provision for loan losses                            9,206        6,939        7,234
  Balance at December 31,                           $ 30,312   $   28,806   $   28,502


6. Premises and Equipment
                                                                     1996         1995
Cost at December 31:
  Land                                                         $    9,938   $    8,742
  Buildings and leasehold improvements                             76,243       71,651
  Equipment                                                        48,877       42,700
     Total cost                                                   135,058      123,093
Accumulated depreciation                                         (64,610)     (56,869)
  Net                                                          $   70,448   $   66,224


7. Deposits
                                                                     1996         1995
Deposits at December 31:
  Non-interest bearing checking                                $  354,529   $  322,706
  Interest bearing checking                                       410,693      414,315
  Money market savings                                            319,660      301,637
  Other savings                                                   227,989      237,109
  Certificates of $100 or more                                    226,600      109,828
  Other certificates and time deposits                          1,490,756    1,404,394
     Total                                                     $3,030,227   $2,789,989

     The Corporation receives deposits from customers located in its primary market areas of Indiana, Illinois, and Kentucky, and generally does not accept brokered deposits and has no significant concentrations of deposits from any one customer or industry. The maturity distribution of certificates and other time deposits at December 31, 1996, was as follows: 1997 - $1,085,295; 1998 - $394,146; 1999 - $132,677; 2000 - $48, 126; 2001 - $24,713; 2002 and after -
$32,399.

     Interest expense on time deposits of $100 or more was $9,456, $7,540 and $4,556 for 1996, 1995 and 1994, respectively.


8. Short-Term Borrowings
                                                                       Securities
                                                                       Sold Under      Federal       Other
                                                                       Repurchase        Funds  Short-Term
1996                                                                   Agreements    Purchased  Borrowings      Total
Balance at December 31                                                   $530,261      $21,730     $ 7,878   $559,869
Average amount outstanding during the year                                406,678       42,717       6,105    455,500
Maximum amount outstanding at any month-end                               530,261       93,850      16,252
Weighted average interest rate:
  During year                                                                5.12%        5.39%       4.46%      5.14%
  End of year                                                                5.02         5.75        4.76       5.05

1995
Balance at December 31                                                   $325,271      $18,370     $ 7,441   $351,082
Average amount outstanding during the year                                302,004       23,539       7,600    333,143
Maximum amount outstanding at any month-end                               338,174       42,790      14,136
Weighted average interest rate:
  During year                                                                5.52%        5.92%       5.57%      5.55%
  End of year                                                                5.15         5.50        4.88       5.16

1994
Balance at December 31                                                   $319,965      $27,000     $ 9,938   $356,903
Average amount outstanding during the year                                213,963       30,669       6,633    251,265
Maximum amount outstanding at any month-end                               329,249       50,335      13,520
Weighted average interest rate:
  During year                                                                4.61%        4.33%       3.95%      4.56%
  End of year                                                                5.48         6.23        5.14       5.53

The maturity distribution of securities sold under repurchase agreements at December 31, 1996, was as follows:

Overnight                                                                                                    $106,949
1-30 days                                                                                                     383,408
30-90 days                                                                                                     20,212
Over 90 days                                                                                                   19,692
                                                                                                             $530,261

     The market value of securities sold under repurchase agreements totaled $536,745. Those securities were under the Corporation's control.

9. Long-Term Debt
                                                                                       1996      1995
Long-term debt of the parent company and its subsidiaries as of December 31:
Parent Company:
 Convertible subordinated debentures, 7.50%, redemptions of $1,125
 annually beginning in 2001, balance due 2011                                      $  6,029  $  6,538
 Redeemable subordinated debentures, 9.50%, redeemed August 1996                                2,187
 Notes payable, unsecured:
  9.81%, payable $600 annually through 1996, balance due in 1997                      2,400     3,000
  Variable rate adjusted with changes in LIBOR, payable $250 quarterly through
   2000 (6.16% and 6.69% at December 31, 1996 and 1995, respectively)                 4,500     5,500
Subsidiaries:
 Federal Home Loan Bank advances, due at various dates through 2016 (weighted
  average rates of 5.56% and 5.89% at December 31, 1996 and 1995, respectively)     158,640   115,794
 Variable rate revolving credit agreement, secured by finance receivables
  adjusted with changes in LIBOR, 6.63% at December 31, 1995, paid in 1996                     19,851
 Other, including capitalized leases                                                  5,161     5,176
Total                                                                              $176,730  $158,046

     The scheduled principal reduction of long-term debt at December 31, 1996, was as follows: 1997 - $13,721; 1998 - $77,016; 1999 - $51,257; 2000 - $11,681;
2001- $11,318; 2002 and after - $11,737. Certain notes payable permit earlier principal payments without penalty.

     The Corporation sold $15,000 of 7.5 percent convertible subordinated debentures on August 29, 1991. The debentures are convertible into shares of common stock of the Corporation at a conversion price of $17.99 per share, subject to certain adjustments, any time prior to maturity. The debentures are subject to equal annual redemptions of $1,125 commencing in 2001 with final maturity on September 1, 2011. The Corporation has the option to redeem the debentures in whole or in part under certain conditions prior to maturity.

     The redeemable subordinated debentures, redeemed August 15, 1996, were issued in tandem with a like face amount of cancelable mandatory stock purchase contracts as described in Note 10.

     Qualifying, unencumbered mortgage assets equal to at least 170 percent of the aggregate amount of advances and Federal Home Loan Bank stock have been pledged as collateral for the Federal Home Loan Bank advances.

     The Corporation has an unsecured line of credit available which permits it to borrow up to $20,000 at variable rates adjusted with changes in LIBOR through December 31, 1997. At December 31, 1996, $20,000 remained available for future use.

10. Shareholders' Equity

The Corporation is authorized to issue 2,000,000 shares of preferred stock, no par value, which remain unissued. In the event any preferred shares are issued, specific voting powers, dividend preferences, and other rights and restrictions of the preferred stock will be designated by the Board of Directors.

     Shareholders' equity has been adjusted to record the one-for-ten stock dividend declared on October 18, 1994 and one-for-twenty stock dividends declared on October 18, 1995 and September 10, 1996. All share data has been adjusted to reflect the stock dividends.

     The Corporation offers a Dividend Reinvestment and Stock Purchase Plan (the
Plan), which provides shareholders of the Corporation with a convenient method of purchasing additional shares of common stock. At December 31, 1996, there were 683,332 shares of common stock reserved for issuance under the Plan. Shares distributed pursuant to the Plan totaled 131,992, 119,863, and 102,189 for 1996, 1995 and 1994, respectively.

     In connection with its merger with Indiana Bancshares, Inc., the Corporation reserved 172,392 shares of its common stock effective May 1, 1992, for issuance pursuant to Indiana Bancshares' $2,500 cancelable mandatory stock purchase contracts, which were assumed by the Corporation. The cancelable mandatory stock purchase contracts were called effective August 15, 1996. The Corporation issued 144,371 shares in 1996, 5,515 shares in 1995 and 414 shares in 1994, in connection with the exercise of these stock purchase contracts.

     The Corporation had reserved 335,206 shares of its common stock at December 31, 1996, for its convertible subordinated debentures as described in Note 9.

     The Corporation has Incentive Stock Option Plans (Plans), whereby up to 771,750 shares of common stock can be granted to directors, officers or employees of the Corporation or its subsidiaries. Under terms of the Plans, options may be granted to purchase the Corporation's common stock at a price not less than the fair market value of the common stock at the date of the grant, for a period of up to 10 years after a six month vesting period. Options granted pursuant to the Plans are intended to qualify as incentive stock options; however, certain conditions may be waived which would result in the options being treated as non-qualified stock options. Unless earlier terminated by the Board of Directors, the Plans will terminate on March 20, 2005. At December 31, 1996, 471,536 shares were available for the granting of additional options.

     Pro forma information regarding net income and earnings per share is required by the Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation", and has been determined as if the Corporation had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.83 percent and 6.06 percent; divided yields of 3.2 percent; volatility factors of the expected market price of the Corporation's common stock of .14 and .16; and a weighted-average expected life of the options of 7 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, if the estimated fair value of the options is amortized to expense over the options' vesting period, the effect on net income would be:


                                               1996        1995
Net income:
  As reported                                 $37,694     $35,651
  Pro forma                                    37,101      35,205
Net income per share:
  As reported                                 $  1.96     $  1.86
  Pro forma                                      1.93        1.84

  The following table presents share data related to the Plans and other options assumed by the Corporation as a result of certain mergers:

                                 1996                      1995           1994
                                          Average              Average  Average
                                Option     Option    Option    Option    Option   Option
                                Shares     Price     Shares     Price    Shares   Price
Outstanding at January 1,       521,094   $ 20.21    601,557    $14.62  464,012   $12.27
Granted or assumed              167,900     26.89    132,315     26.90  175,500    19.98
Exercised                      (102,935)     9.14   (209,988)     8.31  (37,955)   10.62
Expired                                               (2,790)    26.29
Outstanding at December 31,     586,059   $ 24.07    521,094    $20.21  601,557   $14.62
Exercisable at December 31,     523,145   $ 23.80    409,344    $20.59  487,965   $13.92

     Exercise prices for options outstanding as of December 31, 1996, ranged from $6.64 to $31.75. The weighted-average remaining contractual life of those options was 7.7 years.

11. Employee Benefit Plans

     The Corporation and its subsidiaries maintain noncontributory, defined-benefit pension plans covering substantially all employees. Pension benefits are generally based on years of service and compensation, as defined. Pension expense was $628, $327 and $288 for 1996, 1995 and 1994, respectively, and included the following components:

                                                                                   1996       1995       1994
     Service costs-benefits earned during the period                            $ 1,728    $ 1,339    $ 1,282
     Interest costs on projected benefit obligation                               2,286      2,096      1,980
     Return on plan assets                                                       (3,204)    (2,884)    (2,750)
     Net amortization and deferral                                                 (182)      (224)      (224)
       Net pension expense                                                      $   628    $   327    $   288

     It is the Corporation's policy to make contributions to the plans that meet or exceed the minimum funding requirements of applicable laws and regulations, up to that allowable by federal tax regulations.

     The following table sets forth the plans' funded status and the amounts recognized in the Corporation's consolidated balance sheet at December 31:

                                                                                   1996       1995       1994
     Actuarial present value of accumulated benefit obligation:
       Vested                                                                  $ 27,805   $ 24,771   $ 20,993
       Nonvested                                                                    545      1,861        725
          Total                                                                $ 28,350   $ 26,632   $ 21,718

     Plan assets at fair value, primarily marketable securities                $ 43,684   $ 37,477   $ 30,082
     Actuarial present value of projected benefit obligation                    (33,502)   (31,679)   (26,108)
     Excess of plan assets over projected benefit obligation                     10,182      5,798      3,974
     Unrecognized net transition asset                                           (1,571)    (1,778)    (1,966)
     Unrecognized net loss (gain)                                                (2,168)     1,750      2,308
     Unrecognized prior service cost                                               (957)      (981)    (1,005)
       Prepaid pension expense included in other assets                        $  5,486   $  4,789   $  3,311

     Assumptions used in determining the projected benefit obligations and net pension expense were:

                                                                                   1996       1995       1994
     Discount rate                                                                 7.50%      7.50%      8.25%
     Rate of increase in compensation levels                                       4.25       4.25       4.25
     Expected long-term rate of return on plan assets                              9.00       9.00       9.00

     The discount rate was reduced in 1995 due to changes in market interest rates. The projected benefit obligation increased by approximately $2,850 in 1995 as a result of this change.

     The Corporation and its subsidiaries also have a deferred income savings plan (Savings Plan) with substantially all employees eligible to participate. At the discretion of the Board of Directors, the subsidiaries match a percentage of employee contributions and may make an additional contribution based on earnings performance. The Corporation's expense for the Savings Plan was $991, $842 and $1,052 for 1996, 1995 and 1994, respectively.

     The Corporation does not provide postretirement benefits other than pensions nor does it have any material liabilities for postemployment benefits provided to former and inactive employees.


12. Income Taxes
                                                                           1996      1995      1994
Income taxes:
 Currently payable:
  Federal                                                                $16,052   $17,926   $15,504
  State                                                                    3,918     4,118     3,778
 Deferred (benefit):
  Federal                                                                   (250)   (1,149)   (2,206)
  State                                                                     (197)     (185)     (283)
   Total income taxes                                                    $19,523   $20,710   $16,793


                                                                            1996      1995      1994
Reconciliation of federal statutory tax to actual income tax expense:
 Federal income tax at applicable statutory rate (35%)                   $20,026   $19,726   $16,557
 Tax exempt interest                                                      (2,979)   (2,094)   (2,070)
 State franchise tax, net of federal tax benefit                           2,419     2,556     2,271
 Other                                                                        57       522        35
  Income tax expense                                                     $19,523   $20,710   $16,793
  Effective rate                                                              34%       37%       35%

     Net deferred tax assets are included in other assets. No valuation allowance was required as of December 31, 1996, 1995 or 1994 due to management's belief that it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets. The components of the deferred tax asset at December 31 were as follows:

                                                                           1996         1995         1994
     Unrealized (gains) losses on securities available for sale        $    772      $(2,239)     $ 5,175
     Differences in depreciation methods                                 (3,984)      (2,902)      (2,507)
     Differences in accounting for loan losses                            8,949        6,553        5,010
     Deferred compensation and pension                                   (1,716)      (1,506)        (738)
     Difference in accounting for warranty losses on sold loans             712        1,108        1,002
     Other                                                                  405          666         (182)
       Net deferred tax asset                                          $  5,138      $ 1,680      $ 7,760

     Assets                                                            $ 17,586      $10,878      $11,468
     Liabilities                                                        (12,448)      (9,198)      (3,708)
       Net deferred tax asset                                          $  5,138      $ 1,680      $ 7,760

13. Commitments and Contingent Liabilities

The Corporation is committed under various operating leases for premises and equipment used in its banking operations. Future minimum rentals for lease commitments having initial or remaining non-cancelable lease terms in excess of one year totaled $7,653 at December 31, 1996. Rental expense for operating leases totaled $1,825, $1,469 and $1,666 in 1996, 1995 and 1994, respectively.

  In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

  At December 31, those financial instruments whose contract amount represents credit and/or interest rate risk are summarized in the following table:

                                  1996      1995
Commitments to extend credit    $571,710  $510,824
Standby letters of credit         43,070    25,205

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation. Collateral held may include accounts receivable, inventory, real property, plant and equipment and income-producing commercial properties.

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

  The Corporation has change of control agreements with certain employees which provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. The contingent liability under these agreements in the event of a change in control is approximately $3,012. The Corporation is not required to pay any amounts under these agreements which cannot be deducted for federal income tax purposes.

  The Corporation has entered into an agreement with a third party to provide the Corporation with certain services, including software, specified computer equipment and the overall management and operations of its data processing through June 2003. The agreement provides for minimum annual payments as follows: 1997 - $4,675; 1998 - $4,675; 1999 - $4,607; 2000 - $4,519; 2001 -
$4,519; 2002 - $4,519; and 2003 - $2,259.


14. Interest Rate Contracts

Through the purchase of interest rate cap agreements (caps), the Corporation has reduced the impact of increased interest rates on its costs to acquire certain deposits, repurchase agreements and long-term borrowings being hedged. These caps entitle the Corporation to receive periodic payments from counterparties based upon the notional amount of the caps and the excess of the index rate over the strike price.

  At December 31, 1996 and 1995, the notional amount of the interest rate caps was $285,000 and $135,000, respectively. The caps are indexed to LIBOR with contract strike prices ranging from 4 percent to 7 percent and mature prior to 1999. The caps had a carrying value of $1,753 and $1,495 at December 31, 1996 and 1995, respectively, and related market values of $934 and $753.

  The Corporation has entered into interest rate swaps as a hedge against certain long-term borrowings to manage its interest rate sensitivity. The contracts represent an exchange of interest payments and the underlying principal balances of the liabilities are not affected. At December 31, 1996 and 1995, the Corporation had swaps with a notional value of $55,000 and $10,000, respectively. The agreements require the Corporation to pay a fixed rate of interest ranging from 5.77% to 6.12% and receive a variable rate based on three-month LIBOR. The agreements terminate on or prior to January 12, 2001.

  The Corporation is exposed to losses if a counterparty fails to make its payments under a contract in which the Corporation is in a receiving status. Although collateral or other security is not obtained, the Corporation minimizes its credit risk by monitoring the credit standing of the counterparties and anticipates that the counterparties will be able to fully satisfy their obligation under the agreements.

  At December 31, 1996, option forward contracts, if exercised, committed the Corporation to sell $100,219 par value of mortgage-backed securities at prices not less than their carrying values during the first quarter of 1997. Fees received from these contracts have been deferred until expiration, termination or exercise of the contract.

15. Related Party Transactions

In the ordinary course of business, the Corporation has loan, deposit and other transactions with officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. All of the transactions were entered into on substantially the same terms as those prevailing at the time for comparable transactions with other parties. These loans do not involve more than normal risk of collectibility or present other unfavorable features. As defined, total loans to executive officers, directors and principal shareholders were as follows:

        Balance at January 1, 1996               $ 36,631
           New loans, including renewals           19,017
           Director and officer changes             2,029
           Payments, including renewals           (22,063)
        Balance at December 31, 1996             $ 35,614


16. Regulatory Restrictions and Capital Requirements

The principal source of income and funds for the Corporation (Parent Company) is dividends from its banking subsidiaries. During 1997, the amount of dividends that the banking subsidiaries can pay to the Corporation without obtaining prior regulatory approval is limited to the total of their 1997 net income and $35,951 (the amount available at December 31, 1996). As a practical matter, the banks may restrict dividends to a lesser amount because of the need to maintain adequate capital structures.

     The banking subsidiaries are required to maintain non-interest bearing cash reserve balances which are dependent on the amounts and types of deposits held by the banks. The reserves required at December 31, 1996, were $16,253.

     The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and its banking subsidiaries' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, that as of December 31, 1996, the Corporation and its banking subsidiaries meet all capital adequacy requirements to which it is subject.

     As of September 30, 1996, the most recent notification from regulatory agencies categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' categories.

     The Corporation's and significant subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the Federal Reserve Board at December 31, 1996, were as follows:

                                                                                            Requirements
                                                                                          To be Classified
                                                   Actual        Minimum Requirements  as "Well Capitalized"
                                              Amount    Ratio       Amount      Ratio      Amount       Ratio
Total Capital (to risk-weighted assets):
  Corporation                                $322,141    13.11%   $196,519       8.00%   $245,649       10.00%
  The Citizens National Bank of Evansville    149,123    12.31      96,918       8.00     121,148       10.00
  Citizens Bank of Kentucky                    50,253    12.95      31,035       8.00      38,793       10.00
  Citizens Bank of Central Indiana             39,654    10.97      28,914       8.00      36,143       10.00
  Citizens Bank of Illinois, N.A.              39,100    13.53      23,112       8.00      28,890       10.00

Tier I Capital (to risk-weighted assets):
  Corporation                                 285,800    11.63      98,260       4.00     147,390        6.00
  The Citizens National Bank of Evansville    136,133    11.24      48,459       4.00      72,689        6.00
  Citizens Bank of Kentucky                    45,394    11.70      15,517       4.00      23,276        6.00
  Citizens Bank of Central Indiana             35,499     9.82      14,457       4.00      21,686        6.00
  Citizens Bank of Illinois, N.A.              35,479    12.28      11,556       4.00      17,334        6.00

Tier I Capital (to average assets):
 (also known as leverage ratio)
  Corporation                                 285,800     7.20     158,847       4.00     198,559        5.00
  The Citizens National Bank of Evansville    136,133     6.99      77,877       4.00      97,346        5.00
  Citizens Bank of Kentucky                    45,394     6.97      26,068       4.00      32,585        5.00
  Citizens Bank of Central Indiana             35,499     5.70      24,895       4.00      31,119        5.00
  Citizens Bank of Illinois, N.A.              35,479     6.78      20,941       4.00      26,177        5.00

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

     The estimated fair values of the Corporation's financial instruments at December 31 were as follows:

                                                                    1996                        1995
                                                             Carrying          Fair      Carrying          Fair
                                                               Amount         Value        Amount         Value
     Financial assets:
       Cash and cash equivalents                          $   145,357   $   145,357   $   138,785   $   138,785
       Investment securities available for sale             1,343,959     1,343,959       972,320       972,320
       Investment securities held to maturity                 248,088       249,150       198,240       199,966
       Net loans (including loans held for sale)            2,195,796     2,220,863     2,164,805     2,221,413
       Interest receivable                                     30,013        30,013        29,353        29,353

     Financial liabilities:
       Deposits                                            (3,030,738)   (3,034,721)   (2,790,020)   (2,791,682)
       Short-term borrowings                                 (561,103)     (561,103)     (352,435)     (352,435)
       Interest rate contracts                                  1,753           934         1,495           753
       Long-term debt                                        (176,738)     (177,081)     (158,157)     (158,209)
       Interest payable                                       (16,837)      (16,837)      (15,624)      (15,624)

     Off-balance sheet financial assets (liabilities):
       Commitments to extend credit                                           2,780                       2,402
       Interest rate swaps                                                     (363)                       (134)

     The carrying amounts of cash and cash equivalents are reasonable estimates of their fair values. Fair values for investment securities were based on quoted market prices or dealer quotes where available. The fair values of investment securities, where market values or dealer quotes were not available, and loans were calculated by discounting expected cash flows to average maturities. The discount rate was adjusted to allow for varying repricing opportunities, credit risks and carrying costs, as deemed appropriate by management. The fair values of demand deposits, savings accounts, money market deposits and short-term borrowings are the carrying amounts which were payable on December 31, 1996, and December 31, 1995, respectively. Fair values of interest rate contracts, including interest rate swaps, were based on dealer quotes. The fair values of fixed-maturity certificates of deposit and long-term debt were estimated using current interest rates for similar remaining maturities. Commitments to make loans and standby letters of credit are not recorded on the consolidated balance sheet. The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

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


                                                                                                 December 31,
     Condensed Balance Sheet                                                                     1996       1995
     Assets
       Cash on deposit with subsidiaries                                                     $    893   $  2,236
       Securities purchased under repurchase agreements with subsidiaries                       8,000     10,000
         Total cash and cash equivalents                                                        8,893     12,236
       Investment in subsidiaries                                                             314,766    287,958
       Premises and equipment                                                                   1,282        732
       Receivables from subsidiaries                                                                      11,107
       Other assets                                                                             3,735      2,508
         Total assets                                                                        $328,676   $314,541
     Liabilities
       Accrued expenses                                                                      $  3,449   $  1,810
       Long-term debt                                                                          12,929     15,038
         Total liabilities                                                                     16,378     16,848
     Shareholders' equity                                                                     312,298    297,693
         Total liabilities and shareholders' equity                                          $328,676   $314,541


                                                                                     Year Ended December 31,
     Condensed Statement of Income                                                    1996       1995       1994
     Income
       Dividends from subsidiaries                                                $ 26,100   $ 46,003   $ 32,057
       Management fees from subsidiaries                                             7,100      5,998      5,673
       Other income                                                                  1,459      1,151      1,817
         Total income                                                               34,659     53,152     39,547
     Expenses
       Personnel expense                                                             8,679      6,894      5,731
       Interest expense                                                              1,327      1,433      1,426
       Other expenses                                                                5,419      3,859      3,166
         Total expense                                                              15,425     12,186     10,323
     Income before income tax benefit and equity
      in undistributed earnings of subsidiaries                                     19,234     40,966     29,224
     Income tax benefit                                                              2,962      1,737        938
     Income before equity in undistributed earnings of subsidiaries                 22,196     42,703     30,162
     Equity in undistributed earnings of subsidiaries                               15,498     (7,052)       350
     Net income                                                                   $ 37,694   $ 35,651   $ 30,512

                                                                                     Year Ended December 31,
     Condensed Statement of Cash Flows                                                1996       1995       1994
     Operating activities:
       Net income                                                                 $ 37,694   $ 35,651   $ 30,512
       Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation and amortization                                                223        143         97
          Undistributed net income of subsidiaries                                 (15,498)     7,052       (350)
          Increase in other assets                                                    (591)    (1,900)      (123)
          Increase in other liabilities                                              1,639         96        523
     Net cash provided by operating activities                                      23,467     41,042     30,659

     Investing activities:
       Principal payments received on notes from subsidiaries                       14,657         89      1,650
       Advances on notes to subsidiaries                                           (11,200)    (1,642)    (3,077)
       Capital contributions (to) from subsidiaries                                   (674)   (11,652)     1,952
       Purchase of premises and equipment                                             (730)      (507)      (321)
     Net cash provided (used) by investing activities                                2,053    (13,712)       204

     Financing activities:
       Payment of long-term debt                                                   (13,810)   (19,100)    (3,911)
       Proceeds from long-term borrowings                                           12,200     18,000
       Proceeds from common stock issued for dividend reinvestment plan              3,560      3,093      2,733
       Proceeds from exercise of stock options and stock purchase contracts          1,137      1,964        804
       Payment of cash dividends                                                   (15,672)   (12,972)   (11,777)
       Purchase and retirement of common stock                                     (16,278)   (25,289)   (11,693)
     Net cash used by financing activities                                         (28,863)   (34,304)   (23,844)

     Net increase (decrease) in cash and cash equivalents                           (3,343)    (6,974)     7,019
     Cash and cash equivalents at January 1,                                        12,236     19,210     12,191
     Cash and cash equivalents at December 31,                                    $  8,893   $ 12,236   $ 19,210

     Supplemental disclosure:
       Non-cash investing and financing activities:
         Stock issued in exchange of debentures and equity contracts              $  2,686   $    247   $  3,252
         Common stock issued for acquisitions                                        6,286      6,618      9,969
         Capital contribution to subsidiaries                                        7,650

Indpependent Auditors' Report

To the Shareholders and Board of Directors
CNB Bancshares, Inc.
Evansville, Indiana

We have audited the accompanying consolidated balance sheet of CNB Bancshares, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of CNB Bancshares, Inc. and subsidiaries as of and for the two year period ended December 31, 1995, were audited by other auditors whose report thereon dated January 26, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Bancshares, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP
St. Louis, Missouri
January 16, 1997

Management's Statement of Financial Reporting

The consolidated financial statements of CNB Bancshares, Inc. were prepared by management of the Corporation, which is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and properly include amounts that are based on management's best judgments and estimates. The other financial information included in this report is consistent with that in the financial statements.

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

     KPMG Peat Marwick LLP, independent auditors, were engaged to audit the consolidated financial statements of CNB Bancshares, Inc. and to express an opinion thereon. The audit was conducted in accordance with generally accepted auditing standards which included a review of the Corporation's systems of internal controls and such tests and related procedures as they deemed necessary to express an opinion on the fairness of the consolidated financial statements.

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

/s/ James J. Giancola
James J. Giancola
President and Chief Executive Officer

/s/ John R. Spruill
John R. Spruill
Executive Vice President and Chief Financial Officer

/s/ Ralph L. Alley
Ralph L. Alley
Senior Vice President,
Controller and Treasurer

Shareholder Information


Corporate Offices
The corporate offices of CNB Bancshares are located at:
20 N. W. Third Street, Evansville, Indiana 47739-0001
812-464-3400.

Annual Meeting

The annual meeting of shareholders of CNB Bancshares will be held at 5:00 p.m. on April 22, 1997, at the Vanderburgh Auditorium, 715 Locust Street, Evansville, Indiana.

Stock Prices and Dividends

The common stock of CNB trades on the New York Stock Exchange under the symbol BNK. The table below lists the range of the closing stock price and dividend information on a quarterly basis over the last two years. All amounts have been adjusted for stock dividends.

                                        1996
                      Range of       Dividends
                     Stock Price   Declared  Paid
First Quarter     $26.67 - $27.97    $.20    $.20
Second Quarter     26.67 -  27.63     .20     .20
Third Quarter      25.95 -  29.50     .20     .20
Fourth Quarter     29.38 -  41.75     .22     .22
                                     $.82    $.82

                                        1995
                      Range of        Dividends
                     Stock Price   Declared  Paid
First Quarter     $26.53 - $29.03    $.18    $.18
Second Quarter     26.53 -  27.44     .19     .18
Third Quarter      25.63 -  27.20     .19     .19
Fourth Quarter     24.28 -  27.14             .19
                                     $.56    $.74

Quarterly Dividend Programs

CNB offers a Dividend Reinvestment and Stock Purchase Plan to shareholders. The Plan provides for automatic quarterly reinvestment of dividends, as well as optional cash purchases up to $5,000 per month.

     The Corporation also offers Direct Deposit of cash dividends, whereby quarterly dividend payments can be automatically deposited to the shareholder's designated bank.

     For information regarding CNB Bancshares' convenient dividend programs, contact Kathryn P. Williams, Shareholder Relations Officer.

Transfer Agent

Shareholders should direct inquiries concerning dividend checks or their shareholder records to:_______
     Citizens National Bank of Evansville
     Attention: Kathryn P. Williams,
     P.O. Box 778, Evansville, Indiana 47705-0778,
     812-464-3416.

Internet
In-formation on CNB is available on the Internet at http://www.citizensonline.com.

Availability of Form 10-K
CNB's annual report to the Securities and Exchange Commission on Form 10-K is available without charge upon written request. Address such request to Kathryn
P. Williams, Shareholder Relations Officer, at the corporate office address listed above.