Form 10-K, Exhibit 13
period 1997-12-31
CNB BANCSHARES INC
filed 1998-03-26
CIK 724198

                                                                      EXHIBIT 13


Financial Highlights


                                                       1997                 1996           Change
-------------------------------------------------------------------------------------------------
Per Share-
Basic net income (1)                               $      2.42         $      1.81          33.7%
Diluted net income (1)                                    2.37                1.78          33.1
Cash dividends paid (2)                                    .86                 .78          10.3
Book value at year-end                                   16.39               15.58           5.2
Closing market price                                     48.19               39.76          21.2

Earnings (In thousands)
Net interest income                                $   157,996         $   148,928           6.1%
Provision for loan losses                               11,566              10,602           9.1
Non-interest income                                     60,571              55,833           8.5
Non-interest expense                                   132,213             136,994          (3.5)
Net income                                              49,658              37,595          32.1

Average Balances (In thousands)
Total assets                                       $ 4,316,616         $ 3,936,946           9.6%
Earning assets                                       4,061,464           3,701,675           9.7
Loans, net of unearned interest                      2,376,766           2,132,023          11.5
Deposits                                             3,090,166           2,947,613           4.8
Interest bearing liabilities                         3,627,085           3,268,862          11.0
Shareholders' equity                                   322,877             317,480           1.7

Financial Ratios
Return on assets                                          1.15%                .95%
Return on shareholders' equity                           15.38               11.84
Net interest margin                                       4.03                4.15
Efficiency ratio (3)                                        59                  63
Allowance for loan losses to loans                        1.40                1.37
Net charge-offs to average loans                           .34                 .50
Equity to assets at year-end                              7.47                7.72
Tangible equity to assets at year-end                     6.90                7.07
Risk-based capital ratios at year-end
     Tier 1 capital                                      10.70               11.83
     Total capital                                       11.93               13.31

Other Data (4)
Average shares outstanding -- basic                 20,552,677           20,788,427
Average shares outstanding -- diluted               21,040,127           21,309,458
Common shareholders of record                            9,845               9,826
Full-time equivalent associates                          1,924               1,947
Banking offices                                             95                  95
Consumer finance offices                                    33                  34

Notes: (1) 1996 included a one-time SAIF assessment which reduced net income by
           $3,045, or $.14 per share on a basic and diluted basis.

       (2) Dividends per share is for CNB Bancshares, Inc. only, not restated for poolings of interests.

       (3) Efficiency ratio excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.

       (4) Other data is as of year-end, except for average shares.

                                                       CNB BANCSHARES, INC     1

Selected Statistical Information

(Dollars in thousands, except for share data)


                                                    1997             1996              1995             1994            1993
-----------------------------------------------------------------------------------------------------------------------------
Earnings
Net interest income                           $    157,996     $    148,928      $    136,585      $   124,376     $  114,406
Provision for loan losses                           11,566           10,602             6,927            7,156          4,119
Non-interest income                                 60,571           55,833            46,628           47,055         43,524
Non-interest expense                               132,213          136,994           118,448          115,138        105,252
Income taxes                                        25,130           19,570            21,212           17,395         16,492
Income before change in accounting                  49,658           37,595            36,626           31,742         32,067
Change in accounting for income taxes                                                                                   1,868
Net income                                          49,658           37,595            36,626           31,742         33,935
                                              ===============================================================================

Per Share Data
Basic net income (1)                          $       2.42     $       1.81      $       1.78      $      1.56     $     1.59
Diluted net income (1)                                2.37             1.78              1.74             1.51           1.55
Cash dividends declared (2) (3)                        .86              .78               .53              .68            .64
Cash dividends paid                                    .86              .78               .70              .67            .62
Book value at year-end                               16.39            15.58             15.20            13.81          14.11
Closing market price                                 48.19            39.76             25.85            25.59          24.73
                                              ===============================================================================

At Year-End
Total assets                                  $  4,480,223     $  4,216,575      $  3,734,963      $ 3,535,728     $3,219,071
Earning assets                                   4,196,644        3,944,134         3,474,303        3,298,431      2,987,390
Loans, net of unearned interest (4)              2,479,651        2,275,089         2,016,960        2,160,916      1,877,944
Allowance for loan losses                           34,694           31,262            29,406           29,102         24,043
Non-interest bearing deposits                      365,334          359,146           327,645          311,832        283,943
Total deposits                                   3,181,447        3,114,730         2,881,828        2,657,541      2,651,764
Shareholders' equity                               334,468          325,414           311,331          285,489        284,024
                                              ===============================================================================

Average Balances
Total assets                                  $  4,316,616     $  3,936,946      $  3,611,831      $ 3,353,800     $3,111,437
Earning assets                                   4,061,464        3,701,675         3,388,298        3,128,550      2,887,419
Loans, net of unearned interest (4)              2,376,766        2,132,023         2,183,258        1,989,287      1,754,500
Non-interest bearing deposits                      326,363          314,463           295,585          292,194        268,187
Total deposits                                   3,090,166        2,947,613         2,751,215        2,676,695      2,593,000
Shareholders' equity                               322,877          317,480           299,124          289,381        262,925
Shares outstanding:
     Basic                                      20,552,677       20,788,427        20,527,108       20,356,253     20,147,649
     Diluted                                    21,040,127       21,309,458        21,222,480       21,219,960     21,090,215
                                              ===============================================================================

Financial Ratios (1)
Return on assets                                      1.15%             .95%             1.01%             .95%          1.03%
Return on shareholders' equity                       15.38            11.84             12.24            10.97          12.20
Net interest margin                                   4.03             4.15              4.13             4.08           4.08
Efficiency ratio (5)                                    59               63                64               66             67
Equity to assets at year-end                          7.47             7.72              8.34             8.07           8.82
Cash dividend payout (3)                                35               42                28               39             35
                                              ===============================================================================

(1) Net income per share and financial ratios are based on income before the accounting change in 1993 and include a SAIF assessment in 1996 which reduced net income by $3,045, or $.14 per share on a basic and diluted basis.
(2) Dividends per share is for CNB Bancshares, Inc. only, not restated for pooling transactions.
(3) Declaration date for fourth quarter 1995 dividend was changed from December 1995 to January 1996.
(4) Excludes loans held for sale.
(5) Excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.

18     CNB BANCSHARES, INC.

Management's Discussion and Analysis

This section presents management's review of the operating results and financial condition of CNB Bancshares, Inc. (the Corporation) and its subsidiaries. It provides information which is not otherwise apparent from the consolidated financial statements and related footnotes and is intended to assist readers in evaluating the Corporation's performance. The following analysis should be read in conjunction with the consolidated financial statements and accompanying notes, as well as the average balance sheet and selected statistical information presented in other sections of the report. All dollar amounts throughout this discussion and report are presented in thousands, except for per share data, and all share data has been adjusted for common stock dividends. All per share income has been restated in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, which requires the presentation of basic and diluted income per share in lieu of primary income per share previously reported by the Corporation.

      The Corporation's financial data for periods prior to mergers accounted for as poolings of interests, and having a material impact on the Corporation's financial results, has been restated.

Results of Operations

Net income for the year ended December 31, 1997, was $49,658, an increase of 32.1% over the $37,595 earned in 1996. Diluted net income per share of $2.37 in 1997 represented an increase of 33.1% over 1996. The results of 1996 included a one-time, special assessment required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF), which reduced net income and diluted income per share by $3,045 and $.14, respectively. Excluding the SAIF assessment, net income was $40,640, or $1.92 per diluted share, for 1996. The improved 1997 operating performance, excluding the SAIF assessment, resulted from growth in earning assets and fee income while operating expenses changed little from 1996. The growth in earning assets, particularly loans and mortgage-backed securities, partially offset by a decline in net interest margin, produced an increase in net interest income on a fully taxable equivalent basis of $10,178, or 6.6%, from 1996. Non-interest income increased $4,738, or 8.5%, compared to 1996 which benefited from loan securitization gains of $4,914. The provision for loan losses increased in 1997 by $964 from 1996 principally due to loan growth.

      Net income increased 2.6% in 1996 from the $36,626 earned in 1995 primarily due to increased net interest income. Growth in earning assets and an improved net interest margin resulted in increased net interest income on a fully taxable equivalent basis of





                           [BAR GRAPH APPEARS HERE]

                               Operating Income
                                 (in millions)

           As originally reported                   As restated
           ----------------------                   -----------

1993               $23.2                               $32.1
1994               $26.9                               $31.7
1995               $35.7                               $36.6
1996               $40.7                               $40.6
1997               $49.7


Operating income before cumulative effect of change in accounting for income taxes in 1993 and SAIF assessment in 1996.


                           [BAR GRAPH APPEARS HERE]

                      Operating Diluted Income Per Share


                          1993              $1.55
                          1994              $1.51
                          1995              $1.74
                          1996              $1.92
                          1997              $2.37

Operating diluted income per share before cumulative effect of change in accounting for income taxes of $.09 in 1993 and SAIF assessment of $.14 in 1996.

                                                     CNB BANCSHARES, INC.     19

Management's Discussion and Analysis




$13,689 from 1995. Non-interest income increased $9,205 due in large part to gains of $4,914 resulting from loan securitizations. Non-interest expenses increased $18,546 during 1996 as the Corporation recorded a $4,963 SAIF recapitalization charge and $4,434 of expenses related to closed offices, obsolete equipment, continued centralization of back-office functions and other one-time expenses. The provision for loan losses increased in 1996 by $3,675 from 1995 due to loan growth and increased net charge-offs, particularly in the consumer loan portfolio.

      Operating expenses as a percentage of revenues, commonly referred to as the efficiency ratio, continued to decline, improving from 64% in 1995 to 63% in 1996 and 59% in 1997.

      The following table reconciles the changes in diluted net income per share from 1995 to 1997 by major income statement components which are further discussed below.

Changes in Diluted Net Income Per Share
                                                           1997        1996
-----------------------------------------------------------------------------
Diluted net income per share, previous year               $ 1.78        $1.74
Increase (decrease) attributable to:
   Taxable equivalent net interest income                    .48          .64
   Provision for loan losses                                (.05)        (.17)
   Non-interest income                                       .22          .43
   Non-interest expense                                      .23         (.87)
   Income tax effect                                        (.31)         .02
   Change in diluted shares outstanding                      .02         (.01)
                                                          -------------------
Diluted net income per share, current year                $ 2.37        $1.78
                                                          ===================

      The Corporation's earnings in 1997 resulted in returns on average assets and shareholders' equity of 1.15% and 15.38%, respectively, compared with a return on assets of .95% and return on equity of 11.84% in 1996. Excluding the SAIF recapitalization charge, returns on average assets and shareholders' equity were 1.03% and 12.80%, respectively, in 1996.

                           [BAR GRAPH APPEARS HERE]

                               Return on Assets
                               ----------------

1993                  1.03%
1994                   .95%
1995                  1.01%
1996                  1.03%
1997                  1.15%

Based on operating income before cumulative effect of change in accounting for income taxes in 1993 and SAIF assessment in 1996.

                           [BAR GRAPH APPEARS HERE]

                               Return on Equity
                               ----------------

1993                 12.20%
1994                 10.97%
1995                 12.24%
1996                 12.80%
1997                 15.38%

Based on operating income before cumulative effect of change in accounting for income taxes in 1993 and SAIF assessment in 1996.

20     CNB BANCSHARES, INC.

Net Interest Income

Net interest income is the Corporation's largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. In this discussion, net interest income is presented on a fully taxable equivalent basis
(FTE) whereby tax exempt income, such as interest on securities of state and political subdivisions, has been increased to an amount that would have been earned had such income been taxable. This adjustment places taxable and nontaxable income on a common basis and permits comparisons of rates and yields. A detailed analysis of net interest income, with average balances and related interest rates for the past three years, appears on page 35 of this report.

      In 1997, net interest income increased $10,178, or 6.6%, to $163,836, compared to $153,658 in 1996, due to an increased level of earning assets but partially offset by a declining net interest margin. Net interest income in 1996 increased $13,689 or 9.8% over the $139,969 recorded in 1995. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing deposits and liabilities, and the interest rates on these assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income for the years ended December 31, 1997 and 1996 is presented below.

Analysis of Changes in Net Interest Income*

                                                              1997 over 1996                 1996 over 1995
                                                      Volume       Rate      Total    Volume      Rate      Total
-------------------------------------------------------------------------------------------------------------------
Interest Income:
   Federal funds sold and other
    short-term money market
    investments                                      $ (1,150)  $      3   $ (1,147)  $    294  $   (176)  $    118
   Real estate loans held for sale                     (3,576)       189     (3,387)     2,852       (90)     2,762
   Investment securities                               12,546      1,212     13,758     22,130     2,091     24,221
   Loans                                               22,883     (1,200)    21,683     (4,724)    2,830     (1,894)
                                                     --------------------------------------------------------------
        Total interest income                          30,703        204     30,907     20,552     4,655     25,207
                                                     --------------------------------------------------------------

Interest Expense:
   Interest bearing checking accounts                    (155)    (2,073)    (2,228)       182    (1,197)    (1,015)
   Money market savings accounts                        2,722      2,197      4,919      1,581       346      1,927
   Other savings accounts                                (479)      (471)      (950)      (343)     (350)      (693)
   Certificates of deposit and other time               4,903      1,052      5,955      7,844       792      8,636
   Short-term borrowings                                9,246      1,158     10,404      6,811    (1,906)     4,905
   FHLB advances and other
    long-term debt                                      2,834       (205)     2,629       (916)   (1,326)    (2,242)
                                                     --------------------------------------------------------------
        Total interest expense                         19,071      1,658     20,729     15,159    (3,641)    11,518
                                                     --------------------------------------------------------------
Changes in net interest income                       $ 11,632   $ (1,454)  $ 10,178   $  5,393  $  8,296   $ 13,689
                                                     ==============================================================

* Fully taxable equivalent

  Note: The change in interest which cannot be attributed to only a change in volume or a change in rate, but instead represents a combination of the two factors, has been allocated to the rate variance.

  Average earning assets, which includes loans, investment securities and other assets that earn interest, increased $359,789 during 1997 to $4,061,464. Loans, including loans held for sale, increased $200,374, or 9.2%, and investment securities grew $180,522, or 12.2%. This asset growth was funded primarily by short-term borrowings, increasing $180,417, and interest bearing deposits, increasing $130,653, or 5.0%. Interest bearing liabilities increased $358,223 to $3,627,085 in 1997 from 1996. Average earning assets were $3,701,675 and interest bearing liabilities were $3,268,862 in 1996, increases of $313,377 and $286,305, respectively, from 1995. As the preceding analysis indicates, this increased volume resulted in $11,632 and $5,393 of additional net interest income in 1997 and 1996, respectively, over the previous years'.

                                                     CNB BANCSHARES, INC.     21

Management's Discussion and Analysis


      The net interest margin is a percentage computed by dividing FTE net interest income by average earning assets and represents a basic measure of interest earned on interest bearing assets held by the Corporation, less the interest expense to fund such assets. The net interest margin decreased 12 basis points to 4.03% in 1997 from 4.15% in 1996, which increased 2 basis points from 1995.

      The earning asset yield increased 2 basis points to 8.36% in 1997, partially offsetting a 14 basis point increase, to 4.33%, in the cost to fund earning assets. The strong loan growth experienced in 1997 was at marginally lower rates and consequently, average loan yields declined from 9.35% in 1996 to 9.30% in 1997. The cost to fund earning assets increased 14 basis points from 4.19% to 4.33% as a result of competitive pricing to attract deposits, customers shifting to higher priced deposit products and non-deposit funding at marginally higher rates to support the 9.7% growth in earning assets. In addition, the sale of the credit card portfolio in May 1997 and the additional investment in corporate-owned life insurance, which income is recorded as non-interest income, resulted in a lower net interest margin.

      As the prime rate and other short-term interest rates fell in 1995 and 1996, the rates paid on interest bearing liabilities repriced downward to a greater extent than did rates earned on loans, investment securities and other earning assets. Interest income as a percentage of average earning assets decreased 2 basis points from 1995 to 8.34%. Loan securitizations and implementation of a corporate-owned life insurance program negatively impacted the margin 4 basis points in 1996. Both transactions resulted in a shift of certain revenues from interest income to non-interest income. Interest expense as a percentage of average earning assets decreased 4 basis points to 4.19%.

      To reduce the impact of changing interest rates on its costs to acquire liabilities that fund certain earning assets, the Corporation has entered into interest rate contracts. Amortization of premiums paid for interest rate caps totaled $2,055, $1,637, and $1,286 in 1997, 1996 and 1995, respectively. This expense was offset by counterparty reimbursements of $364, $767 and $1,335, respectively, during the same periods. In addition, certain fixed-rate loans have been funded with variable-rate Federal Home Loan Bank (FHLB) advances, the interest cost of which was hedged by the purchase of interest rate swap agreements. These agreements represent an exchange of interest payments and require the Corporation to pay a fixed rate and receive a LIBOR-based, variable-rate payment.

                           [BAR GRAPH APPEARS HERE]

                             Market Capitalization
                                 (in millions)


1993                  $361
1994                  $409
1995                  $510
1996                  $800
1997                  $983


Non-Interest Income

Non-interest income represented 27.0% of net fully tax equivalent revenues in 1997 as compared to 26.7% and 25.0% in 1996 and 1995, respectively. The following table summarizes non-interest income for the three years ended December 31, 1997.

Non-Interest Income

                                                                                           Change from Prior Year
                                                            Amount                        1997                  1996
                                                  1997       1996       1995        Amount       %        Amount     %
-----------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts            $ 14,513   $ 12,747   $ 11,017    $  1,766      13.9%    $ 1,730    15.7%
Trust and plan administration fees                8,926      6,931      5,171       1,995      28.8       1,760    34.0
Insurance premiums
 and commissions                                  8,146      7,916      7,059         230       2.9         857    12.1
Mortgage banking revenue                          6,406     10,064      7,662      (3,658)    (36.3)      2,402    31.3
Non-interest fees on loans                        5,383      5,560      5,142        (177)     (3.2)        418     8.1
Investment products fees                          3,902      3,337      3,035         565      16.9         302    10.0
Net securities gains                              1,310      1,496      2,281        (186)    (12.4)       (785)  (34.4)
Other non-interest income                        11,985      7,782      5,261       4,203      54.0       2,521    47.9
                                               ------------------------------------------------------------------------
   Total non-interest income                   $ 60,571   $ 55,833   $ 46,628    $  4,738       8.5%    $ 9,205    19.7%
                                               ========================================================================

22     CNB BANCSHARES, INC.

      Service charges on deposit accounts increased 13.9% in 1997 compared to an increase of 15.7% in 1996. Growth in these fees resulted from an increased number of deposit accounts and chargeable services, higher activity fees and new fee sources combined with improved efforts to collect a greater percentage of assessable fees.

      Trust and plan administration fees increased $1,995 to $8,926 in 1997. The May 31, 1996, acquisition of Small Parker & Blossom, a third party administrator of employee benefit plans, accounted for $1,301 of this increase. Trust fee income, based primarily on the market value of assets under management or custody, increased 12.1% in 1997 compared to 10.8% in 1996. The Corporation continues to increase its trust customer base and fee revenues through product expansion and cross-selling of services.

      Revenues from insurance premiums and commissions increased 2.9% to $8,146 in 1997. Income from the sale of credit life and disability insurance offered by the Corporation's banking subsidiaries to consumer loan customers increased $152 or 4.1% in 1997. Casualty insurance premiums written by the Corporation's agency increased $134, or 3.5%. Profit sharing bonuses received from insurance underwriters during 1997, which are experience related and associated with prior year property and casualty policies written, were $56 less than payments received in 1996. Insurance revenues increased 12.1% in 1996 compared to 1995 as credit and casualty insurance commissions increased 12.9% and 9.1%, respectively.

      Mortgage banking revenue decreased $3,658 in 1997 due primarily to gains recorded in 1996 from the securitization of large pools of residential mortgage loans. During the first and third quarters of 1996, a total of $235 million of mortgage loans were securitized at gains of $4,914. Mortgage banking revenues for 1995 included $1,891 of gains from the sale of mortgage servicing rights on a $220 million out-of-market servicing portfolio. Excluding these gains, mortgage banking revenues increased 24.4% from 1996 to 1997 after declining 10.8% from 1995 to 1996. Mortgage loan originations and sales decreased in 1996 due to discontinuing operations of two out-of-market mortgage banking subsidiaries acquired in a 1995 merger.Most residential mortgage loans originated in 1997 were sold in the secondary market enabling the Corporation to generate fee income and limit its long-term interest rate exposure. The Corporation continues to service most of these sold loans. Income of $2,112 and $2,256 in 1997 and 1996, respectively, related to the on-going servicing of sold loans. At year-end, the Corporation was servicing $867,772 of residential mortgage loans which had been sold compared to $878,593 at December 31, 1996.

      Non-interest fees on loans decreased $177, or 3.2%, from 1996 primarily due to reduced credit card revenues as a result of the sale of the credit card portfolio. During the second quarter of 1997, the Corporation entered into a joint marketing arrangement with a leading national credit card issuer which included the sale of its $31 million credit card portfolio. The Corporation continues to receive a portion of credit card revenues generated from its customers without any credit risk associated with the outstanding balances. The decline in credit card fees was partially offset by increased merchant credit card transactions. Merchant transactions generated revenues of $3,545 in 1997 compared to $3,262 in 1996. Non-interest fees on loans increased $418, or 8.1%, to $5,560 in 1996 due to increased credit card transaction volumes and loan application and processing fees.

      Investment product fees increased 16.9% and 10.0% in 1997 and 1996, respectively, as the Corporation continued to place greater emphasis on the sale of annuities, mutual funds and other non-traditional banking products. The January 1998 acquisition of Wedgewood Partners complements the Corporation's efforts to expand the sale of investment products and continues its strategic plans to expand fee-based products.

      Net securities gains decreased from $1,496 in 1996 to $1,310 in 1997. Certain securities were sold through covered call option contracts and to take advantage of market opportunities.

      Other income increased $4,203 in 1997 compared to 1996. The Corporation recorded a gain of $646 during the second quarter of 1997 from the sale of its credit card portfolio, as previously discussed. The remaining increase was principally due to increased revenues of $1,789 from a corporate-owned life insurance program, $481 from the expiration of interest rate option contracts, $412 from net securities trading account gains and $472 from non-customer ATM access fees. Other income increased $2,521 in 1996

                           [BAR GRAPH APPEARS HERE]

                                    Revenue
                    (taxable equivalent basis in millions)

               Total Net Interest Income and Non-Interest Income
               -------------------------------------------------

1993                 $161
1994                 $175
1995                 $187
1996                 $209
1997                 $224

                                                     CNB BANCSHARES, INC.     23

Mangement's Discussion and Analysis

compared with 1995. This increase was due in part to $680 of revenue from expired interest rate option contracts, $548 of additional income from a corporate-owned life insurance program, increased administrative service revenues of $218 and non-customer ATM access fees of $487.


Non-Interest Expense

Non-interest expenses decreased $4,781, or 3.5%, in 1997 compared with 1996, as 1996 expenses included a $4,963 SAIF assessment and $4,434 in charges related to the continued centralization of back-office functions and closed offices. Excluding these charges, non-interest expenses increased 3.6% due largely to expenses associated with expanded business and merger activities, offset by reduced FDIC assessments and the positive results of consolidated back-office activities and other cost-containment efforts. Non-interest expenses increased 15.7% from 1995 to 1996, primarily due to the SAIF assessment and other one-time charges previously mentioned. Excluding these one-time expenses, 1996 non-interest expenses increased 7.7%.

      Non-Interest Expense

                                                                                   Change from Prior Year
                                                       Amount                     1997                 1996
                                           1997         1996        1995        Amount        %       Amount       %
----------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits            $72,093      $68,704     $59,430      $3,389      4.9%    $  9,274     15.6%
Data processing and
 other services                            12,057       12,092      11,653         (35)     (.3)         439      3.8
Occupancy                                   9,161        8,860       8,138         301      3.4          722      8.9
Equipment                                   7,801        7,324       6,956         477      6.5          368      5.3
Advertising and promotion                   4,536        4,490       3,497          46      1.0          993     28.4
Professional fees                           4,293        3,997       3,818         296      7.4          179      4.7
Postage and freight                         3,493        3,523       3,045         (30)     (.9)         478     15.7
Printing and supplies                       3,449        3,723       3,712        (274)    (7.4)          11       .3
Amortization of intangible assets           2,446        2,213       1,760         233     10.5          453     25.7
FDIC assessments                              245        1,480       4,076      (1,235)   (83.4)      (2,596)   (63.7)
SAIF assessment                                          4,963                  (4,963)                4,963
Other non-interest expense                 12,639       15,625      12,363      (2,986)   (19.1)       3,262     26.4
                                         -----------------------------------------------------------------------------
  Total non-interest expense             $132,213     $136,994    $118,448     $(4,781)    (3.5)%   $ 18,546     15.7%
                                         =============================================================================

      The largest category of non-interest expense relates to salaries and employee benefits, which in 1997 accounted for 54.5% of total non-interest expense compared to 50.2% for 1996 and 1995. Incentive compensation increased $1,748 to $9,673 in 1997 and represented 13.4% of salaries and employee benefits expense compared to 11.5% in 1996. The Corporation continues to emphasize performance-based awards tied to net income per share and product sales. Salaries increased $1,133 in 1997, a portion which was due to increased staff from May 1996 acquisitions where prior periods were not restated. The remaining increase was due to normal salary increases and related expenses associated with increased business activities. Salaries and benefits expense increased 15.6% in 1996 to $68,704 from 1995 due primarily to severance payments and increased incentive commissions resulting from additional sales activity.

                           [BAR GRAPH APPEARS HERE]

                   Trust Assets Under Management at Year-End
                   -----------------------------------------
                                 (in millions)

                         1993                 $1,028
                         1994                 $1,031
                         1995                 $1,214
                         1996                 $1,699
                         1997                 $2,397

24     CNB BANCSHARES, INC.

      Data processing and other services decreased .3% in 1997. Credit card processing fees decreased $343 due to the sale of the credit card portfolio, as discussed earlier. This was partially offset by an increased volume of merchant credit card transactions resulting in processing expenses increasing $246. The contracted operation of the data processing facility has permitted the Corporation to process the increased transaction volumes of acquired institutions and internally-generated business with minimal incremental cost. Data processing expenses increased 3.8% in 1996 compared to 1995 due to increased business activity, particularly credit card transactions.

      Occupancy and equipment expenses increased 3.4% and 6.5%, respectively, in 1997 compared to 1996. A full year of expenses was incurred in 1997 for facilities acquired in May 1996. These expenses increased 8.9% and 5.3%, respectively, in 1996 as the Corporation was operating two additional banking offices, five additional finance offices and two new non-banking subsidiaries at year-end 1996 compared to year-end 1995.

      Advertising and promotion expense increased only 1.0% to $4,536 in 1997 due to reduced credit card promotions. Management chose not to offer any significant credit card solicitations during 1997 in light of the increase in credit card delinquencies experienced nationally by the credit card industry and the pending sale of its portfolio, which became effective May 30, as previously discussed. Advertising expense increased 28.4% in 1996 due to increased marketing efforts related to loan and deposit promotions, non-traditional banking services and corporate identity promotions.

      Professional fees increased $296 or 7.4% in 1997 compared to 1996 due to increased legal fees and fees in lieu of salaries as certain staff functions have been outsourced. Postage and freight and printing and supplies decreased
 .9% and 7.4%, respectively, in 1997 due to benefits of technological investments and cost-containment efforts. Professional fees, postage and freight and printing and supplies increased in 1996 due to acquisitions and generally higher levels of business activity.

      Amortization of intangible assets increased 10.5% and 25.7% in 1997 and 1996, respectively. During May 1996, the Corporation completed three acquisitions accounted for under the purchase method of accounting. Goodwill resulting from these acquisitions totaled $6.4 million and is being amortized on a straight-line basis over periods not exceeding 15 years.

      Federal Deposit Insurance Corporation (FDIC) assessments decreased in both 1996 and 1997 due to assessment rate modifications in each year. However, the FDIC assessment decrease in 1996 was offset by a special, one-time assessment of $4,963 on deposits insured by the Savings Association Insurance Fund.

      Other expense decreased 19.1%, or $2,986 in 1997 after increasing 26.4%, or $3,262 in 1996. Charges of $1,983, primarily related to the closure of five offices recorded during the first quarter 1996 and charges of $922 for equipment write-offs and other one-time operational charges recorded during the third quarter, accounted for the majority of these changes.

      Most computer programs were originally designed to recognize calendar years by only their last two digits. Consequently, these programs cannot differentiate the year 2000 and beyond from the year 1900. This programming issue will affect many data processing systems including those used by the Corporation and its commercial customers. Management has formed a committee which meets weekly to analyze the business and operational issues associated with the year 2000 and to plan for and monitor the status of corrective measures. The Corporation has outsourced most data processing activities and those vendors are responsible for modifying their programs to be compliant with year 2000 processing. The committee has found that where outside vendors are not responsible, most programs and equipment are fully depreciated and no write-off of costs will be necessary. Certifications from remaining vendors as to their year 2000 compliance are expected by mid-1998 and all systems are expected to be upgraded by December 31, 1998. Based on the foregoing, the Corporation does not expect to spend any significant amounts with outside contractors related to the year 2000. Commercial customers are being contacted and efforts made to ensure their readiness for year 2000 also. At this time, management does not anticipate any material impact to the Corporation's operations, cash flows or financial condition as a result of year 2000.

                           [BAR GRAPH APPEARS HERE]

                               Efficiency Ratio
                               ----------------

1993                    67%
1994                    66%
1995                    64%
1996                    63%
1997                    59%

Excludes foreclosed property expenses, securities gains/losses, and other non-recurring items, as originally reported, not restated for poolings of Interests.

                                                     CNB BANCSHARES, INC.     25

Management's Discussion and Analysis


Income Taxes

Income tax expense for 1997 was $25,130, compared to $19,570 in 1996 and $21,212 in 1995. The effective tax rate decreased to 33.6% from 34.2% and 36.7% in 1996 and 1995, respectively. The decline in the effective tax rate is attributable to an increase in income from tax exempt sources, including municipal investments and corporate-owned life insurance. Tax exempt interest income increased by $2,524 in 1997 as additional investments in municipal securities were made. In addition, investments in corporate-owned life insurance policies on certain officers generated $1,789 of additional income in 1997 compared with 1996.

Quarterly Results of Operations


                                        Mar. 31          June 30         Sept. 30         Dec. 31           Total
-------------------------------------------------------------------------------------------------------------------
1997
Net interest income                   $ 38,400         $ 39,859         $ 39,568         $  40,169        $ 157,996
Provision for loan losses                2,758            3,221            2,575             3,012           11,566
Net securities gains                       324              181              405               400            1,310
Non-interest income                     12,822           14,545           15,497            16,397           59,261
Non-interest expense                    31,327           33,232           33,658            33,996          132,213
                                      -----------------------------------------------------------------------------
Income before income taxes              17,461           18,132           19,237            19,958           74,788
Income taxes                             5,909            6,066            6,487             6,668           25,130
                                      -----------------------------------------------------------------------------
   Net income                         $ 11,552         $ 12,066         $ 12,750         $  13,290        $  49,658
                                      =============================================================================
Net income per share:
   Basic                              $    .55         $    .59         $    .63         $     .65        $    2.42
                                      =============================================================================
   Diluted                            $    .54         $    .58         $    .61         $     .64        $    2.37
                                      =============================================================================

1996

Net interest income                   $ 35,157         $ 36,913         $ 38,231         $  38,627        $ 148,928
Provision for loan losses                1,662            2,045            3,171             3,724           10,602
Net securities gains                       406              162              134               794            1,496
Non-interest income                     13,630           11,590           15,981            13,136           54,337
Non-interest expense                    32,123           31,015           41,151            32,705          136,994
                                      -----------------------------------------------------------------------------
Income before income taxes              15,408           15,605           10,024            16,128           57,165
Income taxes                             5,564            5,465            2,946             5,595           19,570
                                      -----------------------------------------------------------------------------
   Net income                         $  9,844         $ 10,140         $  7,078         $  10,533        $  37,595
                                      =============================================================================

Net income per share:
   Basic                              $    .48         $    .49         $    .34         $     .50        $    1.81
                                      =============================================================================
   Diluted                            $    .47         $    .48         $    .33         $     .50        $    1.78
                                      =============================================================================

26     CNB BANCSHARES, INC.

Financial Condition

The financial condition of the Corporation at December 31, 1997, is presented in the comparative balance sheet of the consolidated financial statements. The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, and liquidity and interest rate sensitivity.

Loans

Loans at December 31, 1997, excluding real estate loans held for sale, grew 9.0% to $2,479,651 compared to $2,275,089 at the previous year-end. Growth was experienced in all loan categories during 1997 except for residential mortgage loans. Based upon projected growth in the commercial and consumer loan sectors, management intends to reduce the residential mortgage loan portfolio to approximately 25% of total loans by year-end 1998 by selling or securitizing new production. Residential mortgage loans have historically averaged a lower interest rate than other loan types and management believes overall loan yields can be increased and additional fee income generated by changing the mix of the loan portfolio. Average loans were $2,376,766 during 1997, which represented an 11.5% increase from 1996.

      Commercial loans increased 10.6% to $751,437 and accounted for 30.3% of the loan portfolio at December 31, 1997 compared with $679,609, or 29.9% of total loans, at December 31, 1996. Average commercial loan balances increased $89,453, or 14.6%, to $703,807 in 1997.

      Real estate mortgage loans, including residential, commercial and agricultural loans secured by real estate, and construction loans, increased 8.8% from 1996 and accounted for 43.0% of the total loan portfolio at December 31, 1997. Residential mortgage loans were 28.5% of total loans at December 31, 1997 as compared to 32.6% at December 31, 1996. The aggregate of commercial and agricultural mortgage, and construction loans represented 14.5% of total loans at year-end 1997 as compared to 10.5% at the end of last year. Demand for new residential mortgage loans remained strong throughout 1996 and 1997, and consistent with the plan to reduce the concentration in the residential mortgage loan portfolio, the Corporation sold a significant portion of that production. The Corporation originated $324 million of residential mortgages in 1997 compared to $305 million in 1996 with loan sales and securitizations of $166 million and $326 million, respectively. All fixed-rate mortgage loans with original maturities exceeding 15 years are sold while other residential mortgage loans may be sold, securitized and held in the investment portfolio or held in the loan portfolio, depending on market conditions at the time the loan is originated. Through normal prepayments and the sale or securitization of most residential mortgage loan production, the Corporation anticipates this portfolio declining to approximately 25% of total loans, as previously discussed. While the Corporation may sell certain loans, servicing rights are generally retained. At December 31, 1997, $867,772 of residential mortgage loans originated by the Corporation's banks and subsequently sold in the secondary market were being serviced. At year-end 1997, real estate loans held for sale totaled $38,073 compared to $6,457 one-year prior.

      Consumer loans, which include installment, home equity and credit card loans, increased 7.3% to $637,002 at December 31, 1997. As previously mentioned, the Corporation sold its credit card portfolio effective May 30, 1997. These loans totaled $34,523 at December 31, 1996. Excluding credit card loans, consumer loans increased $77,842. Indirect installment loan balances increased $47,688, or 24.3%, during 1997 to $244,215 due to increased indirect automobile loan originations. Home equity and other revolving lines of credit outstandings increased $16,853 during 1997, which represented an increase of 17.3% over 1996.


                           [BAR GRAPH APPEARS HERE]

Total Loans
(Excluding Residential Real Estate)
(in millions)

 1993     1994     1995     1996     1997

$1,163   $1,318   $1,334   $1,534   $1,774



                           [BAR GRAPH APPEARS HERE]

                             Average Total Assets
                                 (in millions)


                   As originally reported       As restated
                   ----------------------       -----------

             1993         $2,251                  $3,111
             1994         $2,497                  $3,354
             1995         $3,530                  $3,612
             1996         $3,833                  $3,937
             1997         $4,317



                                                    CNB BANCSHARES, INC.    27

Management's Discussion and Analysis


      The Corporation's loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly-leveraged transactions, nor any concentrations to borrowers engaged in the same or similar industries that exceed 10% of total loans.

      Loans Outstanding at December 31,
                                              1997             1996            1995            1994            1993
      ----------------------------------------------------------------------------------------------------------------
      Commercial, industrial and
       agricultural production           $   751,437     $    679,609     $   576,444     $   339,533     $    302,813
      Tax exempt                              24,830           21,756          23,406          25,290           26,854
      Real estate mortgage:
        Commercial and agricultural          254,198          171,715         136,941         340,792          307,516
        Construction                         106,362           67,679          48,959          69,220           43,192
        Residential                          705,822          740,647         683,021         843,184          714,926
      Consumer                               637,002          593,683         548,189         542,897          482,643
                                         -----------------------------------------------------------------------------
            Total                        $ 2,479,651     $  2,275,089     $ 2,016,960     $ 2,160,916     $  1,877,944
                                         =============================================================================

Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans from real estate mortgage loans at December 31, 1995. Prior years' balances have not been reclassified.

Loan Maturities at December 31, 1997
                                                                Within             1-5           Over 5
                                                                1 Year            Years           Years           Total
      -------------------------------------------------------------------------------------------------------------------
      Commercial, industrial, agricultural
       production and tax exempt                            $    244,779     $   375,835     $   155,653     $    776,267
      Real estate mortgage                                       153,525         429,848         483,009        1,066,382
      Consumer                                                   126,891         496,093          14,018          637,002
                                                            -------------------------------------------------------------
              Total                                         $    525,195     $ 1,301,776     $   652,680     $  2,479,651
                                                            =============================================================

     Of the loans with maturities of over one year, $982,142 had floating interest rates and the remainder had fixed interest rates.


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

      The allowance for loan losses at December 31, 1997, was $34,694 or 1.40% of loans compared to $31,262 and 1.37% of loans at the end of 1996. The allowance for loan losses equaled 204% and 144% of total non-performing loans at December 31, 1997 and 1996, respectively.

28  CNB BANCSHARES, INC.

      The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The 1997 provision was increased by $964 to $11,566 compared to 1996 due to the growth in the loan portfolio as the allowance was maintained at a similar percentage of loans. Net charge-offs to average loans decreased to .34% in 1997 from .50% in 1996. The most significant decrease in net charge-offs was in the consumer loan portfolio, due in part to the May 30 sale of the credit card portfolio and improving credit quality of the consumer loan portfolio. Management has continued efforts to better monitor the underwriting of consumer loans and has implemented a credit scoring system for consumer loan applications. Additionally, efforts have been made to improve the collection of past due and previously charged-off loans. Consumer loans 30 days or more delinquent decreased from $10.4 million, or 1.76% of total consumer loans, at December 31, 1996, to $8.4 million, or 1.32%, at December 31, 1997.

                           [BAR GRAPH APPEARS HERE]

                      Non-Performing      Allowance for
                          Loans            Loan Losses
                      --------------      -------------
             1993         .74%                1.28%
             1994         .61%                1.35%
             1995        1.04%                1.46%
             1996         .96%                1.37%
             1997         .69%                1.40%


A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the years indicated follow.

Summary of Loan Loss Experience
                                                        1997         1996        1995         1994         1993
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balance at January 1,                              $ 31,262     $ 29,406    $ 29,102     $ 24,043     $ 22,935
   Allowance of subsidiaries at acquisition date                      1,872         769        1,118          924
   Adjustment to conform year-ends                                                               561
   Loan charge-offs:
       Commercial, agricultural and tax exempt           3,192        4,538       2,850        1,730        2,288
       Real estate mortgage                                786        1,123         208          550        1,393
       Consumer                                          7,008        8,328       6,471        3,449        2,813
                                                      -----------------------------------------------------------
           Total charge-offs                            10,986       13,989       9,529        5,729        6,494
                                                      -----------------------------------------------------------
   Loan recoveries:
       Commercial, agricultural and tax exempt           1,204        1,800         957          802        1,000
       Real estate mortgage                                203          335         137          217          503
       Consumer                                          1,445        1,236       1,043          934        1,056
                                                      -----------------------------------------------------------
           Total recoveries                              2,852        3,371       2,137        1,953        2,559
                                                      -----------------------------------------------------------
   Net charge-offs                                       8,134       10,618       7,392        3,776        3,935
                                                      -----------------------------------------------------------
   Provision for loan losses                            11,566       10,602       6,927        7,156        4,119
                                                      -----------------------------------------------------------
   Balance at December 31,                            $ 34,694     $ 31,262    $ 29,406     $ 29,102     $ 24,043
                                                      -----------------------------------------------------------
Ratio of net charge-offs to average
 loans outstanding                                         .34%         .50%        .34%         .19%         .22%
                                                      -----------------------------------------------------------
Ratio of provision for loan losses to
 average loans outstanding                                 .49          .50         .32          .36          .23
                                                      -----------------------------------------------------------
Ratio of allowance for loan losses to
 total loans outstanding at year-end                      1.40         1.37        1.46         1.35         1.28
                                                      -----------------------------------------------------------

                                                      CNB BANCSHARES, INC.   29

Management's Discussion and Analysis



Management's Allocation of Allowance for Loan Losses

                                              Amount                            % of Loans to Total Loans
                        1997        1996       1995      1994        1993     1997    1996    1995   1994     1993
------------------------------------------------------------------------------------------------------------------
Commercial,
 agricultural
 and tax exempt      $  11,860   $ 12,584   $  9,974   $  8,178   $  7,023     31%     31%     30%     17%     17%
Real estate mortgage     6,602      7,227      8,871      9,870      6,789     43      43      43      58      57
Consumer                12,673      9,652      8,592      9,137      7,878     26      26      27      25      26
Unallocated              3,559      1,799      1,969      1,917      2,353
                     ---------------------------------------------------------------------------------------------
        Total        $  34,694   $ 31,262   $ 29,406   $ 29,102   $ 24,043    100%    100%    100%    100%    100%
                     ---------------------------------------------------------------------------------------------

Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans from real estate mortgage loans at December 31, 1995. Prior years' balances have not been reclassified.

      Risk assets consist of loans on nonaccrual status, loans classified as troubled debt restructurings, foreclosed properties and loans 90 days or more past due but continuing to accrue interest. Although these assets have more than a normal risk of loss, they will not necessarily result in a higher level of losses in the future. The following table presents risk assets for the past five years. In addition to the loans classified as non-performing, there were other loans totaling $9,397 at December 31, 1997, where the borrowers were experiencing difficulties, and where management was closely monitoring the borrowers' abilities to comply with payment terms. However, conditions at this time do not warrant their classification as non-performing loans. Management is not aware of any loans that have not been disclosed that represent or result from trends or uncertainties which may have a material impact on the Corporation's future operating results, liquidity or capital resources.

Asset Quality at December 31,
                                                            1997         1996        1995        1994         1993
-------------------------------------------------------------------------------------------------------------------
Nonaccrual:
   Commercial, agricultural and tax exempt               $  4,998    $ 10,112     $ 10,401    $  3,962     $  3,866
   Real estate mortgage                                     9,211       8,437        6,389       6,121        3,827
   Consumer                                                 1,597       1,960        3,211       1,988        1,710
                                                         ----------------------------------------------------------
      Total nonaccrual                                     15,806      20,509       20,001      12,071        9,403
Restructured:
   Commercial, agricultural and tax exempt                    837         657          479         892        4,218
   Real estate mortgage                                       390         558          464         168          261
   Consumer                                                                42            5           5
                                                         ----------------------------------------------------------
      Total restructured                                    1,227       1,257          948       1,065        4,479
                                                         ----------------------------------------------------------
      Total non-performing loans                           17,033      21,766       20,949      13,136       13,882
Foreclosed properties                                       2,130       1,721        1,727       3,959        7,021
                                                         ----------------------------------------------------------
      Total non-performing assets                          19,163      23,487       22,676      17,095       20,903
90 days or more past due and accruing:
   Commercial, agricultural and tax exempt                    246         267          344         243          371
   Real estate mortgage                                       999       2,033        1,468       1,530        1,403
   Consumer                                                 1,199       1,457          626       1,244          946
                                                         ----------------------------------------------------------
      Total 90 days or more past due and accruing           2,444       3,757        2,438       3,017        2,720
                                                         ----------------------------------------------------------
      Total risk assets                                  $ 21,607    $ 27,244     $ 25,114    $ 20,112     $ 23,623
                                                         ==========================================================
Non-performing loans to loans                                 .69%        .96%        1.04%        .61%         .74%
                                                         ==========================================================
Non-performing assets to loan-related assets                  .77        1.03         1.12         .79         1.11
                                                         ==========================================================
Risk assets to loan-related assets                            .87        1.20         1.24         .93         1.25
                                                         ==========================================================



30  CNB BANCSHARES, INC.

Investment Securities

Total investment securities available for sale and held to maturity represented 40.8% of average earning assets in 1997 compared to 39.9% in 1996. The portfolio has continued to shift toward investments in mortgage-backed securities, predominantly underwritten to the standards of and guaranteed by government sponsored agencies. These securities generally yield 70-100 basis points more than comparable U.S. Treasury securities. Mortgage-backed securities differ primarily from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. Prepayment rates generally can be expected to increase during periods of lower interest rates as some of the underlying mortgages are refinanced at lower rates. Conversely, the average lives of these securities generally are extended as interest rates increase. Mortgage-backed securities represented 72.2% and 72.8% of total investment securities at December 31, 1997 and 1996, respectively.The estimated average lives of these securities and the overall portfolio were 4.4 years and 5.4 years, respectively, at December 31, 1997, based on current prepayment expectations. Additional state and municipal securities were also purchased in 1996 and 1997 due to their higher tax equivalent yields.

Investment Securities Available For Sale at December 31,
                                                                       1997           1996           1995
-----------------------------------------------------------------------------------------------------------
      U.S. Treasury                                                               $      752     $   23,005
      Federal agencies:
           Bonds and notes                                        $   202,457        217,314        168,753
           Mortgage-backed securities                               1,043,892      1,006,674        627,216
      Collateralized mortgage obligations                              64,499         71,050        108,798
      State and municipal                                              96,936         58,701         48,811
      Other securities                                                 26,979         25,381         22,817
                                                                  -----------------------------------------
               Total                                              $ 1,434,763     $1,379,872     $  999,400
                                                                  =========================================

Investment Securities Held to Maturity at December 31,
                                                                       1997           1996           1995
-----------------------------------------------------------------------------------------------------------
      Federal agencies:
           Bonds and notes                                                                       $        4
           Mortgage-backed securities                             $    68,867     $   78,263         89,462
      Collateralized mortgage obligations                              24,535         29,626         30,263
      State and municipal                                             137,501        140,199         78,511
                                                                  -----------------------------------------
               Total                                              $   230,903     $  248,088     $  198,240
                                                                  =========================================

Sources of Funds

The Corporation relies on customers' deposits, securities sold under repurchase agreements, federal funds purchased and other borrowed funds along with shareholders' equity, to fund its earning assets. Certain of the Corporation's banks are members of the Federal Home Loan Bank (FHLB). As members, the banks may obtain FHLB advances with various maturities and interest rate options by pledging qualifying assets. These advances totaled $263,614 and $158,640 at December 31, 1997, and 1996, respectively. The Corporation expects to continue utilizing the FHLB as a funding source for its banking subsidiaries as circumstances warrant.

      Average total deposits increased 4.8% to $3,090,166 in 1997 compared to 1996. Average non-interest bearing checking deposits increased 3.8% in 1997 and 6.4% in 1996 while interest bearing deposits grew 5.0% in 1997 and 7.2% in 1996. During 1996 and 1997, the mix of interest bearing deposits shifted to money market savings accounts and certificates of deposit as competitive pricing on these products modified customers' previous preferences of interest bearing checking and savings accounts.


                                                     CNB BANCSHARES, INC.   31

Management's Discussion and Analysis


Average Deposits

                                                    1997                      1996                     1995
                                               Amount     Rate          Amount     Rate           Amount     Rate
-----------------------------------------------------------------------------------------------------------------
Non-interest bearing checking              $    326,363               $   314,463                $ 295,585
Interest bearing checking                       405,760   1.66%           412,917   2.17%          405,517   2.46%
Money market savings                            374,177   4.52            305,082   3.94           263,691   3.82
Other savings                                   221,944   2.31            240,933   2.52           253,784   2.67
Certificates of deposit and other time        1,761,922   5.65          1,674,218   5.59         1,532,638   5.54
                                           ------------               -----------              -----------
         Total                             $  3,090,166   4.15%       $ 2,947,613   4.09%      $ 2,751,215   4.06%
                                           ======================================================================

Maturities of Certificates of Deposit of $100 or More at December 31,

                                                                                          1997               1996
-------------------------------------------------------------------------------------------------------------------
3 months or less                                                                       $  150,395        $  129,957
3-6 months                                                                                 37,624            45,548
6-12 months                                                                                38,090            45,380
Over 12 months                                                                             13,428            24,496
                                                                                       ----------------------------
         Total                                                                         $  239,537        $  245,381
                                                                                       ============================

      Securities sold under repurchase agreements are acquired in national markets as well as from the Corporation's commercial customers as a part of a cash management service. Repurchase agreements generally provide the Corporation with a lower interest cost than similar sources of funds and were $517,344 at December 31, 1997, compared to $530,261 at year-end 1996. A portion of these repurchase agreements, acquired to fund certain fixed-rate earning assets, are being hedged by interest rate caps. Securities sold under repurchase agreements averaged $581,516 in 1997 compared to $406,678 in 1996.

      Federal funds purchased and other short-term borrowings increased $64,612 to $94,220 at December 31, 1997. At December 31, 1997, the Corporation had $25,000 of term federal funds purchased, which represent funds purchased from other financial institutions for a term in excess of one night. Other short-term borrowings, principally U.S. Treasury demand notes, totaled $11,840 and $7,878 at December 31, 1997 and 1996, respectively. These demand notes are subject to call by the Federal Reserve and carry a variable interest rate.


[BAR GRAPH APPEARS HERE]

Average Deposits
(in millions)

  1993     1994     1995     1996     1997
 $2,593   $2,677   $2,751   $2,948   $3,090


Capital Resources

The Corporation continues to maintain a strong capital position which supports its current needs and provides a sound foundation to support further expansion. At December 31, 1997, shareholders' equity had increased to $334,468. The amount of net earnings retained after the payment of cash dividends was $32,034 for 1997 compared to $21,710 in the prior year. The dividend payout ratio was 35% in 1997 compared to 42% in 1996 and was consistent with management's policy of maintaining an appropriate balance between earnings distributed to shareholders in the form of dividends and earnings retained to provide for internal capital growth. Book value per share at year-end 1997 increased to $16.39 from $15.58 one year earlier, an increase of 5.2%. Shareholders' equity averaged $322,877 during 1997, an increase of 1.7% from 1996.

      In order to maintain its capital position at a desired level, the Corporation maintains a stock repurchase program whereby 5% of its outstanding shares may be repurchased annually for specific corporate purposes, including but not limited to an annual stock dividend. During 1997, 1996 and 1995, the Corporation repurchased $37,552, $16,278 and $25,307, respectively, of its common stock under this program.



32  CNB BANCSHARES, INC.

[BAR GRAPH APPEARS HERE]

Cash Dividend Paid
(per share)

1993       1994      1995     1996     1997
$.62       $.67      $.70     $.78     $.86


      After adjusting for stock dividends, dividends paid per share were $.86 for 1997, an increase of 10.3% over 1996. The indicated annual dividend rate is currently $.92 per share. The Corporation's return on average shareholders' equity was 15.38% for 1997 compared to 11.84% in 1996 and 12.24% in 1995.


Liquidity and Interest Rate Sensitivity

Liquidity is a measure of the Corporation's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate movements on the Corporation's net interest income. The Corporation manages both its liquidity and interest sensitivity through a coordinated asset/liability management program directed by the Funds Management and Investment Committee.

      Liquidity is provided by projecting credit demand and other financial needs and then maintaining sufficient funding sources and assets readily convertible into cash to meet these requirements. The Corporation has provided for its liquidity needs by maintaining adequate balances in money market assets, through growth in core deposits, maturing loans and investments in its securities portfolio and by maintaining various short-term borrowing sources. At December 31, 1997, the Corporation had $254,595 or 5.7% of total assets in investment securities maturing within one year. In addition, the Corporation had $219,000 available from unused federal funds purchased agreements and in excess of $181,000 of available borrowing capacity from the Federal Home Loan Bank. Management believes that maturing investment securities and unused borrowing sources will be adequate to meet the liquidity needs for the foreseeable future.

[BAR GRAPH APPEARS HERE]


Book Value Per Share
at Year-End


 1993      1994     1995     1996    1997
$14.11    $13.81   $15.20   $15.58  $16.39


      The Parent Company's liquidity includes its cash and short-term investments and is generally provided by dividends and management fees received from the subsidiary banks. Approximately $43,411 was available to the Parent at December 31, 1997, from dividends by banking subsidiaries without prior regulatory approval. Cash dividends received from the subsidiaries in 1997 were $26,718 compared to $26,305 in 1996. The Parent Company also has available a $50,000 bank line of credit of which $15,000 at year-end was available for future use.

      Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of the Corporation's asset/liability policy is to match rate-adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. The Corporation manages its rate sensitivity position through the use of variable-rate loans and by matching funds acquired, having a specific maturity, with loans, securities or money market investments with similar maturities. The Corporation supplements this approach through the use of interest rate contracts and swaps to reduce the impact of changing interest rates on its cost to acquire certain variable-rate funds. The Corporation employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. A simulation model is used to measure the Corporation's net interest income volatility to changes in the level of interest rates, interest rate spreads, the shape of the yield curve and changing product growth patterns and investment strategies. Results of the simulation model indicate that the Corporation's net interest income would be affected by 1.3% or less should interest rates increase or decrease by up to 200 basis points. Additionally, a rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. The following table shows the Corporation's interest rate sensitivity


                                                      CNB BANCSHARES, INC.    33

Management's Discussion and Analysis



analysis as of December 31, 1997. Interest earning assets and interest bearing liabilities have been distributed based on their repricing opportunities. The maturities of certain investments, loans and deposits have been adjusted based on projected prepayment patterns or historical relationships to changes in market interest rates. The repricing of certain liabilities has been adjusted to reflect the expected benefit of interest rate contracts in place at year-end. Although rate sensitivity gaps constantly change as funds are acquired and invested, the Corporation's negative gap of $147,517 at one year or less as of December 31, 1997, was approximately 3.3% of total assets. This, in the opinion of management, represented a relatively balanced position. Net interest income at financial institutions with negative gaps tends to increase in periods of falling interest rates and decline as interest rates rise.

Static Interest Rate Sensitivity at December 31, 1997

                                                                                Maturing or Repricing
                                             -------------------------------------------------------------------------------------
                                                                                                        Non-Sensitive
                                                   1-90         91-180        181 Days     Over 1 Year    and Over
                                                   Days          Days         to 1 Year    to 5 Years     5 Years          Total
----------------------------------------------------------------------------------------------------------------------------------
Assets
   Federal funds sold and
    money market investments                  $    13,203                                $        51                   $    13,254
   Real estate loans held for sale                 38,073                                                                   38,073
   Investment securities available for sale       116,291   $    65,492    $   115,312       532,900   $   604,768       1,434,763
   Investment securities held to maturity          14,435         5,321         20,331        61,683       129,133         230,903
   Loans, net of unearned interest                992,480       201,138        340,760       843,399       101,874       2,479,651
   Non-earning assets                                                                                      283,579         283,579
                                              ------------------------------------------------------------------------------------
      Total assets                              1,174,482       271,951        476,403     1,438,033     1,119,354       4,480,223

Liabilities and shareholders' equity
   Interest bearing deposits:
      Interest bearing checking accounts*          39,410                                                  354,691         394,101
      Money market and other savings*             294,486                                     78,000       255,665         628,151
      Certificates of deposit and other time      433,625       326,391        357,195       659,450        17,200       1,793,861
                                              ------------------------------------------------------------------------------------
          Total interest bearing deposits         767,521       326,391        357,195       737,450       627,556       2,816,113
   Securities sold under
    repurchase agreements                         267,444        19,458        109,958       120,484                       517,344
   Federal funds purchased and other
    short-term borrowings                          94,220                                                                   94,220
   Long-term debt                                 127,212           318            636       175,080         4,782         308,028
   Non-interest bearing deposits*                                                                          365,334         365,334
   Non-interest bearing liabilities
    and shareholders' equity                                                                               379,184         379,184
                                              ------------------------------------------------------------------------------------
      Total liabilities and equity              1,256,397       346,167        467,789     1,033,014     1,376,856     $ 4,480,223
                                              ------------------------------------------------------------------------------------
Interest sensitivity gap                      $   (81,915)  $   (74,216)   $     8,614   $   405,019   $  (257,502)
                                              ====================================================================

Cumulative interest sensitivity gap           $   (81,915)  $  (156,131)   $  (147,517)  $   257,502
                                              ======================================================
Cumulative gap as a percentage
 of total assets                                     (1.8)%        (3.5)%        (3.3)%          5.7%
                                              ======================================================

* The Corporation's experience with interest bearing checking accounts, money market and savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore a portion of these deposits is included in the "Non-Sensitive" category.


34  CNB BANCSHARES, INC.

Average Balance Sheet and Net Interest Analysis
(In thousands on fully taxable equivalent basis)

                                                      1997                           1996                           1995
                                          ---------------------------    ----------------------------    ---------------------------
                                          Average             Average    Average              Average    Average            Average
                                          Balances   Interest  Rates     Balances    Interest  Rates     Balances  Interest   Rates
------------------------------------------------------------------------------------------------------------------------------------
Assets
Federal funds sold and other short-
  term money market investments        $    14,919  $     817   5.48%   $   36,026   $  1,964   5.45%   $   31,071  $  1,846   5.94%
Real estate loans held for sale             13,440      1,274   9.48        57,809      4,661   8.06        23,113     1,899   8.22
Investment securities:
  Taxable                                1,455,274    100,167   6.88     1,321,555     89,865   6.80     1,060,019    70,256   6.63
  Tax exempt /(1)/                         201,065     16,146   8.03       154,262     12,690   8.23        90,837     8,078   8.89
                                       ---------------------------------------------------------------------------------------------
     Total investment securities         1,656,339    116,313   7.02     1,475,817    102,555   6.95     1,150,856    78,334   6.81
Loans: /(2)/, /(3)/
  Commercial and industrial                703,807     63,671   9.05       614,354     55,820   9.09       346,118    33,666   9.73
  Tax exempt /(1)/                          23,982      2,346   9.78        21,286      2,168  10.19        23,982     2,536  10.57
  Real estate mortgage                   1,042,937     89,566   8.59       930,047     79,912   8.59     1,271,119   108,785   8.56
  Consumer                                 606,040     65,475  10.80       566,336     61,475  10.85       542,039    56,282  10.38
                                       --------------------------------------------------------------------------------------------
     Total loans                         2,376,766    221,058   9.30     2,132,023    199,375   9.35     2,183,258   201,269   9.22
                                       --------------------------------------------------------------------------------------------
     Total earning assets                4,061,464    339,462   8.36     3,701,675    308,555   8.34     3,388,298   283,348   8.36
Less: Allowance for loan losses             32,884                          30,145                          29,518
Cash and due from banks                     90,742                          94,410                         100,413
Premises and equipment                      73,855                          70,138                          68,958
Other assets                               123,439                         100,868                          83,680
                                       ---------------------------------------------------------------------------------------------
     Total assets                      $ 4,316,616                      $3,936,946                      $ 3,611,831
                                       =============================================================================================


Liabilities
Interest bearing deposits:
  Interest bearing checking accounts   $   405,760  $   6,741   1.66%   $  412,917   $  8,969   2.17%   $  405,517  $  9,984   2.46%
  Money market savings accounts            374,177     16,924   4.52       305,082     12,005   3.94       263,691    10,078   3.82
  Other savings accounts                   221,944      5,127   2.31       240,933      6,077   2.52       253,784     6,770   2.67
  Certificates of deposit and
    other time                           1,761,922     99,566   5.65     1,674,218     93,611   5.59     1,532,638    84,975   5.54
                                       ---------------------------------------------------------------------------------------------
     Total interest bearing deposits     2,763,803    128,358   4.64     2,633,150    120,662   4.58     2,455,630   111,807   4.55
Securities sold under repurchase
 agreements                                581,516     30,786   5.29       406,678     20,828   5.12       302,004    16,678   5.52
Federal funds purchased and
 other short-term borrowings                54,401      3,019   5.55        48,822      2,573   5.27        31,139     1,818   5.84
FHLB advances and other long-term debt     227,365     13,463   5.92       180,212     10,834   6.01       193,784    13,076   6.75
                                       ---------------------------------------------------------------------------------------------
     Total interest bearing
      liabilities                        3,627,085    175,626   4.84     3,268,862    154,897   4.74     2,982,557   143,379   4.81
Non-interest bearing deposits              326,363                         314,463                         295,585
Other liabilities                           40,291                          36,141                          34,565
                                       ---------------------------------------------------------------------------------------------
     Total liabilities                   3,993,739                       3,619,466                       3,312,707
Shareholders' equity                       322,877                         317,480                         299,124
                                       ---------------------------------------------------------------------------------------------

     Total liabilities and
       shareholders' equity            $ 4,316,616                      $3,936,946                      $3,611,831
                                       =============================================================================================

Recap: /(4)/
Interest income                                     $ 339,462   8.36%                $308,555   8.34%               $283,348   8.36%
Interest expense                                      175,626   4.33                  154,897   4.19                 143,379   4.23
                                       ---------------------------------------------------------------------------------------------

     Net interest income/margin                     $ 163,836   4.03%                $153,658   4.15%               $139,969   4.13%
                                       =============================================================================================


(1) Tax exempt securities and loans have been adjusted to a fully tax equivalent basis using a marginal tax rate of 35%.
(2) Nonaccrual loans have been included in the average balances.
(3) Loan income includes interest and fees on loans.
(4) Average rates have been computed by dividing by total earning assets.

Consolidated Balance Sheet
(In thousands, except for share data)

December 31,                                                                            1997               1996
-----------------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                                          $   106,949        $   114,469
  Federal funds sold and other short-term money market investments                      13,254             34,628
                                                                                   ------------------------------
   Total cash and cash equivalents                                                     120,203            149,097
  Real estate loans held for sale                                                       38,073              6,457
  Investment securities available for sale                                           1,434,763          1,379,872
  Investment securities held to maturity (market value $236,242 in 1997
   and $249,150 in 1996)                                                               230,903            248,088
  Loans, net of unearned income                                                      2,479,651          2,275,089
  Less: Allowance for loan losses                                                       34,694             31,262
                                                                                   ------------------------------
   Net loans                                                                         2,444,957          2,243,827
  Premises and equipment                                                                75,003             71,468
  Intangible assets                                                                     31,216             32,847
  Interest receivable                                                                   29,620             30,863
  Other assets                                                                          75,485             54,056
                                                                                   ------------------------------
       Total Assets                                                                $ 4,480,223        $ 4,216,575

Liabilities
  Deposits:
   Non-interest bearing                                                            $   365,334        $   359,146
   Interest bearing                                                                  2,816,113          2,755,584
                                                                                   ------------------------------
       Total deposits                                                                3,181,447          3,114,730
  Securities sold under repurchase agreements                                          517,344            530,261
  Federal funds purchased and other short-term borrowings                               94,220             29,608
  FHLB advances and other long-term debt                                               308,028            176,730
  Interest payable and other liabilities                                                44,716             39,832
                                                                                   ------------------------------
       Total Liabilities                                                             4,145,755          3,891,161

Shareholders' Equity
  Common stock, $1 stated value
   Shares authorized: 50,000,000
   Shares issued: 20,404,332 in 1997 and 19,887,107 in 1996                             20,404             19,887
  Capital surplus                                                                      280,873            271,001
  Retained earnings                                                                     28,569             35,779
  Net unrealized gains (losses) on investment securities available for sale              4,622             (1,253)
                                                                                   ------------------------------
       Total Shareholders' Equity                                                      334,468            325,414
                                                                                   ------------------------------
       Total Liabilities and Shareholders' Equity                                  $ 4,480,223        $ 4,216,575
                                                                                   ==============================

See notes to consolidated financial statements.





36  CNB BANCSHARES, INC.

Consolidated Statement of Income
(In thousands, except for share data)

Year Ended December 31,                                                       1997               1996               1995
----------------------------------------------------------------------------------------------------------------------------------
Interest Income
  Loans, including fees:
   Taxable                                                                $   218,712        $   197,207        $   198,733
   Tax exempt                                                                   1,590              1,463              1,708
  Real estate loans held for sale                                               1,274              4,661              1,899
  Investment securities:
   Taxable                                                                    100,167             89,865             70,256
   Tax exempt                                                                  11,062              8,665              5,522
  Federal funds sold and other short-term money market investments                817              1,964              1,846
                                                                          -------------------------------------------------
       Total interest income                                                  333,622            303,825            279,964
                                                                          -------------------------------------------------
Interest Expense
  Deposits                                                                    128,358            120,662            111,807
  Short-term borrowings                                                        33,805             23,401             18,496
  FHLB advances and other long-term debt                                       13,463             10,834             13,076
                                                                          -------------------------------------------------
       Total interest expense                                                 175,626            154,897            143,379
                                                                          -------------------------------------------------
Net Interest Income                                                           157,996            148,928            136,585
Provision for loan losses                                                      11,566             10,602              6,927
                                                                          -------------------------------------------------
Net Interest Income After Provision for Loan Losses                           146,430            138,326            129,658
                                                                          -------------------------------------------------
Non-Interest Income
  Service charges on deposit accounts                                          14,513             12,747             11,017
  Trust and plan administration fees                                            8,926              6,931              5,171
  Insurance premiums and commissions                                            8,146              7,916              7,059
  Mortgage banking revenue                                                      6,406             10,064              7,662
  Non-interest fees on loans                                                    5,383              5,560              5,142
  Investment products fees                                                      3,902              3,337              3,035
  Net securities gains                                                          1,310              1,496              2,281
  Other non-interest income                                                    11,985              7,782              5,261
                                                                          -------------------------------------------------
       Total non-interest income                                               60,571             55,833             46,628
                                                                          -------------------------------------------------
Non-Interest Expense
  Salaries and employee benefits                                               72,093             68,704             59,430
  Data processing and other services                                           12,057             12,092             11,653
  Occupancy                                                                     9,161              8,860              8,138
  Equipment                                                                     7,801              7,324              6,956
  Advertising and promotion                                                     4,536              4,490              3,497
  Professional fees                                                             4,293              3,997              3,818
  Postage and freight                                                           3,493              3,523              3,045
  Printing and supplies                                                         3,449              3,723              3,712
  Amortization of intangible assets                                             2,446              2,213              1,760
  FDIC assessments                                                                245              1,480              4,076
  SAIF assessment                                                                                  4,963
  Other non-interest expense                                                   12,639             15,625             12,363
                                                                          -------------------------------------------------
       Total non-interest expense                                             132,213            136,994            118,448
                                                                          -------------------------------------------------
Income Before Income Taxes                                                     74,788             57,165             57,838
Income taxes                                                                   25,130             19,570             21,212
                                                                          -------------------------------------------------
Net Income                                                                $    49,658        $    37,595        $    36,626
                                                                          =================================================
Net Income Per Share:
  Basic                                                                   $      2.42        $      1.81        $      1.78
                                                                          =================================================
  Diluted                                                                 $      2.37        $      1.78        $      1.74
                                                                          =================================================
Average Shares Outstanding:
  Basic                                                                    20,552,677         20,788,427         20,527,108
                                                                          =================================================
  Diluted                                                                  21,040,127         21,309,458         21,222,480
                                                                          =================================================

See notes to consolidated financial statements.

                                                      CNB BANCSHARES, INC.    37

Consolidated Statement of Changes in Shareholders' Equity
(In thousands, except for share data)

                                                      Common Stock            Capital       Retained    Unrealized
                                                 Shares         Amount        Surplus       Earnings   Gains/Losses        Total
----------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1995                      17,858,295      $ 17,858      $ 244,506     $  32,148     $ (9,023)       $ 285,489
Net income for 1995                                                                           36,626                        36,626
Cash dividends                                                                               (10,346)                      (10,346)
Stock dividend                                    878,823           879         25,042       (25,921)
Issuance of common stock for:
   Dividend reinvestment plan                     108,984           109          2,984                                       3,093
   Stock options exercised                        193,037           193          1,552                                       1,745
   Exercise and conversion of stock
    purchase contracts and debentures              17,538            18            295                                         313
   Acquisitions                                   387,491           387          2,053         4,178                         6,618
   Other                                            6,992             7            353                                         360
Purchase and retirement of common stock          (871,762)         (872)       (24,435)                                    (25,307)
Change in unrealized gains/losses on
 investment securities available for sale                                                                  12,740           12,740
                                              ------------------------------------------------------------------------------------
Balances, December 31, 1995                    18,579,398        18,579        252,350        36,685        3,717          311,331
Net income for 1996                                                                           37,595                        37,595
Cash dividends                                                                               (15,885)                      (15,885)
Stock dividend                                    950,040           950         26,553       (27,503)
Issuance of common stock for:
   Dividend reinvestment plan                     127,090           127          3,433                                       3,560
   Stock options exercised                         98,423            98            843                                         941
   Exercise and conversion of stock
     purchase contracts and debentures            171,655           172          2,466                                       2,638
   Acquisitions                                   499,200           499            900         4,887                         6,286
   Other                                            6,926             7            189                                         196
Purchase and retirement of common stock          (545,625)         (545)       (15,733)                                    (16,278)
Change in unrealized gains/losses on
 investment securities available for sale                                                                  (4,970)          (4,970)
                                              ------------------------------------------------------------------------------------
Balances, December 31, 1996                    19,887,107        19,887        271,001        35,779       (1,253)         325,414
Net income for 1997                                                                           49,658                        49,658
Cash dividends                                                                               (17,624)                      (17,624)
Stock dividend                                    966,741           967         38,277       (39,244)
Issuance of common stock for:
   Dividend reinvestment plan                      47,185            47          1,769                                       1,816
   Stock options exercised                         61,580            62          1,079                                       1,141
   Exercise and conversion of debentures          350,436           350          5,390                                       5,740
Purchase and retirement of common stock          (908,717)         (909)       (36,643)                                    (37,552)
Change in unrealized gains/losses on
 investment securities available for sale                                                                   5,875            5,875
                                              ------------------------------------------------------------------------------------
Balances, December 31, 1997                    20,404,332      $ 20,404      $ 280,873     $  28,569     $  4,622        $ 334,468
                                              ====================================================================================

See notes to consolidated financial statements.

38    CNB BANCSHARES, INC.

Consolidated Statement of Cash Flows
(In thousands)

Year Ended December 31,                                                             1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net income                                                                  $    49,658         $    37,595         $    36,626
   Adjustments to reconcile net income to
    net cash provided by operating activities:
       Depreciation and amortization                                                13,052              14,027              11,166
       Provision for loan losses                                                    11,566              10,602               6,927
       Amortization of premiums and discounts on securities                          3,311               1,694               1,441
       Deferred income tax benefit                                                    (272)               (572)             (1,334)
       Net securities gains                                                         (1,310)             (1,496)             (2,281)
       Loans originated for sale                                                  (197,349)            (74,615)           (162,121)
       Proceeds from sale of loans                                                 165,733              90,463             161,482
       Increase in interest receivable and other assets, net of amortization       (20,107)            (21,458)            (18,493)
       Increase in interest payable and other liabilities                            2,147               6,296               8,635
                                                                               ----------------------------------------------------
Net Cash Provided by Operating Activities                                           26,429              62,536              42,048
                                                                               ----------------------------------------------------


Investing Activities:
   Cash and cash equivalents of subsidiaries acquired, net of purchase price                             2,869               4,050
   Proceeds from the maturity of investment securities available for sale          331,343             282,982             154,227
   Proceeds from the sale of investment securities available for sale              976,996             597,758             289,801
   Purchase of investment securities available for sale                         (1,355,077)         (1,010,253)           (472,912)
   Proceeds from the maturity of investment securities held to maturity             16,756              13,315              47,680
   Purchase of investment securities held to maturity                                                  (52,040)            (81,339)
   Net increase in loans                                                          (215,893)           (263,519)            (41,258)
   Purchase of premises and equipment                                              (10,908)            (10,114)             (7,809)
                                                                               ----------------------------------------------------
Net Cash Used by Investing Activities                                             (256,783)           (439,002)           (107,560)
                                                                               ----------------------------------------------------


Financing Activities:
   Net increase in deposits                                                         65,960             158,742             171,541
   Net increase (decrease) in short-term borrowings                                 50,406             204,490              (6,988)
   Payment and maturity of long-term debt                                          (77,838)           (170,793)           (199,830)
   Proceeds of long-term borrowings                                                215,151             191,965             144,549
   Payment of cash dividends                                                       (17,624)            (15,885)            (13,124)
   Proceeds from common stock issued for dividend reinvestment plan                  1,816               3,560               3,093
   Proceeds from exercise of stock options                                           1,141                 941               1,745
   Purchase and retirement of common stock                                         (37,552)            (16,278)            (25,307)
                                                                               ----------------------------------------------------
Net Cash Provided by Financing Activities                                          201,460             356,742              75,679
                                                                               ----------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                               (28,894)            (19,724)             10,167
Cash and Cash Equivalents at January 1,                                            149,097             168,821             158,654
                                                                               ----------------------------------------------------
Cash and Cash Equivalents at December 31,                                      $   120,203         $   149,097         $   168,821
                                                                               ====================================================
Supplemental disclosure:
   Cash paid for:
       Interest                                                                $   172,686         $   153,738         $   137,793
       Income taxes                                                                 22,896              16,191              22,100
   Non-cash investing and  financing activities:
       Common stock issued for acquisitions                                                              6,286               6,618
       Stock issued in exchange of debentures and equity contracts and
        pursuant to employee benefit plans                                           6,024               2,882                 545

See notes to consolidated financial statements.

                                                      CNB BANCSHARES, INC.    39

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

Real estate loans held for sale

Real estate loans held for sale are carried at the lower of aggregate cost or market value. Gains and losses on real estate loans sold are recorded at the time of sale. Servicing fee income subsequent to the sale is included in non-interest income. Mortgage servicing rights associated with mortgage loans originated and sold, where servicing is retained, are capitalized and amortized over the estimated lives of the loans. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

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

Loans and allowance for loan losses

Loans are reported net of unearned interest, unamortized deferred fees and costs. Interest income on loans is accrued on the principal amount of such loans outstanding, except for leases and discounted installment loans which is computed using the level-yield method. Certain nonrefundable loan fees and related direct loan costs are deferred and amortized over the life of the loan as an adjustment to interest income. Loans are placed on nonaccrual status when the collection of the interest becomes doubtful. Interest accrued during the current year and deemed uncollectible is reversed and charged against current income, while uncollectible interest accrued from prior years is charged against the allowance for loan losses. Interest income on nonaccrual loans is then recognized only when collected. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

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

40    CNB BANCSHARES, INC.

Foreclosed properties

Foreclosed properties represent properties acquired through foreclosure or deed in lieu of foreclosure and are recorded at the lower of cost or fair value less estimated costs to sell. Losses at the time of transfer from loans are charged to the allowance for loan losses. Subsequent adjustments to value and gains or losses on sales are included in operations. Rental income and costs of maintaining the properties are also included in operations.

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

Net income per share

Basic net income per share has been computed by dividing net income by the weighted average number of common shares outstanding during each period. The diluted net income per share computation is as above, adjusted for the effects of options and convertible subordinated debentures. Diluted net income has been adjusted for the elimination of interest expense, net of tax, on convertible subordinated debentures and average shares have been increased for the assumed conversion of outstanding options and convertible subordinated debentures into common shares. All share data included in the consolidated financial statements has been adjusted for stock dividends.

Stock option plans

Prior to January 1, 1996, the Corporation accounted for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Corporation adopted Financial Accounting Standards Board Statement (FASB) No. 123,Accounting for Stock-Based Compensation, which permits entities to expense the fair value of stock-based awards, as measured on the date of grant, over their vesting period. Alternatively, FASB No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma net income per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in FASB No. 123 had been applied. The Corporation has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of FASB No. 123.

                                                      CNB BANCSHARES, INC.    41

Notes to Consolidated Financial Statements


Trust assets

Assets held by the Corporation's subsidiaries in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of the Corporation or its subsidiaries.

New accounting standards

The Financial Accounting Standards Board has issued Statement No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components. In addition, the Financial Accounting Standards Board has issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for disclosing information about operating segments in interim and annual financial statements. The Corporation will comply with the new disclosure requirements beginning in 1998. The application of the new rules will not have a material impact on the Corporation's financial condition or results of operations.


2. Business Combinations

Information relating to mergers accounted for as poolings of interests for the three year period ended December 31, 1997, includes:

                                                                   Merger                  Common                 Assets
                                                                    Date                Shares Issued            Acquired
 ---------------------------------------------------------------------------------------------------------------------------
 BMC Bancshares, Inc., Mt. Carmel, Illinois                   February 14, 1997             754,810              $ 100,041
 DuQuoin Bancorp, Inc., DuQuoin, Illinois                     May 17, 1996                  550,368                 84,357*
 Southern Finance Co., Inc., Madisonville, Kentucky           December 1, 1995               35,205                  2,432*
 Service Financial, Inc., Harriman, Tennessee                 December 1, 1995               40,863                  1,924*
 UF Bancorp, Inc., Evansville, Indiana                        August 4, 1995              2,613,154                564,755
 Bank of Orleans, Indiana                                     August 4, 1995                368,698                 58,576*
 Harrisburg Bancshares, Inc., Harrisburg, Illinois            February 10, 1995             556,047                110,467
 King City Federal Savings Bank, Mt. Vernon, Illinois         February 1, 1995              755,288                176,494

 Certain of the above entities have had their name changed and/or have been merged into other subsidiaries of the Corporation.
*Accounted for as a pooling of interests without restatement of prior periods as the amounts involved were not material to the Corporation's financial results.

Separate operating results of the Corporation and BMC Bancshares, Inc. for the periods prior to the merger were as follows:

                                                    1996           1995
--------------------------------------------------------------------------------
Net interest income:
   CNB Bancshares, Inc.                          $ 145,601      $ 133,435
   BMC Bancshares, Inc.                              3,327          3,150
                                                 ------------------------
         Combined                                $ 148,928      $ 136,585
                                                 ========================
Net income:
   CNB Bancshares, Inc.                          $  37,694      $  35,426
   BMC Bancshares, Inc.                                (99)         1,200
                                                 ------------------------
         Combined                                $  37,595      $  36,626
                                                 ========================

42    CNB BANCSHARES, INC.

     On January 1, 1998, the Corporation issued 109,800 shares of common stock for the acquisition of Wedgewood Partners, Inc., a full service broker/dealer and asset management firm based in St. Louis, Missouri. Goodwill of $2,345 is being amortized on a straight-line basis over 15 years. The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements will include the assets and liabilities and results of operations from the January 1, 1998 transaction date forward. Pro forma disclosure of the effects of this acquisition has not been presented as the amounts involved in the transaction are not material to the Corporation's financial results.

     On May 31, 1996, the Corporation acquired $11,785 of loans from 12 offices of Money One Credit Company, acquired a portion of the customer base from Evansville Insurance Group and purchased Small Parker & Blossom, Inc., a third party administrator of employee benefit plans. Goodwill resulting from these acquisitions totaled $6,375 and is being amortized on a straight-line basis over periods not exceeding 15 years. These acquisitions were accounted for under the purchase method of accounting, and accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the May 31, 1996 transaction date forward.

     On August 4, 1995, the Corporation acquired the four Indiana offices of Household Bank, f.s.b., a subsidiary of Household International and assumed deposit liabilities of $78,897. Goodwill of $5,345 is being amortized on a straight-line basis over 15 years. The acquisition was accounted for under the purchase method of accounting and, accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the August 4, 1995 transaction date forward.

     On October 14, 1997, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Pinnacle Financial Services, Inc. (Pinnacle), headquartered in St. Joseph, Michigan. Under terms of the agreement, the Corporation will issue approximately 13 million shares of its common stock. The transaction will be accounted for under the pooling of interests method of accounting and is subject to approval by shareholders of the Corporation and Pinnacle and applicable regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1998, there can be no assurances that the acquisition will be completed. At December 31, 1997, Pinnacle had total assets and shareholders' equity of $2,116,449 and $181,305, respectively.

     On February 13, 1998, the Corporation signed a definitive agreement to acquire all of the outstanding shares of National Bancorp of Tell City, Indiana. Under terms of the agreement, the Corporation will issue approximately 1,118,000 shares of its common stock. The transaction will be accounted for under the pooling of interests method of accounting and is subject to approval by shareholders of National Bancorp and applicable regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1998, there can be no assurances that the acquisition will be completed. At December 31, 1997, National Bancorp had total assets and shareholders' equity of $191,287 and $17,850, respectively.


3. Mortgage Banking Activities

The Corporation has sold certain loans to various investors while retaining servicing rights. Loans serviced for others totaled $867,772 and $878,593 at December 31, 1997 and 1996, respectively, and are not included in the accompanying consolidated financial statements. Changes in mortgage servicing rights for the years ended December 31 were as follows:

                                                          1997            1996
--------------------------------------------------------------------------------
Balance at January 1,                                 $  3,369        $    589
Mortgage servicing rights capitalized                    1,288           3,330
Amortization                                              (839)           (550)
                                                      ------------------------
Balance at December 31,                               $  3,818        $  3,369
                                                      ========================

The components of mortgage banking revenue were as follows:

                                                                              1997           1996           1995
---------------------------------------------------------------------------------------------------------------------
Gain on sales and securitization of mortgage loans                          $  3,306        $  6,757       $  1,796
Gain on sale of mortgage servicing rights                                                                     2,600
Mortgage loan fees                                                               988           1,051            918
Mortgage servicing fees, net of amortization                                   2,112           2,256          2,348
                                                                            ---------------------------------------
   Mortgage banking revenue                                                 $  6,406        $ 10,064       $  7,662
                                                                            =======================================

                                                      CNB BANCSHARES, INC.    43

Notes To Consolidated Financial Statements



4. Investment Securities Available For Sale And Held To Maturity

                                                                             Gross          Gross
                                                           Amortized      Unrealized     Unrealized        Market
                                                              Cost           Gains         Losses           Value
----------------------------------------------------------------------------------------------------------------------
Available for Sale at December 31, 1997:
   Federal agencies:
      Bonds and notes                                    $    202,574     $     123      $    (240)    $    202,457
      Mortgage-backed securities                            1,037,760         6,926           (794)       1,043,892
   Collateralized mortgage obligations                         66,168           486         (2,155)          64,499
   State and municipal                                         94,008         2,963            (35)          96,936
   Other securities                                            26,622           419            (62)          26,979
                                                         ----------------------------------------------------------
         Total                                           $  1,427,132     $  10,917      $  (3,286)    $  1,434,763
                                                         ==========================================================

Held to Maturity at December 31, 1997:
   Federal agencies:
      Mortgage-backed securities                         $     68,867     $     113      $    (807)    $     68,173
   Collateralized mortgage obligations                         24,535                         (142)          24,393
   State and municipal                                        137,501         6,295           (120)         143,676
                                                         ----------------------------------------------------------
         Total                                           $    230,903     $   6,408      $  (1,069)    $    236,242
                                                         ==========================================================

Available for Sale at December 31, 1996:
   U.S. Treasury                                         $        751     $       1                    $        752
   Federal agencies:
      Bonds and notes                                         217,421           621      $    (728)         217,314
      Mortgage-backed securities                            1,009,903         3,849         (7,078)       1,006,674
   Collateralized mortgage obligations                         70,803           767           (520)          71,050
   State and municipal                                         57,656         1,262           (217)          58,701
   Other securities                                            25,431            81           (131)          25,381
                                                         ----------------------------------------------------------
         Total                                           $  1,381,965     $   6,581      $  (8,674)    $  1,379,872
                                                         ==========================================================

Held to Maturity at December 31, 1996:
   Federal agencies:
      Mortgage-backed securities                         $     78,263     $     107      $  (1,808)    $     76,562
   Collateralized mortgage obligations                         29,626                         (408)          29,218
   State and municipal                                        140,199         3,726           (555)         143,370
                                                         ----------------------------------------------------------
         Total                                           $    248,088     $   3,833      $  (2,771)    $    249,150
                                                         ==========================================================

44    CNB BANCSHARES, INC.

     The amortized cost of investment securities at December 31, 1997, by contractual maturity, except for mortgage-backed securities and collateralized mortgage obligations which are based on estimated average lives, are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturities and Average Yields of Investment Securities Available For Sale at December 31, 1997*

                           1 Year or Less         1-5 Years          5-10 Years        Over 10 Years              Total
                            Amount  Yield       Amount Yield        Amount Yield        Amount Yield         Amount    Yield
----------------------------------------------------------------------------------------------------------------------------
Federal agencies:
  Bonds and notes        $        3  8.51%   $   19,696 6.79%    $ 181,897  7.00%    $     861  8.53%   $   202,457    6.99%
  Mortgage-backed
   securities               214,315  6.97       503,081 6.96       237,482  6.93        89,014  6.96      1,043,892    6.96
Collateralized mortgage
 obligations                 14,890  6.94        32,025 6.83        13,162  6.71         4,422  6.53         64,499    6.81
State and municipal           5,579  9.94        10,992 9.98         9,098  8.07        71,267  7.65         96,936    8.09
Other securities                                                       241  5.87        26,738  7.23         26,979    7.22
                         ----------          ----------          ---------           ---------          -----------
   Total                 $  234,787  7.04%   $  565,794 7.01%    $ 441,880  6.98%    $ 192,302  7.25%   $ 1,434,763    7.03%
                         ===================================================================================================
   Percent of total               16%                 40%                 31%                 13%                  100%
                         ===================================================================================================

Maturities and Average Yields of Investment Securities Held to Maturity at December 31, 1997*

                           1 Year or Less        1-5 Years           5-10 Years        Over 10 Years              Total
                            Amount  Yield       Amount Yield        Amount Yield        Amount Yield         Amount    Yield
----------------------------------------------------------------------------------------------------------------------------
Federal agencies:
  Mortgage-backed
   securities            $   13,856  6.18%   $   37,418 6.10%    $  14,496  6.22%    $   3,097  6.46%   $    68,867    6.16%
Collateralized mortgage
 obligations                  5,255  5.03        12,574 5.03         5,046  5.06         1,660  5.11         24,535    5.04
State and municipal             697  7.78        23,192 8.81        50,582  7.90        63,030  7.90        137,501    8.05
                         ----------          ----------          ---------           ---------          -----------
   Total                 $   19,808  5.93%   $   73,184 6.77%    $  70,124  7.35%    $  67,787  7.77%   $   230,903    7.17%
                         ===================================================================================================
   Percent of total                9%                 32%                 30%                  29%                 100%
                         ===================================================================================================

* Fully taxable equivalent yields

     Specific investment securities with carrying values of $560,617 and $632,935 were pledged at December 31, 1997 and 1996, respectively, to secure securities sold under repurchase agreements, public deposits, trust funds and for other purposes as required or permitted by law. In addition, investment securities with a carrying value of $577,640 were pledged at December 31, 1997 under blanket collateral agreements to secure borrowing availability with the Federal Home Loan Bank.

     Proceeds from the sales of investment securities available for sale during 1997, 1996 and 1995 were $976,996, $597,758 and $289,801, respectively. Gross gains and (losses), respectively, realized on those transactions were as follows: 1997 - $3,277 and ($1,967); 1996 - $2,595 and ($1,099); and 1995 -
$3,725 and ($1,444).

                                                      CNB BANCSHARES, INC.    45

Notes To Consolidated Financial Statements



5. Loans And Allowance For Loan Losses

Through its subsidiaries, the Corporation generates commercial, mortgage and consumer loans from customers located in its primary market areas of Indiana, Illinois, Kentucky and portions of Tennessee. Collateral, if deemed necessary, is based on management's credit evaluation and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors. The Corporation's loan portfolio is diversified with no major concentration related to any one industry.

                                                                1997              1996
-----------------------------------------------------------------------------------------
Loans outstanding at December 31:
   Commercial, industrial and agricultural production        $  751,437        $  679,609
   Tax exempt                                                    24,830            21,756
   Real estate mortgage:
      Commercial and agricultural                               254,198           171,715
      Construction                                              106,362            67,679
      Residential                                               705,822           740,647
   Consumer                                                     650,524           607,147
                                                             ----------------------------
                                                              2,493,173         2,288,553
   Less: Unearned income                                         13,522            13,464
                                                             ----------------------------
      Loans, net of unearned income                          $2,479,651        $2,275,089
                                                             ============================

     Impaired loans totaled $25,597 and $18,172 at December 31, 1997 and 1996, respectively. Included in the impaired loans total as of the same year-end dates were $9,535 and $7,420 of impaired loans for which the related specific allowance for loan losses were $2,259 and $1,653. The remaining $16,062 and $10,752 of impaired loans did not require a specific reserve. Impaired loans averaged $17,555 and $15,331 for 1997 and 1996, respectively. The Corporation recognized $314, $178 and $76 of interest income on these impaired loans in 1997, 1996 and 1995, respectively.

     Loans on which the accrual of interest was discontinued or reduced amounted to $17,033 at December 31, 1997, and $21,766 at December 31, 1996. Additional interest income of approximately $1,775 for 1997, $1,699 for 1996, and $1,637 for 1995, would have been recorded had income on these loans been accounted for on the accrual basis.

                                                          1997             1996             1995
---------------------------------------------------------------------------------------------------
Allowance for loan losses:
   Balance at January 1,                                $ 31,262         $ 29,406         $ 29,102
   Allowance of subsidiaries at acquisition date                            1,872              769
   Loan charge-offs                                      (10,986)         (13,989)          (9,529)
   Loan recoveries                                         2,852            3,371            2,137
   Provision for loan losses                              11,566           10,602            6,927
                                                        -------------------------------------------
   Balance at December 31,                              $ 34,694         $ 31,262         $ 29,406
                                                        ===========================================

6. Premises And Equipment

                                                       1997              1996
-------------------------------------------------------------------------------
Cost at December 31:
   Land                                             $  10,949         $  10,166
   Buildings and leasehold improvements                77,462            77,469
   Equipment                                           50,932            49,739
                                                    ---------------------------
      Total cost                                      139,343           137,374
Accumulated depreciation                              (64,340)          (65,906)
                                                    ---------------------------
   Net                                              $  75,003         $  71,468
                                                    ===========================

46    CNB BANCSHARES, INC.

7. Deposits


                                                  1997              1996
---------------------------------------------------------------------------
Deposits at December 31:
   Non-interest bearing checking               $  365,334        $  359,146
   Interest bearing checking                      394,101           419,663
   Savings                                        205,070           231,763
   Money market                                   423,081           328,792
   Certificates of $100 or more                   239,537           245,381
   Other certificates and time deposits         1,554,324         1,529,985
                                               ----------------------------
      Total                                    $3,181,447        $3,114,730
                                               ============================

     The Corporation receives deposits from customers located in its primary market areas of Indiana, Illinois and Kentucky, and generally does not accept brokered deposits and has no significant concentrations of deposits from any one customer or industry. The scheduled maturities of certificates and other time deposits at December 31, 1997, was as follows: 1998 - $1,132,210; 1999 - $414,386; 2000 - $173,220; 2001 - $30,231; 2002 - $26,613; 2003 and after -
$17,201.

     Interest expense on time deposits of $100 or more was $13,163, $10,466 and $8,324 for 1997, 1996 and 1995, respectively.


8. Short-Term Borrowings


                                                  Securities
                                                  Sold Under         Federal           Other
                                                  Repurchase          Funds         Short-Term
1997                                              Agreements        Purchased       Borrowings          Total
---------------------------------------------------------------------------------------------------------------
Balance at December 31                             $517,344         $ 57,380         $ 36,840        $  611,564
Average amount outstanding during the year          581,516           45,177            9,224           635,917
Maximum amount outstanding at any month-end         665,108           74,610           36,840
Weighted average interest rate:
   During year                                         5.29%            5.58%            5.38%             5.32%
   End of year                                         5.43             5.94             5.65              5.49

1996
---------------------------------------------------------------------------------------------------------------
Balance at December 31                             $530,261         $ 21,730         $  7,878        $  559,869
Average amount outstanding during the year          406,678           42,717            6,105           455,500
Maximum amount outstanding at any month-end         530,261           93,850           16,252
Weighted average interest rate:
   During year                                         5.12%            5.39%            4.46%             5.14%
   End of year                                         5.02             5.75             4.76              5.05

1995
---------------------------------------------------------------------------------------------------------------
Balance at December 31                             $325,271         $ 18,370         $  7,441        $  351,082
Average amount outstanding during the year          302,004           23,539            7,600           333,143
Maximum amount outstanding at any month-end         338,174           42,790           14,136
Weighted average interest rate:
   During year                                         5.52%            5.92%            5.57%             5.55%
   End of year                                         5.15             5.50             4.88              5.16


                                                        CNB BANCSHARES, INC.  47

Notes to Consolidated Financial Statements


   The maturity distribution of securities sold under repurchase agreements at December 31, 1997, was as follows:


--------------------------------------------------------------------------------
Overnight                                                             $  121,019
1-30 days                                                                304,786
30-90 days                                                                26,569
Over 90 days                                                              64,970
                                                                      ----------
                                                                      $  517,344
                                                                      ==========

     The market value of securities sold under repurchase agreements, all of which were under the Corporation's control, totaled $569,497 at December 31, 1997.


9. Long-Term Debt


                                                                                           1997             1996
-------------------------------------------------------------------------------------------------------------------
Long-term debt of the parent company and its subsidiaries as of December 31:
Parent Company:
   Notes payable, unsecured:
      Variable rate adjusted with changes in LIBOR, due in 1999
       (6.47% at December 31, 1997)                                                     $   35,000
      Variable rate adjusted with changes in LIBOR, payable $250 quarterly through
       2000 (6.47% and 6.16% at December 31, 1997 and 1996, respectively)                    3,500       $    4,500
      9.81%, paid in 1997                                                                                     2,400
   Convertible subordinated debentures, 7.50%, redeemed October 1997                                          6,029

Subsidiaries:
   Federal Home Loan Bank advances, due at various dates through 2016 (weighted
    average rates of 5.70% and 5.56% at December 31, 1997 and 1996, respectively)          263,614          158,640
   Other, including capitalized leases                                                       5,914            5,161
                                                                                        ---------------------------
         Total                                                                          $  308,028       $  176,730
                                                                                        ===========================


     The scheduled principal reduction of long-term debt at December 31, 1997, was as follows: 1998 - $77,216; 1999 - $96,334; 2000 - $81,765; 2001 - $10,280;
2002 - $35,296; 2003 and after - $7,137. Certain notes permit earlier principal payments without penalty.

     Qualifying, unencumbered mortgage assets up to 170% of the aggregate amount of advances and Federal Home Loan Bank stock have been pledged as collateral for the Federal Home Loan Bank advances.

     At December 31, 1997, the Corporation had $219,000 available from unused federal funds purchased agreements and in excess of $181,000 of available borrowing capacity from the Federal Home Loan Bank. In addition, the Corporation has an unsecured line of credit available which permits it to borrow up to $50,000 at variable rates adjusted with changes in LIBOR through June 30, 1999. At December 31, 1997, $15,000 remained available for future use.


10. Shareholders' Equity

The Corporation is authorized to issue 2,000,000 shares of preferred stock, no par value, which remain unissued. In the event any preferred shares are issued, specific voting powers, dividend preferences and other rights and restrictions of the preferred stock will be designated by the Board of Directors.

     Shareholders' equity has been adjusted to record the one-for-twenty stock dividends declared on October 18, 1995, September 10, 1996 and August 11, 1997. All share data has been adjusted to reflect the stock dividends.

     The Corporation offers a Dividend Reinvestment and Stock Purchase Plan (the
Plan), which provides shareholders of the Corporation with a convenient method of purchasing additional shares of common stock. The Plan provides for shares to be purchased in the market or to be issued by the Corporation. At December 31, 1997, there were 667,976 shares of common stock reserved for issuance under the Plan. Shares issued pursuant to the Plan totaled 49,523, 138,592, and 125,856 for 1997, 1996 and 1995, respectively.

48  CNB BANCSHARES, INC.

     The Corporation called its convertible subordinated debentures effective October 3, 1997. The Corporation issued 351,547 shares in 1997, 29,687 shares in 1996 and 14,410 shares in 1995 in connection with the conversion of these debentures.

     Cancelable mandatory stock purchase contracts were called effective August 15, 1996. The Corporation issued 151,590 shares in 1996 and 5,791 shares in 1995, in connection with the exercise of these stock purchase contracts.

     The Corporation has Incentive Stock Option Plans (Plans), whereby up to 1,684,000 shares of common stock can be granted to directors, officers or employees of the Corporation or its subsidiaries. Under terms of the Plans, options may be granted to purchase the Corporation's common stock at a price not less than the fair market value of the common stock at the date of the grant, for a period of up to 10 years after a six month or greater vesting period. Options granted pursuant to the Plans generally qualify as incentive stock options; however, certain conditions may be waived which would result in the options being treated as non-qualified stock options. Unless terminated earlier by the Board of Directors, the Plans will terminate on March 20, 2005. At December 31, 1997, 312,622 shares were available for the granting of additional options.

     No expense related to the options granted has been recorded. Pro forma information regarding net income and net income per share has been determined under a fair value method. The fair value for these options was estimated at the date of grant using a Black- Scholes option pricing model with the following weighted-average assumptions:

                                               1997          1996          1995
-------------------------------------------------------------------------------
Risk-free interest rate                        6.38%         6.83%         6.06%
Dividend yield                                 2.50          3.20          3.20
Volatility                                    20.00         14.00         16.00
Expected option life                        5 years       7 years       7 years

     For purposes of pro forma disclosures, if the estimated fair value of the options is amortized to expense over the options' vesting period, the effect on net income would be:

                                              1997          1996          1995
--------------------------------------------------------------------------------
Net income:
   As reported                              $ 49,658      $ 37,595      $ 36,626
   Pro forma                                  49,228        37,002        36,179
Basic earnings per share:
   As reported                              $   2.42      $   1.81      $   1.78
   Pro forma                                    2.40          1.78          1.76
Diluted earnings per share:
   As reported                              $   2.37      $   1.78      $   1.74
   Pro forma                                    2.35          1.75          1.72

     A summary of the option transactions under the Plans and other options assumed by the Corporation as a result of certain mergers is presented below:


                                               1997                          1996                       1995
                                                    Average                      Average                     Average
                                         Option     Option           Option      Option          Option       Option
                                         Shares      Price           Shares       Price          Shares       Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at January 1,               615,376    $ 22.92          547,149       $19.25         631,635     $ 13.92
Granted or assumed                      467,462      39.98          176,309        25.61         138,931       25.62
Exercised                               (63,803)     17.87         (108,082)        8.70        (220,487)       7.91
Forfeited                               (10,605)     40.83                                        (2,930)      25.04
                                      ---------                     -------                      -------
Outstanding at December 31,           1,008,430    $ 30.96          615,376       $22.92         547,149     $ 19.25
                                      =============================================================================
Exercisable at December 31,             580,660    $ 25.00          549,302       $22.67         429,811     $ 19.61
                                      =============================================================================


                                                        CNB BANCSHARES, INC.  49

Notes to Consolidated Financial Statements


     The following table summarizes stock options outstanding as of December 31, 1997:

                                         Weighted Average
     Range of                          Remaining Contractual    Weighted Average
  Exercise Price      Outstanding          Life (Years)          Exercise Price
--------------------------------------------------------------------------------
$  6.00 - $ 18.00          23,426               4.5                  $ 8.65
  18.01 -   31.00         530,702               6.9                   24.25
  31.01 -   41.00         454,302               8.3                   39.95
                        ---------
                        1,008,430               7.5                   30.96
                        =========

The following table reconciles the numerators and denominators for basic and diluted net income per share:


                                                                                 1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Numerator:
   For basic net income per share - Net income                                 $ 49,658      $ 37,595      $ 36,626
   Effect of dilutive securities:
      7.50% Convertible subordinated debentures                                     178           289           307
                                                                               ------------------------------------
   For diluted net income per share - Net income
    after assumed conversions                                                  $ 49,836      $ 37,884      $ 36,933
                                                                               ====================================
Denominator:
   For basic net income per share - Average shares outstanding                   20,553        20,788        20,527
   Effect of dilutive securities:
      7.50% Convertible subordinated debentures                                     236           368           387
      Stock options                                                                 251           153           308
                                                                               ------------------------------------
   For diluted net income per share - Average shares outstanding
    after assumed conversions                                                    21,040        21,309        21,222
                                                                               ====================================


11. Employee Benefit Plans

The Corporation and its subsidiaries maintain noncontributory, defined-benefit pension plans covering substantially all employees. Pension benefits are generally based on years of service and compensation, as defined. Pension expense was $557, $628 and $327 for 1997, 1996 and 1995, respectively, and included the following components:


                                                                                 1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Service costs-benefits earned during the period                                $  1,856      $  1,728      $  1,339
Interest costs on projected benefit obligation                                    2,465         2,286         2,096
Return on plan assets                                                            (3,552)       (3,204)       (2,884)
Net amortization and deferral                                                      (212)         (182)         (224)
                                                                               ------------------------------------
   Net pension expense                                                         $    557      $    628      $    327
                                                                               ====================================


50  CNB BANCSHARES, INC.

     It is the Corporation's policy to make contributions to the plans that meet or exceed the minimum funding requirements of applicable laws and regulations, up to that allowable by federal tax regulations.

     The following table sets forth the plans' funded status and the amounts recognized in the Corporation's consolidated balance sheet at December 31:


                                                                                 1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated benefit obligation:
   Vested                                                                      $ 29,666      $ 27,805      $ 24,771
   Nonvested                                                                      1,386           545         1,861
                                                                               ------------------------------------
      Total                                                                    $ 31,052      $ 28,350      $ 26,632
                                                                               ====================================

Plan assets at fair value, primarily marketable securities                     $ 50,433      $ 43,684      $ 37,477
Actuarial present value of projected benefit obligation                         (37,376)      (33,502)      (31,679)
                                                                               ------------------------------------
Excess of plan assets over projected benefit obligation                          13,057        10,182         5,798
Unrecognized net transition asset                                                (1,374)       (1,571)       (1,778)
Unrecognized net loss (gain)                                                     (5,277)       (2,168)        1,750
Unrecognized prior service cost                                                    (933)         (957)         (981)
                                                                               ------------------------------------
   Prepaid pension expense included in other assets                            $  5,473      $  5,486      $  4,789
                                                                               ====================================


     Plan assets consist primarily of investments in U.S. Government Agency and corporate debt obligations and collective investment and mutual funds. At December 31, 1997, the plans held 139,085 common shares of the Corporation.

     Assumptions used in determining the projected benefit obligations and net pension expense were:


                                                                                   1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Discount rate                                                                      7.25%         7.50%         7.50%
Rate of increase in compensation levels                                            4.25          4.25          4.25
Expected long-term rate of return on plan assets                                   9.00          9.00          9.00


     The discount rate used to compute the projected benefit obligation was reduced in 1997 as noted above due to changes in market interest rates. The projected benefit obligation was increased by approximately $1,509 as a result of this change.

     The Corporation and its subsidiaries also have a deferred income savings plan (Savings Plan) with substantially all employees eligible to participate. At the discretion of the Board of Directors, the subsidiaries match a percentage of employee contributions and may make an additional contribution based on earnings performance. The Corporation's expense for the Savings Plan was $1,090, $1,026 and $915 for 1997, 1996 and 1995, respectively.

     The Corporation does not provide postretirement benefits other than pensions nor does it have any material liabilities for postemployment benefits.

                                                        CNB BANCSHARES, INC.  51

Notes to Consolidated Financial Statements

12. Income Taxes

                                             1997          1996          1995
--------------------------------------------------------------------------------
Income taxes:
   Currently payable:
      Federal                              $ 21,262      $ 16,177      $ 18,297
      State                                   4,140         3,965         4,249
   Deferred (benefit) expense:
      Federal                                  (528)         (375)       (1,149)
      State                                     256          (197)         (185)
                                           ------------------------------------
         Total income taxes                $ 25,130      $ 19,570      $ 21,212
                                           ====================================


                                                                                 1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Reconciliation of federal statutory tax to actual income tax expense:
   Federal income tax at applicable statutory rate (35%)                       $ 26,176      $ 20,008      $ 20,243
   Tax exempt interest                                                           (3,793)       (3,088)       (2,203)
   State tax, net of federal tax benefit                                          2,857         2,449         2,642
   Other                                                                           (110)          201           530
                                                                               ------------------------------------
      Income tax expense                                                       $ 25,130      $ 19,570      $ 21,212
                                                                               ====================================
      Effective rate                                                                 34%           34%           37%
                                                                               ====================================


     No valuation allowance was required for the years reported due to management's belief that it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets. The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities at December 31 were as follows:


                                                                                 1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Unrealized losses on securities available for sale                                        $    772
   Allowance for loan losses                                                   $ 11,544         9,027      $  6,553
   Deferred compensation                                                          1,984           909           374
   Unearned fees and commissions                                                  1,322         1,275           442
   Accrued expenses                                                               1,168         1,635         2,212
   Other                                                                            431           833         1,297
                                                                               ------------------------------------
      Total deferred tax assets                                                  16,449        14,451        10,878
                                                                               ------------------------------------

Deferred tax liabilities:
   Unrealized gains on securities available for sale                              3,009                       2,239
   Depreciation                                                                   4,299         3,984         2,902
   Prepaid pension                                                                2,352         2,324         1,880
   Leasing operations                                                             1,359           212
   Mortgage servicing rights                                                      1,611         1,287
   Other                                                                          2,065         1,381         2,177
                                                                               ------------------------------------
      Total deferred tax liabilities                                             14,695         9,188         9,198
                                                                               ------------------------------------

Net deferred tax asset                                                         $  1,754      $  5,263      $  1,680
                                                                               ====================================


52  CNB BANCSHARES, INC.

13. Commitments and Contingent Liabilities

The Corporation is committed under various operating leases for premises and equipment. Future minimum rentals for lease commitments having initial or remaining non-cancelable lease terms in excess of one year totaled $7,455 at December 31, 1997. Rental expense for operating leases totaled $2,107, $1,828 and $1,473 in 1997, 1996 and 1995, respectively.

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

     At December 31, those financial instruments whose contract amount represents credit and/or interest rate risk are summarized in the following table:

                                                        1997           1996
-----------------------------------------------------------------------------
Commitments to extend credit                        $  478,888     $  577,610
Standby letters of credit                               54,218         46,870

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

     The Corporation has change of control agreements with certain employees which provide for specified benefits under certain conditions. The contingent liability under these agreements in the event of a change in control is approximately $5,651.

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

     At December 31, 1997 and 1996, the notional amount of the interest rate caps was $390,000 and $285,000, respectively. The caps are indexed to LIBOR with contract strike prices ranging from 5.50% to 6.00% and mature prior to 2000. The caps had a carrying value of $2,095 and $1,753 at December 31, 1997 and 1996, respectively, and related market values of $989 and $934.

     The Corporation has entered into interest rate swaps as a hedge against certain long-term borrowings to manage its interest rate sensitivity. The contracts represent an exchange of interest payments and the underlying principal balances of the liabilities are not affected. At both December 31, 1997 and 1996, the Corporation had swaps with a notional value of $55,000. The fair value of the swaps was ($39) and ($363) at December 31, 1997 and 1996, respectively. This negative fair value represents the estimated amount

                                                        CNB BANCSHARES, INC.  53

Notes to Consolidated Financial Statements

the Corporation would have to pay at each date to cancel the contracts or transfer them to other parties. The agreements require the Corporation to pay a fixed rate of interest ranging from 5.77% to 6.12% and receive a variable rate based on three-month LIBOR. The agreements terminate on or prior to January 12, 2001.

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


15. Related Party Transactions

In the ordinary course of business, the Corporation has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. All of the transactions were entered into on substantially the same terms as those prevailing at the time for comparable transactions with other parties. These loans do not involve more than normal risk of collectibility or present other unfavorable features. As defined, total loans to executive officers, directors and principal shareholders were as follows:

-------------------------------------------------------------------------------
Balance at January 1, 1997                                             $ 38,096
   New loans, including renewals                                         15,829
   Director and officer changes                                          (3,665)
   Payments, including renewals                                          (6,357)
                                                                       --------
Balance at December 31, 1997                                           $ 43,903
                                                                       ========

16. Regulatory Restrictions and Capital Requirements

The principal source of income and funds for the Corporation (Parent Company) is dividends from its banking subsidiaries. During 1998, the amount of dividends that the banking subsidiaries can pay to the Corporation without obtaining prior regulatory approval is limited to the total of their 1998 net income and $43,411 (the amount available at December 31, 1997). As a practical matter, the banking subsidiaries may restrict dividends to a lesser amount because of the need to maintain adequate capital levels.

     The banking subsidiaries are required to maintain non-interest bearing cash reserve balances which are dependent on the amounts and types of deposits held by the subsidiary banks. The reserves required at December 31, 1997, were $19,922.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, that as of December 31, 1997, the Corporation and its banking subsidiaries met all capital adequacy requirements to which they were subject.

     As of December 31, 1997, the most recent notification from regulatory agencies categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' categories.

     The Corporation's and its significant subsidiary banks' actual and minimum required capital amounts and ratios as mandated by the respective principal federal regulatory authority at December 31, 1997, were as follows:

54  CNB BANCSHARES, INC.


                                                                                                          Requirements
                                                                                                        To be Classified
                                                              Actual          Minimum Requirements    as "Well Capitalized"
                                                        Amount      Ratio      Amount      Ratio      Amount         Ratio
--------------------------------------------------------------------------------------------------------------------------
Total Capital (to risk-weighted assets):
   Corporation                                        $ 337,142     11.93%   $ 226,147     8.00%    $ 282,683        10.00%
   The Citizens National Bank of Evansville             164,217     12.48      105,271     8.00       131,589        10.00
   Citizens Bank of Kentucky                             55,952     11.34       39,488     8.00        49,360        10.00
   Citizens Bank of Illinois, N.A.                       52,834     14.69       28,771     8.00        35,964        10.00
   Citizens Bank of Central Indiana                      46,641     11.14       33,487     8.00        41,859        10.00
Tier 1 Capital (to risk-weighted assets):
   Corporation                                          302,448     10.70      113,073     4.00       169,610         6.00
   The Citizens National Bank of Evansville             151,016     11.48       52,635     4.00        78,953         6.00
   Citizens Bank of Kentucky                             49,773     10.08       19,744     4.00        29,616         6.00
   Citizens Bank of Illinois, N.A.                       48,322     13.44       14,385     4.00        21,578         6.00
   Citizens Bank of Central Indiana                      41,948     10.02       16,744     4.00        25,115         6.00
Tier 1 Capital (to average assets):
 (also known as leverage ratio)
   Corporation                                          302,448      6.87      176,031     4.00       220,039         5.00
   The Citizens National Bank of Evansville             151,016      7.06       85,555     4.00       106,944         5.00
   Citizens Bank of Kentucky                             49,773      6.97       28,583     4.00        35,729         5.00
   Citizens Bank of Illinois, N.A.                       48,322      7.26       26,639     4.00        33,299         5.00
   Citizens Bank of Central Indiana                      41,948      6.70       25,029     4.00        31,286         5.00


17. Fair Values of Financial Instruments

The estimated fair values of the Corporation's financial instruments are provided in the following table. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both: a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity and, b) conveys to a second entity a contractual right to receive cash or another financial instrument from the first entity. All of the Corporation's assets and liabilities are not financial instruments, as defined, and are therefore not included in the table.

     The estimated fair values of the Corporation's financial instruments at December 31 were as follows:


                                                               1997                                1996
                                                    Carrying           Fair             Carrying           Fair
                                                     Amount            Value             Amount            Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                      $    120,203     $    120,203       $    149,097     $    149,097
   Investment securities available for sale          1,434,763        1,434,763          1,379,872        1,379,872
   Investment securities held to maturity              230,903          236,242            248,088          249,150
   Net loans (including loans held for sale)         2,483,030        2,524,248          2,250,284        2,275,937
   Interest receivable                                  29,620           29,620             30,863           30,863

Financial liabilities:
   Deposits                                         (3,182,462)      (3,195,828)        (3,115,241)      (3,119,291)
   Short-term borrowings                              (612,644)        (612,644)          (561,103)        (561,103)
   Interest rate contracts                               2,095              989              1,753              934
   Long-term debt                                     (308,028)        (297,432)          (176,738)        (177,081)
   Interest payable                                    (20,238)         (20,238)           (17,298)         (17,298)

Off-balance-sheet financial assets (liabilities):
   Commitments to extend credit                                           2,799                               2,827
   Interest rate swaps                                                      (39)                               (363)


                                                        CNB BANCSHARES, INC.  55

Notes to Consolidated Financial Statements

     The carrying amounts of cash and cash equivalents are reasonable estimates of their fair values. Fair values for investment securities were based on quoted market prices or dealer quotes where available. The fair values of investment securities, where market values or dealer quotes were not available, and loans were calculated by discounting expected cash flows to average maturities. The discount rate was adjusted to allow for varying repricing opportunities, credit risks and carrying costs, as deemed appropriate by management. The fair values of demand deposits, savings accounts, money market deposits and short-term borrowings are the carrying amounts which were payable on December 31, 1997, and December 31, 1996, respectively. Fair values of interest rate contracts, including interest rate swaps, were based on dealer quotes. The fair values of fixed-maturity certificates of deposit and long-term debt were estimated using current interest rates for similar remaining maturities. Commitments to make loans and standby letters of credit are not recorded on the consolidated balance sheet. The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

     Because no active market exists for a significant portion of the Corporation's financial instruments, fair value estimates were based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.


18. Condensed Financial Information of Parent Company

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Corporation (Parent Company only).


                                                                                                 December 31,
Condensed Balance Sheet                                                                      1997           1996
-------------------------------------------------------------------------------------------------------------------
Assets
   Cash on deposit with subsidiaries                                                      $      730     $      893
   Securities purchased under repurchase agreements with subsidiaries                          6,500          8,000
                                                                                          -------------------------
      Total cash and cash equivalents                                                          7,230          8,893
   Investment in subsidiaries                                                                361,881        327,985
   Premises and equipment                                                                      2,044          1,282
   Other assets                                                                                6,112          3,735
                                                                                          -------------------------
       Total assets                                                                       $  377,267     $  341,895
                                                                                          =========================
Liabilities
   Accrued expenses                                                                       $    4,299     $    3,552
   Long-term debt                                                                             38,500         12,929
                                                                                          -------------------------
      Total liabilities                                                                       42,799         16,481
Shareholders' equity                                                                         334,468        325,414
                                                                                          -------------------------
      Total liabilities and shareholders' equity                                          $  377,267     $  341,895
                                                                                          =========================


56  CNB BANCSHARES, INC.


                                                                                      Year Ended December 31,
Condensed Statement of Income                                                    1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Income
   Dividends from subsidiaries                                                 $ 26,718      $ 26,305      $ 46,178
   Management fees from subsidiaries                                              7,487         7,100         5,998
   Other income                                                                     361         1,459         1,151
                                                                               ------------------------------------
      Total income                                                               34,566        34,864        53,327
Expenses
   Personnel expense                                                              9,050         8,679         6,894
   Interest expense                                                               1,839         1,327         1,433
   Other expenses                                                                 5,988         5,419         3,859
                                                                               ------------------------------------
      Total expense                                                              16,877        15,425        12,186
                                                                               ------------------------------------
Income before income tax benefit and equity
 in undistributed earnings of subsidiaries                                       17,689        19,439        41,141
Income tax benefit                                                                3,734         2,962         1,737
                                                                               ------------------------------------
Income before equity in undistributed earnings of subsidiaries                   21,423        22,401        42,878
Equity in undistributed earnings of subsidiaries                                 28,235        15,194        (6,252)
                                                                               ------------------------------------
Net income                                                                     $ 49,658      $ 37,595      $ 36,626
                                                                               ====================================


                                                                                      Year Ended December 31,
Condensed Statement of Cash Flows                                                1997          1996          1995
-------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                                  $ 49,658      $ 37,595      $ 36,626
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                                 346           223           143
      Undistributed net income of subsidiaries                                  (28,235)      (15,194)        6,252
      Increase in other assets                                                   (2,607)         (591)       (1,900)
      Increase in other accrued expenses                                            747         1,647            91
                                                                               ------------------------------------
Net cash provided by operating activities                                        19,909        23,680        41,212
                                                                               ------------------------------------
Investing activities:
   Principal payments received on notes from subsidiaries                                      14,657            89
   Advances on notes to subsidiaries                                                          (11,200)       (1,642)
   Capital contributions (to) from subsidiaries                                      48          (674)      (11,652)
   Purchase of premises and equipment                                              (996)         (730)         (507)
                                                                               ------------------------------------
Net cash provided (used) by investing activities                                   (948)        2,053       (13,712)
                                                                               ------------------------------------
Financing activities:
   Payment of long-term debt                                                     (3,405)      (13,810)      (19,100)
   Proceeds from long-term debt                                                  35,000        12,200        18,000
   Payment of cash dividends                                                    (17,624)      (15,885)      (13,124)
   Proceeds from common stock issued for dividend reinvestment plan               1,816         3,560         3,093
   Proceeds from exercise of stock options and stock purchase contracts           1,141         1,137         1,964
   Purchase and retirement of common stock                                      (37,552)      (16,278)      (25,307)
                                                                               ------------------------------------
Net cash used by financing activities                                           (20,624)      (29,076)      (34,474)
                                                                               ------------------------------------
Net decrease in cash and cash equivalents                                        (1,663)       (3,343)       (6,974)
Cash and cash equivalents at January 1,                                           8,893        12,236        19,210
                                                                               ------------------------------------
Cash and cash equivalents at December 31,                                      $  7,230      $  8,893      $ 12,236
                                                                               ====================================
Supplemental disclosure:
   Non-cash investing and financing activities:
      Stock issued in exchange of debentures and equity contracts              $  5,740      $  2,686      $    247
      Common stock issued for acquisitions                                                      6,286         6,618
      Capital contribution to subsidiaries                                                      7,650


                                                        CNB BANCSHARES, INC.  57

Independent Auditors' Report


To the Shareholders and Board of Directors, CNB Bancshares, Inc.:

We have audited the accompanying consolidated balance sheet of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP
St. Louis, Missouri
January 14, 1998



Management's Statement on Financial Reporting

The consolidated financial statements of CNB Bancshares, Inc. were prepared by management of the Corporation, which is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and properly include amounts that are based on management's best judgements and estimates. The other financial information included in this report is consistent with that in the consolidated financial statements.

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

   The Board of Directors pursues its responsibility for the Corporation's consolidated financial statements through its Audit Committee. The Audit Committee, comprised solely of directors who are not officers or employees of the Corporation, is responsible for monitoring the accounting, auditing and financial reporting practices of the Corporation and its subsidiaries. The Committee recommends to the Board of Directors the appointment of the independent auditors and meets regularly with them, the internal auditors, and management. To further assure their independence, the internal auditors and the independent auditors have direct access to the Audit Committee and the Board of Directors.

/s/ James. J. Giancola    /s/ John R. Spruill           /s/ Ralph L. Alley

James J. Giancola         John R. Spruill               Ralph L. Alley
President and             Executive Vice President      Senior Vice President,
Chief Executive Officer   and Chief Financial Officer   Controller and Treasurer

58  CNB BANCSHARES, INC.

Shareholder Information


Corporate Offices

The corporate offices of CNB Bancshares are located at: 20 N. W. Third Street, Evansville, Indiana 47739-0001 812-456-3400.

Annual Meeting

The annual meeting of shareholders of CNB Bancshares will be held at 5:00 p.m. on April 21, 1998, at Roberts Municipal Stadium, 2600 Division Street, Evansville, Indiana.

Stock Prices and Dividends

The common stock of CNB trades on the New York Stock Exchange under the symbol BNK. The table below lists the range of the closing stock price and dividend information on a quarterly basis over the last two years. All amounts have been adjusted for stock dividends.

                                  1997
                               Stock Price
                        --------------------------  Dividends
                         Low     High       Close   Declared
------------------------------------------------------------
1st Quarter            $34.77 - $38.09     $37.50     $.21
2nd Quarter             37.63 -  42.38      38.57      .21
3rd Quarter             38.33 -  43.00      42.81      .21
4th Quarter             39.81 -  48.19      48.19      .23
                                                      ----
                                                      $.86

                                  1996
                               Stock Price
                        --------------------------  Dividends
                         Low     High       Close   Declared
------------------------------------------------------------
1st Quarter            $25.39 - $26.64     $26.30     $.19
2nd Quarter             25.39 -  26.30      25.97      .19
3rd Quarter             24.72 -  28.09      27.97      .19
4th Quarter             27.97 -  39.76      39.76      .21
                                                      ----
                                                      $.78

Quarterly Dividend Programs

CNB offers a Dividend Reinvestment and Stock Purchase Plan to shareholders. The Plan provides for automatic quarterly reinvestment of dividends, as well as optional cash purchases of up to $5,000 per month.

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

     For information regarding CNB Bancshares' convenient dividend programs, contact Kathryn P. Williams, Shareholder Relations Officer.

Transfer Agent

Shareholders should direct inquiries concerning dividend checks or their shareholder records to:

     Citizens National Bank of Evansville
     Attention:  Kathryn P. Williams
     P.O. Box 778, Evansville, Indiana 47705-0778
     812-456-3416
     williakp@citizensonline.com

Internet

Information on CNB is available on the Internet at www.citizensonline.com.

Availability of Form 10-K

CNB's annual report to the Securities and Exchange Commission on Form 10-K is available without charge upon written request to Kathryn P. Williams, Shareholder Relations Officer, at the corporate address listed above.


                        [LOGO OF BNK NYSE APPEARS HERE]


                                                        CNB BANCSHARES, INC.  61