Form 10-K, Exhibit 13
period 1998-12-31
CNB BANCSHARES INC
filed 1999-03-29
CIK 724198

                                                        CNB BANCSHARES, INC.   1

Financial Highlights
                                                               1998                 1997             Change
Per Share
Basic operating income/(1)/                               $        2.59        $        2.12          22.2%
Basic net income                                                   1.74                 1.71           1.8
Diluted operating income/(1)/                                      2.53                 2.09          21.1
Diluted net income                                                 1.73                 1.69           2.4
Cash dividends paid/(2)/                                            .90                  .82           9.8
Book value at year-end                                            14.85                14.66           1.3
If converted book value at year-end/(3)/                          18.33                15.09          21.5
Closing market price                                              46.63                45.90           1.6

Earnings (in thousands)
Net interest income                                       $     236,264        $     232,545           1.6%
Provision for loan losses                                        10,638               24,886         (57.3)
Non-interest income                                             106,734               81,980          30.2
Non-interest expense                                            232,476              198,859          16.9
Operating income/(1)/                                            91,785               73,868          24.3
Net income                                                       61,571               59,874           2.8

Average Balances (in thousands)
Total assets                                              $   6,681,017        $   6,460,638           3.4%
Earning assets                                                6,223,962            6,077,023           2.4
Loans                                                         3,870,335            3,852,202            .5
Deposits                                                      4,724,775            4,543,855           4.0
Interest bearing liabilities                                  5,526,694            5,489,231            .7
Shareholders' equity                                            513,322              498,263           3.0

Financial Ratios/(1)/
Return on assets                                                   1.37%                1.14%           23b.p.
Return on equity                                                  17.88                14.83           305
Net interest margin                                                4.02                 3.94             8
Efficiency ratio/(4)/                                                54                   59          (500)
Allowance for loan losses to loans                                 1.45                 1.38             7
Net charge-offs to average loans                                    .30                  .42           (12)
Equity to assets at year-end                                       7.38                 7.81           (43)
Tangible equity to assets at year-end                              6.80                 7.19           (39)
Leverage ratio                                                     9.30                 7.14           216
Risk-based capital ratios at year-end
   Tier 1 capital                                                 14.76                11.49           327
   Total capital                                                  16.02                12.73           329

Other Data
Total assets at year-end (in thousands)                   $   7,141,797        $   6,596,136
Average shares outstanding - basic                           35,436,807           34,921,287
Average shares outstanding - diluted                         37,579,130           35,491,544
Shares outstanding at year-end                               35,482,969           35,158,665
Common shareholders of record                                    12,596               11,908
Full-time equivalent associates                                   2,767                2,594
Banking offices                                                     144                  140
Consumer finance offices                                             29                   33

Notes:(1) Operating income and financial ratios are based on income that excludes merger and related charges, as discussed herein.
      (2) Dividends per share is for CNB Bancshares, Inc. only, not restated for poolings of interests.
      (3) Assumes all stock options and convertible securities are converted into common stock.
      (4) Efficiency ratio excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.

18   CNB BANCSHARES, INC.


SELECTED STATISTICAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

EARNINGS                                               1998            1997              1996             1995             1994
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                            $     236,264    $     232,545    $     217,232    $     189,432    $     168,072
Provision for loan losses                             10,638           24,886           13,283            8,349            7,538
Non-interest income                                  106,734           81,980           68,686           56,437           56,126
Non-interest expense                                 232,476          198,859          191,940          157,108          146,942
Operating income/(1)/                                 91,785           73,868           60,327           52,847           45,954
Net income                                            61,571           59,874           53,682           52,847           45,954

PER SHARE DATA
---------------------------------------------------------------------------------------------------------------------------------
Basic operating income/(1)/                    $        2.59    $        2.12    $        1.73    $        1.62    $        1.41
Basic net income                                        1.74             1.71             1.54             1.62             1.41
Diluted operating income/(1)/                           2.53             2.09             1.70             1.59             1.39
Diluted net income                                      1.73             1.69             1.52             1.59             1.39
Cash dividends declared/(2)/(3)/                         .90              .82              .74              .50              .65
Cash dividends paid/(2)/                                 .90              .82              .74              .67              .64
Book value at year-end                                 14.85            14.66            14.10            13.75            12.35
If converted book value at year-end/(4)/               18.33            15.09            14.24            13.80            12.35
Closing market price                                   46.63            45.90            37.87            24.62            24.37

AT YEAR-END
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $   7,141,797    $   6,596,136    $   6,351,785    $   5,576,314    $   4,806,175
Earning assets                                     6,624,439        6,143,971        5,928,180        5,170,754        4,472,544
Loans/(5)/                                         3,891,269        3,987,447        3,690,944        3,227,232        3,081,314
Allowance for loan losses                             56,271           55,223           46,171           43,259           40,889
Non-interest bearing deposits                        577,108          468,438          480,381          424,159          383,461
Total deposits                                     4,958,337        4,615,062        4,593,441        4,255,135        3,631,957
Shareholders' equity                                 527,046          515,463          495,673          475,789          401,630
Shares outstanding                                35,482,969       35,158,665       35,150,331       34,601,566       32,531,451

AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                   $   6,681,017    $   6,460,638    $   5,875,100    $   5,026,553    $   4,499,929
Earning assets                                     6,223,962        6,077,023        5,514,194        4,704,829        4,204,421
Loans/(5)/                                         3,870,335        3,852,202        3,448,510        3,236,253        2,796,110
Non-interest bearing deposits                        491,981          420,098          407,450          376,679          341,774
Total deposits                                     4,724,775        4,543,855        4,367,176        3,820,289        3,618,263
Shareholders' equity                                 513,322          498,263          481,095          429,186          404,086
Shares outstanding:
     Basic                                        35,436,807       34,921,287       34,944,271       32,586,143       32,501,601
     Diluted                                      37,579,130       35,491,544       35,621,175       33,432,760       33,408,493

FINANCIAL RATIOS/(1)/
---------------------------------------------------------------------------------------------------------------------------------
Return on assets                                        1.37%            1.14%            1.03%            1.05%            1.02%
Return on equity                                       17.88            14.83            12.54            12.31            11.37
Net interest margin                                     4.02             3.94             4.04             4.11             4.09
Efficiency ratio/(6)/                                     54               59               63               64               66
Equity to assets at year-end                            7.38             7.81             7.80             8.53             8.36
Cash dividend payout/(3)/                                 47               48               46               33               39

(1) Operating income and financial ratios are based on income that excludes SAIF assessment in 1996 and merger and related charges in 1997 and 1998, as discussed herein.
(2) Dividends per share is for CNB Bancshares, Inc. only, not restated for poolings of interests.
(3) Declaration date for fourth quarter 1995 dividend was changed from December 1995 to January 1996.
(4) Assumes all stock options and convertible securities are converted into common stock.
(5) Excludes loans held for sale.
(6) Excludes foreclosed property expenses, securities gains/losses and other non-recurring items, as originally reported, not restated for poolings of interests.

                                                       CNB BANCSHARES, INC.   19


MANAGEMENT'S DISCUSSION AND ANALYSIS

This section presents management's review of the operating results and financial condition of CNB Bancshares, Inc. (the Corporation) and its subsidiaries. It provides information which is not otherwise apparent from the Consolidated Financial Statements and related footnotes and is intended to assist readers in evaluating the Corporation's performance. The following analysis should be read in conjunction with the Consolidated Financial Statements and accompanying notes as well as the average balance sheet and selected statistical information presented in other sections of the report. All dollar amounts throughout this discussion and report are presented in thousands, except for per share data, and all share data has been adjusted for common stock dividends.

      The Corporation's financial data for periods prior to mergers accounted for as poolings of interests, and having a material impact on the Corporation's financial results, has been restated.

RESULTS OF OPERATIONS

Net income for the year ended December 31, 1998, was $61,571, an increase of 2.8% over the $59,874 earned in 1997. Diluted net income per share of $1.73 in 1998 represented an increase of 2.4% over 1997. The Corporation completed its merger with Pinnacle Financial Services (Pinnacle) on April 17, 1998. In conjunction with that merger, which was accounted for as a pooling of interests, the Corporation recorded merger and related charges in second quarter 1998 of $41,346 ($30,214 net of tax), which equated to $.80 per share for the year. These charges are discussed further in Note 2 to the Consolidated Financial Statements. Pinnacle recorded net of tax charges of $13,994 in connection with mergers it consummated in third quarter 1997. Excluding the merger and related charges recorded in 1998 and 1997, operating income was $91,785 and $73,868, respectively, an increase of 24.3%. Diluted operating income per share, which excludes the merger and related charges, increased 21.1% to $2.53 in 1998 from 1997's $2.09. The increase in 1998 operating earnings was the result of increased net interest income and fee income, reduced provision for loan losses and controlled expense growth. The increase in net interest income was primarily due to the June 1998 issuance of the Guaranteed Preferred Beneficial Interests in the Corporation's Convertible Subordinated Debentures (trust preferred securities) as discussed in Note 9 to the Consolidated Financial Statements. Net interest income on a fully taxable equivalent basis (FTE) increased $10,983, or 4.6%, from 1997, excluding 1998's accounting conformity adjustments of $4,012 related to the Pinnacle merger. Non-interest income, exclusive of conformity adjustments of $252, increased $25,006, or 30.5%, compared to 1997. The provision for loan losses decreased in 1998 by $14,248. The reduced provision in 1998 was primarily the result of the companies acquired by Pinnacle in third quarter 1997 increasing reserves to conform to Pinnacle's policy for credit risk and lower net charge-offs in 1998. Non-interest expense included merger and related charges of $37.1 million in 1998 and $11.1 million in 1997. Excluding those charges, non-interest expense increased $7,624, or 4.1%, in 1998.

                            [BAR GRAPH APPEARS HERE]

                                OPERATING INCOME
                                  (IN MILLIONS)

                           As originally reported            As restated

                     1994           $26.9                       $46.0
                     1995           $35.7                       $52.8
                     1996           $40.7                       $60.3
                     1997           $49.7                       $73.9
                     1998           $91.8

Operating income before SAIF assessment and merger and related charges, as discussed herein.

                            [BAR GRAPH APPEARS HERE]

                       OPERATING DILUTED INCOME PER SHARE

                                    1994 $1.39
                                    1995 $1.59
                                    1996 $1.70
                                    1997 $2.09
                                    1998 $2.53

Operating diluted income per share before SAIF assessment and merger and related charges, as discussed herein.

                            [BAR GRAPH APPEARS HERE]

                       OPERATING DILUTED INCOME PER SHARE
                            (AS ORIGINALLY REPORTED)

                                    1994 $1.60
                                    1995 $1.67
                                    1996 $1.90
                                    1997 $2.26
                                    1998 $2.53

Operating diluted income per share before SAIF assessment and merger and related charges, as discussed herein, not restated for poolings of interests.

20   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      Net income increased 11.5% in 1997 from the $53,682 earned in 1996 primarily due to increases in net interest income and non-interest income. Growth in earning assets, offset by a lower net interest margin, resulted in increased FTE net interest income of $16,687 from 1996. Non-interest income increased $13,294 as growth was experienced in most categories from 1996. Non-interest expenses increased $6,919 during 1997. The Corporation recorded a $10,963 SAIF recapitalization charge in 1996. Excluding merger charges in 1997 and the SAIF charge in 1996, expenses increased $6,793, or 3.8%. The provision for loan losses increased in 1997 by $11,603 from 1996 primarily to conform allowance for loan losses methodology as previously discussed. Excluding 1997 merger charges and the 1996 SAIF charge, operating income per diluted share increased 22.9% in 1997 to $2.09 from $1.70 in 1996.

      The following table reconciles the changes in diluted net income per share from 1996 to 1998 by major income statement components which are further discussed below.

      Changes in Diluted Net Income Per Share
                                                                                1998          1997
     ------------------------------------------------------------------------------------------------
      Diluted net income per share, previous year                              $ 1.69        $ 1.52
      Increase (decrease) attributable to:
         Taxable equivalent net interest income                                   .18           .47
         Provision for loan losses                                                .38          (.33)
         Non-interest income                                                      .66           .37
         Non-interest expense                                                    (.90)         (.20)
         Income tax effect                                                       (.19)         (.15)
         Change in diluted shares outstanding                                    (.09)          .01
                                                                               --------------------
      Diluted net income per share, current year                               $ 1.73        $ 1.69
                                                                               ====================

      Operating expenses as a percentage of revenues, commonly referred to as the efficiency ratio, continued to decline, improving from 63% in 1996 to 59% in 1997 and 54% in 1998.

      The Corporation's operating earnings, which exclude merger and related charges to allow meaningful comparisons, resulted in returns on average assets and shareholders' equity of 1.37% and 17.88%, respectively, in 1998 compared with a return on assets of 1.14% and return on equity of 14.83% in 1997. Excluding the SAIF recapitalization charge, returns on average assets and shareholders' equity were 1.03% and 12.54%, respectively, in 1996.

                            [BAR GRAPH APPEARS HERE]

                                EFFICIENCY RATIO
                            (AS ORIGINALLY REPORTED)

                                       1994 66%
                                       1995 64%
                                       1996 63%
                                       1997 59%
                                       1998 54%

Excludes foreclosed property expenses, securities gains/losses, and other non-recurring items as originally reported, not restated for poolings of interests.

                            [BAR GRAPH APPEARS HERE]

                                RETURN ON ASSETS

                                    1994 1.02%
                                    1995 1.05%
                                    1996 1.03%
                                    1997 1.14%
                                    1998 1.37%

Based on operating income before SAIF assessment and merger and related charges, as discussed herein.

                            [BAR GRAPH APPEARS HERE]

                                RETURN ON EQUITY

                                    1994 11.37%
                                    1995 12.31%
                                    1996 12.54%
                                    1997 14.83%
                                    1998 17.88%

Based on operating income before SAIF assessment and merger and related charges, as discussed herein.

                                                       CNB BANCSHARES, INC.   21

Net Interest Income

Net interest income is the Corporation's largest component of income and represents the difference between interest and fees earned on loans and investments and the interest paid on interest bearing liabilities. In this discussion, FTE net interest income is presented whereby tax exempt income, such as interest on securities of state and political subdivisions, has been increased to an amount that would have been earned had such income been taxable. This adjustment places taxable and nontaxable income on a common basis and permits comparisons of rates and yields. Also to aid in year-to-year comparisons, this discussion and analysis excludes 1998 net interest income accounting conformity adjustments totaling $4,012. A detailed analysis of net interest income, with average balances and related interest rates for the past three years, appears on page 37 of this report.

      In 1998, FTE net interest income increased $10,983, or 4.6%, to $250,309 compared to $239,326 in 1997, primarily due to the issuance of the trust preferred securities. Net interest income in 1997 increased $16,687, or 7.5%, over the $222,639 recorded in 1996. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest bearing liabilities and the interest rates on these assets and liabilities. An analysis of how changes in volumes and rates have affected net interest income for the years ended December 31, 1998 and 1997, is presented below.

      Analysis of Changes in Net Interest Income*
                                                           1998 over 1997                          1997 over 1996
                                                   Volume       Rate       Total            Volume      Rate        Total
     -------------------------------------------------------------------------------------------------------------------------
      Interest Income:
         Federal funds sold and other
          short-term investments                  $   (264)  $    (224)  $    (488)       $  (1,979)  $    (48)   $ (2,027)
         Loans held for sale                         6,101        (640)      5,461           (3,386)        (1)     (3,387)
         Investment securities                       4,073      (4,480)       (407)          16,226      2,864      19,090
         Loans                                       1,646      (2,335)       (689)          36,776     (1,055)     35,721
                                                  -------------------------------------------------------------------------
              Total interest income                 11,556      (7,679)      3,877           47,637      1,760      49,397
                                                  -------------------------------------------------------------------------

      Interest Expense:
         Interest bearing checking accounts            485      (2,863)     (2,378)             (90)    (1,877)     (1,967)
         Money market savings accounts               7,937         214       8,151            2,891      2,311       5,202
         Other savings accounts                     (1,779)     (1,328)     (3,107)            (291)     1,000         709
         Certificates of deposit and other time     (1,809)     (2,272)     (4,081)           6,045       (203)      5,842
         Short-term borrowings                      (3,087)       (637)     (3,724)          10,748      1,056      11,804
         FHLB advances and other
          long-term debt                              (645)     (1,322)     (1,967)          10,867        253      11,120
                                                  -------------------------------------------------------------------------
              Total interest expense                 1,102      (8,208)     (7,106)          30,170      2,540      32,710
                                                  -------------------------------------------------------------------------
      Changes in net interest income              $ 10,454   $     529   $  10,983        $  17,467   $   (780)   $ 16,687
                                                  =========================================================================

      * Fully taxable equivalent
        Notes: The change in interest which cannot be attributed to only a change in rate or a change in volume, but instead represents a combination of the two factors, has been allocated to the rate variance.

               Analysis is based on net interest income before accounting conformity charges in 1998, as discussed herein.

      Average earning assets, which include loans, investment securities and other assets that earn interest, increased $146,939 during 1998 to $6,223,962. Loans, including loans held for sale, increased $93,738, and investment securities grew $57,851. This asset growth was funded primarily by the issuance of the trust preferred securities and growth in deposits. The trust preferred securities averaged $90,555 for 1998; deposits increased $180,920 to $4,724,775 in 1998. Average earning assets were $6,077,023 and interest bearing liabilities were $5,489,231 in 1997, increases of $562,829 and $559,515, respectively, from 1996. As the preceding analysis indicates, this increased volume resulted in $10,454 and $17,467 of additional net interest income in 1998 and 1997, respectively, over the previous years'.

      The net interest margin is a percentage computed by dividing FTE net interest income by average earning assets and represents a basic measure of interest earned on interest bearing assets held by the Corporation, less the interest expense to fund such assets. The net interest margin increased 8 basis points (b.p.) primarily due to the issuance of the trust preferred securities to 4.02% in 1998 from 3.94% in 1997, which had decreased 10 b.p. from 1996.

22   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      The earning asset yield decreased 14 b.p. to 8.20% in 1998 compared to the 22 b.p. decrease, to 4.18%, in the cost to fund earning assets. The loan and investment security growth experienced in 1998 was at marginally lower rates; and, consequently, average loan yields and security yields declined 6 b.p. and 20 b.p., respectively, from 1997 to 1998. The cost to fund earning assets decreased as a result of the issuance of trust preferred securities and lower costs on interest bearing liabilities. The prime interest rate was reduced three times in fourth quarter 1998 by a total of 75 b.p. as a result of Federal Reserve actions. These reductions placed further pressure on the net interest margin as the earning assets repriced downward more quickly than interest bearing liabilities. In addition, additional investments in corporate-owned life insurance, which income is recorded as non-interest income but funded with interest bearing liabilities, resulted in a lower net interest margin.

      The earning asset yield increased 5 b.p. to 8.34% in 1997, partially offsetting a 15 b.p. increase, to 4.40%, in the cost to fund earning assets. The increase in the cost to fund earning assets resulted from competitive pricing to attract deposits, customers shifting to higher-priced deposit products and non-deposit funding at marginally higher rates to support the growth in earning assets. Additionally, the sale of the credit card portfolio in May 1997 and investments in corporate-owned life insurance resulted in a lower net interest margin.

      To reduce the impact of changing interest rates on its costs to acquire liabilities that fund certain earning assets, the Corporation has entered into interest rate swaps (swaps). These agreements represent an exchange of interest payments and require the Corporation to pay a fixed rate and receive a LIBOR-based variable rate payment. The amortization of premiums paid for interest rate caps, which were formerly used by the Corporation, totaled $1,411, $2,055 and $1,637 in 1998, 1997 and 1996, respectively. This expense was offset by counterparty reimbursements of $151, $364 and $767, respectively, during the same periods.

                            [BAR GRAPH APPEARS HERE]

                               NET INTEREST MARGIN
                           (TAXABLE EQUIVALENT BASIS)

                                     1994 4.09%
                                     1995 4.11%
                                     1996 4.04%
                                     1997 3.94%
                                     1998 4.02%

Based on net interest income before accounting conformity charges in 1998, as discussed herein.


Non-Interest Income

Non-interest income continues to be an increasingly significant portion of revenues for the Corporation and has grown to represent 29.9% of net FTE revenues in 1998 as compared to 25.5% and 23.6% in 1997 and 1996, respectively. As shown in the following table, non-interest income grew 30.2% in 1998 and 19.4% in 1997.

      Non-Interest Income
                                                                                              Change from Prior Year
                                                          Amount                          1998                    1997
                                               1998        1997        1996        Amount      %           Amount    %
      ---------------------------------------------------------------------------------------------------------------------
      Service charges on deposit accounts  $  26,672    $ 19,877    $ 17,088     $  6,795     34.2%      $  2,789    16.3%
      Mortgage banking revenue                20,674       9,133      11,083       11,541    126.4         (1,950)  (17.6)
      Insurance premiums and commissions      12,134       9,563       7,916        2,571     26.9          1,647    20.8
      Trust and plan administration fees      11,489       9,838       7,720        1,651     16.8          2,118    27.4
      Non-interest fees on loans               7,753       7,637       7,276          116      1.5            361     5.0
      Investment products fees                 6,849       6,653       5,319          196      2.9          1,334    25.1
      Net securities gains                     2,126       2,122       2,204            4       .2            (82)   (3.7)
      Other                                   19,037      17,157      10,080        1,880     11.0          7,077    70.2
                                           ------------------------------------------------------------------------------
         Total non-interest income         $ 106,734    $ 81,980    $ 68,686     $ 24,754     30.2%      $ 13,294    19.4%
                                           ==============================================================================

                                                        CNB BANCSHARES, INC. 23

      Service charges on deposit accounts increased 34.2% in 1998 compared to an increase of 16.3% in 1997. Growth in these fees resulted from an increased number of deposit accounts, chargeable services, higher activity fees and new fee sources combined with improved efforts to collect a greater percentage of assessable fees.

      Mortgage banking revenue increased $11,541 in 1998, or 126.4%, due to the strong demand for new and refinanced residential mortgages and increased loan sales. The Corporation sold the majority of its 1998 loan production in addition to approximately $100 million of Pinnacle loans to generate fee income and limit its long-term interest rate exposure. The Corporation continues to service most of these sold loans. In third quarter 1998, a gain of $1,361 was recorded on the sale of the servicing rights of an out-of-market, sub-serviced portfolio acquired with a 1995 merger. Mortgage banking revenue for 1997 decreased $1,950 due to fewer loan sales and securitizations. At December 31, 1998, the Corporation was servicing $1,090,044 of residential mortgage loans which had been sold compared to $1,083,192 at December 31, 1997.

      Revenues from insurance premiums and commissions increased 26.9% to $12,134 in 1998. Income from the sale of life, health and disability insurance increased $1,796, or 40.0%, in 1998. Casualty insurance premiums written by the Corporation's agencies increased $465, or 10.0%. Profit sharing bonuses received from insurance underwriters during 1998, which are experience-related and associated with prior year property and casualty policies written, were $310 greater than payments received in 1997. Insurance revenues increased 20.8% in 1997 compared to 1996 principally due to higher casualty insurance commissions from the Corporation's insurance agencies.

      Trust and plan administration fees increased $1,751 to $11,589 in 1998, excluding accounting conformity adjustments of $100. Trust fee income, based primarily on the market value of assets under management or custody, increased 18.2% in 1998. Plan administration fees earned by the Corporation's third party administrator of employee benefit plans, Small Parker & Blossom, increased $418, or 16.7%. The Corporation continues to increase its trust client base and fee revenues through product expansion and cross-selling of services. Trust and plan administration fees increased $2,118 in 1997. Trust fees accounted for $817 of the increase over 1996 while plan administration fees increased $1,301 due to the May 31, 1996, purchase of Small Parker & Blossom.

      Non-interest fees on loans increased $116, or 1.5%, from 1997 primarily due to increased fees from loan originations and letter of credit commissions. These increases were offset by lower revenues from credit card fees, as the credit card portfolio was sold in second quarter 1997. Non-interest fees on loans increased $361, or 5.0%, to $7,637 in 1997 due to higher loan origination fees and merchant transaction volumes offset by lower credit card revenues due to the May 1997 sale of the portfolio.

      Investment product fees increased 2.9% in 1998 due to the January 1998 acquisition of Wedgewood Partners. The increase in 1998 was reduced as several investment representatives at Pinnacle terminated employment prior to its merger with the Corporation. Consequently, the Northern Indiana/Michigan Division operated with fewer representatives for much of 1998. Investment products fees increased 25.1% in 1997, or $1,334, as the Corporation placed a greater emphasis on the sale of annuities, mutual funds and other non-traditional banking products.

                           [BAR GRAPH APPEARS HERE]

                               Operating Revenue
                    (taxable equivalent basis in millions)

               Total Net Interest Income and Non-Interest Income
               -------------------------------------------------

                                  1994 $228
                                  1995 $249
                                  1996 $292
                                  1997 $321
                                  1998 $357

Based on revenue before accounting conformity charges in 1998, as discussed herein.

                           [BAR GRAPH APPEARS HERE]

                  Trust Assets Under Administration at Year-end
                                 (in billions)

                                  1994 $ .7
                                  1995 $ .8
                                  1996 $1.1
                                  1997 $1.8
                                  1998 $2.2

24   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      Net securities gains remained relatively the same for 1998, 1997 and 1996 at $2,126, $2,122 and $2,204, respectively. Certain securities were sold each year when those securities were called under covered call option contracts that the Corporation had sold.

      Other income increased $1,880 in 1998 from 1997. Other income included increases of $1,765 from net securities trading account gains, $1,701 from income on corporate-owned life insurance and $647 from the expiration of covered call option contracts. Gains on sale of non-mortgage loans decreased $1,540, of which $646 related to the May 1997 sale of the credit card portfolio. Gains realized on the sale of foreclosed properties declined by $446 in 1998. Other income increased $7,077 in 1997 compared with 1996. The items with increases over 1996 included income from corporate-owned life insurance, gains on expired covered call option contracts, net securities trading account gains and non-customer ATM access fees. The gain on sale of the credit card portfolio, as discussed above, also contributed to the increase in 1997.

NON-INTEREST EXPENSE

Non-interest expenses increased $33,617, or 16.9%, in 1998. Expenses totaling $37,082 related to the Pinnacle merger and its conversion to the Corporation's systems were recorded in second quarter 1998. Excluding these charges and the $11,089 of merger and related charges incurred in third quarter 1997 by Pinnacle, non-interest expenses increased $7,624, or 4.1%, from 1997. Non-interest expenses increased 3.6% from 1996 to 1997. Expenses in 1996 included a SAIF recapitalization charge of $10,963. Excluding these charges, 1997 non-interest expenses increased $6,793, or 3.8%.

     Non-Interest Expense

                                                                                                 Change from Prior Year
                                                             Amount                            1998                  1997
                                                  1998        1997        1996         AMOUNT        %        Amount       %
      -----------------------------------------------------------------------------------------------------------------------
      Salaries and employee benefits         $ 111,079   $ 103,025   $  90,394       $  8,054      7.8%     $ 12,631    14.0%
      Equipment                                 17,325      10,950      10,147          6,375     58.2           803     7.9
      Data processing and other services        16,830      17,240      14,064           (410)    (2.4)        3,176    22.6
      Occupancy                                 16,420      13,417      12,983          3,003     22.4           434     3.3
      Professional fees                         15,888       8,718       5,966          7,170     82.2         2,752    46.1
      Advertising and promotion                  7,380       6,532       6,734            848     13.0          (202)   (3.0)
      Printing and supplies                      5,740       5,043       5,157            697     13.8          (114)   (2.2)
      Postage and freight                        5,330       4,885       4,725            445      9.1           160     3.4
      Telecommunication                          5,102       4,355       3,978            747     17.2           377     9.5
      Amortization of intangible assets          4,698       4,481       4,250            217      4.8           231     5.4
      SAIF assessment                                                   10,963                               (10,963)
      Other                                     26,684      20,213      22,579          6,471     32.0        (2,366)   10.5)
                                             --------------------------------------------------------------------------------
          Total non-interest expense         $ 232,476   $ 198,859   $ 191,940       $ 33,617     16.9%     $  6,919     3.6%
                                             ================================================================================

      The largest category of non-interest expense relates to salaries and employee benefits. Excluding severance payments recorded at Pinnacle in 1998 and 1997 of $10,501 and $4,632, respectively, salaries and employee benefits increased $2,185, or 2.2%, in 1998. Excluding the severance payments, salaries and employee benefits accounted for 51.5% of total non-interest expense adjusted for merger and related charges. This compares to 52.4% and 49.9% for 1997 and 1996, respectively, excluding merger and SAIF charges. Incentive compensation decreased $707 to $9,070 in 1998 and represented 9.0% of salaries and employee benefits expense compared to 9.9% in 1997. The Corporation continues to emphasize performance-based awards tied to net income per share and product sales. Salaries, excluding severance, increased $2,228 in 1998, due to normal merit increases and the purchase of Wedgewood Partners effective January 1, 1998. Salaries and benefits expense in 1997, excluding severance, increased 8.8% to $98,393 from 1996 due primarily to increased incentive commissions resulting from additional sales activity and the May 1996 acquisitions where prior periods were not restated.

                                                        CNB BANCSHARES, INC.  25

      Equipment expenses increased 58.2% in 1998 compared to 1997. Charges to write-down equipment not needed after Pinnacle's conversion to the Corporation's data processing systems in 1998, to its fair value, amounted to $5,488. Equipment expenses excluding those charges increased $887, or 8.1%, due to the operation of an additional non-bank subsidiary and additional banking offices. Equipment expenses increased 7.9% in 1997. A full year of expenses was incurred in 1997 for facilities acquired in May 1996.

      Data processing and other services decreased 2.4% in 1998. Excluding the Pinnacle conversion costs incurred in both 1998 and 1997, data processing and other services remained flat at $15,282 compared to $15,286 in 1997. Increased expenses for brokerage clearings at Wedgewood, which was acquired in 1998, offset reduced credit card processing fees due to the 1997 sale of the credit card portfolio, as discussed earlier. The outsourced operation of most data processing activities has permitted the Corporation to process the increased transaction volumes of acquired institutions and internally-generated growth with minimal incremental cost. Data processing expenses, excluding merger charges, increased 8.7% in 1997 compared to 1996 due to increased business activity.

      Occupancy expenses increased $3,003 in 1998. Office closures and write-downs associated with the Pinnacle merger accounted for $1,781 of the increase. When those charges are excluded, 1998 occupancy expenses increased $1,222, or 9.1%, due to additional facilities being operated. Occupancy expenses increased $434, or 3.3%, in 1997.

      Professional fees increased $7,170 in 1998 compared to 1997. Included in 1998 and 1997 were $8,153 and $1,779, respectively, of legal, accounting and investment banker fees in connection with the 1998 merger of Pinnacle with the Corporation and 1997 mergers at Pinnacle. Professional fees excluding those expenses increased $796, or 11.5%, due to increases in legal fees, expenses associated with potential mergers and outsourced staff functions. Professional fees increased in 1997, after excluding the charges associated with mergers, by $973, or 16.3%. The 1997 increase was due to increased outsourced staff functions and consulting expenses incurred by Pinnacle following their 1997 mergers.

      Advertising and promotion expense increased to $7,380 in 1998 due to increased marketing efforts primarily related to checking account promotions. Expenses for advertising and promotion in 1997 were reduced 3.0% as management chose not to offer any significant credit card solicitations during 1997 in light of the pending sale of its portfolio.

      Printing and supplies increased $697, or 13.8%, in 1998 over 1997. Expenses related to the Pinnacle merger accounted for $405 of the increase. An increase of 5.8% would have been realized excluding those merger and related charges. Printing and supplies for 1997 declined 2.2% due to cost containment efforts.

      Postage and freight and telecommunication expenses increased 9.1% and 17.2%, respectively, in 1998 over 1997. The increases are due to additional communication needed with recently completed acquisitions, the expanded distance in the Corporation's branch network and higher levels of business activity. The increases in postage and freight and telecommunication expenses in 1997 were generally due to higher levels of business activity when compared to 1996.

      Amortization of intangible assets increased 4.8% and 5.4% in 1998 and 1997, respectively. The purchase of Wedgewood Partners in January 1998 and the 1997 full year effect of purchase acquisitions closed in May 1996 account for the increases. Goodwill resulting from these acquisitions totaled $2.3 million and $6.4 million, respectively, and is being amortized on a straight-line basis over periods not exceeding 15 years.

      Other expenses increased 32.0%, or $6,471 in 1998. Excluding charges associated with the 1998 Pinnacle merger and mergers at Pinnacle in 1997 of $9,018 and $2,724, respectively, other expenses increased by $177, or 1.0%. FDIC assessments, travel and foreclosed property expenses increased from 1997 while directors fees, subscriptions and ceding fees and policy reserves for the Corporation's reassurance company all decreased from 1997. Other expenses, excluding the merger charges recorded by Pinnacle, were lower in 1997 over 1996 by 22.5%. This relates to the charges recorded in 1996 for the closure of five offices, equipment write-offs and other operational charges taken.

26   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

INCOME TAXES

Income tax expense for 1998 was $35,056 compared to $30,906 in 1997 and $27,013 in 1996. The effective tax rate increased to 35.1% in 1998 from 34.0% and 33.5% in 1997 and 1996, respectively. The effective tax rate was higher in 1998 due to the non-deductibility of various Pinnacle merger expenses. Excluding the effects of the merger and related charges, the effective tax rate in 1998 would have been 32.7%. The decline in the effective tax rate is attributable to an increase in income from tax exempt sources, including municipal investments and corporate-owned life insurance. Tax exempt interest income increased by $6,223 in 1998 as additional investments in municipal securities were made. In addition, investments in corporate-owned life insurance policies on certain officers generated $1,701 of additional tax exempt income in 1998 compared with 1997.

      Quarterly Results of Operations

                                                                Mar. 31          June 30         Sept. 30          Dec. 31
      ---------------------------------------------------------------------------------------------------------------------
      1998
      Net interest income                                      $ 57,115         $ 54,042         $ 62,796         $ 62,311
      Provision for loan losses                                   3,316            1,761            1,844            3,717
      Net securities gains                                          633              590              480              423
      Non-interest income                                        22,168           25,663           27,419           29,358
      Non-interest expense                                       47,886           84,992           50,235           49,363
                                                               ------------------------------------------------------------
      Income (loss) before income taxes                          28,714           (6,458)          38,616           39,012
      Income taxes                                                9,133              423           12,773           12,727
      Distribution pertaining to guaranteed preferred
       beneficial interests in the Corporation's
       convertible subordinated debentures                                           132            1,563            1,562
                                                               ------------------------------------------------------------
         Net income (loss)                                     $ 19,581         $ (7,013)        $ 24,280         $ 24,723
                                                               ============================================================
      Net income (loss) per share:
         Basic                                                 $    .56         $   (.21)        $    .68         $    .69
                                                               ============================================================
         Diluted                                               $    .55         $   (.21)        $    .66         $    .67
                                                               ============================================================
      1997
      Net interest income                                      $ 56,288         $ 58,056         $ 58,318         $ 59,883
      Provision for loan losses                                   3,563            4,086           13,425            3,812
      Net securities gains                                          383              359              648              732
      Non-interest income                                        17,593           19,262           21,316           21,687
      Non-interest expense                                       44,035           46,058           57,576           51,190
                                                               ------------------------------------------------------------
      Income before income taxes                                 26,666           27,533            9,281           27,300
      Income taxes                                                9,118            9,512            3,613            8,663
                                                               ------------------------------------------------------------
         Net income                                            $ 17,548         $ 18,021         $  5,668         $ 18,637
                                                               ============================================================
      Net income per share:
         Basic                                                 $    .50         $    .52         $    .16         $    .53
                                                               ============================================================
         Diluted                                               $    .49         $    .51         $    .16         $    .53
                                                               ============================================================

      Notes: Quarter ended June 30, 1998, includes merger and related charges of $30,214, net of tax, or $.85 per diluted share.
             Quarter ended September 30, 1997, includes merger and related charges of $13,994, net of tax, or $.40 per diluted share.

                                                      CNB BANCSHARES, INC.  27

FINANCIAL CONDITION

The financial condition of the Corporation at December 31, 1998, is presented in the comparative balance sheet of the consolidated financial statements. The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, liquidity and interest rate sensitivity.

LOANS

Loans at December 31, 1998, decreased $96,178 to $3,891,269 compared to $3,987,447 at the previous year-end. The Corporation continued to reduce its residential mortgage portfolio by selling or securitizing most new production. Additionally, management reclassified $96,462 of SBA loans purchased by Pinnacle to held for sale in June 1998. These loans, previously included as commercial and industrial, have prepayment risk and do not meet the Corporation's loan and investment strategies. At December 31, 1998, $23,560 of the SBA loans remained in loans held for sale. Growth was experienced in all loan categories during 1998 except for residential mortgage loans. Average loans, excluding residential mortgage loans, were $2,774,552 during 1998, which represented a 12.2% increase from 1997.

     Commercial loans at December 31, 1998, were $1,344,110 and accounted for 34.5% of the loan portfolio compared with $1,281,143, or 32.1% of total loans, at December 31, 1997. Excluding the reclassification of the purchased SBA loans to held for sale as previously discussed, commercial loans increased $159,429, or 13.5%.

      Real estate mortgage loans, including residential, commercial and agricultural loans secured by real estate and construction loans, decreased $233,132 from 1997 and accounted for 40.3% of the total loan portfolio at December 31, 1998. Residential mortgage loan balances decreased $304,331 from December 31, 1997, to year-end 1998. Residential mortgage loans were 25.1% of total loans at December 31, 1998, as compared to 32.1% at December 31, 1997. The aggregate of commercial and agricultural mortgage and construction loans represented 15.2% of total loans at year-end 1998 as compared to 13.0% at the end of last year. Demand for new residential mortgage loans remained strong throughout 1998, but the Corporation sold a significant portion of that production in addition to approximately $100 million of Pinnacle loans to reduce its long-term interest rate exposure and prepayment risk along with generating fee income. The Corporation originated $731 million of residential mortgages in 1998 with loan sales and securitizations of $713 million. While the Corporation may sell certain loans, servicing rights are generally retained. At December 31, 1998, $1,090,044 of residential mortgage loans originated by the Corporation and subsequently sold in the secondary market were being serviced. The Corporation had capitalized servicing rights of $7,485 relating to $783,037 of those loans.

      Consumer loans, which include installment and home equity loans, increased 7.9% to $939,566 at December 31, 1998. Indirect installment loan balances increased $68,130, or 27.1%, during 1998 to $319,610 due to increased indirect automobile loan originations. Home equity and other revolving lines of credit outstandings increased $4,997 during 1998, which represented an increase of 2.9% over 1997. All other installment loans at December 31, 1998, had decreased $4,192, or .9%, from December 31, 1997.

      The Corporation's loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, highly-leveraged transactions nor any concentrations to borrowers engaged in the same or similar industries that exceed 10% of total loans.

                           [BAR GRAPH APPEARS HERE]

               Loans Excluding Residential Real Estate at Year-end
                                  (in millions)

                                    1994 $1,803
                                    1995 $2,070
                                    1996 $2,416
                                    1997 $2,707
                                    1998 $2,915

                           [BAR GRAPH APPEARS HERE]

                                 Average Assets
                                  (in millions)

                       As Originally Reported  As Restated

               1994            $2,497             $4,500
               1995            $3,530             $5,027
               1996            $3,833             $5,875
               1997            $4,317             $6,461
               1998            $6,681

28   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      LOANS OUTSTANDING AT DECEMBER 31,
                                                   1998           1997            1996             1995            1994
      ---------------------------------------------------------------------------------------------------------------------
      Commercial, industrial and
       agricultural production               $  1,344,110     $ 1,281,143     $ 1,176,172     $    987,115     $   510,851
      Tax exempt                                   40,122          35,070          31,442           27,701          31,682
      Real estate mortgage:
         Commercial and agricultural              435,129         389,761         293,281          232,841         500,304
         Construction                             155,756         129,925          85,382           58,054          80,351
         Residential                              976,586       1,280,917       1,274,516        1,156,981       1,278,127
      Consumer                                    939,566         870,631         830,151          764,540         679,999
                                             ------------------------------------------------------------------------------
               Total                         $  3,891,269     $ 3,987,447     $ 3,690,944     $  3,227,232     $ 3,081,314
                                             ==============================================================================

      Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans from real estate mortgage loans at December 31, 1995. Prior year's balances have not been reclassified.

      LOAN MATURITIES AT DECEMBER 31, 1998
                                                                  Within           1-5            Over 5
                                                                  1 Year          Years            Years          Total
      ---------------------------------------------------------------------------------------------------------------------
      Commercial, industrial, agricultural
       production and tax exempt                              $   702,125     $   417,091     $    265,016     $ 1,384,232
      Real estate mortgage                                        514,477         706,832          346,162       1,567,471
      Consumer                                                    251,371         534,093          154,102         939,566
                                                              -------------------------------------------------------------
               Total                                          $ 1,467,973     $ 1,658,016     $    765,280     $ 3,891,269
                                                              =============================================================

      Of the loans with maturities of over one year, $1,132,579 had floating interest rates and the remainder had fixed interest rates.


RISK MANAGEMENT AND ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses is maintained at a level considered adequate by management to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management includes the use of a model maintained by the Corporation's loan review function. The model calculates reserves for specific loan categories classified as "criticized" and for all remaining loans in the portfolio. The model utilizes historical loss ratios updated annually, based on a rolling three years of actual loss experience for "criticized" loans, and updated quarterly based on the actual loss experience over the previous eight quarters for remaining loans. Also considered are changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, expected cash flows or the observable market price of the loans or the fair value of the collateral for impaired loans. Further adjustments may be made relative to the financial condition of specific borrowers and current economic conditions.

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

      The allowance for loan losses at December 31, 1998, was $56,271, or 1.45% of loans, compared to $55,223, or 1.38% of loans, at the end of 1997. The increased allowance ratio was driven by changes in the mix of loans in the Corporation's portfolio and by applying

                                                       CNB BANCSHARES, INC.  29


the Corporation's more stringent credit risk policy to the loans acquired in the Pinnacle merger. As previously discussed, the Corporation has reduced its residential mortgage portfolio. The commercial, consumer and real estate loans, other than residential, now represent a higher percentage of the overall portfolio. These loans generally produce higher yields but require higher reserve levels due to their inherent risk profile. The allowance to loans ratio was 1.45% at December 31, 1998, versus 1.38% at December 31, 1997.

      The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The 1998 provision was reduced by $14,248 to $10,638 from $24,886 in 1997 when companies acquired by Pinnacle increased reserves to conform to Pinnacle's policy for credit risk. Lower charge-offs in 1998 also contributed to a lower provision in 1998. Net charge-offs to average loans decreased to .30% in 1998 from .42% in 1997. Net charge-offs in the commercial, real estate and consumer loan portfolios decreased in 1998. The decline in commercial and real estate loan charge-offs were in part due to the increased charge-offs in fourth quarter 1997 at Pinnacle on loans where specific reserves had been established in third quarter 1997. Consumer loan net charge-offs were down in 1998 due in part to the May 1997 sale of the credit card portfolio and improved efforts in the collection of past due and previously charged-off loans. The allowance for loan losses equaled 161% and 197% of total non-performing loans at December 31, 1998 and 1997, respectively.

      A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the years indicated follow.

                           [BAR GRAPH APPEARS HERE]

    Non-performing Loans and Allowance for Loan Losses To Loans at Year-end

                                 Non-Performing Loans     Allowance to Loans
                                 --------------------     -------------------
                         1994            .65%                    1.33%
                         1995           1.00%                    1.34%
                         1996            .91%                    1.25%
                         1997            .70%                    1.38%
                         1998            .90%                    1.45%





      Summary of Loan Loss Experience

                                                                 1998         1997        1996         1995         1994
     ---------------------------------------------------------------------------------------------------------------------
      Allowance for loan losses
         Balance at January 1,                                 $ 55,223     $ 46,171     $ 43,259    $ 40,889     $ 35,208
         Allowance of subsidiaries at acquisition date            2,140                     1,872       2,624        1,773
         Adjustment to conform year-ends                                         501                                   561
         Loan charge-offs:
             Commercial, agricultural and tax exempt              6,598        7,212        5,320       3,156        2,014
             Real estate mortgage                                 2,058        3,491        1,192         258          584
             Consumer                                             7,657        8,999        9,837       7,661        3,909
                                                               -----------------------------------------------------------
                 Total charge-offs                               16,313       19,702       16,349      11,075        6,507
                                                               -----------------------------------------------------------
         Loan recoveries:
             Commercial, agricultural and tax exempt              2,078        1,487        2,049       1,117          932
             Real estate mortgage                                   289          231          621         160          259
             Consumer                                             2,216        1,649        1,436       1,195        1,125
                                                               -----------------------------------------------------------
                 Total recoveries                                 4,583        3,367        4,106       2,472        2,316
                                                               -----------------------------------------------------------
      Net charge-offs                                            11,730       16,335       12,243       8,603        4,191
                                                               -----------------------------------------------------------
      Provision for loan losses                                  10,638       24,886       13,283       8,349        7,538
                                                               -----------------------------------------------------------
      Balance at December 31,                                  $ 56,271     $ 55,223     $ 46,171    $ 43,259     $ 40,889
                                                               -----------------------------------------------------------
      Ratio of net charge-offs to average
       loans outstanding                                            .30%         .42%         .36%        .27%         .15%
                                                               -----------------------------------------------------------
      Ratio of provision for loan losses to
       average loans outstanding                                    .27          .65          .39         .26          .27
                                                               -----------------------------------------------------------
      Ratio of allowance for loan losses to
       total loans outstanding at year-end                         1.45         1.38         1.25        1.34         1.33
                                                               -----------------------------------------------------------

30  CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

      Management's Allocation of Allowance for Loan Losses

                                                    Amount                                      % of Loans to Total
                               1998       1997       1996       1995       1994         1998    1997    1996   1995   1994
      ----------------------------------------------------------------------------------------------------------------------
      Commercial,
       agricultural
       and tax exempt        $ 24,542   $ 23,520   $ 22,528   $ 18,885   $ 15,650        36%     33%    33%     31%     18%
      Real estate mortgage     13,183     10,996      9,461     11,280     11,798        40      45     45      45      60
      Consumer                 15,575     17,148     12,383     11,125     11,524        24      22     22      24      22
      Unallocated               2,971      3,559      1,799      1,969      1,917
                             -----------------------------------------------------------------------------------------------
          Total              $ 56,271   $ 55,223   $ 46,171   $ 43,259   $ 40,889       100%    100%   100%    100%    100%
                             ===============================================================================================

      Note: Owner-occupied commercial real estate loans were reclassified to commercial, industrial and agricultural production loans from real estate mortgage loans at December 31, 1995. Prior year's balances have not been reclassified.

      Risk assets consist of loans on nonaccrual status, loans classified as troubled debt restructurings, foreclosed properties and loans 90 days or more past due but continuing to accrue interest. Although these assets have more than a normal risk of loss, they will not necessarily result in a higher level of losses in the future. As illustrated in the following table, which presents risk assets for the past five years, non-performing loans at December 31, 1998, increased by $6,990 from December 31, 1997. The increase is generally due to management's continuing review of "criticized" loans and placing on nonaccrual status several smaller loans acquired with the Pinnacle merger. In addition to the loans classified as non-performing, there were other loans totaling $20,820 at December 31, 1998, where the borrowers were experiencing difficulties and management was closely monitoring the borrowers' abilities to comply with payment terms. However, conditions at this time do not warrant their classification as non-performing loans. Management is not aware of any loans that have not been disclosed that represent or result from trends or uncertainties which may have a material impact on the Corporation's future operating results, liquidity or capital resources.

      Asset Quality at December 31,
                                                                  1998        1997         1996        1995         1994
      ---------------------------------------------------------------------------------------------------------------------
      Nonaccrual:
         Commercial, agricultural and tax exempt                $ 13,679     $ 12,801    $ 18,177    $  17,988    $  8,189
         Real estate mortgage                                     16,918       12,115      11,439        9,213       7,694
         Consumer                                                  3,426        1,657       2,022        3,269       2,020
                                                               -----------------------------------------------------------
            Total nonaccrual                                      34,023       26,573      31,638       30,470      17,903
      Restructured:
         Commercial, agricultural and tax exempt                     768          837         657          479         892
         Real estate mortgage                                        173          564       1,242        1,284       1,113
         Consumer                                                                              42            5           5
                                                               -----------------------------------------------------------
            Total restructured                                       941        1,401       1,941        1,768       2,010
                                                               -----------------------------------------------------------
            Total non-performing loans                            34,964       27,974      33,579       32,238      19,913
      Foreclosed properties                                        3,769        6,703       6,874        7,627      10,052
                                                               -----------------------------------------------------------
            Total non-performing assets                           38,733       34,677      40,453       39,865      29,965
      90 days or more past due and accruing:
         Commercial, agricultural and tax exempt                   2,446        2,372       2,140        1,116         659
         Real estate mortgage                                      3,814        5,427       5,935        3,075       2,397
         Consumer                                                  1,404        1,683       1,883          802       1,339
                                                               -----------------------------------------------------------
           Total 90 days or more past due and accruing            7,664        9,482       9,958        4,993       4,395
                                                               -----------------------------------------------------------
           Total risk assets                                   $ 46,397     $ 44,159    $ 50,411    $  44,858    $ 34,360
                                                               ===========================================================
           Non-performing loans to loans                            .90%         .70%        .91%        1.00%        .65%
                                                               ===========================================================
           Non-performing assets to loan-related assets             .99          .87        1.09         1.23         .97
                                                               ===========================================================
           Risk assets to loan-related assets                      1.19         1.11        1.36         1.39        1.11
                                                               ===========================================================

                                                       CNB BANCSHARES, INC    31

Investment Securities

Investment securities represented 36.0% of average earning assets in both 1998 and 1997. The portfolio has continued to shift toward investments in mortgage-backed securities which are predominantly underwritten to the standards of, and guaranteed by, government sponsored agencies. These securities generally yield 70-100 basis points more than comparable U.S. Treasury securities but differ from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. Prepayment rates generally can be expected to increase during periods of lower interest rates as some of the underlying mortgages are refinanced at lower rates. Conversely, the average lives of these securities generally are extended as interest rates increase. Mortgage-backed securities represented 72.3% and 67.0% of total investment securities at December 31, 1998 and 1997, respectively. The estimated average lives of these securities and the overall portfolio were 4.2 years and 5.5 years, respectively, at December 31, 1998, based on current prepayment expectations. Additional state and municipal securities were also purchased in 1997 and 1998 due to their higher tax equivalent yields. At December 31, 1998, state and municipal securities represented 18.8% of total investment securities compared to 12.8% one year prior.

      On December 31, 1998, in order to provide for more effective asset/liability management, the entire held to maturity securities portfolio was transferred to available for sale. The held to maturity portfolio had an amortized cost of $191,658 and a fair value of $198,685 at the date of transfer. The unrealized gain of $7,027 is included, net of tax, in accumulated other comprehensive income. While management no longer has the positive intent to hold such transferred securities to their maturity date, at December 31, 1998, there were no immediate plans to sell any of the transferred securities.

Investment Securities Available For Sale at December 31,

                                                                                    1998            1997           1996
      --------------------------------------------------------------------------------------------------------------------
      U.S. Treasury                                                            $     19,972    $    25,456     $    25,372
      Federal agencies:
           Bonds and notes                                                          111,925        334,483         397,876
           Mortgage-backed securities                                             1,832,263      1,184,564       1,149,041
      Collateralized mortgage obligations                                            41,521        119,425         178,494
      State and municipal                                                           487,742        130,039          81,148
      Other securities                                                               98,697         60,058          61,427
                                                                               -------------------------------------------
               Total                                                           $  2,592,120    $ 1,854,025     $ 1,893,358
                                                                               ===========================================

Investment Securities Held to Maturity at December 31,

                                                                                                   1997           1996
      --------------------------------------------------------------------------------------------------------------------
      Federal agencies:
           Bonds and notes                                                                                     $     3,000
           Mortgage-backed securities                                                          $    68,867          86,410
      Collateralized mortgage obligations                                                           24,535          29,989
      State and municipal                                                                          137,501         140,199
      Other securities                                                                                               2,789
                                                                                               ---------------------------
               Total                                                                           $   230,903     $   262,387
                                                                                               ===========================

32   CNB BANCSHARES, INC

MANAGEMENT'S DISCUSSION AND ANALYSIS


Sources of Funds

The Corporation relies on customers' deposits, securities sold under repurchase agreements, federal funds purchased and other borrowed funds along with shareholders' equity to fund its earning assets. Additionally, the Corporation raised $172,500 in 1998 by issuing trust preferred securities as discussed in
Note 9 to the Consolidated Financial Statements. Proceeds were used to reduce long-term debt by $45,000 and the remainder was invested in securities available for sale.

      Average total deposits increased 4.0% to $4,724,775 in 1998 compared to 1997. Average non-interest bearing checking deposits increased 17.1% in 1998 while interest bearing deposits grew 2.6% in 1998. Those interest bearing products showing increases in 1998 were interest bearing checking, 5.0%, and money market savings, 34.6%. The increases in non-interest bearing checking and interest bearing checking deposits were the result of a corporate-wide campaign targeting those products. During 1998, customers' preferences shifted to money market savings accounts from savings accounts and certificates of deposit due to a flat yield curve and as a result of the Corporation offering very competitive pricing on these products.


                           [BAR GRAPH APPEARS HERE]

                                AVERAGE DEPOSITS
                                  (IN MILLIONS)



                                  1994 $3,618
                                  1995 $3,820
                                  1996 $4,367
                                  1997 $4,544
                                  1998 $4,725


      Average Deposits

                                                           1998                      1997                     1996
                                                     Amount        Rate         Amount      Rate         Amount     Rate
      ------------------------------------------------------------------------------------------------------------------
      Non-interest bearing checking               $    491,981               $   420,098              $   407,450
      Interest bearing checking                        556,250    1.32%          529,885   1.84%          533,995   2.19%
      Money market savings                             697,443    4.46           518,281   4.43           445,650   3.98
      Other savings                                    471,255    2.48           535,728   2.76           547,015   2.58
      Certificates of deposit and other time         2,507,846    5.56         2,539,863   5.65         2,433,066   5.66
                                                  ------------               -----------              -----------
               Total                              $  4,724,775    4.01%      $ 4,543,855   4.20%      $ 4,367,176   4.15%
                                                  ======================================================================

      Maturities of Certificates of Deposit of $100 or More at December 31,

                                                             1998               1997
      -------------------------------------------------------------------------------
      3 months or less                                   $  262,365         $ 211,683
      3-6 months                                             62,071            43,292
      6-12 months                                            32,299            40,673
      Over 12 months                                         14,514            14,361
                                                         ----------------------------
               Total                                     $  371,249         $ 310,009
                                                         ============================

                                                        CNB BANCSHARES, INC. 33

      Securities sold under repurchase agreements are acquired in national markets as well as from the Corporation's commercial customers as a part of a cash management service. Repurchase agreements generally provide the Corporation with a lower interest cost than similar sources of funds and were $697,960 at December 31, 1998, compared to $586,855 at year-end 1997. A portion of these repurchase agreements, acquired to fund certain fixed rate earning assets, are being hedged by interest rate swaps. Securities sold under repurchase agreements averaged $546,660 in 1998 compared to $640,425 in 1997.

      Federal funds purchased and other short-term borrowings increased $11,611 to $105,831 at December 31, 1998. At December 31, 1998, the Corporation had $99,370 of federal funds purchased, which represent funds acquired overnight from other financial institutions. Other short-term borrowings, principally U.S. Treasury demand notes, totaled $6,461 at December 31, 1998, a decrease of $30,379. These demand notes are subject to call by the Federal Reserve and carry a variable interest rate.

      Long-term debt totaled $626,759 at December 31, 1998, which represented a decrease of $99,899 from one year earlier. Advances from the Federal Home Loan Bank accounted for $614,201 of the long term debt total and continue to provide a flexible and relatively inexpensive source of funds. The Corporation expects to continue utilizing the FHLB as a core funding source for its subsidiary bank.

CAPITAL RESOURCES

The Corporation continues to maintain a strong capital position which supports its current needs and provides a sound foundation to support further expansion. At December 31, 1998, shareholders' equity had increased to $527,046. The amount of net earnings retained after the payment of cash dividends was $32,811 for 1998 compared to $30,988 in the prior year. The dividend payout ratio was 47% in 1998 compared to 48% in 1997 and was higher than the 30% to 40% range normally targeted by the Corporation due to the merger and related charges in both years which reduced net income. The 1998 dividend payout ratio excluding those charges was 31%. Book value per share at year-end 1998 increased to $14.85 from $14.66 one year earlier, an increase of 1.3%. If converted book value, which assumes all stock options and convertible securities are converted into common stock, was $18.33 at year-end compared to $15.09 at December 31, 1997. Shareholders' equity averaged $513,322 during 1998, an increase of 3.0% from 1997.

      In order to maintain its capital position at a desired level, the Corporation maintains a stock repurchase program whereby 5% of its outstanding shares are repurchased annually for specific corporate purposes, including but not limited to an annual stock dividend. During 1998 and 1997, the Corporation repurchased $53,459 and $37,552, respectively, of its common stock under this program.

      As discussed in Note 9 to the Consolidated Financial Statements, the Corporation issued $172,500 of trust preferred securities in 1998. These securities qualify as regulatory capital and are included in the Corporation's Tier 1 capital, total capital and leverage ratios which were 14.8%, 16.0% and 9.3%, respectively, all well above regulatory minimums.

      After adjusting for stock dividends, dividends declared and paid per share were $.90 for 1998, an increase of 9.8% over 1997. The indicated annual dividend rate is currently $.96 per share. Excluding the merger and related charges and SAIF assessment, to allow meaningful comparisons, the Corporation's return on average shareholders' equity was 17.88% for 1998 compared to 14.83% in 1997 and 12.54% in 1996.

                           [BAR GRAPH APPEARS HERE]

                       Book Value Per Share at Year-end

                                              If Converted
                                 Book Value    Book Value*
                                 ----------    -----------
                       1994       $12.35         $12.35
                       1995       $13.75         $13.80
                       1996       $14.10         $14.24
                       1997       $14.66         $15.09
                       1998       $14.85         $18.33

* Assumes all stock options and convertible securities are converted into common stock


                           [BAR GRAPH APPEARS HERE]

                               Cash Dividends Paid
                                   (per share)

                                   1994 $.64
                                   1995 $.67
                                   1996 $.74
                                   1997 $.82
                                   1998 $.90

34  CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

      Liquidity is provided by projecting credit demand and other financial needs and then maintaining sufficient funding sources and assets readily convertible into cash to meet these requirements. The Corporation has provided for its liquidity needs by maintaining adequate balances in money market assets, through growth in core deposits, maturing loans and investments in its securities portfolio and by maintaining various short-term borrowing sources. At December 31, 1998, the Corporation had $459,836, or 6.4%, of total assets in investment securities maturing within one year. In addition, the Corporation had over $174,000 available from unused federal funds purchased agreements and in excess of $460,000 of available borrowing capacity from the Federal Home Loan Bank. Management believes that maturing investment securities and unused borrowing sources will be adequate to meet the liquidity needs for the foreseeable future.

      The Parent Company's liquidity includes its cash and short-term investments and is generally provided by dividends received from its subsidiary bank. Approximately $301,248 was available to the Parent at December 31, 1998, from dividends by its subsidiary bank. Cash dividends received from subsidiaries in 1998 were $42,270 compared to $39,523 in 1997. The Parent Company also has available a $50,000 bank line of credit. At year-end, the entire $50,000 line of credit remained available for future use.

      Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of the Corporation's asset/liability policy is to match rate-adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. The Corporation manages its rate sensitivity position through the use of variable rate loans and by matching funds acquired, having a specific maturity, with loans, securities or money market investments with similar maturities. The Corporation supplements this approach through the use of interest rate swaps to reduce the impact of changing interest rates on its cost to acquire certain variable rate funds. The Corporation employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. A simulation model is used to measure the Corporation's net interest income volatility to changes in the level of interest rates, interest rate spreads, the shape of the yield curve and changing product growth patterns and investment strategies. Results of the simulation model indicate that the Corporation's net interest income would be affected by 1.5% or less should interest rates increase or decrease by up to 200 basis points gradually over twelve months. Additionally, a rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. The following table shows the Corporation's interest rate sensitivity analysis as of December 31, 1998. Interest earning assets and interest bearing liabilities have been distributed based on their repricing opportunities. The maturities of certain investments, loans and deposits have been adjusted based on projected prepayment patterns or historical relationships to changes in market interest rates. The repricing of certain liabilities has been adjusted to reflect the expected benefit of interest rate contracts in place at year-end. Although rate sensitivity gaps constantly change as funds are acquired and invested, the Corporation's positive gap of $23,089 at one year or less as of December 31, 1998, was approximately .3% of total assets. This, in the opinion of management, represented a relatively balanced position. Net interest income at financial institutions with positive gaps tends to increase in periods of rising interest rates and decrease as interest rates fall.

                           [BAR GRAPH APPEARS HERE]

                        Market Capitalization at Year-End
                                  (in millions)

                                      1994 $  409
                                      1995 $  510
                                      1996 $  800
                                      1997 $  983
                                      1998 $1,655

Based on shares outstanding for CNB Bancshares, Inc. only, not restated for poolings of interests.

                                                        CNB BANCSHARES, INC.  35

Static Interest Rate Sensitivity at December 31, 1998

                                                                              Maturing or Repricing
                                             --------------------------------------------------------------------------------------
                                                                                                       Non-Sensitive
                                                1-90          91-180        181 Days      Over 1 Year     and Over
                                                Days           Days         to 1 Year     to 5 Years       5 Years         Total
-----------------------------------------------------------------------------------------------------------------------------------
Assets
   Federal funds sold and
    money market investments                 $    33,912                                                                $    33,912
   Loans held for sale                           107,138                                                                    107,138
   Investment securities available for sale      170,074   $    105,591   $   203,298    $   943,833    $  1,169,324      2,592,120
   Loans                                       1,508,933        288,398       423,171      1,370,080         300,687      3,891,269
   Non-earning assets                                                                                        517,358        517,358
                                             --------------------------------------------------------------------------------------
      Total assets                             1,820,057        393,989       626,469      2,313,913       1,987,369      7,141,797

Liabilities and shareholders' equity
   Interest bearing deposits:
      Interest bearing checking accounts*         72,855                                                     556,436        629,291
      Money market and other savings*            413,763                                                     823,329      1,237,092
      Certificates of deposit and other time     652,314        488,108       540,588        771,221          62,615      2,514,846
                                             --------------------------------------------------------------------------------------
        Total interest bearing deposits        1,138,932        488,108       540,588        771,221       1,442,380      4,381,229
   Securities sold under
    repurchase agreements                        475,006         18,446        12,115         75,393         117,000        697,960
   Federal funds purchased and other
    short-term borrowings                        105,831                                                                    105,831
   Long-term debt                                 36,400                        2,000        419,361         168,998        626,759
   Non-interest bearing deposits*                                                                            577,108        577,108
   Non-interest bearing liabilities,
    guaranteed preferred beneficial
    interests in the Corporation's
    convertible subordinated debentures
    and shareholders' equity                                                                                 752,910        752,910
                                             --------------------------------------------------------------------------------------
      Total liabilities and equity             1,756,169        506,554       554,703      1,265,975       3,058,396    $ 7,141,797
                                             --------------------------------------------------------------------------------------
Interest sensitivity gap                     $    63,888   $   (112,565)  $    71,766    $ 1,047,938    $ (1,071,027)
                                             =======================================================================

Cumulative interest sensitivity gap          $    63,888   $    (48,677)  $    23,089    $ 1,071,027
                                             =======================================================
Cumulative gap as a percentage
of total assets                                       .9%           (.7)%          .3%          15.0%
                                             =======================================================

* The Corporation's experience with interest bearing checking accounts, money market and savings and non-interest bearing deposits has been that, although these deposits are subject to immediate withdrawal or repricing, a portion of the balances has remained relatively constant in periods of both rising and falling rates. Therefore, a portion of these deposits is included in the "Non-Sensitive" category.


YEAR 2000

The Corporation is subject to risks associated with the "Year 2000" issue, a term which refers to uncertainties about the ability of various data processing hardware and software systems to interpret dates correctly after the beginning of the Year 2000. The Corporation began working on its Year 2000 plan in 1996 and formed a Project Committee (Committee) that meets weekly to review the status of the plan. A full-time project leader manages the project while senior management oversees it and regularly reports to the Board of Directors. The Committee has formulated a Comprehensive Year 2000 Plan (Plan) which follows guidelines outlined by the Federal Financial Institutions Examination Council (FFIEC). The FFIEC requires all banks to develop a plan that includes five phases relating to awareness, assessment, renovation, validation and implementation. The Plan establishes a timetable and summarizes each major phase of the project and the estimated costs to renovate and test systems in preparation for the Year 2000.

      The awareness phase included a Corporate-wide campaign to communicate the problem and the potential ramifications to the organization. Concurrent with this phase, the Committee began the assessment phase which included the inventorying of systems that

36   CNB BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

may be impacted. The business use of each inventoried item was then analyzed and prioritized in varying degrees from critical to non-critical, based upon the perceived adverse effect on the financial condition of the Corporation in the event of a loss or interruption in the use of each system. The Corporation has completed the awareness and assessment phases of the project.

      The Corporation has outsourced most critical data processing activities to an industry-known leader who is responsible for modifying its programs to be compliant with Year 2000 processing. However, oversight of the testing of those systems is the responsibility of the Committee. Focusing on these critical systems, the Committee has closely reviewed and monitored the vendor's progress. Year 2000 compliant upgrades to these outsourced critical data processing systems were installed in early November 1998. Other critical systems have also been assessed as to their Year 2000 readiness. These systems have been purchased from other industry-known vendors and are generally used in their standard configuration or with minor modifications. The Committee is closely reviewing and monitoring these systems in addition to reviewing less critical systems as to each vendor's progress and testing. A test lab is being used and systems are being tested in a non-production environment. Certification of Year 2000 compliance for these systems has been received from approximately 90% of all vendors including all those deemed critical. One critical outsourced system, the human resource/payroll system, that was not Year 2000 compliant, has been replaced. Integrated testing on all critical applications will continue through the first quarter of 1999. The review of non-critical systems has begun and is expected to be completed by June 30, 1999. With the renovation phase nearly complete, the validation and implementation phases of all systems will continue and are expected to be completed, for critical systems, by March 31, 1999 and for all remaining systems by June 30, 1999. A system is deemed validated upon completion of an appropriate test plan, contingency plan and system testing of the Year 2000 compliant version without problems.

      The Corporation's overall costs associated with Year 2000 implementation will be reduced due to its outsourcing arrangement previously discussed. However, incremental direct expenses are estimated to total approximately $500 during the 1998-1999 period. Additionally, capital improvements of approximately $5,000 will be accelerated, in part due to Year 2000. The capital improvements include replacing older technology, fully-depreciated personal computers and software, telecommunication systems and the new human resource/payroll system. Implementation of this equipment and software will resolve certain Year 2000 issues and will provide increased or improved functionality and efficiencies. The cost of this equipment and software is expected to be charged to expense over a 36-60 month period commencing first quarter 1999. The aforementioned costs include the salary of the full-time project leader but not the time of management and staff assisting on the project which are estimated to total 6,000 hours from fourth quarter 1998 through 1999. The total cost could vary significantly from those currently estimated due to unforeseen circumstances which could develop in implementing the Plan.

      Concurrent with the development and execution of the Plan is the evolution of the Corporation's Year 2000 Contingency Plan (Contingency Plan). The Contingency Plan addresses a wide variety of issues including: failure of a system during Year 2000 testing, failure of electrical, telecommunication, or water systems, failure of a system during the century date change and liquidity plans. Special considerations have been given to the weekend of the century date change. The Contingency Plan is intended to be a changing document based on the ongoing results of the project and is updated on a regular basis.

      The Corporation is also completing an assessment of Year 2000 risks relating to its lines of business separate from its dependence on data processing. This assessment includes public seminars and a review of larger commercial customers to ascertain their overall preparedness for Year 2000. The process requires lending and other bank officers to meet with their customers to review and assess their overall preparedness. The failure of a commercial customer to prepare adequately for Year 2000 could have a significant adverse effect on such customer's operations and profitability and inhibit its ability to repay loans in accordance with their terms or require the use of its deposited funds. While the process of evaluating the potential adverse effects of Year 2000 risks on these customers is substantially complete, it is not possible to quantify the overall potential effect to the Corporation.

      The Plan also includes provisions which address the Year 2000 compliance of environmental systems, which include items such as elevators, security systems and heating and air conditioning systems. No significant business risks have been revealed regarding these types of systems. Additional investigation is scheduled for first quarter 1999.

      The risks associated with the Year 2000 issue can be grouped into two categories. The first is the risk that the Corporation will not ready its systems for the century date change. The second is the risk of disruption of the Corporation's operations due to an operational failure of a third party. The first category includes those risks that are largely under the Corporation's control. As stated above, the Corporation has and continues to take significant steps to correct any Year 2000 related issues. Management believes the risk of any internal critical system not being Year 2000 ready is low.

      The second risk category is largely outside of the Corporation's control. The Corporation would be most seriously affected if Year 2000 failures of others caused basic services such as electrical power, telecommunications or government agencies to be disrupted. Although the preparation of such providers has been reviewed, there can be no assurance that Year 2000 failures of third parties will not have a material adverse impact on the Corporation.

                                                        CNB BANCSHARES, INC.  37

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS (1)
(IN THOUSANDS ON FULLY TAXABLE EQUIVALENT BASIS)

                                                      1998                           1997                            1996
                                      ----------------------------------------------------------------------------------------------
                                        Average                Average   Average              Average    Average             Average
                                       Balances     Interest    Rates   Balances   Interest    Rates    Balances   Interest   Rates
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold and other
  short-term investments              $    18,796  $     841   4.47%   $   23,446  $  1,329   5.67%   $   57,110   $   3,356   5.88%
Loans held for sale                        91,400      6,735   7.37        15,795     1,274   8.07        57,809       4,661   8.06
Investment securities:
  Taxable                               1,882,075    125,778   6.68     1,957,123   135,712   6.93     1,776,303     120,516   6.78
  Tax exempt (2)                          361,356     27,783   7.69       228,457    18,256   7.99       174,462      14,362   8.23
                                      ----------------------------------------------------------------------------------------------
    TOTAL INVESTMENT SECURITIES         2,243,431    153,561   6.84     2,185,580   153,968   7.04     1,950,765     134,878   6.91
Loans: (3), (4)
  Commercial and industrial             1,306,808    116,254   8.90     1,140,563   100,428   8.81     1,002,844      89,713   8.95
  Tax exempt (2)                           35,875      3,299   9.20        34,629     3,323   9.60        30,786       3,263  10.60
  Real estate mortgage                  1,628,924    142,457   8.75     1,834,615   165,752   9.03     1,638,776     138,090   8.43
  Consumer                                898,728     87,262   9.71       842,395    80,458   9.55       776,104      83,174  10.72
                                      ----------------------------------------------------------------------------------------------
    TOTAL LOANS                         3,870,335    349,272   9.02     3,852,202   349,961   9.08     3,448,510     314,240   9.11
                                      ----------------------------------------------------------------------------------------------
    TOTAL EARNING ASSETS                6,223,962    510,409   8.20     6,077,023   506,532   8.34     5,514,194     457,135   8.29
Less: Allowance for loan losses            55,387                          49,929                         44,267
Cash and due from banks                   154,326                         106,098                        130,073
Premises and equipment                    102,841                         101,236                         96,291
Other assets                              255,275                         226,210                        178,809
                                      ----------------------------------------------------------------------------------------------
    TOTAL ASSETS                      $ 6,681,017                      $6,460,638                     $5,875,100
                                      ==============================================================================================

LIABILITIES
Interest bearing deposits:
  Interest bearing checking accounts  $   556,250  $   7,354   1.32%   $  529,885  $  9,732   1.84%   $  533,995   $  11,699   2.19%
  Money market savings accounts           697,443     31,112   4.46       518,281    22,961   4.43       445,650      17,759   3.98
  Other savings accounts                  471,255     11,692   2.48       535,728    14,799   2.76       547,015      14,090   2.58
  Certificates of deposit and
   other time                           2,507,846    139,442   5.56     2,539,863   143,523   5.65     2,433,066     137,681   5.66
                                      ----------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING DEPOSITS     4,232,794    189,600   4.48     4,123,757   191,015   4.63     3,959,726     181,229   4.58
Securities sold under repurchase
 agreements                               546,660     28,457   5.21       640,425    33,793   5.28       440,465      22,526   5.11
Federal funds purchased and
 other short-term borrowings              113,529      6,128   5.40        80,364     4,516   5.62        70,922       3,979   5.61
FHLB advances and other long-term debt    633,711     35,915   5.67       644,685    37,882   5.88       458,603      26,762   5.84
                                      ----------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING LIABILITIES  5,526,694    260,100   4.71     5,489,231   267,206   4.87     4,929,716     234,496   4.76
Non-interest bearing demand deposits      491,981                         420,098                        407,450
Other liabilities                          58,465                          53,046                         56,839
                                      ----------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                   6,077,140                       5,962,375                      5,394,005
Guaranteed preferred beneficial
 interests in the Corporation's con-
 vertible subordinated debentures          90,555
SHAREHOLDERS' EQUITY                      513,322                         498,263                        481,095
                                      ----------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY            $ 6,681,017                      $6,460,638                     $5,875,100
                                      ==============================================================================================
TOTAL DEPOSITS                        $ 4,724,775  $ 189,600   4.01%   $4,543,855  $191,015   4.20%   $4,367,176   $ 181,229   4.15%
                                      ==============================================================================================

RECAP: (5)
Interest income                                    $ 510,409   8.20%               $506,532   8.34%                $ 457,135   8.29%
Interest expense                                     260,100   4.18                 267,206   4.40                   234,496   4.25
                                      ----------------------------------------------------------------------------------------------
     NET INTEREST INCOME/MARGIN                    $ 250,309   4.02%               $239,326   3.94%                $ 222,639   4.04%
                                      ==============================================================================================

(1) Analysis is based on net interest income before accounting conformity charges in 1998, as discussed herein.
(2) Tax exempt securities and loans have been adjusted to a fully tax equivalent basis using a marginal tax rate of 35%.
(3) Nonaccrual loans have been included in the average balances.
(4) Loan income includes interest and fees on loans.
(5) Average rates have been computed by dividing by total earning assets.

38      CNB BANCSHARES, INC.


CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT FOR SHARE DATA)

December 31,                                                                                        1998                1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                                                                     $    193,696         $   160,189
    Federal funds sold and other short-term investments                                               33,912              20,773
                                                                                                --------------------------------
        TOTAL CASH AND CASH EQUIVALENTS                                                              227,608             180,962
    Loans held for sale                                                                              107,138              50,823
    Investment securities available for sale                                                       2,592,120           1,854,025
    Investment securities held to maturity (fair value $236,242 in 1997)                                                 230,903
    Loans                                                                                          3,891,269           3,987,447
    Less: Allowance for loan losses                                                                   56,271              55,223
                                                                                                --------------------------------
        NET LOANS                                                                                  3,834,998           3,932,224
    Premises and equipment                                                                           101,160             104,420
    Interest receivable                                                                               49,475              46,078
    Intangible assets                                                                                 51,185              48,620
    Other assets                                                                                     178,113             148,081
                                                                                                --------------------------------
           TOTAL ASSETS                                                                         $  7,141,797         $ 6,596,136
                                                                                                ================================

LIABILITIES
    Deposits:
        Non-interest bearing                                                                    $    577,108         $   468,438
        Interest bearing                                                                           4,381,229           4,146,624
                                                                                                --------------------------------
           TOTAL DEPOSITS                                                                          4,958,337           4,615,062
    Securities sold under repurchase agreements                                                      697,960             586,855
    Federal funds purchased and other short-term borrowings                                          105,831              94,220
    FHLB advances and other long-term debt                                                           626,759             726,658
    Interest payable and other liabilities                                                            53,364              57,878
                                                                                                --------------------------------
           TOTAL LIABILITIES                                                                       6,442,251           6,080,673

    Guaranteed preferred beneficial interests in the Corporation's
     convertible subordinated debentures                                                             172,500

SHAREHOLDERS' EQUITY
    Common stock, $1 stated value
        Shares authorized: 100,000,000
        Shares issued: 35,482,969 in 1998 and 33,484,443 in 1997                                      35,483              33,484
    Capital surplus                                                                                  396,795             364,987
    Retained earnings                                                                                 83,612             110,343
    Accumulated other comprehensive income - net unrealized
     gains on investment securities available for sale                                                11,156               6,649
                                                                                                --------------------------------
           TOTAL SHAREHOLDERS' EQUITY                                                                527,046             515,463
                                                                                                --------------------------------
           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $  7,141,797         $ 6,596,136
                                                                                                ================================

See notes to consolidated financial statements.

                                                      CNB BANCSHARES, INC.    39


CONSOLIDATED STATEMENT OF INCOME
(IN THOUSANDS, EXCEPT FOR SHARE DATA)

Year Ended December 31,                                                         1998                1997                1996
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
    Loans, including fees:
        Taxable                                                              $   343,092         $   346,638         $   309,627
        Tax exempt                                                                 2,240               2,257               1,867
    Loans held for sale                                                            6,735               1,274               6,557
    Investment securities:
        Taxable                                                                  124,696             135,712             120,516
        Tax exempt                                                                18,781              12,541               9,805
    Federal funds sold and other short-term investments                              841               1,329               3,356
                                                                             ---------------------------------------------------
           Total interest income                                                 496,385             499,751             451,728
                                                                             ---------------------------------------------------
INTEREST EXPENSE
    Deposits                                                                     189,498             191,015             181,229
    Short-term borrowings                                                         34,585              38,309              26,505
    FHLB advances and other long-term debt                                        36,038              37,882              26,762
                                                                             ---------------------------------------------------
           Total interest expense                                                260,121             267,206             234,496
                                                                             ---------------------------------------------------
NET INTEREST INCOME                                                              236,264             232,545             217,232
Provision for loan losses                                                         10,638              24,886              13,283
                                                                             ---------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              225,626             207,659             203,949
                                                                             ---------------------------------------------------
NON-INTEREST INCOME
    Service charges on deposit accounts                                           26,672              19,877              17,088
    Mortgage banking revenue                                                      20,674               9,133              11,083
    Insurance premiums and commissions                                            12,134               9,563               7,916
    Trust and plan administration fees                                            11,489               9,838               7,720
    Non-interest fees on loans                                                     7,753               7,637               7,276
    Investment products fees                                                       6,849               6,653               5,319
    Net securities gains                                                           2,126               2,122               2,204
    Other                                                                         19,037              17,157              10,080
                                                                             ---------------------------------------------------
           Total non-interest income                                             106,734              81,980              68,686
                                                                             ---------------------------------------------------
NON-INTEREST EXPENSE
    Salaries and employee benefits                                               111,079             103,025              90,394
    Equipment                                                                     17,325              10,950              10,147
    Data processing and other services                                            16,830              17,240              14,064
    Occupancy                                                                     16,420              13,417              12,983
    Professional fees                                                             15,888               8,718               5,966
    Advertising and promotion                                                      7,380               6,532               6,734
    Printing and supplies                                                          5,740               5,043               5,157
    Postage and freight                                                            5,330               4,885               4,725
    Telecommunication                                                              5,102               4,355               3,978
    Amortization of intangible assets                                              4,698               4,481               4,250
    SAIF assessment                                                                                                       10,963
    Other                                                                         26,684              20,213              22,579
                                                                             ---------------------------------------------------
           Total non-interest expense                                            232,476             198,859             191,940
                                                                             ---------------------------------------------------
INCOME BEFORE INCOME TAXES                                                        99,884              90,780              80,695
Income taxes                                                                      35,056              30,906              27,013
                                                                             ---------------------------------------------------
                                                                                  64,828              59,874              53,682
Distribution pertaining to guaranteed preferred beneficial interests in
 the Corporation's convertible subordinated debentures, net of tax                 3,257
                                                                             ---------------------------------------------------
NET INCOME                                                                   $    61,571         $    59,874         $    53,682
                                                                             ===================================================
NET INCOME PER SHARE
    Basic                                                                    $      1.74         $      1.71         $      1.54
                                                                             ===================================================
    Diluted                                                                  $      1.73         $      1.69         $      1.52
                                                                             ===================================================
AVERAGE SHARES OUTSTANDING
    Basic                                                                     35,436,807          34,921,287          34,944,271
                                                                             ===================================================
    Diluted                                                                   37,579,130          35,491,544          35,621,175
                                                                             ===================================================

See notes to consolidated financial statements.

40    CNB BANCSHARES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                                      Accumulated Other
                                                         Common Stock           Capital      Retained   Comprehensive
                                                     Shares        Amount       Surplus      Earnings   Income (Loss)    Total
----------------------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1996                          31,049,484     $ 31,049     $ 326,155    $ 112,926     $  5,659    $  475,789
Comprehensive income:
   Net income for 1996                                                                         53,682                     53,682
   Change in unrealized gains/losses on
    investment securities available for sale                                                                (6,867)       (6,867)
                                                                                                                      ----------
    Total comprehensive income                                                                                            46,815
                                                                                                                      ----------
Cash dividends:
   CNB Bancshares - $.74 per share                                                            (15,672)                   (15,672)
   Pooled companies prior to acquisition                                                       (8,942)                    (8,942)
Stock dividend                                        950,040          950        26,553      (27,503)
Issuance of common stock for:
   Dividend reinvestment plan                         127,090          127         3,433                                   3,560
   Stock options exercised                             98,423           98           843                                     941
   Exercise and conversion of stock
    purchase contracts and debentures                 171,655          172         2,466                                   2,638
   Acquisitions                                       499,200          499           900        4,887                      6,286
Purchase and retirement of common stock              (587,822)        (588)      (16,302)                                (16,890)
Other                                                 174,081          175           973                                   1,148
                                                   -----------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1996                        32,482,151       32,482       345,021      119,378       (1,208)      495,673
Comprehensive income:
   Net income for 1997                                                                         59,874                     59,874
   Change in unrealized gains/losses on
    investment securities available for sale                                                                 7,857         7,857
                                                                                                                      ----------
    Total comprehensive income                                                                                            67,731
                                                                                                                      ----------
Cash dividends:
   CNB Bancshares - $.82 per share                                                            (17,624)                   (17,624)
   Pooled companies prior to acquisition                                                      (11,262)                   (11,262)
Stock dividend                                        966,741          967        38,277      (39,244)
Issuance of common stock for:
   Dividend reinvestment plan                          47,185           47         1,769                                   1,816
   Stock options exercised                            549,946          550         8,452                                   9,002
   Exercise and conversion of debentures              350,436          350         5,390                                   5,740
Purchase and retirement of common stock              (908,717)        (909)      (36,643)                                (37,552)
Adjustment to conform year-ends                                                                  (745)                      (745)
Other                                                  (3,299)          (3)        2,721          (34)                     2,684
                                                   -----------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1997                        33,484,443       33,484       364,987      110,343        6,649       515,463
Comprehensive income:
   Net income for 1998                                                                         61,571                     61,571
   Change in unrealized gains/losses on
    investment securities available for sale                                                                 4,507         4,507
                                                                                                                      ----------
    Total comprehensive income                                                                                            66,078
                                                                                                                      ----------
Cash dividends:
   CNB Bancshares - $.90 per share                                                            (25,789)                   (25,789)
   Pooled companies prior to acquisition                                                       (2,971)                    (2,971)
Stock dividend                                      1,712,908        1,713        72,313      (74,026)
Issuance of common stock for:
   Stock options exercised                            222,715          223         4,086                                   4,309
   Acquisitions                                     1,198,742        1,199         5,493       14,484                     21,176
Purchase and retirement of common stock            (1,172,275)      (1,172)      (52,287)                                (53,459)
Other                                                  36,436           36         2,203                                   2,239
                                                   -----------------------------------------------------------------------------
BALANCES, DECEMBER 31, 1998                        35,482,969     $ 35,483     $ 396,795     $ 83,612     $ 11,156    $  527,046
                                                   =============================================================================

See notes to consolidated financial statements.

                                                        CNB BANSHARES, INC.   41


CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

Year Ended December 31,                                                          1998               1997                1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                               $    61,571         $    59,874         $    53,682
   Adjustments to reconcile net income to
    net cash provided by operating activities:
     Depreciation and amortization                                               27,257              18,580              19,026
     Provision for loan losses                                                   10,638              24,886              13,283
     Amortization of premiums and discounts on securities                         7,690               3,558               2,330
     Deferred income tax benefit                                                 (1,787)             (2,978)             (1,876)
     Net securities gains                                                        (2,126)             (2,122)             (2,204)
     Loans originated for sale                                                 (744,573)           (283,760)           (249,733)
     Proceeds from sale of loans                                                785,520             250,879             227,125
     Increase in interest receivable and other assets, net of amortization      (29,459)            (45,522)            (25,173)
     Increase (decrease) in interest payable and other liabilities               (5,158)              2,054               5,072
                                                                            ---------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       109,573              25,449              41,532
                                                                            ---------------------------------------------------
INVESTING ACTIVITIES
   Cash and cash equivalents of subsidiaries acquired, net of purchase price      9,512                                     369
   Principal payments received on investment securities available for sale      968,551             387,595             348,182
   Proceeds from the sale of investment securities available for sale         1,386,982           1,182,086             744,338
   Purchase of investment securities available for sale                      (2,867,077)         (1,504,051)         (1,330,300)
   Principal payments received on investment securities held to maturity         38,874              16,756              19,118
   Purchase of investment securities held to maturity                                                                   (56,277)
   Net (increase) decrease in loans                                             123,971            (319,633)           (426,325)
   Purchase of premises and equipment                                           (12,623)            (17,376)            (13,200)
                                                                            ---------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                          (351,810)           (254,623)           (714,095)
                                                                            ---------------------------------------------------
FINANCING ACTIVITIES
   Net increase in deposits                                                     184,598              20,864             263,886
   Net increase in short-term borrowings                                        118,057              17,914             389,697
   Payment and maturity of long-term debt                                      (412,248)           (162,515)           (170,793)
   Proceeds from long-term borrowings                                           303,886             349,220             191,965
   Proceeds pertaining to guaranteed preferred beneficial interests in
    the Corporation's convertible subordinated debentures                       172,500
   Cash dividends paid                                                          (28,760)            (27,174)            (24,475)
   Proceeds from common stock issued for dividend reinvestment plan                                   1,816               3,560
   Proceeds from exercise of stock options                                        4,309               9,002                 941
   Purchase and retirement of common stock                                      (53,459)            (37,552)            (16,890)
   Other                                                                                                331                 274
                                                                            ---------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                       288,883             171,906             638,165
                                                                            ---------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             46,646             (57,268)            (34,398)
Adjustment to conform year-ends                                                                        (745)
CASH AND CASH EQUIVALENTS AT JANUARY 1,                                         180,962             238,975             273,373
                                                                            ---------------------------------------------------
CASH AND CASH EQUIVALENTS AT DECEMBER 31,                                   $   227,608         $   180,962         $   238,975
                                                                            ===================================================
Supplemental disclosure:
   Cash paid for:
      Interest                                                              $   260,411         $   264,063         $   232,725
      Income taxes                                                               27,069              34,168              24,112
   Non-cash investing and financing activities:
      Common stock issued for acquisitions                                       21,176                                   6,286
      Stock issued in exchange of debentures and equity contracts and
      pursuant to employee benefit plans                                          1,530               6,024               2,882
      Investment securities transferred to available for sale                   191,658
      Loans transferred from portfolio to loans held for sale                    96,462

See notes to consolidated financial statements.

42   CNB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of CNB Bancshares, Inc. (the Corporation) and its subsidiaries conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant policies are described below.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of all material intercompany accounts and transactions. Certain prior year amounts have been reclassified to conform with current classifications.

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

LOANS HELD FOR SALE

Loans held for sale are carried at the lower of aggregate cost or market value. Gains and losses on loans sold are recorded at the time of sale. Servicing fee income subsequent to the sale is included in non-interest income. Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and amortized over the estimated lives of the loans. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

INVESTMENT SECURITIES

Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Other investment securities are classified as trading or available for sale and reported at fair value with unrealized gains and losses included in income or shareholders' equity, net of related taxes, respectively.

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

     Loans are placed on nonaccrual status when the collection of interest becomes doubtful. Interest accrued during the current year and deemed uncollectible is reversed and charged against current income, while uncollectible interest accrued from prior years is charged against the allowance for loan losses. Interest income on nonaccrual loans is then recognized only when collected. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

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

                                                  CNB BANCSHARES, INC.   43

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

INTEREST RATE CONTRACTS

The Corporation reduces the potential impact of changing interest rates on its costs to acquire liabilities that fund certain loans and investments through interest rate contracts, including interest rate swaps (swaps), interest rate caps (caps) and covered call option contracts.

     The net settlements received or paid on swaps are reported as adjustments to interest expense of the related liabilities being hedged. Premiums paid for caps are included in the carrying amounts of those liabilities being hedged. These amounts are amortized as an adjustment to interest expense of the related liabilities on a straight-line method over the contractual terms of the caps. Interest expense is reduced on a current basis as amounts are earned from counterparties when the index rate exceeds the rate contractually specified in the cap agreements.

     Covered call option contracts provide the option buyer with the right to sell to, or purchase from, another party some financial instrument at a stated price on a specified future date. Fees received from the sale of written options are deferred until the option expires, is terminated, or is exercised, at which point the fees are included in current operations.

     Gains or losses on the termination of interest rate contracts used to hedge changes in interest rates are included in the carrying amounts of those liabilities being hedged and are amortized as an adjustment to the yield of the hedged liability over its remaining life. Gains or losses on the early termination of a hedged transaction are included in current operations.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Corporation and its subsidiaries file consolidated income tax returns.

NET INCOME PER SHARE

Basic net income per share has been computed by dividing net income by the weighted average number of common shares outstanding during each period. Diluted net income per share is computed as above, adjusted for the effects of options, convertible subordinated debentures and the Guaranteed Preferred Beneficial Interests in the Corporation's Convertible Subordinated Debentures (trust preferred securities). Diluted net income has been adjusted for the elimination of interest expense, net of tax, on convertible subordinated debentures and distributions on the trust preferred securities, net of tax. Average shares have been increased for the assumed conversion of outstanding options, convertible subordinated debentures and trust preferred securities into common shares. All share data included in the consolidated financial statements has been adjusted for stock dividends.

44   CNB BANCSHARES, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

STOCK OPTION PLANS

On January 1, 1996, the Corporation adopted Financial Accounting Standards Board
(FASB) Statement No. 123, Accounting for Stock-Based Compensation, which permits entities to expense the fair value of stock-based awards, as measured on the date of grant, over their vesting period, or alternatively, provide pro forma net income and pro forma net income per share disclosures for employee stock option grants as if the fair-value-based method defined in FASB No. 123 had been applied. The Corporation has elected to provide the pro forma disclosure provisions of FASB No. 123.

TRUST ASSETS

Assets held by the Corporation's subsidiaries in fiduciary or agency capacity for customers are not included in the Consolidated Financial Statements as such items are not assets of the Corporation or its subsidiaries.


NEW ACCOUNTING STANDARDS

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Corporation has not yet determined the financial impact to its financial condition or results of operations but plans to adopt FASB No. 133 on January 1, 2000.


2. BUSINESS COMBINATIONS

Information relating to mergers accounted for as poolings of interests for the three year period ended December 31, 1998, includes:


                                                                 Merger                     Common                 Assets
                                                                  Date                   Shares Issued            Acquired
---------------------------------------------------------------------------------------------------------------------------
      National Bancorp, Tell City, Indiana                 August 3, 1998                1,143,389              $   190,080*
      Pinnacle Financial Services, Inc., (Pinnacle),
       St. Joseph, Michigan                                April 17, 1998               13,771,974                2,079,447
      BMC Bancshares, Inc., Mt. Carmel, Illinois           February 14, 1997               792,551                  100,041
      DuQuoin Bancorp, Inc., DuQuoin, Illinois             May 17, 1996                    577,886                   84,357*

      * Accounted for as a pooling of interests without restatement of prior periods as the amounts involved were not material to the Corporation's financial condition or results of operations.

     As discussed above, the Corporation acquired Pinnacle on April 17, 1998. The acquisition was accounted for as a pooling of interests. Separate operating results of the Corporation and Pinnacle for the periods prior to the merger were as follows:

                                                                           Three Months             Year Ended
                                                                          Ended March 31,           December 31,
                                                                            1998              1997              1996
-------------------------------------------------------------------------------------------------------------------------------
      Net interest income:
         Corporation                                                        $  39,545        $ 157,996         $ 148,928
         Pinnacle                                                              17,570           74,549            68,304
                                                                            --------------------------------------------
            Combined                                                        $  57,115        $ 232,545         $ 217,232
                                                                            --------------------------------------------
      Net income:
         Corporation                                                        $  13,626        $  49,658         $  37,595
         Pinnacle                                                               5,955           10,216            16,087
                                                                            --------------------------------------------
            Combined                                                        $  19,581        $  59,874         $  53,682
                                                                            ============================================
      Diluted net income per share:
         Corporation                                                        $     .63        $    2.26         $    1.69
         Pinnacle                                                                 .43              .76              1.21
            Combined                                                              .55             1.69              1.52

     The Corporation recorded merger and related charges of $41,346 ($30,214 net of tax) in the second quarter of 1998 in connection with the Pinnacle merger. The charges included accounting conformity adjustments of $4,012 and $252 to net interest income and non-interest income, respectively, and $37,082 of non-interest expenses related to the merger and conversion of Pinnacle to the Corporation's data processing systems and other accounting conformity adjustments. The non-interest expenses were comprised of $10,501 in severance

                                                        CNB BANCSHARES, INC.  45


payments, $7,036 in data processing equipment and conversion expenses, $1,781 in occupancy expense associated with office closures, $8,153 in associated professional fees and $9,611 in other costs and accounting conformity adjustments.

     Direct merger expenses, write-downs of equipment and software to fair value and conformity adjustments totaled $29,994. Reserves of $11,352 were established for anticipated payments related to employment and contract terminations, conversion costs and to resolve reconciling items generated through Pinnacle's 1997 data processing conversions. The data processing conversion to the Corporation's systems was completed during the second quarter of 1998 and most terminations were completed by September 30, 1998. Of the $11,352 in reserves established in the second quarter of 1998, $2,574 remained at December 31, 1998, as certain associates elected to receive severance payments over an extended term. No further adjustment to the Corporation's results of operations is expected and future payments will not have a significant effect on the Corporation's liquidity or capital resources.

     On January 1, 1998, the Corporation issued 115,290 shares of common stock for the acquisition of Wedgewood Partners, Inc., a full service broker/dealer and asset management firm based in St. Louis, Missouri. Goodwill of $2,345 is being amortized on a straight-line basis over 15 years. The acquisition was accounted for under the purchase method of accounting; and, accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the January 1, 1998, transaction date forward.

     On May 31, 1996, the Corporation acquired $11,785 of loans from 12 offices of Money One Credit Company, acquired a portion of the customer base from Evansville Insurance Group and purchased Small Parker & Blossom, Inc., a third party administrator of employee benefit plans. Goodwill resulting from these acquisitions totaled $6,375 and is being amortized on a straight-line basis over periods not exceeding 15 years. These acquisitions were accounted for under the purchase method of accounting; and, accordingly, the consolidated financial statements include the assets and liabilities and results of operations from the May 31, 1996, transaction date forward.

     On December 31, 1998, the Corporation combined the charters of its eight subsidiary banks into one Michigan state bank charter under the name of Citizens Bank of MidAmerica.


3. INVESTMENT SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

                                                                                 Gross         Gross
                                                                Amortized      Unrealized    Unrealized         Fair
                                                                 Cost            Gains        Losses           Value
-------------------------------------------------------------------------------------------------------------------------
Available for Sale at December 31, 1998:
         U.S. Treasury                                          $    19,190      $     782                    $     19,972
         Federal agencies:
            Bonds and notes                                         111,296            629                         111,925
            Mortgage-backed securities                            1,827,652          9,890     $  (5,279)        1,832,263
         Collateralized mortgage obligations                         42,914            432        (1,825)           41,521
         State and municipal                                        473,794         15,472        (1,524)          487,742
         Other securities                                            98,897            397          (597)           98,697
                                                                ----------------------------------------------------------
               Total                                            $ 2,573,743      $  27,602     $  (9,225)     $  2,592,120
                                                                ==========================================================
      Available for Sale at December 31, 1997:
         U.S. Treasury                                          $    25,227      $     230     $      (1)     $     25,456
         Federal agencies:
            Bonds and notes                                         334,325            774          (616)          334,483
            Mortgage-backed securities                            1,177,148          8,322          (906)        1,184,564
         Collateralized mortgage obligations                        120,894            891        (2,360)          119,425
         State and municipal                                        125,736          4,338           (35)          130,039
         Other securities                                            59,730            419           (91)           60,058
                                                                ----------------------------------------------------------
               Total                                            $ 1,843,060      $  14,974     $  (4,009)     $  1,854,025
                                                                ==========================================================
      Held to Maturity at December 31, 1997:
         Federal agencies:
            Mortgage-backed securities                          $    68,867      $     113     $    (807)     $     68,173
         Collateralized mortgage obligations                         24,535                         (142)           24,393
         State and municipal                                        137,501          6,295          (120)          143,676
                                                                ----------------------------------------------------------
               Total                                            $   230,903      $   6,408     $  (1,069)     $    236,242
                                                                ==========================================================

46   CNB BANCSHARES, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

     The carrying values of investment securities at December 31, 1998, by contractual maturity, except for mortgage-backed securities and collateralized mortgage obligations, which are based on estimated average lives, are shown in the following table. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITIES AND AVERAGE YIELDS OF INVESTMENT SECURITIES AVAILABLE FOR SALE AT DECEMBER 31, 1998*

                            1 Year or Less         1-5 Years          5-10 Years        Over 10 Years                Total
                            Amount   Yield       Amount   Yield      Amount   Yield      Amount   Yield       Amount     Yield
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury            $    4,044  6.24%   $    6,087   6.00%    $   9,841  6.12%                       $     19,972   6.11%
Federal agencies:
  Bonds and notes               135  7.20         2,471   6.73       106,510  6.72     $   2,809  7.50%        111,925   6.74
  Mortgage-backed
   securities               416,145  6.33       897,120   6.48       369,014  6.47       149,984  6.46       1,832,263   6.44
Collateralized mortgage
  obligations                29,488  7.05        11,948   7.12            85  7.14                              41,521   7.07
State and municipal          10,024  8.59        39,568   8.03       113,623  7.64       324,527  7.22         487,742   7.41
Other securities                                  1,156   6.73                            97,541  7.33          98,697   7.32
                         ----------          ----------            ---------          ----------           -----------
   Total                 $  459,836  6.42%   $  958,350   6.55%    $ 599,073  6.73%    $ 574,861  7.04%   $  2,592,120   6.68%
                         =======================================================================================================
 Percent of total                18%                 37%                  23%                 22%                  100%
                         =======================================================================================================

* Fully taxable equivalent yields

     Specific investment securities with fair values of $1,175,979 and $600,823 were pledged at December 31, 1998 and 1997, respectively, to secure securities sold under repurchase agreements, public deposits, trust funds and for other purposes as required or permitted by law. In addition, investment securities with a carrying value of $831,659 were pledged at December 31, 1998, under blanket collateral agreements to secure borrowings availability with the Federal Home Loan Bank.

     Proceeds from the sales of investment securities available for sale during 1998, 1997 and 1996 were $1,386,982, $1,182,086 and $744,338, respectively.
Gross gains and losses, respectively, realized on those transactions were as follows: 1998 - $3,563 and ($1,437); 1997 - $4,512 and ($2,390); and 1996 -
$3,453 and ($1,249).

     On December 31, 1998, in order to provide for more effective asset/liability management, the entire held to maturity securities portfolio was transferred to available for sale. The held to maturity portfolio had an amortized cost of $191,658 and a fair value of $198,685 at the date of transfer. The unrealized gain of $7,027 is included, net of tax, in accumulated other comprehensive income. While management no longer has the positive intent to hold such transferred securities to their maturity date, at December 31, 1998, there were no immediate plans to sell any of the transferred securities.

                                                        CNB BANCSHARES, INC.  47

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

Through its subsidiaries, the Corporation originates commercial, mortgage and consumer loans from customers located in its primary market areas of Indiana, Illinois, Kentucky, Michigan and portions of Tennessee. Collateral, if deemed necessary, is based on management's credit evaluation and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors. The Corporation's loan portfolio is diversified with no major concentration related to any one industry.

                                                                                                  1998              1997
      --------------------------------------------------------------------------------------------------------------------
      Loans outstanding at December 31:
         Commercial, industrial and agricultural production                                  $  1,344,110      $ 1,281,143
         Tax exempt                                                                                40,122           35,070
         Real estate mortgage:
            Commercial and agricultural                                                           435,129          389,761
            Construction                                                                          155,756          129,925
            Residential                                                                           976,586        1,280,917
         Consumer                                                                                 951,135          884,265
                                                                                             -----------------------------
                                                                                                3,902,838        4,001,081
         Less: Unearned income                                                                     11,569           13,634
                                                                                             -----------------------------
            Loans, net of unearned income                                                    $  3,891,269      $ 3,987,447
                                                                                             =============================

     Impaired loans totaled $39,823 and $42,097 at December 31, 1998 and 1997, respectively. Included in the impaired loans total as of the same respective year-end dates were $13,868 and $26,035 of impaired loans for which the related specific allowance for loan losses were $2,506 and $5,159. The remaining $25,955 and $16,062 of impaired loans at year-end 1998 and 1997, respectively, did not require specific reserves. Impaired loans averaged $38,932 and $32,955 for 1998 and 1997, respectively. The Corporation recognized $1,554, $1,345 and $866 of interest income on impaired loans in 1998, 1997 and 1996, respectively.

     Loans on which the accrual of interest was discontinued or reduced amounted to $34,964 at December 31, 1998, and $27,974 at December 31, 1997. Additional interest income of approximately $3,223 for 1998, $2,615 for 1997, and $2,799 for 1996, would have been recorded had income on these loans been accounted for on the accrual basis.

                                                                                  1998             1997             1996
      --------------------------------------------------------------------------------------------------------------------
      Allowance for loan losses:
         Balance at January 1,                                              $     55,223     $     46,171      $    43,259
            Allowance of subsidiaries at acquisition date                          2,140                             1,872
            Adjustment to conform year-ends                                                           501
            Loan charge-offs                                                     (16,313)         (19,702)         (16,349)
            Loan recoveries                                                        4,583            3,367            4,106
            Provision for loan losses                                             10,638           24,886           13,283
                                                                            ----------------------------------------------
         Balance at December 31,                                            $     56,271     $     55,223      $    46,171
                                                                            ==============================================

5. PREMISES AND EQUIPMENT

                                                                                                   1998              1997
      --------------------------------------------------------------------------------------------------------------------
      Cost at December 31:
         Land                                                                                $     15,794      $    15,586
         Buildings and leasehold improvements                                                     102,105          104,539
         Equipment                                                                                 68,634           74,637
                                                                                             -----------------------------
            Total cost                                                                            186,533          194,762
      Accumulated depreciation                                                                    (85,373)         (90,342)
                                                                                             -----------------------------
         Net                                                                                 $    101,160      $   104,420
                                                                                             =============================

48   CNB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

6. DEPOSITS

                                                                                                   1998             1997
      --------------------------------------------------------------------------------------------------------------------
      Deposits at December 31:
         Non-interest bearing checking                                                       $    577,108      $   468,438
         Interest bearing checking                                                                629,291          555,910
         Savings                                                                                  448,657          501,520
         Money market                                                                             788,435          580,845
         Certificates of $100 or more                                                             371,249          310,009
         Other certificates and time deposits                                                   2,143,597        2,198,340
                                                                                             -----------------------------
            Total                                                                            $  4,958,337      $ 4,615,062
                                                                                             =============================

     The Corporation receives deposits from customers located in its primary market areas of Indiana, Illinois, Kentucky and Michigan, and generally does not accept brokered deposits and has no significant concentrations of deposits from any one customer or industry. The scheduled maturities of certificates and other time deposits at December 31, 1998, was as follows: 1999 - $1,731,010; 2000 - $496,035; 2001 - $189,422; 2002 - $45,846; 2003 - $34,917; 2004 and after -
$17,616.

     Interest expense on time deposits of $100 or more was $20,033, $16,643 and $15,912 for 1998, 1997 and 1996, respectively.


7. SHORT-TERM BORROWINGS

                                                               Securities
                                                               Sold Under         Federal         Other
                                                               Repurchase          Funds        Short-Term
      1998                                                     Agreements        Purchased      Borrowings         Total
      --------------------------------------------------------------------------------------------------------------------
      Balance at December 31,                                   $ 697,960       $   99,370       $  6,461       $  803,791
      Average amount outstanding during the year                  546,660          104,759          8,770          660,189
      Maximum amount outstanding at any month-end                 697,960          141,950         13,809
      Weighted average interest rate:
         During year                                                 5.21%            5.41%          5.28%            5.24%
         End of year                                                 4.86             5.03           4.07             4.88

      1997
      --------------------------------------------------------------------------------------------------------------------
      Balance at December 31,                                   $ 586,855       $   57,380       $ 36,840       $  681,075
      Average amount outstanding during the year                  640,425           70,937          9,427          720,789
      Maximum amount outstanding at any month-end                 700,534          124,610         36,840
      Weighted average interest rate:
         During year                                                 5.28%            5.67%          5.26%            5.32%
         End of year                                                 5.45             5.94           5.65             5.50

      1996
      --------------------------------------------------------------------------------------------------------------------
      Balance at December 31,                                   $ 562,364       $   91,630       $  7,878       $  661,872
      Average amount outstanding during the year                  440,465           64,817          6,105          511,387
      Maximum amount outstanding at any month-end                 562,364          126,120         16,252
      Weighted average interest rate:
         During year                                                 5.11%            5.72%          4.46%            5.18%
         End of year                                                 4.98             6.12           4.76             5.14

                                                       CNB BANCSHARES, INC.   49

8. LONG-TERM DEBT

                                                                                                  1998             1997
      --------------------------------------------------------------------------------------------------------------------
      Long-term debt of the parent company and its subsidiaries as of December 31:
      Parent Company:
         Notes payable, unsecured:
            Variable rate adjusted with changes in LIBOR (6.47% at December 31, 1997)                           $   35,000
            Variable rate adjusted with changes in LIBOR, payable $250 quarterly through
             2000 (6.13% and 6.47% at December 31, 1998 and 1997, respectively)                $    2,500            3,500

      Subsidiaries:
         Federal Home Loan Bank advances, due at various dates through 2016 (weighted
          average rates of 5.46% and 5.68% at December 31, 1998 and 1997, respectively)           614,201          677,979
         Other, including capitalized leases                                                       10,058           10,179
                                                                                               ---------------------------
               Total                                                                           $  626,759       $  726,658
                                                                                               ===========================

     The scheduled principal reduction of long-term debt at December 31, 1998, was as follows: 1999 - $72,379; 2000 - $227,975; 2001 - $10,981; 2002 - $71,120;
2003 - $132,702; 2004 and after - $111,602. Certain notes permit earlier principal payments without penalty.

     Qualifying, unencumbered mortgage assets up to 160% of the aggregate amount of advances and Federal Home Loan Bank stock have been pledged as collateral for the Federal Home Loan Bank advances.

     At December 31, 1998, the Corporation's subsidiary bank had $174,630 available from unused federal funds purchased agreements and in excess of $460,143 of available borrowing capacity from the Federal Home Loan Bank. In addition, the Corporation has an unsecured line of credit available which permits it to borrow up to $50,000 at variable rates adjusted with changes in LIBOR through June 30, 1999. At December 31, 1998, the entire $50,000 of the line of credit remained available for future use.


9. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S CONVERTIBLE SUBORDINATED DEBENTURES

In June 1998, the Corporation issued $172,500 of trust preferred securities through CNB Capital Trust I, a Delaware statutory business trust created and wholly owned by the Corporation. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 6.0%, or $.375 per share, payable quarterly, and mature on June 30, 2028. The trust preferred securities are convertible at any time at the conversion ratio of .4835 shares of common stock of the Corporation for each trust preferred security (equivalent to a conversion price of $51.71), subject to certain adjustments.

     The sole assets of CNB Capital Trust I are $177,835 of convertible subordinated debentures of the Corporation with the interest rate, maturity date and conversion rate substantially identical to those of the trust preferred securities. The back-up obligations of the Corporation with respect to the trust preferred securities constitute, in the aggregate, a full and unconditional guarantee by the Corporation of the obligations of CNB Capital Trust I under the trust preferred securities.

     The Corporation may redeem the convertible subordinated debentures and thereby cause a redemption of the trust preferred securities in whole (or in part from time to time) on or after June 23, 2001, or in whole (but not in part) within 90 days following the occurrence and continuance of certain adverse federal income tax or capital treatment events.

     Costs associated with the issuance of the trust preferred securities totaling $4,847 were capitalized and are being amortized through the maturity date of the securities. The unamortized balance is included in other assets on the Corporation's Consolidated Balance Sheet.

     The Corporation records distributions payable on the trust preferred securities similar to a minority interest distribution, net of tax, in its Consolidated Statement of Income.


10. SHAREHOLDERS' EQUITY

The Corporation is authorized to issue 2,000,000 shares of preferred stock, no par value, which remain unissued. In the event any preferred shares are issued, specific voting powers, dividend preferences and other rights and restrictions of the preferred stock will be designated by the Board of Directors.

     Shareholders' equity has been adjusted to record the one-for-twenty stock dividends declared on September 10, 1996, August 11, 1997, and August 18, 1998. All share data has been adjusted to reflect the stock dividends.

50   CNB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATE)

     The Corporation offers a Dividend Reinvestment and Stock Purchase Plan (the
Plan), which provides shareholders of the Corporation a convenient method of purchasing additional shares of common stock. The Plan provides for shares to be purchased in the market or to be issued by the Corporation. Pursuant to the Plan, 123,216 and 60,098 shares were purchased in the market for 1998 and 1997, respectively. Shares issued under the Plan totaled 51,431 and 145,522 for 1997 and 1996, respectively. At December 31, 1998, there were 518,630 shares of common stock reserved for issuance under the Plan.
     The Corporation called its convertible subordinated debentures effective October 3, 1997. The Corporation issued 369,124 shares in 1997 and 37,171 shares in 1996 in connection with the conversion of these debentures.
     Cancelable mandatory stock purchase contracts were called effective August 15, 1996. The Corporation issued 159,170 shares in 1996 in connection with the exercise of these stock purchase contracts.
     The Corporation issued $172,500 of convertible trust preferred securities in June 1998, as described in Note 9. At December 31, 1998, there were 3,336,150 shares of common stock reserved for issuance in connection with these securities.
     The Corporation has Incentive Stock Option Plans (Plans), whereby up to 1,768,000 shares of common stock can be granted to directors, officers or employees of the Corporation or its subsidiaries. Under terms of the Plans, options may be granted to purchase the Corporation's common stock at a price not less than the fair market value of the common stock at the date of the grant, for a period of up to 10 years after a six month or greater vesting period. Options granted pursuant to the Plans generally qualify as incentive stock options; however, certain conditions may be waived which would result in the options being treated as non-qualified stock options. Unless earlier terminated by the Board of Directors, the Plans will terminate on March 20, 2005. At December 31, 1998, 60,136 shares were available for the granting of additional options.
     The fair value of option grants, excluding options from Pinnacle, was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                          1998          1997         1996
      --------------------------------------------------------------------------------------------------------------------
      Risk-free interest rate                                                             5.50%         6.38%         6.83%
      Dividend yield                                                                      2.50          2.50          3.20
      Volatility                                                                         22.50         20.00         14.00
      Expected option life                                                             7 years       5 years       7 years

     The fair value of Pinnacle's option grants prior to the April 17, 1998, merger was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                                        1997          1996
      --------------------------------------------------------------------------------------------------------------------
      Risk-free interest rate                                                                           6.50%         6.50%
      Dividend yield                                                                                    3.75          3.75
      Volatility                                                                                       30.60         34.10
      Expected option life                                                                         3.5 years     3.5 years

     For purposes of pro forma disclosures, if the estimated fair value of all options granted after January 1, 1996, is amortized to expense over the options' vesting period, the effect on net income and net income per share would be:

                                                                                        1998          1997          1996
      -------------------------------------------------------------------------------------------------------------------
      Net income:
         As reported                                                                  $ 61,571      $ 59,874     $ 53,682
         Pro forma                                                                      60,244        58,767       52,701
      Basic net income per share:
         As reported                                                                  $   1.74      $   1.71     $   1.54
         Pro forma                                                                        1.70          1.68         1.51
      Diluted net income per share:
         As reported                                                                  $   1.73      $   1.69     $   1.52
         Pro forma                                                                        1.69          1.66         1.49

                                                       CNB BANCSHARES, INC.   51

     A summary of the option transactions under the Plans and other options assumed by the Corporation as a result of certain mergers is presented below:

                                                      1998                        1997                        1996
                                                           Average                     Average                     Average
                                               Option      Option          Option      Option          Option      Option
                                               Shares       Price          Shares       Price          Shares       Price
      --------------------------------------------------------------------------------------------------------------------
      Outstanding at January 1,              1,227,859    $ 27.34        1,231,118     $ 17.63        1,118,583    $ 14.57
         Granted or assumed                    310,522      40.85          599,668       36.03          317,628      22.23
         Exercised                            (230,756)     18.67         (579,777)      15.67         (180,213)      7.38
         Forfeited                             (61,211)     38.21          (23,150)      28.05          (24,880)     12.86
                                             ---------                   ---------                    ---------
      Outstanding at December 31,            1,246,414    $ 31.78        1,227,859     $ 27.34        1,231,118    $ 17.63
                                             =============================================================================
      Exercisable at December 31,              773,204    $ 26.45          778,700     $ 21.67          891,197    $ 17.64
                                             =============================================================================

     The following table summarizes stock options outstanding as of December 31, 1998:

                                                                         Weighted Average
           Range of                                                    Remaining Contractual               Weighted Average
        Exercise Price                      Outstanding                    Life (Years)                     Exercise Price
      ---------------------------------------------------------------------------------------------------------------------
      $  5.00 -  $15.00                         64,198                         4.4                             $ 10.91
        15.01 -   35.00                        493,343                         6.2                               22.71
        35.01 -   50.00                        688,873                         8.2                               40.23
                                             ---------
                                             1,246,414                         7.2                               31.78
                                             =========

     The following table reconciles the numerators and denominators for basic and diluted net income per share:

                                                                                        1998          1997          1996
      --------------------------------------------------------------------------------------------------------------------
      NUMERATOR:
         For basic net income per share - Net income                                  $ 61,571      $ 59,874      $ 53,682
         Effect of dilutive securities:
            Trust preferred securities and convertible
             subordinated debentures                                                     3,257           179           288
                                                                                      ------------------------------------
         For diluted net income per share - Net income
            after assumed conversions                                                 $ 64,828      $ 60,053      $ 53,970
                                                                                      ====================================
      DENOMINATOR (SHARES IN THOUSANDS):
         For basic net income per share - Average shares outstanding                    35,437        34,921        34,944
         Effect of dilutive securities:
            Trust preferred securities, convertible subordinated
             debentures and stock options                                                2,142           571           677
                                                                                      ------------------------------------
         For diluted net income per share - Average shares outstanding
          after assumed conversions                                                     37,579        35,492        35,621
                                                                                      ====================================

52      CNB BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

11. COMPREHENSIVE INCOME
The Corporation's other comprehensive income included the following components:


                                                                                        1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Net realized and unrealized gains (losses) on available for sale securities     $  5,772      $  9,119      $ (5,556)
      Less: Adjustment for net securities gains realized in net income, net of tax       1,265         1,262         1,311
                                                                                      --------------------------------------
         Other comprehensive income (loss)                                            $  4,507      $  7,857      $ (6,867)
                                                                                      ======================================

12. MORTGAGE BANKING ACTIVITIES

The Corporation has sold certain loans to various investors while retaining servicing rights. Loans serviced for others totaled $1,090,044 and $1,083,192 at December 31, 1998 and 1997, respectively, and are not included in the accompanying consolidated financial statements. Changes in mortgage servicing rights for the years ended December 31 were as follows:


                                                                                         1998          1997
      -------------------------------------------------------------------------------------------------------
      Balance at January 1,                                                           $  4,847      $  3,846
         Mortgage servicing rights capitalized                                           4,146         1,979
         Amortization                                                                   (1,508)         (978)
                                                                                     ------------------------
      Balance at December 31,                                                         $  7,485      $  4,847
                                                                                     ========================

     The components of mortgage banking revenue were as follows:


                                                                                        1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Gains on sales and securitizations of mortgage loans                            $ 14,867      $  5,157      $  7,776
      Gain on sale of mortgage servicing rights                                          1,361
      Mortgage loan fees                                                                 2,050         1,398         1,051
      Mortgage servicing fees, net of amortization                                       2,396         2,578         2,256
                                                                                     ---------------------------------------
         Mortgage banking revenue                                                     $ 20,674      $  9,133      $ 11,083
                                                                                     =======================================


13. EMPLOYEE BENEFIT PLANS

The Corporation and its subsidiaries maintain noncontributory, defined-benefit pension plans covering substantially all employees. Pension benefits are generally based on years of service and compensation, as defined. Pension expense was $929, $580 and $713 for 1998, 1997 and 1996, respectively, and included the following components:


                                                                                        1998          1997          1996
      ---------------------------------------------------------------------------------------------------------------------
      Service costs-benefits earned during the period                                 $  2,826      $  2,392      $  2,191
      Interest costs on projected benefit obligation                                     3,159         2,844         2,687
      Return on plan assets                                                             (4,753)       (4,353)       (3,924)
      Net amortization and deferral                                                       (303)         (303)         (241)
                                                                                     --------------------------------------
         Net pension expense                                                          $    929      $    580      $    713
                                                                                     ======================================


     It is the Corporation's policy to make contributions to the plans that meet or exceed the minimum funding requirements of applicable laws and regulations, up to that allowable by federal tax regulations.

                                                    CNB BANCSHARES, INC.      53


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

     The following tables show the plans' benefit obligation, plan assets, funded status and the amounts recognized in the Corporation's Consolidated Balance Sheet:

      CHANGE IN PROJECTED BENEFIT OBLIGATION                                                          1998          1997
      ----------------------------------------------------------------------------------------------------------------------
      Projected benefit obligation at January 1,                                                    $ 43,234      $ 38,099
         Actuarial (gain) loss                                                                         1,048          (346)
         Service costs-benefits earned during the period                                               2,826         2,392
         Interest costs on projected benefit obligation                                                3,159         2,844
         Plan amendments                                                                                  52
         Benefits paid                                                                                (2,629)       (2,069)
         Loss due to change in discount rate                                                             970         1,499
         Merger of plans                                                                                               815
                                                                                                   -------------------------
      Projected benefit obligation at December 31,                                                  $ 48,660      $ 43,234
                                                                                                   =========================

      CHANGE IN PLAN ASSETS                                                                           1998          1997
      ----------------------------------------------------------------------------------------------------------------------
      Fair value of assets at January 1,                                                            $ 59,058      $ 50,179
         Actual return on plan assets                                                                  6,544         8,839
         Contributions                                                                                   446           544
         Benefits paid                                                                                (2,629)       (2,069)
         Merger of plans                                                                                             1,565
                                                                                                   -------------------------
      Fair value of assets at December 31,                                                          $ 63,419      $ 59,058
                                                                                                   =========================

      FUNDED STATUS AT DECEMBER 31,                                                                   1998          1997
      ----------------------------------------------------------------------------------------------------------------------
      Plan assets at fair value                                                                     $ 63,419      $ 59,058
      Projected benefit obligation                                                                   (48,660)      (43,234)
                                                                                                   -------------------------
      Excess of plan assets over projected benefit obligation                                         14,759        15,824
      Unrecognized net transition asset                                                               (1,773)       (2,037)
      Unrecognized net gain                                                                           (5,559)       (5,775)
      Unrecognized prior service cost                                                                 (1,301)       (1,402)
                                                                                                   -------------------------
         Prepaid pension expense included in other assets                                           $  6,126      $  6,610
                                                                                                   =========================


     Plan assets consist primarily of investments in U.S. Government agency and corporate debt obligations and collective investment and mutual funds. At December 31, 1998, the plans held 134,311 common shares of the Corporation.

     Range of assumptions used in determining the projected benefit obligations and net pension expense for the Corporation including those used by Pinnacle for years prior to the merger were:

                                                                       1998                   1997                 1996
      ----------------------------------------------------------------------------------------------------------------------
      Discount rate                                                    7.00%               7.25-7.50%                 7.50%
      Rate of increase in compensation levels                          4.25                4.25-5.50             4.25-5.50
      Expected long-term rate of return on plan assets                 9.00               9.00-10.00            9.00-10.00

     The Corporation and its subsidiaries also have a deferred income savings plan (Savings Plan) with substantially all employees eligible to participate. At the discretion of the Board of Directors, the subsidiaries match a percentage of employee contributions and may make an additional contribution based on earnings performance. The Corporation's expense for the Savings Plan was $1,794, $1,226 and $1,089 for 1998, 1997 and 1996, respectively.

     The Corporation generally does not provide postretirement benefits other than pensions nor does it have any material liabilities for postemployment benefits.

54      CNB BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

14. INCOME TAXES

                                                                                        1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Income taxes:
         Currently payable:
            Federal                                                                   $ 30,024      $ 29,365      $ 23,481
            State                                                                        6,819         4,519         5,408
         Deferred (benefit) expense:
            Federal                                                                     (1,801)       (3,124)       (1,642)
            State                                                                           14           146          (234)
                                                                                     ---------------------------------------
               Total income taxes                                                     $ 35,056      $ 30,906      $ 27,013
                                                                                     =======================================

                                                                                        1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Reconciliation of federal statutory tax to actual income tax expense:
         Federal income tax at applicable statutory rate (35%)                        $ 34,959      $ 31,773      $ 28,243
         Tax exempt income                                                              (7,948)       (5,328)       (3,792)
         State tax, net of federal tax benefit                                           4,441         3,032         3,309
         Amortization of intangibles                                                       887         1,229           726
         Other                                                                           2,717           200        (1,473)
                                                                                     ---------------------------------------
            Income tax expense                                                        $ 35,056      $ 30,906      $ 27,013
                                                                                     ---------------------------------------
            Effective rate                                                                  35%           34%           33%
                                                                                     =======================================

     The tax effects of temporary differences which give rise to significant portions of the deferred tax assets and liabilities at December 31 were as follows:

                                                                                                      1998          1997
      ----------------------------------------------------------------------------------------------------------------------
      Deferred tax assets:
         Allowance for loan losses                                                                  $ 20,023      $ 19,139
         Deferred compensation                                                                         4,459         3,292
         Unearned fees and commissions                                                                   505         1,322
         Accrued expenses                                                                              1,849         1,168
         Other                                                                                         1,763         1,313
                                                                                                   -------------------------
            Total deferred tax assets                                                                 28,599        26,234

      Deferred tax liabilities:
         Unrealized gains on investment securities available for sale                                  7,222         4,316
         Deferred loan fees and costs                                                                  1,509         2,046
         Depreciation                                                                                  5,112         4,689
         Prepaid pension                                                                               2,459         2,815
         Leasing operations                                                                            2,296         1,359
         Mortgage servicing rights                                                                     2,380         1,611
         Other                                                                                         3,320         3,978
                                                                                                   -------------------------
            Total deferred tax liabilities                                                            24,298        20,814
                                                                                                   -------------------------

      Net deferred tax asset                                                                        $  4,301      $  5,420
                                                                                                   =========================

                                                   CNB BANCSHARES, INC.       55



     No valuation allowance was required for the years reported due to management's belief that it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.

     The base year reserves of certain thrift institutions acquired by the Corporation would be recaptured if the bank subsidiary of the Corporation ceases to qualify as a "bank" for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax provisions which, in general, require recapture upon certain stock redemptions of shareholders and excess distributions to shareholders. At December 31, 1998 and 1997, retained earnings included approximately $8,800 of base year reserves for which no deferred income tax liability had been recognized.


15. COMMITMENTS AND CONTINGENT LIABILITIES

The Corporation is committed under various operating leases for premises and equipment. Future minimum rentals for lease commitments having initial or remaining non-cancelable lease terms in excess of one year totaled approximately $12,281 at December 31, 1998. Rental expense for operating leases totaled $3,613, $3,395 and $2,770 in 1998, 1997 and 1996, respectively.

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

     At December 31, those financial instruments whose contract amount represents credit and/or interest rate risk are summarized in the following table:


                                                                                                    1998            1997
      ----------------------------------------------------------------------------------------------------------------------
      Commitments to extend credit                                                                $ 814,143      $ 622,079
      Standby letters of credit                                                                     120,195         78,695


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

     The Corporation has change of control agreements with certain employees which provide for specified benefits under certain conditions. The contingent liability under these agreements in the event of a change in control is approximately $8,664.

     The Corporation has entered into an agreement with a third party to provide the Corporation with certain services, including software, specified computer equipment and the overall management and operations of its data processing through June 2003. The agreement provides for minimum annual payments as follows: 1999 - $4,607; 2000 - $4,519; 2001 - $4,519; 2002 - $4,519; and 2003 -
$2,259.


16. INTEREST RATE CONTRACTS

The Corporation has entered into interest rate contracts as a hedge against the interest costs of certain deposits, repurchase agreements and long-term borrowings to manage its interest rate sensitivity. Interest rate swaps (swaps) represent an exchange of interest payments and the underlying principal balances of the liabilities are not affected. At December 31, 1998 and 1997, the Corporation had swaps with notional values of $440,000 and $55,000 which terminate on or prior to April 7, 2005. The swaps require the Corporation to pay a fixed rate of interest ranging from 5.32% to 5.60% and receive a variable rate based on one-month or three-month LIBOR. At December 31,

56      CNB BANCSHARES, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

1997, the Corporation had entered into interest rate cap agreements (caps), with a notional value of $390,000, to reduce the impact of increased interest rates on its costs to acquire certain deposits and repurchase agreements. These caps were terminated and replaced with swaps during 1998. The Corporation's interest rate contracts had carrying values of $367 and $2,095 at December 31, 1998 and 1997, respectively. The related fair values of the contracts were ($14,182) and $950 at December 31, 1998 and 1997, respectively. The negative fair value represents the estimated amount the Corporation would have to pay at December 31, 1998, to cancel the contracts or transfer them to other parties.

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


17. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Corporation has loan, deposit and other transactions with executive officers, directors and principal shareholders, and with organizations and individuals with which they are financially or otherwise closely associated. All of the transactions were entered into on substantially the same terms as those prevailing at the time for comparable transactions with other parties. These loans do not involve more than normal risk of collection or present other unfavorable features. As defined, total loans to executive officers, directors and principal shareholders were as follows:


      ----------------------------------------------------------------------------------------------------------------------
      Balance at January 1, 1998                                                                                 $  63,316
         New loans, including renewals                                                                               8,856
         Director and officer changes                                                                              (39,055)
         Payments, including renewals                                                                              (14,422)
                                                                                                                ------------
      Balance at December 31, 1998                                                                               $  18,695
                                                                                                                ============


18. REGULATORY RESTRICTIONS AND CAPITAL REQUIREMENTS

The principal source of income and funds for the Corporation (Parent Company) is dividends from its banking subsidiary (Bank). During 1999, the amount of dividends that the Bank can pay to the Parent Company is limited to the total of its retained earnings of $301,248 (the amount available at December 31, 1998). As a practical matter, the Bank may restrict dividends to a lesser amount because of the need to maintain adequate capital levels.

     The Bank is required to maintain a non-interest bearing cash reserve balance which is dependent on the amounts and types of deposits it holds. The reserve required at December 31, 1998, was $23,129.

     The Corporation and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their respective assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, that as of December 31, 1998, the Corporation and the Bank met all capital adequacy requirements to which they were subject.

     As of December 31, 1998, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's categories.

                                                      CNB BANCSHARES, INC.    57

     The Corporation's and the Bank's actual and minimum required capital amounts and ratios as mandated by the respective principal regulatory authority at December 31, 1998, were as follows:

                                                                                                         Requirements
                                                                                                       To be Classified
                                                                Actual         Minimum Requirements  as "Well Capitalized"
                                                         Amount      Ratio       Amount     Ratio      Amount      Ratio
      --------------------------------------------------------------------------------------------------------------------------
      TOTAL CAPITAL (to risk-weighted assets):
         Corporation                                   $  698,295    16.02%    $ 348,652    8.00%           n/a      n/a
         Citizens Bank of MidAmerica                      569,922    13.04       349,721    8.00     $  437,151    10.00%

      TIER 1 CAPITAL (to risk-weighted assets):
         Corporation                                      643,281    14.76       174,326    4.00            n/a      n/a
         Citizens Bank of MidAmerica                      515,258    11.79       174,860    4.00        262,290     6.00

      TIER 1 CAPITAL (to average assets):
         (also known as leverage ratio)
         Corporation                                      643,281     9.30       276,563    4.00            n/a      n/a
         Citizens Bank of MidAmerica                      515,258     7.47       275,758    4.00        344,697     5.00

19. SEGMENT INFORMATION

As previously discussed in Note 2, the Corporation combined its eight subsidiary banks into one charter effective December 31, 1998. Prior to that combination, management used loan and deposit average balances, net income and related growth rates and financial ratios to measure performance of each subsidiary bank. The following table shows the financial information of the Corporation's reportable divisions (formerly subsidiary banks) for 1998, 1997 and 1996:

                                                   Year Ended December 31, 1998
                                         Northern
                                         Indiana/      Central                                         Merger &
                          Evansville     Michigan      Indiana    Kentucky     Illinois      Other  Related Charges   Consolidated
------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Net interest income      $    69,723   $    71,202   $   23,497   $  25,844   $  19,371   $  30,639   $   (4,012)    $   236,264
Provision for loan losses      1,674         3,351          459       2,982       1,114       1,058                       10,638
Non-interest income           30,160        25,412        9,441       8,329       5,812      27,832         (252)        106,734
Non-interest expense          46,434        49,269       18,587      19,493      16,075      45,536       37,082         232,476
Income taxes                  18,598        15,048        4,553       3,330       1,988       2,671      (11,132)         35,056
Distribution on trust
preferred securities                                                                          3,257                        3,257
Net income                    33,177        28,946        9,339       8,368       6,006       5,949      (30,214)         61,571

AVERAGE BALANCES:
Loans                    $ 1,095,232   $ 1,302,893   $  363,715   $ 433,378   $ 301,622   $ 373,495                  $ 3,870,335
Assets                     2,346,061     2,003,235      652,064     695,276     691,827     292,554                    6,681,017
Deposits                   1,414,212     1,417,143      539,354     469,990     496,399     387,677                    4,724,775

FINANCIAL RATIOS:
Return on assets                1.41%         1.44%        1.43%       1.20%        .87%                                    1.37%
Efficiency ratio                  44            49           54          55          60                                       54

58      CNB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                     Year Ended December 31, 1997
                                            Northern
                                            Indiana/      Central                                         Merger &
                             Evansville     Michigan      Indiana    Kentucky     Illinois     Other   Related Charges  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Net interest income         $    67,753   $    74,386   $   23,041   $  23,102   $  19,870   $  24,393                 $   232,545
Provision for loan losses         2,686         3,320        1,906       2,505       1,189       3,280   $   10,000         24,886
Non-interest income              24,487        16,846        7,444       5,949       4,620      22,634                      81,980
Non-interest expense             45,548        50,735       16,750      17,361      15,378      41,998       11,089        198,859
Income taxes                     15,893        13,675        4,040       2,733       2,102        (442)      (7,095)        30,906
Net income                       28,113        23,502        7,789       6,452       5,821       2,191      (13,994)        59,874


AVERAGE BALANCES:
Loans                       $ 1,042,551   $ 1,474,905   $  352,624   $ 358,721   $ 315,023   $ 308,378                 $ 3,852,202
Assets                        2,064,449     2,129,069      620,669     643,264     669,248     333,939                   6,460,638
Deposits                      1,290,484     1,462,869      503,962     433,371     504,643     348,526                   4,543,855


FINANCIAL RATIOS:
Return on assets                   1.36%         1.10%        1.25%       1.00%        .87%                                   1.14%
Efficiency ratio                     48            53           53          58          60                                      59

                                                     Year Ended December 31, 1996
                                            Northern                                                      One-Time
                                            Indiana/      Central                                           SAIF
                             Evansville     Michigan      Indiana    Kentucky     Illinois      Other    Assessment  Consolidated
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
Net interest income         $    65,684   $    68,304   $   20,455   $  20,673   $  19,698  $   22,418               $   217,232
Provision for loan losses         5,445         2,681          652         484       2,179       1,842                    13,283
Non-interest income              22,284        12,853        6,327       6,360       4,628      16,234                    68,686
Non-interest expense             46,512        48,946       16,386      17,659      15,559      35,915   $   10,963      191,940
Income taxes                     13,201         9,843        3,449       2,812       1,926         100       (4,318)      27,013
Net income                       22,810        19,687        6,295       6,078       4,662         795       (6,645)      53,682


AVERAGE BALANCES:
Loans                       $   958,120   $ 1,316,487   $  295,886   $ 289,199   $ 309,493  $  279,325               $ 3,448,510
Assets                        1,873,897     1,938,154      543,955     596,768     610,083     312,243                 5,875,100
Deposits                      1,237,287     1,419,563      472,552     426,724     513,083     297,967                 4,367,176


FINANCIAL RATIOS:
Return on assets                   1.22%         1.02%        1.16%       1.02%        .76%                                 1.03%
Efficiency ratio                     51            60           60          64          61                                    63

     The "Other" column includes the Parent Company, all subsidiaries not required to be disclosed separately and all intercompany elimination entries.

     The merger and related charges column for 1998 relates to the merger of Pinnacle into the Corporation; and, accordingly, most charges would be allocated to the Northern Indiana/Michigan Division, but to show meaningful comparisons, they are displayed separately. The 1997 charges are the result of mergers Pinnacle consummated prior to its merger with the Corporation and would also be allocated to the Northern Indiana/Michigan Division, but are shown separately to allow meaningful comparisons. The adjustment in 1996 relates to the special assessment required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF). The assessment would be allocated, net of tax, as follows: Evansville - $569; Northern Indiana/Michigan - $3,600; Central Indiana - $198; Kentucky - $508; Illinois - $587 and divisions included in "Other" - $1,183.

     The financial ratios exclude all of the above merger and one-time charges to allow meaningful comparisons. Capital expenditures, amortization and depreciation are not separately disclosed as they were immaterial.

                                                      CNB BANCSHARES, INC.    59

20. FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation's financial instruments are provided in the following table. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or, conveys to a second entity a contractual right to receive cash or another financial instrument from the first entity. All of the Corporation's assets and liabilities are not financial instruments, as defined, and are therefore not included in the table.

     The estimated fair values of the Corporation's financial instruments at December 31 were as follows:

                                                                    1998                                1997
                                                          Carrying           Fair             Carrying           Fair
                                                           Amount            Value             Amount            Value
      --------------------------------------------------------------------------------------------------------------------
      Financial assets:
         Cash and cash equivalents                      $    227,608     $    227,608       $    180,962     $   180,962
         Investment securities available for sale          2,592,120        2,592,120          1,854,025       1,854,025
         Investment securities held to maturity                                                  230,903         236,242
         Net loans (including loans held for sale)         3,942,136        4,026,531          3,983,047       4,030,798
         Interest receivable                                  49,475           49,475             46,078          46,078

      Financial liabilities:
         Deposits                                         (4,958,527)      (4,962,679)        (4,616,077)     (4,632,524)
         Short-term borrowings                              (803,968)        (803,968)          (682,155)       (682,155)
         Interest rate contracts                                 367                               2,095             989
         Long-term debt                                     (626,759)        (627,156)          (726,658)       (717,200)
         Interest payable                                    (25,187)         (25,187)           (25,477)        (25,477)

      Guaranteed preferred beneficial interests in the
       Corporation's convertible subordinated debentures    (172,500)        (193,631)

      Off-balance sheet financial assets (liabilities):
         Commitments to extend credit                                           4,647                              2,799
         Interest rate swaps                                                  (14,182)                               (39)

     The carrying amounts of cash and cash equivalents are reasonable estimates of their fair values. The fair values of investment securities and guaranteed preferred beneficial interests in the Corporation's convertible subordinated debentures were based on quoted market prices or dealer quotes where available. The fair values of interest-bearing deposits with financial institutions and investment securities, where market values or dealer quotes were not available, and loans were calculated by discounting expected cash flows to average maturities. The discount rate was adjusted to allow for varying repricing opportunities, credit risks and carrying costs, as deemed appropriate by management. The fair values of demand deposits, savings accounts, money market deposits and short-term borrowings are the carrying amounts which were payable on December 31, 1998 and 1997, respectively. Fair values of interest rate contracts, including interest rate swaps, were based on dealer quotes. The fair values of fixed-maturity certificates of deposit and long-term debt were estimated using current interest rates for similar remaining maturities. Commitments to make loans and standby letters of credit are not recorded on the Consolidated Balance Sheet. The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

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

60      CNB BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE DATA)

21. SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

Presented below is supplemental condensed financial information as to financial position, results of operations and cash flows of the Corporation (Parent Company only).


                                                                                                        December 31,
      SUPPLEMENTAL CONDENSED BALANCE SHEET                                                          1998            1997
      ----------------------------------------------------------------------------------------------------------------------
      Assets
         Cash on deposit with subsidiary                                                         $    1,172      $  10,631
         Securities purchased under repurchase agreements with subsidiary                            96,000          6,500
                                                                                                ----------------------------
            Total cash and cash equivalents                                                          97,172         17,131
         Investment in subsidiaries                                                                 588,112        523,763
         Premises and equipment                                                                       2,515          2,044
         Other assets                                                                                22,551         19,583
                                                                                                ----------------------------
            Total assets                                                                         $  710,350      $ 562,521
                                                                                                ============================
      Liabilities
         Accrued expenses                                                                        $    2,969      $   8,558
         Convertible subordinate debentures owned by subsidiary trust                               177,835
         Long-term debt                                                                               2,500         38,500
                                                                                                ----------------------------
            Total liabilities                                                                       183,304         47,058
      Shareholders equity                                                                           527,046        515,463
                                                                                                ----------------------------
            Total liabilities and shareholders' equity                                           $  710,350      $ 562,521
                                                                                                ============================


                                                                                             Year Ended December 31,
      SUPPLEMENTAL CONDENSED STATEMENT OF INCOME                                        1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Income
         Dividends from subsidiaries                                                  $ 42,270      $ 39,523      $ 40,750
         Management fees from subsidiaries                                               9,402         8,087         7,100
         Other income                                                                    3,415         1,694         2,659
                                                                                     ---------------------------------------
            Total income                                                                55,087        49,304        50,509
      Expenses
         Personnel expense                                                               8,626         9,957         8,969
         Interest expense                                                                6,981         1,839         1,327
         Other expenses                                                                 14,446        13,125         6,911
                                                                                     ---------------------------------------
            Total expense                                                               30,053        24,921        17,207
                                                                                     ---------------------------------------
      Income before income tax benefit and equity
       in undistributed earnings of subsidiaries                                        25,034        24,383        33,302
      Income tax benefit                                                                 3,423         4,681         3,172
                                                                                     ---------------------------------------
      Income before equity in undistributed earnings of subsidiaries                    28,457        29,064        36,474
      Equity in undistributed earnings of subsidiaries                                  33,114        30,810        17,208
                                                                                     ---------------------------------------
      Net income                                                                      $ 61,571      $ 59,874      $ 53,682
                                                                                     =======================================

                                                    CNB BANCSHARES, INC.      61

                                                                                             Year Ended December 31,
      SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS                                    1998          1997          1996
      ----------------------------------------------------------------------------------------------------------------------
      Operating activities:
         Net income                                                                 $   61,571      $ 59,874      $ 53,682
         Adjustments to reconcile net income to net cash
          provided by operating activities:
            Depreciation and amortization                                                  547           346           223
            Undistributed net income of subsidiaries                                   (33,114)      (30,810)      (17,208)
            Increase in other assets                                                    (1,589)       (2,607)         (591)
            Increase (decrease) in other accrued expenses                               (5,820)          747         1,647
            Other, net                                                                               (11,413)         (317)
                                                                                   -----------------------------------------
      Net cash provided by operating activities                                         21,595        16,137        37,436
                                                                                   -----------------------------------------

      Investing activities:
         Net decrease in interest bearing deposits with financial institutions                         6,076        18,108
         Principal payments received on notes from subsidiaries                             12                      14,657
         Advances on notes to subsidiaries                                                (948)                    (11,200)
         Capital contributions (to) from subsidiaries                                   (5,281)           48          (674)
         Purchase of premises and equipment                                               (792)         (996)         (730)
         Other, net                                                                                    1,089        (3,080)
                                                                                   -----------------------------------------
      Net cash provided by (used in) investing activities                               (7,009)        6,217        17,081
                                                                                   -----------------------------------------

      Financing activities:
         Proceeds from sale of convertible subordinate debentures to subsidiary trust  177,835
         Proceeds from long-term debt                                                   10,000        35,000        12,200
         Payment of long-term debt                                                     (46,000)       (3,405)      (31,810)
         Cash dividends paid                                                           (28,760)      (27,174)      (24,475)
         Proceeds from common stock issued for dividend reinvestment plan                              1,816         3,560
         Proceeds from exercise of stock options, stock purchase contracts and
          pursuant to employee benefit plans                                             5,839         9,002         1,137
         Purchase and retirement of common stock                                       (53,459)      (37,552)      (16,890)
                                                                                   -----------------------------------------
      Net cash provided by (used in) financing activities                               65,455       (22,313)      (56,278)
                                                                                   -----------------------------------------

      Net increase (decrease) in cash and cash equivalents                              80,041            41        (1,761)
      Cash and cash equivalents at January 1,                                           17,131        17,090        18,851
                                                                                   -----------------------------------------
      Cash and cash equivalents at December 31,                                     $   97,172      $ 17,131      $ 17,090
                                                                                   =========================================

      Supplemental disclosure:
         Non-cash investing and financing activities:
            Stock issued in exchange of debentures and equity contracts                               $5,740        $2,638
            Common stock issued for acquisitions                                       $21,176                       6,286
            Capital contribution to subsidiaries                                                                     7,650

62      CNB BANCSHARES, INC.


INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors, CNB Bancshares, Inc.:

We have audited the accompanying consolidated balance sheet of CNB Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

KPMG LLP
St. Louis, Missouri
January 14, 1999



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

     KPMG LLP, independent auditors, were engaged to audit the consolidated financial statements of CNB Bancshares, Inc. and to express an opinion thereon. The audit was conducted in accordance with generally accepted auditing standards which included a review of the Corporation's systems of internal controls and such tests and related procedures as they deemed necessary to express an opinion on the fairness of the consolidated financial statements.

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

/s/ James J. Giancola     /s/ John R. Spruill           /s/ Ralph L. Alley

James J. Giancola         John R. Spruill               Ralph L. Alley
President and             Executive Vice President      Senior Vice President,
Chief Executive Officer   and Chief Financial Officer   Controller and Treasurer

                                                   CNB BANCSHARES, INC.       65

SHAREHOLDER INFORMATION

CORPORATE OFFICES

The corporate offices of CNB Bancshares are located at: 20 N.W. Third Street, Evansville, Indiana 47739-0001 812-456-3400.

ANNUAL MEETING

The annual meeting of shareholders of CNB Bancshares will be held at 5:00 p.m. on April 21, 1999, at the Victory Theatre, 600 Main Street, Evansville, Indiana.

COMMON STOCK PRICES AND DIVIDENDS

The common stock of CNB trades on the New York Stock Exchange under the symbol BNK. The table below lists the range of stock prices and dividend information on a quarterly basis over the last two years. All amounts have been adjusted for stock dividends.


                               1998 Prices         Dividends
                      ---------------------------
                         Low      High      Close   Declared
-------------------------------------------------------------
1st Quarter           $ 39.41   $ 47.03    $46.49    $ .22
2nd Quarter             41.19     51.19     45.71      .22
3rd Quarter             40.00     50.23     45.75      .22
4th Quarter             38.75     47.13     46.63      .24
                                                     -----
                                                     $ .90

                               1997 Prices         Dividends
                       --------------------------
                        Low       High      Close   Declared
-------------------------------------------------------------
1st Quarter           $ 32.88   $ 37.53    $35.72    $ .20
2nd Quarter             35.59     40.70     36.73      .20
3rd Quarter             36.52     41.02     40.77      .20
4th Quarter             37.33     45.90     45.90      .22
                                                     -----
                                                     $ .82

QUARTERLY DIVIDEND PROGRAMS

CNB offers a Dividend Reinvestment and Stock Purchase Plan to shareholders. The Plan provides for automatic reinvestment of quarterly dividends with a 3% discount, as well as optional purchases of up to $5,000 per month.

     The Corporation also offers Direct Deposit of cash dividends, whereby quarterly dividend payments can be automatically deposited to the shareholder's designated bank account.

     For information regarding CNB's convenient dividend programs, contact Shareholder Relations.

TRANSFER AGENT

Shareholders should direct inquiries concerning dividends or their shareholder records to:

     Shareholder Relations
     P.O. Box 778
     Evansville, Indiana 47705-0778
     812-456-3416
     shareholders@citizensonline.com

CNB CAPITAL TRUST I PREFERRED SECURITIES

The Convertible Trust Preferred Securities pay a quarterly $.375 per share fixed distribution and each are convertible, at the option of the holder, into .4835 shares of common stock of CNB which is equivalent to a conversion price of $51.71 per share. The securities are listed on the NYSE under the symbol BNK PrA. The table below lists the range of the securities prices since the initial offering on June 19, 1998.

                                       1998 Prices
                              ------------------------------
                                Low       High       Close
------------------------------------------------------------
2nd Quarter                  $ 25.06    $ 26.25    $ 26.25
3rd Quarter                    25.00      28.75      26.75
4th Quarter                    24.75      28.31      28.06


                                        Standard   Thompson
DEBT RATINGS                  Moody's   & Poor's   BankWatch
-------------------------------------------------------------
CNB BANCSHARES, INC.
   Issuer                                              B
   Trust preferred securities  baa2        BB+
   Short-term debt                                   TBW-1

CITIZENS BANK OF MIDAMERICA
   Long-term deposits           A3        BBB+
   Short-term deposits          P-2        A-2       TBW-1
-------------------------------------------------------------

INTERNET

Information on CNB and online banking services is available on the internet at www.citizensonline.com.

AVAILABILITY OF FORM 10-K

CNB's annual report to the Securities and Exchange Commission on Form 10-K is available without charge upon written request to Shareholder Relations at the corporate address listed above.

                         [LOGO OF BNK NYSE APPEARS HERE]